                                   EXHIBIT
                                      F

                                     [LOGO]


                            20TH CENTURY INDUSTRIES
                             6301 OWENSMOUTH AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367

                               November 15, 1994

Dear Fellow Shareholder:

         At a special meeting of the shareholders called for December 15, 1994, shareholders will be asked to consider a transaction between your company, 20th Century Industries (the "Company"), and American International Group, Inc. ("AIG"), one of the leading insurance groups in the United States. The proposed transaction involves, among other things, an investment by AIG of $216 million in the Company, as more specifically described in the attached Proxy Statement. I urge you to read the attached Proxy Statement carefully and in its entirety.

         The Company's financial condition and operating results have been significantly adversely affected by the January 17, 1994 Northridge earthquake (the "Northridge Earthquake") and the California Supreme Court's ruling on August 18, 1994 upholding the California Commissioner of Insurance's Proposition 103 rollback order against the Company. As of September 8, 1994, the Company estimated the gross losses and allocated loss adjustment expenses expected to be sustained by its insurance subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company, from the Northridge Earthquake to be approximately $815 million. The rollback order requires the Company to rebate approximately $121 million, which includes accrued interest through September 30, 1994, as to which the Company had accrued $51 million as of June 30, 1994. As a result of the Northridge Earthquake and the adverse rollback judgment, the Company's stockholders' equity has declined from approximately $655 million on December 31, 1993 to approximately $163 million on September 30, 1994, or 75%, and the total statutory policyholders' surplus of its two insurance subsidiaries has declined from approximately $582 million on December 31, 1993 to approximately $71 million on September 30, 1994, or 88%.

         In light of this dramatic decline in financial strength, it has become essential for the Company to raise equity capital as expeditiously as possible. The effect of the Northridge Earthquake and the Supreme Court decision has been to cause the Company to be in violation of the net worth maintenance and other financial covenants under its credit agreement with its bank lenders. In addition, the California Department of Insurance (the "DOI") has requested the Company to restore the statutory surplus of its insurance subsidiaries to at least $250 million. Furthermore, A.M. Best Company ("Best"), the insurance rating organization, indicated prior to public announcement of AIG's investment that its intention was to downgrade the ratings of the insurance subsidiaries to "C" (marginal), which would have significantly adversely affected the Company's competitive position.

         In response to the adverse events of this year and to the pressures from the bank lenders, the DOI and Best, the Company has entered into the proposed transaction with AIG in order to restore the Company's equity capital and its financial flexibility. Giving effect to the investment, the Company's stockholders' equity would be approximately $373 million as of September 30, 1994 (on a pro forma basis) and the total statutory policyholders' surplus of the two insurance subsidiaries would be increased to at least $250 million. The bank lenders have conditionally waived their rights to pursue remedies against the Company based on existing defaults pending consummation of AIG's investment and have otherwise consented to the terms of the investment. The DOI has also approved the investment and is satisfied that the investment restores the surplus of the Company's insurance subsidiaries to appropriate levels. Best has indicated that, although the Company remains under review, the proposed transaction has positive implications. Management believes that should the transaction be consummated, the Company's insurance subsidiaries' ratings will not be downgraded at this time. Your Board of Directors believes that AIG's investment will stabilize the Company's financial condition and its competitive position.

         At the special meeting, shareholders will be asked to authorize the agreement with AIG (the "Investment Agreement") and the transactions to be consummated pursuant thereto (Proposal 1), including, among others, the sale to AIG, for an aggregate purchase price of $216 million, of (i) 200,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), stated value $1,000 per share, which are convertible into shares of Common Stock at a conversion price of $11.33 per share, and (ii) 16 million Series A Warrants (the "Series A Warrants") to purchase an aggregate of 16 million shares of Common Stock at an exercise price of $13.50 per share, providing the opportunity for the Company to obtain additional equity capital in the event the Series A Warrants are exercised. Pursuant to the terms of the Series A Preferred Stock, holders will be entitled to elect two of the Company's eleven directors. The Investment Agreement provides that, in the event that the Company's gross losses and allocated loss adjustment expenses arising from the Northridge Earthquake exceed $850 million, the Company, at its option, may obtain an additional capital infusion from AIG of up to $70 million, although the Company may determine not to obtain some or all of the additional capital from AIG in light of certain rules under the Internal Revenue Code governing the Company's ability to utilize its net operating losses to offset taxable income in future years, as discussed more fully below and in the Proxy Statement.

         As part of the transaction, the Company and AIG have agreed to use their best efforts to negotiate and mutually agree upon a joint venture agreement whereby the Company and AIG will form a new subsidiary or subsidiaries to engage in the Company's automobile insurance business in states outside California. These joint venture arrangements between the Company and AIG are expected to enable the Company to expand its automobile insurance business outside of California, thereby diversifying the risks of business concentration in one geographic area. It is anticipated that AIG will provide the initial start-up capital for the specific joint ventures, subject to mutual agreement upon the extent of such capital and the ownership interests, profit interests and other factors related to the specific ventures. In addition, subsidiaries of AIG and each of the Company's insurance subsidiaries will enter into quota share reinsurance treaties as to 10% of each of the subsidiaries' policies incepting on and after January 1, 1995, thereby reducing the premium to surplus ratios for the insurance subsidiaries.

         At the special meeting, shareholders also will be asked to approve certain amendments to the Company's Articles of Incorporation, including authorization of additional shares of Common Stock, necessitated in order to enable the Company to issue the appropriate number of shares of Common Stock on conversion of the Series A Preferred Stock and exercise of the Series A Warrants (Proposal 2). Shareholders will be asked to consider and vote upon adoption of an amendment to the Company's Articles of Incorporation to include certain restrictions, effective for up to 38 months following the consummation of the investment, on the transferability and ownership of shares of stock designed to prevent transactions in stock that could, under certain circumstances, trigger limitations under the Internal Revenue Code of 1986 on the Company's ability to utilize net operating losses (including gross losses and allocated loss adjustment expenses related to the Northridge Earthquake) to offset taxable income in future years (Proposal 3). Finally, at the special meeting, shareholders will be asked to ratify certain indemnification agreements entered into between the Company and its insurance subsidiaries and their directors and officers and to approve any such indemnification agreements that may be entered into with directors, officers, employees or other agents in the future (Proposal 4). Approval of the AIG investment is not conditioned upon ratification and approval of the indemnification agreements.

         In summary, your Board of Directors believes that the infusion of equity capital resulting from the AIG investment and the other transactions contemplated hereby are essential to restore the Company's financial condition and flexibility in response to the adverse events of this year. Were shareholders of the Company not to approve Proposals 1, 2 and 3, neither AIG nor the Company would be obligated to consummate the proposed transaction, and there can be no assurance that the Company would be able to obtain the necessary capital infusion from other sources on comparable terms. If the transaction is not consummated, the DOI can be expected to recommence regulatory actions with respect to the Company, which might include prohibiting the Company's insurance subsidiaries from writing further insurance policies pending the infusion of additional capital. In addition, the bank lenders could elect to pursue their remedies under the credit agreement, including accelerating all amounts owed by the Company and foreclosing on the capital stock of the insurance subsidiaries pledged as collateral under the credit agreement. Moreover, Best would continue to review and would likely further downgrade the ratings of the insurance subsidiaries. Any or all of these actions by the DOI, the bank lenders or Best could have a severe impact on the market value of the Company's stock and the Company's ongoing business operations.

         YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED TRANSACTION WITH AIG IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AIG TRANSACTION, THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION AND THE INDEMNIFICATION AGREEMENTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2, 3 AND
4. IN APPROVING THE AIG TRANSACTION AND RECOMMENDING SHAREHOLDER APPROVAL OF PROPOSAL 1, THE BOARD OF DIRECTORS CONSIDERED THE FACTORS DESCRIBED IN THE ATTACHED PROXY STATEMENT, INCLUDING THE OPINION OF SMITH BARNEY INC. ("SMITH BARNEY") THAT, AS OF THE DATE OF THE OPINION AND SUBJECT TO CERTAIN CONSIDERATIONS AND ASSUMPTIONS EXPRESSED IN SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE COMPANY FOR THE SECURITIES TO BE ISSUED IN THE TRANSACTION WOULD BE FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY. THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX I TO THE ATTACHED PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

         It is important that your shares be represented and voted at the meeting. Even if you plan to attend the meeting, please sign, date and mail promptly the enclosed proxy card in the enclosed postage-paid envelope. Please note that a failure to timely return a properly executed proxy card or to vote in person at the meeting in effect constitutes a vote against the proposals. Accordingly, we urge you to take a moment now to sign, date and mail your proxy. I urge you to read the attached Proxy Statement in its entirety before voting.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                                   Sincerely,



                                                   Neil H. Ashley,
                                                   Chief Executive Officer

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                            20TH CENTURY INDUSTRIES
                             6301 OWENSMOUTH AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 15, 1994

TO THE SHAREHOLDERS OF 20TH CENTURY INDUSTRIES:

         A Special Meeting of Shareholders (the "Meeting") of 20th Century Industries, a California Corporation (the "Company"), will be held at the Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367 on Thursday, December 15, 1994 at 2:00 P.M., local time, for the following purposes:

         1. INVESTMENT AGREEMENT PROPOSAL. To consider and vote upon the approval of an Investment and Strategic Alliance Agreement dated as of October 17, 1994 between the Company and American International Group, Inc., a Delaware corporation ("AIG"), as it may be amended from time to time (the "Investment Agreement"), and the performance by the Company of all transactions and acts contemplated by the Investment Agreement (collectively, the "Transaction"), including, among other things, (a) the sale to AIG, or to certain wholly owned subsidiaries that AIG may designate (collectively, also referred to as "AIG"), for an aggregate purchase price of $216 million, of (i) 200,000 shares of the Company's Series A Convertible Preferred Stock, stated value $1,000 per share (the "Series A Preferred Stock"), which are convertible into shares of common stock, without par value ("Common Stock"), at a conversion price of $11.33 per share (subject to customary antidilution provisions), and (ii) 16 million Series A Warrants (the "Series A Warrants") to purchase an aggregate of 16 million shares of Common Stock at an exercise price of $13.50 per share (subject to adjustment as described herein); (b) the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock and upon exercise of the Series A Warrants in accordance with their terms; and (c) the issuance of additional shares of Series A Preferred Stock (the "Earthquake Shares") on the terms described herein at the election of the Company in the event gross losses and allocated loss adjustment expenses associated with the January 17, 1994 Northridge, California earthquake (the "Northridge Earthquake") exceed $850 million (collectively, the "Investment Agreement Proposal").

         2. INCREASED AUTHORIZED CAPITAL PROPOSAL. To consider and vote upon adoption of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from 80 million shares to 110 million shares (the "Increased Authorized Capital Proposal").

         3. TRANSFER RESTRICTIONS PROPOSAL. To consider and vote upon adoption of an amendment to the Company's Articles of Incorporation to include certain restrictions, effective for up to 38 months following the consummation of the Transaction, on the transferability and ownership of shares of stock designed to prevent transactions in stock that, under certain circumstances, could trigger limitations under the Internal Revenue Code of 1986 on the Company's ability to utilize net operating losses (including gross losses and allocated loss adjustment expenses related to the Northridge Earthquake) to offset taxable income in future years (the "Transfer Restrictions Proposal").

         4. INDEMNIFICATION AGREEMENTS PROPOSAL. To consider and vote upon the ratification of certain Indemnification Agreements (the "Indemnification Agreements") that have been entered into between the Company and its subsidiaries and their directors and executive officers and the approval of any such Indemnification Agreements that may be entered into in the future between the Company and its subsidiaries and their directors, officers, employees or other agents. The Indemnification Agreements (i) provide directors, officers, employees and other agents of the Company and its subsidiaries party thereto with additional rights to indemnification and rights to advancement of expenses beyond the specific provisions of California law and the Company's and its subsidiaries' Articles of Incorporation and Bylaws, (ii) provide such persons with contractual rights to indemnification and advancement of expenses in circumstances under which such indemnification and advancement would otherwise be left to the discretion of the Company's and its subsidiaries' Boards of Directors and (iii) protect persons covered by Indemnification Agreements from subsequent adverse changes in the indemnification provisions contained in the Company's and its subsidiaries' Articles of Incorporation or Bylaws (the "Indemnification Agreements Proposal").

         5. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

         The accompanying Proxy Statement more fully describes the matters to be considered at the Meeting. Only holders of record of the Common Stock at the close of business on November 1, 1994, which has been fixed by the Board of Directors as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

         Pursuant to Rule 312.00 of the New York Stock Exchange ("NYSE") and the Company's listing agreement with the NYSE with respect to the outstanding Common Stock, shareholder approval is required for the issuance of securities convertible into Common Stock if the Common Stock into which securities are convertible will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities. The Transaction would constitute such an issuance. Under the rules of the NYSE, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Investment Agreement Proposal, provided that the total vote cast on the proposal represents a majority of the issued and outstanding shares of Common Stock.

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock, voting as a single class, is required to approve each of the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal.

         Shareholder approval of the Indemnification Agreements Proposal is not required by law. Nevertheless, because the Company's and its subsidiaries' directors and officers are parties to the Indemnification Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit to the shareholders the proposal to ratify existing Indemnification Agreements and to approve the provision of Indemnification Agreements to directors, officers, employees or other agents in the future. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Indemnification Agreements Proposal; however, the Indemnification Agreements will be effective whether or not such approval is obtained.

         Pursuant to the Investment Agreement, all directors and officers of the Company holding shares of the Company's Common Stock have entered into a Voting Agreement with AIG, pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them as of October 17, 1994 (representing approximately 25.77% of the then outstanding shares) and any shares thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and against any and all proposals that would adversely affect in any way the likelihood of approval of the Investment Agreement Proposal and the consummation of the Transaction. The Voting Agreement does not assure that the Investment Agreement Proposal, the Increased Authorized Capital Proposal or the Transfer Restrictions Proposal will be approved.

         EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL WILL BE VOTED ON SEPARATELY BY THE SHAREHOLDERS OF THE COMPANY. NEITHER AIG NOR THE COMPANY IS OBLIGATED TO CONSUMMATE THE TRANSACTION IN THE EVENT SHAREHOLDERS FAIL TO APPROVE EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL AND THE TRANSFER RESTRICTIONS PROPOSAL.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        JOHN R. BOLLINGTON
                                        Secretary

Woodland Hills, California
November 15, 1994

         IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER YOU PLAN TO ATTEND THE MEETING.

                               TABLE OF CONTENTS

                                                                                                                              PAGE
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    INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
    SUMMARY DESCRIPTION OF MATTERS TO BE CONSIDERED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
    REVOCABILITY OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
    COSTS OF SOLICITATION OF PROXIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
    VOTING SECURITIES AND VOTING RIGHTS; RECORD DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
    AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
    COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .       9
    CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
    PROPOSAL 1 APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      BACKGROUND TO AND REASONS FOR THE TRANSACTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
         Negotiations Regarding a Capital Infusion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
         Reasons For the Transaction; Board of Directors Recommendations  . . . . . . . . . . . . . . . . . . . . . . . .      17
         Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
      USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
      DISSENTERS' RIGHTS AND PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
      IMPACT OF THE TRANSACTION ON THE COMPANY AND EXISTING SHAREHOLDERS; CERTAIN CONSIDERATIONS  . . . . . . . . . . . .      22
         Impact on Voting and Other Rights of Shareholders; Impact on Future Share Issuances  . . . . . . . . . . . . . .      22
         Substantial Equity Ownership on Conversion/Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
         Diminished Ability to Sell the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
         Certain Tax Considerations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         Quota Share Reinsurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
         Joint Venture Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
         Provision for Unforeseen Losses from the Northridge Earthquake   . . . . . . . . . . . . . . . . . . . . . . . .      27
         Effect on Capital and Earnings Available for Common Shareholders   . . . . . . . . . . . . . . . . . . . . . . .      27
         Alternatives to the Investment Agreement Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
      THE INVESTMENT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         Issuance and Sale of Preferred Stock and Series A Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         Description of Series A Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         Description of the Series A Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
         Quota Share Reinsurance Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         Provision for Adverse Northridge Earthquake Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         Restrictions on Additional Issuances of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         Standstill Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         Competing Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         Conditions Precedent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
         Regulatory Filings and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
         Transferability of the Series A Preferred Stock and Series A Warrants  . . . . . . . . . . . . . . . . . . . . .      37
         Joint Venture Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
         Certain Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
         Expenses of the Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39

                                                                                                                              PAGE
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         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
         Voting Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
      SOURCE OF FUNDS; INFORMATION CONCERNING AIG   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
      AIG's DESIGNEES FOR SERIES A PREFERRED STOCK DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
      VOTE REQUIRED FOR APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL   . . . . . . . . . . . . . . . . . . . . . . . . .      41
      CERTAIN MATTERS RELATED TO THE INVESTMENT AGREEMENT PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         Amendment of the Bank Credit Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         The Stock Option Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
    PROPOSAL 2 APPROVAL OF THE INCREASED AUTHORIZED CAPITAL PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . .      46
      DESCRIPTION OF THE PROPOSED AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
      PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
      VOTE REQUIRED FOR APPROVAL OF THE INCREASED AUTHORIZED CAPITAL PROPOSAL   . . . . . . . . . . . . . . . . . . . . .      46
    PROPOSAL 3 APPROVAL OF THE TRANSFER RESTRICTIONS PROPOSAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
      PURPOSE OF THE PROPOSED AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         The Company's NOLs and Section 382   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         Effect of the Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
      DESCRIPTION AND EFFECT OF THE PROPOSED TRANSFER RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
         Description of the Proposed Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
         Continued Risk of Ownership Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
         Enforceability of the Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
         Anti-Takeover Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
      VOTE REQUIRED FOR APPROVAL OF THE TRANSFER RESTRICTIONS PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . .      54
    PROPOSAL 4 APPROVAL OF THE INDEMNIFICATION AGREEMENTS PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
      AUTHORITY FOR AND PURPOSE OF INDEMNIFICATION AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      56
      RIGHTS AND AUTHORIZATIONS PROVIDED UNDER CALIFORNIA LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      56
      INDEMNIFICATION AND ADVANCEMENT OF EXPENSES AND LIMITATION OF DIRECTOR LIABILITY CURRENTLY AUTHORIZED BY THE
         COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      57
      PRINCIPAL TERMS OF THE INDEMNIFICATION AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      58
      VOTE REQUIRED FOR APPROVAL OF THE INDEMNIFICATION AGREEMENTS PROPOSAL   . . . . . . . . . . . . . . . . . . . . . .      60
    SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      61
    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .      62
      FINANCIAL CONDITION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
      PROPOSED CAPITAL TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
      IMPACT OF NORTHRIDGE EARTHQUAKE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      65
      OPERATIONS EXCLUDING THE EFFECT OF THE NORTHRIDGE EARTHQUAKE AND PROPOSITION 103 ROLLBACK   . . . . . . . . . . . .      66
         Nine Months Ended September 30, 1994 Compared to Nine Months Ended
           September 30, 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      66
      YEARS ENDED DECEMBER 31, 1993, DECEMBER 31, 1992 AND
           DECEMBER 31, 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
         Industry Overview and Company Strategy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
         Underwriting Results   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      68
         Policy Acquisition and General Operating Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
         Investment Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70

                                                                                                                              PAGE
                                                                                                                              ----
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
         Regulatory Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71
         Home Office Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71
    INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71
    SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71
    OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      72
    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-1

    APPENDICES

    Appendix I     --             Opinion of Smith Barney dated September 26, 1994
    Appendix II    --             Investment and Strategic Alliance Agreement dated as of October 17, 1994 between the
                                  Company and AIG.
    Appendix III   --             Form of Certificate of Determination for the Series A Preferred Stock
    Appendix IV    --             Form of Warrant Certificate for the Series A Warrants
    Appendix V     --             Form of Amendment to the Company's Articles of Incorporation Increasing the Number of
                                  Authorized Shares of Common Stock
    Appendix VI    --             Form of Amendment to the Company's Articles of Incorporation Adopting the Transfer
                                  Restrictions
    Appendix VII   --             Form of Indemnification Agreement

                                     [LOGO]

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS

                            20TH CENTURY INDUSTRIES
                             6301 OWENSMOUTH AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367

                                 --------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of 20th Century Industries (the "Company") of proxies for use at the Special Meeting of Shareholders to be held at the Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367 on Thursday, December 15, 1994 at 2:00 P.M., local time, and all adjournments or postponements thereof (the "Meeting").

         THIS PROXY STATEMENT AND THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND PROXY (THE "PROXY MATERIALS") WERE FIRST MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 15, 1994.

                SUMMARY DESCRIPTION OF MATTERS TO BE CONSIDERED

         The following is a summary of the proposals contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information, the Consolidated Financial Statements, schedules and notes thereto contained elsewhere in this Proxy Statement, and the appendices to this Proxy Statement. Shareholders are urged to read this Proxy Statement and the appendices to this Proxy Statement in its and their entirety.

PROPOSAL 1 -- INVESTMENT AGREEMENT PROPOSAL

THE INVESTMENT AGREEMENT

         At the Meeting, shareholders will be asked to consider and vote upon approval of the Investment and Strategic Alliance Agreement dated as of October 17, 1994 between the Company and American International Group, Inc., a Delaware corporation ("AIG"), as it may be amended from time to time (the "Investment Agreement"), and the performance by the Company of all transactions and acts contemplated by the Investment Agreement (collectively, the "Transaction"), including, among other things, (a) the sale to AIG, or to certain wholly owned subsidiaries that AIG may designate (collectively, also referred to as "AIG"), for an aggregate purchase price of $216 million, of (i) 200,000 shares of the Company's Series A Convertible Preferred Stock, stated value $1,000 per share (the "Series A Preferred Stock"), which are convertible into shares of common stock, without par value ("Common Stock"), at a conversion price of $11.33 per share (subject to customary antidilution provisions), and (ii) 16 million Series A Warrants (the "Series A Warrants") to purchase an aggregate of 16 million shares of Common Stock at an exercise price of $13.50 per share (subject to adjustment as described below); (b) the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock and upon exercise of the Series A Warrants in accordance with their terms; and (c) the issuance of additional shares of Series A Preferred Stock (the "Earthquake Shares") on the terms described herein at the election of the Company in the event gross losses and allocated loss adjustment expenses associated with the January 17, 1994 Northridge, California earthquake (the "Northridge Earthquake") exceed $850 million (collectively, the "Investment Agreement Proposal").

         If the Investment Agreement Proposal is approved, holders of the Series A Preferred Stock, voting separately as a class, will be entitled to elect two of the Company's eleven directors. One vacancy on the Company's Board of Directors has been created as a result of the resignation of James O. Curley as President and director effective as of October 31, 1994. Concurrent with the consummation of the Transaction, two persons designated by AIG will be elected to the Board of Directors. Until the date of the Company's 1995 annual meeting of shareholders (currently scheduled for May 23, 1995), the Board of Directors shall consist of twelve members. On the date of the 1995 annual meeting, the Board of Directors will be reduced to eleven members, with AIG retaining two designees on the Board. Holders of Common Stock will not be entitled to vote in the election of such two directors. In the event that the Company's gross losses and allocated loss adjustment expenses related to the Northridge Earthquake exceed $850 million prior to or following the consummation of the Transaction, AIG shall, if requested by the Company, contribute up to an additional $70 million to the Company in exchange for the Earthquake Shares, which will have an aggregate liquidation value equal to the contributed amount plus an additional liquidation amount based on a formula designed to compensate AIG for its proportional share of the Company's after-tax loss resulting from the gross losses and allocated loss adjustment expenses relating to the Northridge Earthquake in excess of $850 million. The Company may determine not to issue some or all of the Earthquake Shares in light of certain rules under the Internal Revenue Code governing the Company's ability to utilize its net operating losses to offset taxable income in future years. See "Approval of the Transfer Restrictions Proposal" and "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Provision for Unforeseen Losses from the Northridge Earthquake." The Series A Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly. At the option of the Company during the first three years after the date of consummation of the Transaction (the "Closing Date"), dividends may be paid in cash or in kind (whereby a holder, in lieu of cash, receives shares of Series A Preferred Stock having a liquidation value equal to the dividends declared).

         The Series A Warrants will be exercisable at any time following the first anniversary of the Closing Date (the "Effective Date"), in whole or in part, for an aggregate of 16 million shares of Common Stock upon payment of an exercise price of $13.50 per share (the "Exercise Price"), subject to adjustment pursuant to customary antidilution provisions. In the event the Company's gross losses and allocated loss adjustment expenses from the Northridge Earthquake exceed $945 million and AIG contributes additional capital to the Company pursuant to the Investment Agreement prior to the first anniversary of the Closing Date, the Effective Date will be deferred to the second anniversary of the Closing Date. The Effective Date may be accelerated in the event the Company's Board of Directors approves such, and the Effective Date shall automatically be accelerated to any earlier date that AIG is entitled to acquire additional securities of the Company pursuant to the standstill provisions of the Investment Agreement (discussed herein). The Series A Warrants will expire on the thirteenth anniversary of the Closing Date. The exercise of the Series A Warrants will be prohibited pursuant to certain transfer restrictions that will be included in the Company's Articles of Incorporation if the Transfer Restrictions Proposal is approved. See "Approval of the Transfer Restrictions Proposal." In addition, in the event the Company's gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake exceed $945 million, the Exercise Price of the Series A Warrants shall be reduced by $0.08 per share for each million dollars of gross losses and allocated loss adjustment expenses in excess of $945 million (provided that the Exercise Price shall never be reduced to less than $1.00 per share as a result of Northridge Earthquake losses); provided, however, that no adjustment to the Exercise Price shall be made with respect to increases in gross losses and allocated loss adjustment expenses attributable to the Northridge Earthquake reported in financial statements following the 1995 year-end audited financial statements of the Company.

         In connection with the Investment Agreement, upon consummation of the Transaction, subsidiaries of AIG and each of the Company's insurance subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company (collectively, the "Insurance Subsidiaries"), shall enter into a five-year quota share reinsurance agreement for 10% of each of the Insurance Subsidiaries' policies incepting on and after

January 1, 1995. At AIG's option, the agreements may be renewed annually for four additional one-year terms following the initial term, with an annual reduction of 2% in the share percentage ceded to AIG's subsidiaries.

         The Investment Agreement also provides that, following the consummation of the Transaction, the Company and AIG will use their respective best efforts to negotiate and mutually agree upon a joint venture agreement whereby the Company and AIG will form a new subsidiary or subsidiaries to engage in the Company's automobile insurance business in states outside California. No plans, arrangements or understandings exist between the Company and AIG concerning the merger of the Company or the Insurance Subsidiaries with AIG or any of its subsidiaries.

         In connection with the execution of the original letter of intent and term sheet with AIG relating to the Transaction, the Company and AIG entered into a Stock Option Agreement dated September 26, 1994 (the "Stock Option Agreement") pursuant to which the Company granted to AIG an option to acquire up to 15% of the Company's outstanding shares of Common Stock under certain circumstances at an exercise price of $11.33 per share (the "Option"), which Option AIG can require the Company to repurchase under certain circumstances. The Stock Option Agreement will expire in the event the Transaction is consummated. See "Approval of the Investment Agreement Proposal -- Certain Matters Related to the Investment Agreement Proposal -- The Stock Option Agreement."

         AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's member companies write property, casualty, marine, life and financial services insurance and are engaged in a range of financial services businesses throughout the world. AIG's common stock is listed on the New York Stock Exchange ("NYSE"), as well as the stock exchanges of London, Paris, Switzerland and Tokyo. At September 30, 1994, AIG had stockholders' equity of approximately $16.2 billion. For further financial information concerning AIG, see "Approval of the Investment Agreement Proposal
- -- Source of Funds; Information Concerning AIG."

BACKGROUND TO THE TRANSACTION

         The Company's financial condition and operating results have been significantly adversely affected as a result of the Northridge Earthquake. After several preliminary lower estimates, as of September 8, 1994, the Company revised upward the estimated gross losses and allocated loss adjustment expenses expected to be sustained by the Insurance Subsidiaries to approximately $815 million (the "Revised Loss Estimate"). See "Approval of the Investment Agreement Proposal -- Background to and Reasons for the Transaction."

         Prior to the Revised Loss Estimate, on August 18, 1994, the California Supreme Court reversed a lower court ruling that had upheld the Company's challenge to the constitutionality of certain regulations and an administrative order issued by the California Commissioner of Insurance (the "Commissioner") pursuant to California Proposition 103 (the "Proposition 103 Ruling"). See "Approval of the Investment Agreement Proposal -- Background to and Reasons for the Transaction" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition." The effect of the Proposition 103 Ruling was to reinstate the Commissioner's order directing that the Company issue refunds totaling approximately $78.3 million, plus interest at 10% per annum from May 8, 1989, to policyholders who purchased insurance from the Insurance Subsidiaries between November 8, 1988 and November 8, 1989. Prior to the Proposition 103 Ruling, the Company had accrued approximately $51 million with respect to its possible Proposition 103 liability. Barring action by the U.S. Supreme Court to reverse the Proposition 103 Ruling, the Commissioner's refund order obligates the Company to pay approximately $121 million, which includes accrued interest through September 30, 1994. On November 10, 1994, the Los Angeles Superior Court stayed enforcement of the Commissioner's refund order until such time as the U.S. Supreme Court rules on the Company's petition for a writ of certiorari, or until December 28, 1994 if a petition to the Supreme Court has not been filed by that date. The Company fully intends to file its petition with the Supreme Court prior to December 28, 1994. The Commissioner has also issued an order that the Company pay the Proposition 103 rollback by November 14, 1994 or show cause why the payment cannot be made. In response to the Commissioner's order, the Company will assert that, by virtue of the stay order issued on November 10, 1994, any payment schedule must be deferred until after the U.S. Supreme Court decides whether to issue a writ of certiorari and accept the case for review. As of September 30, 1994, the Company increased its accrual to cover the Proposition 103 liability to $121 million.

         As a result of the Northridge Earthquake and the Proposition 103 Ruling, the Company's stockholders' equity has declined from approximately $655 million on December 31, 1993 to approximately $163 million on September 30, 1994, or 75%, and the total statutory policyholders' surplus of the Insurance Subsidiaries has declined from approximately $582 million on December 31, 1993 to approximately $71 million at September 30, 1994, or 88%.

         The Revised Loss Estimate, as well as the Proposition 103 Ruling, caused the Company to be in default of the net worth maintenance covenant under its credit agreement (the "Bank Credit Agreement") with its bank lenders (the "Lenders"). As a result, on September 12, 1994, the Lenders declared that the loans under the Bank Credit Agreement would thereafter bear the default rate of interest and that, as long as any default existed, additional loans would not be available. Shortly thereafter, the Lenders requested that the Company pledge $25 million as additional collateral to secure the obligations of the Company under the Bank Credit Agreement and proposed a "timetable/action plan" to resolve the Company's capital issues. By the end of September, additional defaults arose under the policyholders' surplus and operating leverage covenants of the Bank Credit Agreement. In addition, the California Department of Insurance (the "DOI") required the Company to take steps to restore the surplus of the Insurance Subsidiaries to appropriate levels. Furthermore, A.M. Best Company ("Best"), the insurance rating organization, indicated prior to public announcement of AIG's investment that its intention was to downgrade the ratings of the Insurance Subsidiaries to "C" (marginal), which would have significantly adversely affected the Company's competitive position. All of these factors made it imperative that the Company engage in a capital-restoring transaction as expeditiously as possible.

         The Company considered various alternatives to the Transaction, including additional bank borrowings, the sale of public convertible securities, a rights offering, a common stock offering and an outright sale or merger of the Company. The Company concluded that it was unlikely that any of such alternatives would provide all of the benefits of the Transaction as described under "-- Reasons for the Transaction", below, or that such alternatives would be successful on an expedited basis on terms as favorable to the Company as the Transaction.

REASONS FOR THE TRANSACTION

         In light of the financial background described above, the Transaction involves matters of great importance to the Company and its shareholders. The Board of Directors has unanimously approved the Investment Agreement Proposal and believes that the Transaction is in the best interests of the Company and its shareholders. Giving effect to the Transaction, the Company's stockholders' equity would be approximately $373 million as of September 30, 1994 (on a pro forma basis) and the total statutory policyholders' surplus of the Insurance Subsidiaries would increase to at least $250 million. The Lenders have conditionally waived their rights to pursue remedies against the Company based on existing defaults pending consummation of the Transaction and have otherwise consented to the terms of the Transaction. The DOI has approved the Transaction and is satisfied that the Transaction restores the Insurance Subsidiaries' surplus to appropriate levels. Best has indicated that, although the Company remains under review, the Transaction has positive implications. Management believes that, should the Transaction be consummated, the Insurance Subsidiaries' ratings will not be downgraded at this time.

         The Board of Directors, in approving the Transaction and recommending shareholder approval of the Investment Agreement Proposal, considered a number of factors, including the following: (i) consummation of the Transaction will provide the Company with $210 million of new capital (after deducting the estimated expenses of the Transaction), a majority of which will be utilized to strengthen the surplus of the Insurance Subsidiaries; (ii) consummation of the Transaction, barring any unforeseen events, would likely avoid a further ratings downgrading by Best, although it will not ensure that a downgrading will not occur in the future (see "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal");
(iii) consummation of the Transaction would satisfy the DOI's regulatory concerns (see "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal"); (iv) without consummation of the Transaction, the Company would likely be unable to resolve the existing defaults under the Bank Credit Agreement on a timely basis and on terms as satisfactory to the Company as those contained in the amendment and waiver entered into between the Company and the Lenders (see "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal"); (v) the Investment Agreement permits the Company, at its option, to obtain additional capital from AIG in the event of further adverse developments regarding the Company's loss experience from the Northridge Earthquake, although there can be no assurance that capital provided by AIG would be sufficient to cover further adverse developments with respect to the Northridge Earthquake were such developments to arise, and, in any event, the Company may determine not to obtain some or all of the additional capital from AIG in light of certain rules under the Internal Revenue Code governing the Company's ability to utilize its net operating losses to offset taxable income in future years (see "Approval of the Transfer Restrictions Proposal" and "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Provision for Unforeseen Losses from the Northridge Earthquake"); (vi) consummation of the Transaction provides the opportunity for the Company to obtain additional equity capital in the event the Series A Warrants are exercised, although, pursuant to the Bank Credit Agreement, the proceeds from the exercise of the Series A Warrants must be utilized to repay amounts owed under the Bank Credit Agreement; (vii) the Investment Agreement provides for quota share reinsurance agreements with subsidiaries of AIG covering 10% of each of the Insurance Subsidiaries' policies incepting after January 1, 1995, which will reduce the Insurance Subsidiaries' premium to surplus ratios; (viii) although there can be no assurance, the joint venture arrangements between the Company and AIG (discussed below) are expected to expand the Company's automobile insurance business outside of California; (ix) the standstill provisions contained in the Investment Agreement (discussed below) will preclude AIG under most circumstances from purchasing additional shares of Common Stock for three years; (x) although there can be no assurance, the Company hopes to benefit from the addition of members of AIG's senior management to the Board of Directors (discussed below); (xi) it is unlikely that any of the possible alternative transactions considered by the Board of Directors would be successful on an expedited basis and on terms as favorable to the Company as the Transaction; (xii) the existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate, the adverse loss experience incurred by the Company with respect to the Northridge Earthquake and the uncertainty surrounding the Proposition 103 Ruling; (xiii) the terms of the Investment Agreement, including the voting rights, conversion rights, preferences and other rights of the Series A Preferred Stock and the Series A Warrants; and (xiv) the opinion of Smith Barney Inc. ("Smith Barney") delivered on September 26, 1994, that as of such date and subject to certain considerations and assumptions expressed in such opinion, the consideration to be received by the Company for the securities to be issued in the Transaction is fair, from a financial point of view, to the Company. In considering the Transaction, the Board of Directors considered certain consequences that could result from the Transaction that are described below under "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations."

PROPOSAL 2 -- INCREASED AUTHORIZED CAPITAL PROPOSAL

         At the Meeting, shareholders will be asked to consider and vote upon adoption of an amendment to Article IV of the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from 80 million shares to 110 million shares (the "Increased Authorized Capital Proposal"). The proposed amendment to the Articles of Incorporation is necessary in order to permit the Transaction to occur, because, absent the amendment, the Company would not have sufficient shares of Common Stock authorized under its Articles of Incorporation to satisfy its obligation to issue shares of Common Stock on conversion of the Series A Preferred Stock and exercise of the Series A Warrants issued in the Transaction. Neither the Company nor AIG is required to consummate the Transaction in the event shareholders fail to approve the Increased Authorized Capital Proposal, and the Company and AIG have not discussed any alternatives that would permit consummation of the Transaction under such circumstances.

PROPOSAL 3 -- TRANSFER RESTRICTIONS PROPOSAL

         At the Meeting, shareholders will be asked to consider and vote upon adoption of an amendment to the Company's Articles of Incorporation to include certain restrictions (the "Transfer Restrictions"), effective for up to 38 months following the consummation of the Transaction on the transferability and ownership of stock of the Company designed to prevent transactions in stock that could, under certain circumstances, trigger limitations under the Internal Revenue Code of 1986 (the "IRC") on the Company's ability to utilize the net operating losses (including gross losses and allocated loss adjustment expenses related to the Northridge Earthquake) and other tax attributes ("NOLs") to offset taxable income in future years (the "Transfer Restrictions Proposal"). Absent these restrictions, there would be no limitations on the ability of one or more shareholders to cause an "ownership change" of the Company within the meaning of Section 382 of the IRC. Any such ownership change would, under certain circumstances, significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, result in the expiration of the NOLs prior to their use, reduce stockholders' equity and slow the growth of statutory policyholders' surplus.

PROPOSAL 4 -- INDEMNIFICATION AGREEMENTS PROPOSAL

         At the Meeting, shareholders also will be asked to consider and vote upon the ratification of certain Indemnification Agreements (the "Indemnification Agreements") that have been entered into between the Company and the Insurance Subsidiaries and their directors and certain of their executive officers and the approval of any such Indemnification Agreements that may be entered into in the future between the Company and its Insurance Subsidiaries and their directors, officers, employees or other agents pursuant to which the Company and its Insurance Subsidiaries will be required to indemnify such persons with respect to certain liabilities that they may face as a result of their serving as directors, officers, employees or agents (the "Indemnification Agreements Proposal"). The Indemnification Agreements Proposal is not in any way conditioned upon approval of the Investment Agreement Proposal, the Increased Authorized Capital Proposal or the Transfer Restrictions Proposal, nor are such proposals conditioned upon approval of the Indemnification Agreements Proposal. The Indemnification Agreements (i) provide directors, officers, employees and other agents of the Company and the Insurance Subsidiaries party thereto with additional rights to indemnification and rights to advancement of expenses beyond the specific provisions of California law and the Company's and the Insurance Subsidiaries' Articles of Incorporation and Bylaws, (ii) provide such persons with contractual rights to indemnification and advancement of expenses in circumstances under which such indemnification and advancement would otherwise be left to the discretion of the Company's and the Insurance Subsidiaries' Boards of Directors and (iii) protect persons covered by Indemnification Agreements from subsequent adverse changes in the indemnification provisions contained in the Company's and the Insurance Subsidiaries' Articles of Incorporation or Bylaws. The Board of Directors believes that the Indemnification Agreements are in the Company's and its shareholders' best long-term interests, and that such agreements enhance the Company's ability to continue to attract and retain individuals of the highest quality and ability to serve as the Company's and the Insurance Subsidiaries' directors, officers, employees or other agents.

         Shareholder ratification or approval of the Indemnification Agreements is not required by law. Because the Company's and the Insurance Subsidiaries' directors and executive officers are parties to the Indemnification Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit to the shareholders the proposal to ratify and approve the Indemnification Agreements. Nonetheless, the Company believes that the Indemnification Agreements are binding and enforceable contracts whether or not shareholder ratification or approval of the Indemnification Agreements is obtained. Accordingly, the Company and the Insurance Subsidiaries intend to abide by the terms of the Indemnification Agreements they have entered into, and may enter into new Indemnification Agreements with future directors and other officers, employees and agents, even if the Indemnification Agreements Proposal is not approved.

OTHER BUSINESS

         In addition to the foregoing, at the Meeting, shareholders will be asked to transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL.

         EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL WILL BE VOTED ON SEPARATELY BY THE SHAREHOLDERS OF THE COMPANY. NEITHER AIG NOR THE COMPANY IS OBLIGATED TO CONSUMMATE THE TRANSACTION IN THE EVENT SHAREHOLDERS FAIL TO APPROVE EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL AND THE TRANSFER RESTRICTIONS PROPOSAL.

         The Board of Directors reserves its right to amend or waive the provisions of the Investment Agreement and the other documents related thereto in all respects before or after the approval of the Investment Agreement Proposal by the shareholders. In addition, the Board of Directors reserves its right to terminate the Investment Agreement in accordance with its terms notwithstanding shareholder approval.

                            REVOCABILITY OF PROXIES

         A proxy (the "Proxy") for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. It also may be revoked by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received prior to or at the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the "Proxy Holders") in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted (i) "FOR" the Investment Agreement Proposal, (ii) "FOR" the Increased Authorized Capital Proposal, (iii) "FOR" the Transfer Restrictions Proposal, and (iv) "FOR" the Indemnification Agreements Proposal. It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of Special Meeting of Shareholders. If, however, any other matters properly are presented at the Meeting, the Proxy will be voted in accordance with the best judgment and in the discretion of the Proxy Holders.

                        COSTS OF SOLICITATION OF PROXIES

         This solicitation of Proxies is made for the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of approximately $10,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with this solicitation and a $2.75 fee for contacting each registered owner and/or non-objecting beneficial owner of shares of Common Stock, if required. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the solicitation of Proxies if the Board of Directors of the Company determines that it is advisable.

                VOTING SECURITIES AND VOTING RIGHTS; RECORD DATE

         There were issued and outstanding 51,472,471 shares of Common Stock as of November 1, 1994, the date set as the record date (the "Record Date") for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

         Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders.

         Pursuant to Rule 312.00 of the NYSE and the Company's listing agreement with the NYSE with respect to the outstanding Common Stock, shareholder approval is required for the issuance of securities convertible into Common Stock if the Common Stock into which securities are convertible will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities. The Transaction would constitute such an issuance. Under the rules of the NYSE, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Investment Agreement Proposal, provided that the total vote cast on the proposal represents a majority of the issued and outstanding shares of Common Stock.

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock, voting as a single class, is required to approve each of the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal.

         Shareholder approval of the Indemnification Agreements Proposal is not required by law. Nevertheless, because the Company's and the Insurance Subsidiaries' directors and officers are parties to the Indemnification Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit to the shareholders the proposal to ratify existing Indemnification Agreements and to approve the provision of Indemnification Agreements to directors, officers, employees or other agents in the future. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting will approve the Indemnification Agreements Proposal; however, the Indemnification Agreements will be effective whether or not such approval is obtained.

         The presence, in person or by proxy, at the Meeting of the holders of a majority of the shares of Common Stock outstanding as of the Record Date will constitute a quorum for transacting business. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted. If a member broker indicates on the Proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         Pursuant to the Investment Agreement, all directors and officers of the Company holding shares of the Company's Common Stock have entered into Voting Agreements with AIG, pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them as of October 17, 1994 (representing approximately 25.77% of the then outstanding shares) and any shares thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and against any and all proposals that would adversely affect in any way the likelihood of approval of the Investment Agreement Proposal and the consummation of the Transaction. The Voting Agreement does not assure that the Investment Agreement Proposal, the Increased Authorized Capital Proposal or the Transfer Restrictions Proposal will be approved.

                             AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The Company's Common Stock is listed on the NYSE and, accordingly, reports, proxy statements and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, by each director, by the executive officers named below, and by all executive officers and directors as a group. For a discussion of AIG's prospective beneficial ownership of shares of Common Stock, assuming consummation of the Transaction and the conversion by AIG of its shares of Series A Preferred Stock and the exercise of its Series A Warrants. See "Approval of the Investment Agreement Proposal -- Impact of the Investment on the Company and Existing Shareholders; Certain Considerations -- Substantial Equity Ownership on Conversion/Exercise." Each of the Company's directors and executive officers who own shares of Common Stock has agreed to vote his or her shares held of record in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal. See "Approval of the Investment Agreement Proposal -- The Investment Agreement -- Voting Agreement."

                                                                                             AS OF NOVEMBER 1, 1994
                                                                                      ----------------------------------
                                                                                       AMOUNT AND
                                                                                       NATURE OF           PERCENT OF
    NAME AND ADDRESS                                                                   BENEFICIAL         OUTSTANDING
    OF BENEFICIAL OWNER                                                               OWNERSHIP(1)       COMMON STOCK(2)
    -------------------                                                               ------------       ---------------
    Union Automobile Insurance Company
    303 East Washington Street
    Bloomington, IL 61701 . . . . . . . . . . . . . . . . . . . . . . . . . .         4,850,000(3)            9.42%

    Louis W. Foster
    6301 Owensmouth Avenue
    Woodland Hills, CA 91367  . . . . . . . . . . . . . . . . . . . . . . . .         4,725,696(4)            9.18%

    John B. DeNault
    3314 Motor Avenue
    Los Angeles, CA 90034 . . . . . . . . . . . . . . . . . . . . . . . . . .         4,362,000(5)            8.47%

    The Capital Group, Inc.
    333 South Hope Street
    Los Angeles, CA 90071 . . . . . . . . . . . . . . . . . . . . . . . . . .         3,446,300(6)            6.70%

    Alliance Capital Management, L.P.
    1345 Avenue of the Americas
    New York, NY 10105  . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,665,700(7)            5.18%

    Neil H. Ashley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            78,748(8)             *
    James O. Curley** . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34,540(9)             *
    Rex J. Bates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           320,000                *
    Stanley J. Burke  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            16,000                *
    John B. DeNault, III  . . . . . . . . . . . . . . . . . . . . . . . . . .         1,573,700(5)(10)        3.06%
    R. Scott Foster, M.D. . . . . . . . . . . . . . . . . . . . . . . . . . .           318,996(11)            *
    Rachford Harris . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           972,313(12)           1.89%
    Wayne F. Horning  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           555,418               1.08%
    Arthur H. Voss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           436,300                *
    John R. Bollington  . . . . . . . . . . . . . . . . . . . . . . . . . . .            48,757(13)            *
    William L. Mellick  . . . . . . . . . . . . . . . . . . . . . . . . . . .            39,800(14)            *
    Paul S. Castellani  . . . . . . . . . . . . . . . . . . . . . . . . . . .            32,202(15)            *
    All Directors and Executive Officers as a Group (25 Persons)  . . . . . .        13,262,606              25.77%



___________

   *  Less than 1%.

  ** Mr. Curley resigned as President of the Company and as a director effective as of October 31, 1994.

 (1) Unless otherwise indicated, each beneficial owner set forth in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned.

 (2) Based upon 51,472,471 shares issued and outstanding as of November 1, 1994.

 (3) Includes shares owned of record by American Union Life Insurance Company, a wholly owned subsidiary of Union Automobile Insurance Company. This information is based upon written information provided to the Company by representatives of Union Automobile Insurance Company.

 (4) Mr. Foster, Chairman of the Board of the Company, had sole voting power over 4,725,696 shares.

 (5) John B. DeNault and John B. DeNault, III share voting and investment power with respect to 408,000 shares for which they are both considered beneficial owners.

 (6) This information is based upon the contents of a Schedule 13G, dated June 30, 1994, filed by the Capital Group Inc. with the SEC.

 (7) Includes shares beneficially owned by separate investment funds or accounts under the management of Alliance Capital Management, L.P., but does not include any other shares that may be owned by affiliates of Alliance Capital Management, L.P. This information is based upon information provided to the Company by representatives of Alliance Capital Management, L.P.

 (8) Includes 338 shares held through the Company's Savings and Security Plan 401(k) as of September 30, 1994.

 (9) Includes 10,240 shares held in the Company's Restricted Shares Plan which can be voted by the participant but cannot be disposed of until vested.

(10) Excludes 800 shares held by the wife of John B. DeNault, III as to which he has no voting or investment power, and for which he disclaims beneficial ownership.

(11) Includes 23,818 shares held in the R. Scott Foster Inc. Foster Profit Sharing Trust for his benefit and 66 shares held for his minor children, as to which he has sole voting and investment power.

(12) Excludes 14,400 shares held by the wife of Rachford Harris, as to which he has no voting or investment power, and for which he disclaims beneficial ownership.

(13) Includes 4,479 shares held in the Company's Restricted Shares Plan which can be voted by the participant but cannot be disposed of until vested and includes 676 shares held through the Company's Savings and Security Plan 401(k) as of September 30, 1994.

(14) Includes 4,656 shares held in the Company's Restricted Shares Plan which can be voted by the participant but cannot be disposed of until vested.

(15) Includes 6,210 shares held in the Company's Restricted Shares Plan which can be voted by the participant but cannot be disposed of until vested.

                                 CAPITALIZATION

         The following table sets forth the summary capitalization of the Company and its subsidiaries as of September 30, 1994, and as adjusted to give effect to the consummation of the Transaction.

                                                                                                        SEPTEMBER 30, 1994
                                                                                                  -------------------------------
                                                                                                    ACTUAL         AS ADJUSTED(1)
                                                                                                  ---------        --------------
                                                                                                      (DOLLARS IN THOUSANDS
                                                                                                        EXCEPT SHARE DATA)
    Bank Loan Payable, less loan fees(2)  . . . . . . . . . . . . . . . . . . . . . . . . . .      $153,631          $153,631
    Stockholders' equity:
      Series A Preferred Stock, $1,000 stated value, 376,126 shares authorized and 200,000
         outstanding as adjusted(3)   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --            $200,000
      Common Stock, without par value, 80,000,000 shares authorized actual, 110,000,000
         shares authorized as adjusted and 51,472,471 outstanding   . . . . . . . . . . . . .        69,233            79,233
      Unrealized investment losses-net  . . . . . . . . . . . . . . . . . . . . . . . . . . .       (26,313)          (26,313)
      Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       120,523           120,523
                                                                                                   --------          --------
         Total stockholders' equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       163,443           373,443
                                                                                                   --------          --------

    Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $317,074          $527,074
                                                                                                   ========          ========


___________

(1) As adjusted to give effect to the sale to AIG of (i) 200,000 shares of Series A Preferred Stock at a price of $1,000 per share, and (ii) 16 million Series A Warrants for an aggregate of $16 million, net of $6 million of expenses expected to be incurred in connection with the Transaction. See "Approval of the Investment Agreement Proposal -- Use of Proceeds."

(2) Bank Loan Payable includes $160 million outstanding principal amount of borrowings with the Lenders incurred June 30, 1994, less unamortized fees incurred in connection with such borrowing.

(3) The Company's Articles of Incorporation authorize the Company to issue an aggregate of 500,000 shares of Preferred Stock, $1.00 par value per share, of which the Company has reserved 376,126 shares for issuance as shares of Series A Preferred Stock.

                                   PROPOSAL 1

                 APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL

BACKGROUND TO AND REASONS FOR THE TRANSACTION

FINANCIAL CONDITION

         The Company's financial condition and operating results have been significantly adversely affected by the Northridge Earthquake. After several preliminary lower estimates, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March Report"), which was filed with the SEC on May 16, 1994, the Company estimated gross losses and allocated loss adjustment expenses from this catastrophe to be $600 million. Losses from the Northridge Earthquake caused the Company's stockholders' equity to decline 47% from stockholders' equity of approximately $655 million as of December 31, 1993 to approximately $348 million as of March 31, 1994 and the total statutory policyholders' surplus of the Insurance Subsidiaries to decline 65% from approximately $582 million as of December 31, 1993 to approximately $205 million as of March 31, 1994. At that date, the ratio of the Company's total net written premiums to statutory surplus was 5:1. In the March Report, the Company indicated that the effect of the Northridge Earthquake on its financial condition required a reduction in its historical pattern of growth and in its exposure to the risk of another major earthquake. Following the Northridge Earthquake, the Company implemented a number of steps to reduce its exposure from homeowners' losses, including the cessation of all advertising and marketing for new policies. On May 24, 1994, the Company also announced the suspension of its quarterly dividend for the third and fourth quarters of fiscal 1994.

         The magnitude of the Company's estimated losses from the Northridge Earthquake placed significant continuing pressure on the Company's financial condition, and there were discussions with the DOI regarding its level of statutory surplus. On June 9, 1994, the Company announced an agreement with the DOI designed to reduce the Company's earthquake exposure. Pursuant to the agreement, the DOI ordered the Insurance Subsidiaries to discontinue writing new homeowners, condominium owners and earthquake insurance and to discontinue renewal of existing earthquake insurance. The DOI also approved a 17% rate increase for the homeowners program. The Insurance Subsidiaries agreed to offer renewal without earthquake coverage to existing homeowners and condominium owners policyholders for two more annual renewal periods. The Company also agreed to increase the combined statutory surplus of the Insurance Subsidiaries to at least $250 million by June 30, 1994. The Company discontinued writing new business in accordance with the DOI order immediately, discontinued renewing earthquake coverage for policies with renewal effective dates on or after July 23, 1994 and implemented the approved rate change for renewed homeowners policies with renewal effective dates on or after August 1, 1994. As a result of these actions, homeowners policies-in-force have declined 6.5% from 211,311 as of June 30, 1994 to 197,546 as of September 30, 1994 and condominium owners policies-in-force have declined 8.6% from 21,989 as of June 30, 1994 to 20,092 as of September 30, 1994.

         On June 27, 1994, the Company announced receipt of a commitment for a $175 million loan from the Lenders to strengthen the capital of the Insurance Subsidiaries. In addition, the Company announced the purchase, effective June 16, 1994, of an additional $400 million of reinsurance coverage in excess of its then current reinsurance coverage of $200 million. The additional $400 million layer of reinsurance decreases by $50 million per month starting on July 16, 1994 as the Company's earthquake exposure lessens over time with the expiration of existing policies. At the same time, the Company announced an increase to $685 million in the estimate of gross losses and allocated loss adjustment expenses associated with the Northridge Earthquake. Effective June 30, 1994, the Bank Credit Agreement was finalized and the Company borrowed $160 million, $120 million of which was contributed to the Insurance Subsidiaries to increase their statutory surplus. The obligations of the Company under the Bank Credit Agreement are secured by a pledge of the stock of the Insurance Subsidiaries. As of June 30, 1994, the combined statutory surplus of the Insurance Subsidiaries had increased to approximately $252 million and the ratio of the Company's total net written premiums to statutory surplus was approximately 4:1.

         On August 18, 1994, the California Supreme Court issued a decision (the "Proposition 103 Ruling") reversing a lower court ruling that had upheld the Company's challenge to the constitutionality of certain regulations and an administrative order issued by the Commissioner pursuant to California Proposition 103. The effect of the Proposition 103 Ruling was to reinstate the Commissioner's order directing that the Company issue refunds totaling approximately $78.3 million, plus interest at 10% per annum from May 8, 1989, to policyholders who purchased insurance from the Insurance Subsidiaries between November 8, 1988 and November 8, 1989.

         On September 2, 1994, the Company filed a petition for rehearing with the California Supreme Court. That petition was denied on September 29, 1994, and the Company has directed its attorneys to prepare and file a petition for a writ of certiorari with the United States Supreme Court, which is required to be filed on or before December 28, 1994. No assurance can be given that the U.S. Supreme Court will issue a writ of certiorari and accept the case for review. In the event that it does elect to review the Proposition 103 Ruling, the case is not likely to be briefed and argued until the 1995-96 Supreme Court term. On November 10, 1994, the Los Angeles Superior Court stayed enforcement of the Commissioner's refund order until such time as the U.S. Supreme Court rules on the Company's petition for a writ of certiorari, or until December 28, 1994 if a petition to the Supreme Court has not been filed by that date. The Company fully intends to file its petition with the Supreme Court prior to December 28, 1994. The Commissioner has also issued an order that the Company pay the Proposition 103 rollback by November 14, 1994 or show cause why the payment cannot be made. In response to the Commissioner's order, the Company will assert that, by virtue of the stay order issued on November 10, 1994, any payment schedule must be deferred until after the U.S. Supreme Court decides whether to issue a writ of certiorari and accept the case for review.

         Prior to the Proposition 103 Ruling, the Company had accrued approximately $51 million with respect to its possible Proposition 103 liability. Barring action by the U.S. Supreme Court to reverse the Proposition 103 Ruling, the Commissioner's refund order obligates the Company to pay approximately $121 million, which includes accrued interest through September 30, 1994. As of September 30, 1994, the Company has accrued this amount.

         On September 8, 1994, the Company revised upward the estimated gross losses and allocated loss adjustment expenses from the Northridge Earthquake expected to be sustained by its Insurance Subsidiaries to approximately $815 million (the "Revised Loss Estimate"). The Revised Loss Estimate as well as the Proposition 103 Ruling caused the Company to be in violation of the net worth maintenance and other financial covenants under the Bank Credit Agreement. The statutory surplus of the Insurance Subsidiaries was reduced from approximately $252 million on June 30, 1994 to approximately $71 million on September 30, 1994, the ratio of the Company's total net written premiums to statutory surplus increased to 14:1 and the Company's stockholders' equity declined to approximately $163 million. These adverse developments put a severe financial strain on the Company.

         The DOI, after discussions with the Company's management, requested that the Company expeditiously implement a plan that would provide a responsible level of surplus at the Insurance Subsidiaries. At the same time, an agreement was reached among the DOI, two consumer intervenors and the Company regarding the Company's proposed automobile insurance rate increase that had been filed for approval in December, 1993. The agreement for a rate increase, which had been recommended in a proposed decision by an administrative law judge, was subject to approval by the Commissioner. On September 14, 1994, the Commissioner approved a 6% rate increase, which was estimated to generate an additional $56 million per year in revenues. The agreement provided that the 6% rate increase would decrease to 3% when the Insurance Subsidiaries' total net written premium to statutory surplus ratio had reached 3:1. The Commissioner also indicated that he intended to require payment of the full $121 million, which includes accrued interest through September 30, 1994, in rebates owed to policyholders as a result of the Proposition 103 Ruling.

         In addition to the pressure being asserted on the Company by the DOI to take the necessary steps to restore the surplus of the Insurance Subsidiaries, the Company also experienced pressure from the Lenders. On September 8, 1994, the Company notified the Lenders that the Company was in default under the Bank Credit Agreement and, on September 12, 1994, the Lenders imposed the default rate of interest on outstanding loans and notified the Company that, in accordance with the terms of the Bank Credit Agreement, no additional loans would be available while any default was continuing. The Lenders also requested prompt information concerning the steps the Company was taking to restore the capital of the Insurance Subsidiaries and to cure the default. On September 20, 1994, the Lenders requested that the Company deposit $25 million of its cash in a cash collateral account with one of the agent banks to secure its obligations under the Bank Credit Agreement, and on September 21, 1994, the Lenders proposed a "timetable/action plan" to resolve the Company's capital issues, requiring the Company to provide to the Lenders a detailed listing of the capital investment alternatives available to the Company by September 27, 1994, requiring the receipt by the Company of a preliminary letter of intent from at least one interested investor, or, in lieu thereof, the Company's retention of an investment banker, by September 30, 1994, and requiring a meeting with all the Lenders on October 4, 1994.

         As a result of losses from the Northridge Earthquake, the ratings of the Insurance Subsidiaries had been downgraded from "A+" (superior) to "B+" (very good) by Best in June 1994. On September 8, 1994, with the announcement of the Revised Loss Estimate, Best downgraded its ratings of the Insurance Subsidiaries from "B+" (very good) to "B-" (adequate) and placed the Insurance Subsidiaries' ratings under review. Discussions between the Company and Best continued, with Best expressing serious concern about the impact of the Revised Loss Estimate and the impact of the Proposition 103 Ruling. On September 21, 1994, the Company became aware that Best intended to downgrade further the ratings of the Insurance Subsidiaries from "B-" (adequate) to "C" (marginal), which was likely to have a significant adverse impact on the Company's competitive position.

NEGOTIATIONS REGARDING A CAPITAL INFUSION

         As the Company's financial condition deteriorated and became more publicized following the September 8, 1994 announcement of the Revised Loss Estimate, the Company received certain unsolicited preliminary indications of interest from various parties regarding possible transactions designed to fulfill the Company's requirements for additional capital. On September 8, 1994, a subsidiary of a large financial holding company expressed an interest in making an investment in the Company. On September 13 and 14, 1994, representatives of the Company met with representatives of this company. This potential investor, with whom the Company engaged in several discussions, was, however, unwilling to invest in the Company an amount in excess of $175 million, and its proposal contained other terms and conditions that the Company believed to be unsatisfactory. During this period, the Company also received other unsolicited inquiries and expressions of interest from third parties and engaged in discussions with certain of those potential investors, but none of the parties appeared able to act quickly enough and at substantial enough levels to respond to the immediacy of the Company's financial situation.

         On September 14, 1994, AIG learned that the Company was talking to potential investors and wrote to the Company requesting the opportunity to make a proposal. There had been earlier informal contacts, initiated by AIG, between representatives of AIG and its advisors and representatives of the Company in June and July of 1994 at which time the possibility of a number of different transactions were discussed but no serious proposals were made. On September 19, 1994, the Company met with representatives of AIG to discuss the terms of a possible investment by AIG in the Company.

         On September 20, 1994, representatives of AIG suggested entering into an exclusivity agreement for a period of 30 days. The Company declined to do so. On September 21, 1994, AIG outlined a possible transaction involving the purchase of $200 million of 9% convertible preferred stock with a conversion price of 120% of the closing price of the Common Stock on the NYSE on September 21, 1994, the purchase for $16 million of 16 million warrants to purchase Common Stock exercisable at $13.00 per share of Common Stock, a quota share reinsurance agreement with respect to 15% of the Company's automobile insurance book of business and an agreement with respect to certain future joint ventures. AIG also proposed that, concurrently with reaching preliminary agreement on proposed terms, the Company grant AIG a "lock-up" option to acquire shares of Common Stock of the Company equal to 19.9% of the issued and outstanding Common Stock at an exercise price equal to the closing price of the Common Stock on the NYSE on the day immediately prior to the announcement date. AIG indicated that it was unwilling to engage in serious discussions with the Company if its investment proposal were to be used by the Company simply for the purpose of soliciting additional proposals regarding the Company from third parties. AIG also indicated to the Company that it was not interested in pursuing a lengthy negotiation process in light of the financial situation of the Company and that if an agreement were to be reached with AIG, it should be concluded within a few days.

         On September 21, 1994, the Company engaged Smith Barney Inc. ("Smith Barney") to provide financial advice to the Company, to assist the Company in its negotiations with AIG and the Lenders and ultimately to provide a fairness opinion to the Board of Directors in connection with a potential transaction. In July 1994, representatives of Smith Barney had met with the President of the Company to familiarize him with Smith Barney's credentials in order that he might consider calling upon Smith Barney to serve the Company in connection with any capital-raising transaction. At that July meeting, Smith Barney discussed alternative financing ideas as well as possible strategic partners; however, no specific transaction or proposed transaction was discussed. Smith Barney has advised the Company that, from time to time, it has been engaged by AIG to render brokerage services, investment advisory services and other financial advisory services. See "-- Opinion of Financial Advisor," below.

         On September 21, 1994, representatives of the Company met with representatives of Smith Barney and the Company's special legal counsel, Gibson, Dunn & Crutcher ("Gibson, Dunn"), and reviewed the proposed terms of the investment by AIG, as well as other options that might be available to the Company. The Company's senior management considered the proposal internally, consulted with several directors of the Company and concluded to invite AIG to engage in further negotiations. In addition to senior management of the Company, two directors of the Company, John B. DeNault and Rex J. Bates, were active participants in the discussions with AIG. Later in the day on September 21, 1994, senior management of the Company and its advisors met with senior management of AIG and continued the negotiations regarding the proposed terms of a transaction. During these discussions, a number of modifications requested by the Company and its advisors to the proposed terms were made, including the addition of a three-year standstill agreement, a reduction in the number of directors to be elected by the holders of the preferred stock from three to two, an increase from two to three in the number of years during which dividends on the preferred stock could be paid-in-kind at the option of the Company, the revision of the quota share reinsurance proposal to cover 10% of the Insurance Subsidiaries' policies incepting after the closing of the proposed transaction, several revisions to the restrictions on the conduct of the Company's business prior to consummation of the transaction and a delay in the exercisability of the warrants.

         A special meeting of the Board of Directors was held on September 22, 1994 (the "September 22 Meeting") to consider the proposed transaction with AIG and to discuss alternatives to the proposed transaction. The meeting was attended in person by all of the Company's directors except for R. Scott Foster and James O. Curley. Also in attendance were certain executives of the Company, a representative of Gibson, Dunn, representatives of Smith Barney and Herbert
S. Smith, counsel for the Company. At the September 22 Meeting, members of the Board discussed in detail the specific terms of the proposed AIG transaction and received advice from the Company's legal and financial advisors. Gibson, Dunn advised the Board as to the Board's legal and fiduciary responsibilities in considering the proposed transaction and its alternatives. Smith Barney made a presentation regarding alternatives that included additional bank borrowings, the sale of public convertible securities, a rights offering, a common stock offering and an outright sale or merger of the Company (the "Alternatives") that were available to the Company given its current financial condition and position. Smith Barney also discussed the apparent advantages, disadvantages and key considerations with respect to each of the Alternatives. The Board of Directors concluded that it was unlikely that any of the Alternatives would provide all of the perceived benefits of the proposed transaction with AIG as described under "-- Reasons for the Transaction; Board of Directors Recommendations" below, or that any of the Alternatives would be successful on an expedited basis on terms as favorable to the Company as the proposed transaction with AIG. The Board of Directors was given a summary of the proposed transaction with AIG by its legal and financial advisers and discussed with Smith Barney its assessment of the Company's current situation, including the key consideration that the Company had experienced a severe one-time loss to an otherwise excellent franchise that had historically generated a superior return on equity, the third party pressures facing the Company and the speculation in the press and financial community about the Company's financial condition.

         The directors thoroughly considered and reviewed the Alternatives and the proposed transaction and asked numerous questions of Company management and of the Smith Barney representatives regarding Smith Barney's presentation of the Alternatives available to the Company. In addition, two senior executives from AIG joined a portion of the September 22 Meeting and made a presentation to the Board concerning the AIG proposal and the benefits to be derived therefrom. No formal action was taken by the Board with respect to the AIG proposal; however, a Capital Augmentation Committee of the Board of Directors (the "Committee"), consisting of Neil H. Ashley, John B. DeNault and Rex J. Bates, was formed, and the Committee was directed to negotiate further with AIG in order to improve the terms of its proposal.

         Substantial negotiations continued with AIG during the afternoon of September 22, 1994. On September 23, 1994, senior management of the Company, a representative of Gibson, Dunn, a representative of Smith Barney, senior management of AIG and legal counsel for AIG met with the Commissioner and senior officials of the DOI to discuss the AIG proposal that was under consideration. The Commissioner encouraged the Company to proceed with the negotiations and indicated that while the DOI would not commit to any approvals at that time, it would cooperate in reviewing on an expedited basis any agreements which were ultimately achieved. The Commissioner requested that the DOI be kept informed of the progress of the negotiations.

         Negotiations between the Committee and the Company's advisors and senior executives of AIG and its advisors continued over the weekend of September 24-25 and a number of changes in the proposed terms were made at the request of the Committee. The significant changes included: (i) an increase in the per share exercise price of the warrants from $13.00 to $13.50; (ii) elimination of a class vote by the holders of the preferred stock on certain fundamental transactions after three years; (iii) expansion of the standstill agreement to cover proxy contests; (iv) provision that the contribution of additional capital by AIG for additional preferred stock in the event of further adverse loss experience with respect to the Northridge Earthquake was made at the option of the Company; (v) the modification of the terms of the stock option to reduce the number of option shares from 19.9% to 15.0% of the outstanding Common Stock, to increase the per share exercise price of the option to be equal to the conversion price of the preferred stock ($11.33 per share) and to place a $10 million limit on the amount of cash the Company could be required to pay in the event AIG's rights to cause all or a portion of the option to be repurchased by the Company were exercised; and (vi) the addition of a "fiduciary out" provision permitting the Company to provide confidential information to a third party submitting an unsolicited bona fide proposal under certain circumstances if the directors reasonably determined that their fiduciary duties to shareholders so required.

         On September 26, 1994, another special meeting of the Board of Directors (the "September 26 Meeting") was held at which all directors were in attendance except James O. Curley. At this meeting a revised proposed letter of intent and term sheet (with indications of which terms had been changed) together with a form of stock option agreement were reviewed and discussed in detail by the directors. Representatives of Gibson, Dunn and Smith Barney outlined for the directors the proposed terms of the letter of intent, the term sheet and the stock option agreement, and representatives of Smith Barney made a detailed presentation of key financial and market information, an analysis of selected minority investment transactions, an analysis of selected convertible preferred stock offerings and a pro forma analysis giving effect to the proposed transaction. During a recess in the September 26 Meeting, further discussions and negotiations were held between the Committee and AIG regarding certain aspects of the proposal with the result that the proposal was further improved from the Company's perspective. Thereafter, the September 26 Meeting was reconvened and the final proposed terms of the transaction were reviewed with the directors. Smith Barney orally delivered its opinion (later confirmed in writing) that as of such date and subject to certain considerations and assumptions expressed in such opinion, the consideration to be received by the Company for the securities to be issued in the proposed transaction was fair, from a financial point of view, to the Company. See "-- Opinion of Financial Advisor." The directors present unanimously approved the revised letter of intent, term sheet and Stock Option Agreement with AIG.

         Following the September 26 Meeting, revisions to the term sheet to reflect final terms approved by the Board were made and the letter of intent and Stock Option Agreement were executed and delivered. Early on September 27, 1994, the Company and AIG each announced publicly the proposed terms of the Transaction.

         Between September 28 and October 17, 1994, the parties negotiated the terms of the definitive agreements. During this period, the Company also negotiated with the Lenders the terms of an amendment and waiver to the Bank Credit Agreement (the "Amendment and Waiver") in order to facilitate the proposed transaction with AIG. The Amendment and Waiver, which was executed and delivered by the Company and the Lenders on October 17, 1994, conditionally waived the existing financial defaults and certain other provisions that would be breached by the Transaction, and made certain amendments to the Bank Credit Agreement, effective upon the closing of the Transaction, as more fully described below. See "Approval of the Investment Agreement Proposal -- Certain Matters Related to the Investment Agreement Proposal -- Amendment of the Bank Credit Agreement."

         On October 17, 1994, a special meeting of the Board of Directors (the "October 17 Meeting") was held at which all directors were in attendance. At the October 17 Meeting, representatives of Gibson, Dunn and Smith Barney reviewed in detail with the directors the proposed terms of the definitive agreements, drafts of which had been distributed to the directors prior to the meeting. The variations from the terms contained in the letter of intent and term sheet were discussed. The most significant changes involved: the agreement by AIG to abide by certain restrictions on transfer of the Company's stock (subject to certain exceptions) which the Company had determined were necessary with or without the Transaction in order to protect against the risk of loss of the tax benefits associated with the Company's expected net operating losses for the fiscal year ending December 31, 1994 (see "Approval of the Transfer Restrictions Proposal"); a provision which restricts the ability of the Company to issue Common Stock (see "Approval of the Investment Proposal -- The Investment Agreement -- Restrictions on Additional Issuances of Capital Stock"); and an express acknowledgement that the absence of further material adverse loss developments with respect to the Northridge Earthquake was not a condition to AIG's obligation to consummate the Transaction. The Board of Directors received the advice of its legal and financial advisors regarding the terms of the Amendment and Waiver. Smith Barney confirmed to the Board of Directors that had the definitive agreements containing the final terms of the Transaction been entered into on September 26, 1994, the date of the letter of intent, its fairness opinion as of that date would not have been different. After further discussion and analysis, the directors unanimously approved the definitive agreements and the Amendment and Waiver, authorized their execution and delivery by the Company and unanimously recommended that the shareholders of the Company approve the proposed transaction with AIG. Immediately following the October 17 Meeting, the Investment Agreement and the Amendment and Waiver were executed and delivered, and, early on October 18, 1994, the Company announced publicly that a definitive agreement had been reached with AIG.

REASONS FOR THE TRANSACTION; BOARD OF DIRECTORS RECOMMENDATIONS

         The Board of Directors has unanimously approved the Investment Agreement Proposal and believes that the Transaction is in the best interests of the Company and its shareholders. Each of the directors and officers of the Company has executed and delivered a Voting Agreement with AIG, pursuant to which each director and officer has agreed to vote all shares of Common Stock owned of record by him or her or thereafter acquired in favor of approval of the Investment Agreement Proposal. The Board of Directors, in approving the Transaction and recommending shareholder approval of the Investment Agreement Proposal, considered a number of factors, including, without limitation, the following:

                 (i) Consummation of the Transaction would strengthen the surplus of the Insurance Subsidiaries, increasing total statutory policyholders' surplus to at least $250 million (based on the statutory policyholders' surplus as of September 30, 1994) and reducing the ratio of the Company's total net written premiums to statutory surplus to 4:1;

                 (ii) Entering into the letter of intent and term sheet on September 26, 1994 avoided a downgrading in the ratings assigned to the Insurance Subsidiaries by Best to a "C" (marginal) that the Insurance

         Subsidiaries had been informed was scheduled to occur on or about September 26, 1994. Consummating the Transaction, barring any unforeseen events, is likely to continue to avoid a downgrading of the ratings by Best, although it will not ensure that a downgrading will not occur in the future (see "-- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal.");

                 (iii) Consummation of the Transaction would respond to the regulatory concerns raised by the DOI regarding the need for the Company to restore expeditiously the surplus of the Insurance Subsidiaries (see "-- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal.");

                 (iv) It would be likely that, without consummation of the Transaction, the Company would be unable to resolve the existing defaults under the Bank Credit Agreement on a timely basis and on terms as satisfactory to the Company as those contained in the Amendment and Waiver (see "-- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Alternatives to the Investment Agreement Proposal.");

                 (v) The terms of the Transaction permit the Company to obtain additional capital from AIG, at its option, in the event of further adverse developments regarding the Company's loss experience from the Northridge Earthquake, although there can be no assurance that capital provided by AIG would be sufficient to cover further adverse developments with respect to the Northridge Earthquake were such developments to arise, and, in any event, the Company may determine not to obtain some or all of the additional capital from AIG in light of the rules in Section 382 of the IRC governing the Company's ability to utilize its NOLs (see "Approval of the Transfer Restrictions Proposal" and "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Provision for Unforeseen Losses from the Northridge Earthquake");

                 (vi) Consummation of the Transaction provides the opportunity for the Company to obtain additional equity capital in the event the Series A Warrants are exercised, although, pursuant to the Bank Credit Agreement, the proceeds from the exercise of the Series A Warrants must be utilized to repay amounts owed under the Bank Credit Agreement;

                 (vii) The terms of the Transaction enable the Company to obtain additional surplus relief in the form of quota share reinsurance agreements covering 10% of each of the Insurance Subsidiaries policies incepting after January 1, 1995;

                 (viii) Although there can be no assurance, the joint venture agreements to be entered into with AIG are expected to enable the Company to expand its automobile insurance business outside of California, thereby diversifying the risks of business concentration in one geographic area, without the need to invest the initial start up capital required for such expansion (subject to the mutual agreement of the Company and AIG upon the extent of such capital and the ownership interests, profit interests and other factors related to the specific ventures);

                 (ix) As a result of the standstill provisions included in the Investment Agreement, AIG will be precluded from purchasing additional shares of Common Stock for three years, except in certain circumstances such as an insolvency of the Company, a breach by the Company of the Investment Agreement or an acquisition by a third party of 20% or more of the outstanding shares of Common Stock (as described more fully under "The Investment Agreement -- Standstill Provisions"), allowing for continued independence;

                 (x) Although there can be no assurance, the Company hopes to benefit from the addition of members of AIG's senior management to the Board of Directors;

                 (xi) The Board of Directors believed it was unlikely that any of the Alternatives would be successful on an expedited basis and on terms as favorable to the Company as the Transaction;

                 (xii) The existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate, the adverse loss experience incurred by the Company with respect to the Northridge Earthquake and the uncertainty surrounding the Proposition 103 Ruling;

                 (xiii) The terms of the Investment Agreement, including the voting rights, preference and other rights of the Series A Preferred Stock and the Series A Warrants; and

                 (xiv) Smith Barney rendered an opinion that as of the date the letter of intent was signed and subject to certain considerations and assumptions expressed in such opinion, the consideration to be received by the Company for the securities to be issued in the proposed transaction was fair, from a financial point of view, to the Company.

         In considering the Transaction, the Board of Directors considered certain consequences that could result from the Transaction that are described below under "-- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations."

         In view of the variety of factors considered by the Board in connection with its evaluation of the Transaction, the Board of Directors did not find it practical to, and did not, qualify or otherwise assign relative weights to the individual factors considered in reaching its determination and recommendations set forth herein. Neither the Board nor any individual director articulated the consideration of, or otherwise identified, any one factor or group of factors as more significant than any other in reaching the determination or recommendation set forth herein.

         THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTMENT AGREEMENT PROPOSAL AND THE TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE INVESTMENT AGREEMENT PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL.

OPINION OF FINANCIAL ADVISOR

         On September 21, 1994, the Company engaged Smith Barney to act as its financial advisor in connection with the Company's review of its capital needs. In connection with the engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the Company of the proposed consideration to be received by the Company for the securities to be issued in connection with the Transaction. On September 26, 1994, Smith Barney delivered to the Board of Directors its oral opinion which was confirmed in writing that same date to the effect that, as of such date and subject to certain considerations and assumptions, the consideration to be received by the Company for the securities to be issued in connection with the Transaction is fair, from a financial point of view, to the Company. No limitations were imposed by the Board of Directors upon Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

         In arriving at its opinion, Smith Barney reviewed the letter of intent and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. Smith Barney examined certain publicly available business and financial information relating to the Company as well as certain other information provided by the management of the Company and certain other publicly available information, including financial information relating to public companies whose operations were deemed comparable to those of the Company. Smith Barney also considered the distressed financial condition of the Company, and the fact that the Company, as described by management, was under considerable pressure from the DOI, Best and the Lenders concerning the Company's need for additional capital. In addition, Smith Barney also considered the financial terms of certain other significant equity investments in publicly traded companies and conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney's opinion was necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion.

         In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or provided to or otherwise discussed with Smith Barney. With respect to the financial information provided to or otherwise received by or discussed with Smith Barney, Smith Barney assumed that such financial information was reasonably prepared on bases reflecting the currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. In addition, Smith Barney was not requested to solicit, nor did Smith Barney solicit, third-party indications of interest with respect to an investment in the Company as compared to any alternative transaction in which he Company might engage nor did its opinion address the relative merits of the Transaction.

         In rendering its opinion, Smith Barney did not consider the terms of any joint venture arrangement between the Company and AIG, or the effect that any such joint venture arrangement would have on the business of the Company. In addition, Smith Barney did not review any of the definitive agreements relating to the Transaction prior to rendering its opinion, and assumed in its opinion that such documents would contain terms not materially different from those set forth in the letter of intent or additional terms which would adversely affect the economic terms of the Transaction. At the October 17 Meeting, Smith Barney confirmed to the Board of Directors that had the Investment Agreement been entered into on September 26, 1994, the date of the letter of intent, Smith Barney's fairness opinion would not have been different.

         THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED SEPTEMBER 26, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE COMPANY OF THE CONSIDERATION TO BE RECEIVED FOR THE SECURITIES TO BE ISSUED IN THE TRANSACTION FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE COMPANY'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE TRANSACTION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF THE COMPANY'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

         In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion; however, all material factors that Smith Barney considered in performing its analyses and all material financial and comparative analyses that Smith Barney performed are described herein. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

         Comparison With Other Transactions. Using publicly available information, Smith Barney analyzed several transactions involving minority convertible preferred stock investments in companies, many of which were distressed financially. Smith Barney then analyzed the terms of the securities to be issued in the Transaction and the consideration to be received by the Company for the securities, as compared to the terms of the securities involved in such prior transactions and the consideration received for such securities. The terms analyzed included, without limitation, the size of the investment, voting power and board representation, if any, acquired by the investor, dividend rates applicable to the investment, redemption provisions, and the relationship between the conversion price and market price of the underlying common stock. In each case, Smith Barney considered the terms of these investments in light of the financial condition of the company involved.

         Analysis of Public Preferred Stock Offerings. Smith Barney analyzed selected convertible preferred stock offerings completed over the past two years in the public markets where the securities had a credit rating of "B-" or below. Smith Barney compared the terms of these offerings, including the dividend yield based on a spread to the 30-year treasury yield and the conversion premium, to the terms of the Series A Preferred Stock to be issued in the Transaction.

         Pro Forma Analysis. Smith Barney analyzed the pro forma effects of the Transaction on the Company's balance sheet at August 31, 1994 and anticipated operating results for 1994, based on management's then current expectations for 1994 results and certain other assumptions supplied by the Company.

         Internal Rate of Return Analysis. Smith Barney performed an internal rate of return analysis utilizing the Company's projected results for the fiscal years ended December 31, 1995 through 2004, assuming terminal multiples to book value and to net income based on the Company's historical trading performance computed in accordance with generally accepted accounting principles. A factor in Smith Barney's analysis in rendering its opinion was its analysis of whether the investment returns that could be realized by AIG were commensurate with the risks inherent in the investment. Smith Barney utilized the results of the internal rate of return analysis to estimate the investment returns that could be realized by AIG in the Transaction and concluded that the investment returns that could be realized by AIG were commensurate with the risks of the investment.

         Warrant Valuation. Using the Black-Scholes pricing methodology, Smith Barney estimated the value of the Series A Warrants to be issued in the Transaction, using different volatility and market price assumptions. Based on these results, Smith Barney estimated the five-year internal rate of return to AIG from the Transaction.

         Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the Company's historical and projected financial results.

         Pursuant to the terms of Smith Barney's engagement, the Company has paid Smith Barney an initial financial advisory and opinion fee of $1 million and Smith Barney will be entitled to receive an additional $1 million upon consummation of the Transaction. The Company has also agreed to reimburse Smith Barney for its out-of-pocket expenses incurred in performing its services, including reasonable attorneys' fees and expenses, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under federal securities laws, arising out of Smith Barney's engagement. The Company has been advised by Smith Barney that it believes that its fees are reasonable based on the services performed and fees payable in other transactions.

         Smith Barney has advised the Company that, in the ordinary course of business, it may actively trade the securities of the Company and AIG for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney also advised the Company that in the past it has provided financial advisory and investment banking services to AIG and received fees for the rendering of such services and that Smith Barney and its affiliates (including The Travelers, Inc. and its affiliates) maintain business relationships with AIG. In January 1994, Smith Barney was retained by AIG to sell one of its insurance subsidiaries, and, in June 1994 when AIG decided not to sell the subsidiary, Smith Barney received a $100,000 fee from AIG for its services. Prior to 1994, AIG had engaged Smith Barney in a variety of assignments.

         Smith Barney is a nationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to the Transaction, the Company had not previously engaged Smith
Barney to render any financial advisory services.

USE OF PROCEEDS

         The net proceeds to the Company from the Investment are estimated to be approximately $210 million, after the deduction of the expenses of the Transaction, which are expected to total approximately $6 million. The Investment Agreement provides that the amount of net proceeds necessary for each of the Insurance Subsidiaries to satisfy minimum statutory capital requirements or other capital requirements imposed by the DOI must be contributed by the Company as common equity to each such subsidiary. Previously, the Company committed to the DOI that the Insurance Subsidiaries would restore a minimum aggregate capital and surplus of $250 million. Accordingly, it is expected that approximately $180 million of the net proceeds will be contributed by the Company to the equity of the Insurance Subsidiaries. The amount of any remaining net proceeds will be retained by the Company and invested by the Company in investment securities in accordance with the Company's customary investment policies. The Investment Agreement provides that such remaining net proceeds may be withdrawn from such investments at such time and for such uses as the Board of Directors shall deem proper.

DISSENTERS' RIGHTS AND PREEMPTIVE RIGHTS

         Shareholders have no dissenters' rights or preemptive rights in connection with the issuance of the Series A Preferred Stock or the Series A Warrants.

IMPACT OF THE TRANSACTION ON THE COMPANY AND EXISTING SHAREHOLDERS; CERTAIN CONSIDERATIONS

         While the Board of Directors is of the opinion that the Investment Agreement Proposal is fair to, and its approval is advisable and in the best interests of, the Company and its shareholders, shareholders should consider the following possible effects in evaluating the Investment Agreement Proposal.

IMPACT ON VOTING AND OTHER RIGHTS OF SHAREHOLDERS; IMPACT ON FUTURE SHARE ISSUANCES

         The Investment Agreement Proposal involves the issuance of securities that will entitle the holders to special voting rights. The holders of Series A Preferred Stock will have the exclusive right to elect two of eleven members of the Board of Directors, provided that, until the Company's next annual meeting of shareholders (currently scheduled for May 23, 1995), the Board will consist of twelve directors, two of whom will be designated by AIG, after which time the Board will be reduced to eleven members, with AIG retaining two designees on the Board. Thereafter, if the size of the Board of Directors is ever changed, holders of Series A Preferred Stock will have the right, voting or consenting separately as a class, to elect the smallest whole number of directors (the "Applicable Number") that is greater than or equal to the product of (i) 2/11 and (ii) the total number of directors at such time; provided that the Applicable Number shall be reduced so that the total number of directors which can be elected by the holders, including as a result of their record ownership of all shares of Common Stock (x) obtained upon conversion of Series A Preferred Stock or on exercise of Series A Warrants and
(y) held of record by the holder (or subsidiaries thereof), shall not equal or exceed a majority of the total number of directors of the Company. See "Approval of the Investment Agreement -- The Investment Agreement -- Description of Series A Preferred Stock." In addition, without the approval of holders of a majority of the outstanding shares of Series A Preferred Stock, the Company will not be entitled to (i) issue any shares of any class or series of stock of the Company ranking senior to the Common Stock as to dividend rights or rights upon liquidation, winding up or dissolution, (ii) amend, alter or repeal any provisions of the Articles of Incorporation or the Bylaws, (iii) enter into any merger or consolidation with, or sell all or substantially all of the assets of the Company to, any person or (iv) make certain extraordinary dividends or other distributions to all holders of Common Stock; provided, however, that, with respect to clause (iii), after the third anniversary of the Closing Date, holders of Series A Preferred Stock will no longer have a special right to vote with respect to such transactions, but will vote together with Common Stock, as a single class, and will be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible on the date the vote is taken or the consent is given.

         In the event the Company needs to obtain additional capital following any sale of the Earthquake Shares to AIG and following any additional or revised quota share reinsurance arrangements that the Insurance Subsidiaries and AIG may enter into, the Investment Agreement requires that the Company develop a capital financing plan that is reasonably acceptable to AIG. The Investment Agreement does not specify what criteria AIG will apply in determining whether any future capital financing plan is "reasonably acceptable." Furthermore, the Investment Agreement will prohibit the Company from issuing additional shares of Common Stock or similar securities (other than pursuant to employee stock option or employee benefit plans) for 38 months from the Closing Date, the period during which the Transfer Restrictions will be imposed on primary issuances and secondary trading of shares of Common stock in light of the tax considerations discussed under "Approval of the Transfer Restrictions Proposal" below. Following such time, the Company may again sell Common Stock to the public in a fully distributed public offering provided that, prior to any such sale, AIG shall be afforded the prior opportunity either to preemptively participate in such offering according to its equity interest in the Company or to offer to purchase all outstanding shares of the Company's Common Stock. For further discussion, see "-- The Investment Agreement -- Restrictions on Additional Issuances of Capital Stock". As a consequence of these restrictions, the Company has less flexibility in its ability to raise additional capital. In addition, such restrictions may have the result of preventing AIG's ownership interest in the Company from being diluted, which could enhance AIG's ability to acquire an absolute majority of the Company's outstanding shares of Common Stock once the standstill provisions included in the Investment Agreement have expired. See "-- Substantial Equity Ownership on Conversion/Exercise."

         The holders of Series A Preferred Stock will be entitled to certain preferences over holders of Common Stock. The shares of Series A Preferred Stock will be entitled to a per annum dividend equal to 9% payable quarterly prior to the payment of any dividends on shares of Common Stock, although dividends on the Series A Preferred Stock may be paid in kind (in lieu of cash) by the Company during the first three years following the Closing Date. The Series A Preferred Stock will also rank prior to Common Stock with respect to rights upon liquidation, winding up or dissolution of the Company.

SUBSTANTIAL EQUITY OWNERSHIP ON CONVERSION/EXERCISE

         The Series A Preferred Stock and Series A Warrants will entitle AIG to acquire a substantial percentage of the outstanding shares of Common Stock. If the 200,000 shares of Series A Preferred Stock were fully converted into shares of Common Stock, AIG would receive 17,652,250 additional shares of Common Stock. If the 16 million Series A Warrants were exercised in full, AIG would receive 16 million shares of Common Stock. Pursuant to the Investment Agreement, if the Company's gross losses and allocated loss adjustment expenses relating to the Northridge Earthquake exceed $850 million, the Company has the option to issue the Earthquake Shares in exchange for the contribution by AIG of additional funds, although the Company may determine not to issue some or all of the Earthquake Shares in light of the rules in Section 382 of the IRC governing the Company's ability to utilize its NOLs. See "-- Certain Tax Considerations" and "-- Provision for Unforeseen Losses from the Northridge Earthquake," below. In addition, the Company is entitled to pay dividends on outstanding shares of Series A Preferred Stock (including any Earthquake Shares) during the first three years following the Closing Date by the payment in kind of additional shares of Series A Preferred Stock ("PIK Shares") having a liquidation value equal to the amount of dividends owed. Both the Earthquake Shares and the PIK Shares would also be convertible into additional shares of Common Stock. The table below shows (a) the number of shares of Common Stock and the percentage of the fully diluted shares of Common Stock outstanding owned by AIG as of November 1, 1994, (b) the number of shares of Common Stock and the percentage of the fully diluted shares of Common Stock outstanding that AIG could acquire (i) on conversion of the Series A Preferred Stock and (ii) on exercise of the Series A Warrants and

(c) the total number of shares and the aggregate percentage of the fully diluted shares of Common Stock outstanding that AIG would hold assuming AIG exercised all of the Series A Warrants and converted its 200,000 shares of Series A Preferred Stock.

                                                                                                      PERCENTAGE OF
                                                                                                      FULLY DILUTED
                                                                      NUMBER OF SHARES            SHARES OUTSTANDING(1)
                                                                      ----------------            ---------------------
         Common Stock owned as of November 1, 1994 . . . . . . . .          900,000                       1.06%
         Common Stock purchasable on full conversion of the
            original 200,000 shares of Series A Preferred
            Stock  . . . . . . . . . . . . . . . . . . . . . . . .       17,652,250                      20.74%
         Common Stock purchasable on full exercise of the Series A
            Warrants . . . . . . . . . . . . . . . . . . . . . . .       16,000,000                      18.80%
                                                                         ----------                      -----
         TOTAL POTENTIAL HOLDINGS  . . . . . . . . . . . . . . . .       34,552,250                      40.59%(2)

___________

(1) Based on the number of shares of Common Stock outstanding as of November 1, 1994 (51,472,471 shares), as adjusted to give effect to the issuance of shares of Common Stock issuable on conversion of the original 200,000 shares of Series A Preferred Stock and on exercise of the Series A Warrants.

(2) Assuming the maximum number of Earthquake Shares were issued to AIG pursuant to the Investment Agreement and all dividends payable on outstanding shares of Series A Preferred Stock during the first three years following the Closing Date were paid by the issuance of PIK Shares, AIG would be entitled to acquire an additional 15,545,103 shares of Common Stock on conversion of such Earthquake Shares and PIK Shares following the third anniversary of the Closing Date. Consequently, AIG's potential Common Stock holdings could total as much as 50,097,353 shares after the third anniversary of the Closing Date, representing 49.76% of the outstanding shares of Common Stock based on the number of shares of Common Stock outstanding as of November 1, 1994, as adjusted to give effect to the conversion of the original 200,000 shares of Series A Preferred Stock, the exercise of the Series A Warrants and the conversion of the Earthquake Shares and PIK Shares.

         The Investment Agreement includes standstill provisions that, with certain exceptions, will prevent AIG from acquiring additional shares of capital stock in excess of those purchasable on conversion of its Series A Preferred Stock (including the Earthquake Shares and the PIK Shares) and on exercise of the Series A Warrants for a period of three years after the Closing Date. Following the expiration of the standstill provisions, there will be no agreement imposing limitations on AIG's ability to acquire additional shares of capital stock and/or to acquire control of the Company, other than the limitations contained in the Certificate of Determination for the Series A Preferred Stock that will reduce the number of directors that can be elected by the holders of Series A Preferred Stock to the extent that AIG would otherwise be able to elect a majority of the Board by virtue of its holdings of Series A Preferred Stock and Common Stock (x) obtained upon conversion of the Series A Preferred Stock or on exercise of the Series A Warrants and (y) held of record by AIG (or its subsidiaries). See "-- The Investment Agreement -- Description of Series A Preferred Stock."

DIMINISHED ABILITY TO SELL THE COMPANY

         As a result of AIG's substantial ownership interest in the Company's securities, it may be more difficult for a third party to acquire the Company. By virtue of the substantial percentage of the Common Stock that AIG would acquire upon conversion of its shares of Series A Preferred Stock and exercise of its Series A Warrants, a potential buyer would likely be deterred from any effort to acquire the Company absent the consent of AIG or its participation in the transaction. In addition, the consent of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, will be required for approval of the merger or consolidation of the Company or the sale of substantially all of its assets during the first three years following the Closing Date, after which time holders of Series A Preferred Stock will not have a special class vote with respect to such transactions, but will vote together with holders of Common Stock, as a single class, and in any such vote holders of shares of Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible on the date the vote is taken. See "The Investment Agreement -- Description of Series A

Preferred Stock -- Voting Rights." As a result, issuance of the Series A Preferred Stock and Series A Warrants and consummation of the other transactions contemplated by the Investment Agreement might have the effect of preventing or discouraging an attempt by another person or entity to take over or otherwise gain control of the Company. As of the date of this Proxy tatement, management knows of no specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

CERTAIN TAX CONSIDERATIONS

         The Company estimates that, as of December 31, 1994, NOLs of approximately $400 million will be available to offset taxable income recognized by the Company and its subsidiaries in periods after December 31, 1994. For federal income tax purposes, these NOLs will expire in the year 2009. NOLs benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the 35% federal corporate tax on such income.

         Under Section 382 of the IRC, the benefit of the Company's NOLs can be reduced or eliminated if the Company undergoes an "ownership change," as defined in Section 382. Generally, an "ownership change" occurs if one or more shareholders, each of whom owns 5% or more of a company's capital stock, and certain "public groups" increase their aggregate ownership of the company by more than 50 percentage points over the lowest percentage of stock owned by such shareholders or groups over the preceding three-year period (based on value). If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax exempt rate (currently 6.25%). Because the value of the Company's stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items were an ownership change to occur. The Company would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of such limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use, reduce stockholders' equity and slow the growth of statutory policyholders' surplus.

         Approval and consummation of the Transaction increases the risk that the Company will undergo an ownership change because of the significant change in ownership attributable to AIG's ownership interest in the Company. The Company has determined, however, that, based on the current ownership by 5 percent shareholders of the Company, in order for there to be an ownership change of the Company on the Closing Date, certain factual determinations must be made with respect to the value of the Series A Preferred Stock and the principal purpose underlying the issuance and structure of the securities issued (or issuable) pursuant to the Investment Agreement. In particular, the Company believes that, based on its estimate of potential values of the Series A Preferred Stock, its knowledge of the current ownership of Common Stock by 5 percent shareholders, and the current trading price of its Common Stock, an ownership change of the Company will not occur on the Closing Date unless there is a determination that a principal purpose of the Transaction structure governing the issuance of the Series A Preferred Stock or the Series A Warrants was to avoid or ameliorate the impact of an ownership change under Section 382. The Company and AIG have indicated that avoiding or ameliorating the impact of an ownership change under Section 382 was not a purpose of the issuance or structure of any of those securities. Therefore, based on information currently available to the Company, all of which is subject to change following the date of this Proxy Statement, the Company does not believe an ownership change will occur on the Closing Date. If the Internal Revenue Service ("IRS") were to successfully challenge this position, however, it is possible that the consummation of the Transaction would cause an ownership change of the Company.

         Even if consummation of the Transaction does not cause an ownership change of the Company, the issuance of the Series A Preferred Stock will result in a significant shift of ownership of the Company's stock to AIG. If additional stock were accumulated by AIG (such as the PIK Shares or Earthquake Shares) or other 5 percent shareholders of the Company (as defined for purposes of Section
382) before or after the Transaction, it is possible that those accumulations, when coupled with the increase in AIG's ownership resulting from the Transaction, could cause an ownership change of the Company.

         In order to assist in preventing an ownership change of the Company, the Board of Directors has recommended and approved, subject to approval by the shareholders, the Transfer Restrictions Proposal. The Transfer Restrictions Proposal, if approved, would place significant restrictions on the ability of certain shareholders to acquire and dispose of, directly or indirectly, the Company's stock, effective for up to 38 months following the consummation of the Transaction.

         Even if the Transfer Restrictions Proposal is approved, however, the extent to which the related restrictions are enforceable is uncertain under California law. In addition, the Transfer Restrictions contain certain exceptions for specified transactions effected by or with AIG, which could result in an ownership change of the Company. Purchases by other shareholders of Common Stock and other events that occur prior to the Transfer Restrictions becoming effective can effect the percentage shift in the Company's ownership as determined for purposes of Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership of 5 percent shareholders of the Company to increase. There also can be no assurance, in the event transfers in violation of the Transfer Restrictions are attempted, that the IRS will not assert that such transfers have federal income tax significance notwithstanding the Transfer Restrictions. Moreover, while Section 382 provides that fluctuations in the relative values of different classes of stock are not taken into account in determining whether an ownership change occurs, no regulations or other guidance have been issued under this provision. Therefore, the extent to which changes in relative values between the Series A Preferred Stock and the Common Stock could result in an ownership change of the Company is unclear, and it is possible that fluctuations in the value of the Series A Preferred Stock and the Common Stock could result in an ownership change of the Company. As a result, the Company believes that the Transfer Restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of NOLs by the Company.

         The Company believes that the Transfer Restrictions are in the best interests of the Company and its shareholders and are reasonable, and the Company will act vigorously to enforce the restrictions against all current and future holders of the Company's shares.

         A detailed discussion of the application of Section 382 to the Investment Agreement, and a discussion of the Transfer Restrictions Proposal, are set forth under the heading "Approval of the Transfer Restrictions Proposal," below.

         Approval of the Transfer Restrictions Proposal may result in a decreased valuation of the Common Stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of the Common Stock within 38 months of the Closing Date.

QUOTA SHARE REINSURANCE

         The quota share reinsurance arrangements will reduce the net written premium to surplus ratio of the Insurance Subsidiaries. The treaties will have a five-year term and, at AIG's option, may be renewed annually thereafter for four additional one-year periods, provided that the percentage share ceded to AIG's subsidiaries will be reduced to 8% in the first renewal period, 6% in the second renewal period, 4% in the third renewal period and 2% in the fourth renewal period. The Insurance Subsidiaries will receive a commission equal to 10.8% of the ceded written premium for policies with effective dates from January 1, 1995 through December 31, 1995. For policies with effective dates in each subsequent underwriting year, the commission will be equal to the rate of the Insurance Subsidiaries' incurred underwriting expenses (as recorded in the Insurance Subsidiaries' statutory statements) to net written premium for the prior calendar year.

JOINT VENTURE ARRANGEMENTS

         Pursuant to the Investment Agreement, the Company and AIG have agreed to use their respective best efforts to negotiate and mutually agree upon a master joint venture agreement whereby the Company and AIG or its subsidiaries will form new joint venture subsidiaries to engage in the sale of automobile insurance policies in jurisdictions outside the State of California. See "-- The Investment Agreement -- Joint Venture Agreement." The ownership interests and capital contributions of the parties in the joint ventures have not yet been agreed upon, and the parties have not yet defined the geographic scope of any such joint ventures that may be pursued. It is anticipated that AIG will provide the initial start-up capital for the specific joint ventures, subject to mutual agreement upon the extent of such capital and the ownership interests, profit interests and other such factors related to the specific ventures. The joint ventures, if formed, will enable the Company to expand into geographic areas in which it has not previously sold insurance. The ventures, however, will not be under the complete control of the Company, and the parties have not yet addressed policies and procedures that will be put in place for the management of the ventures. No assurances can be made that the Company and AIG will be able to agree upon the definitive terms of the joint venture arrangements or that, if the joint ventures are formed, they will achieve profitability.

PROVISION FOR UNFORESEEN LOSSES FROM THE NORTHRIDGE EARTHQUAKE

         Since the Northridge Earthquake occurred, the Company and other members of the property and casualty insurance industry have revised their estimates of claim costs and related expenses several times. Delayed discovery of the severity of damages has caused claims to be reevaluated as the additional damage becomes known and has made the estimation process extremely difficult. Because of the difficulties of estimation, it is possible that the Company's Northridge Earthquake loss estimates will increase. The development of gross losses and allocated loss adjustment expenses related to the Northridge Earthquake in excess of the amount currently accrued could have adverse consequences for the Company. In order to ameliorate the impact of this risk at least in part, a provision has been included in the Investment Agreement that allows the Company, at its option, to require AIG to contribute up to $70 million of additional capital to the Company in exchange for the Earthquake Shares. The Company, however, may determine not to issue some or all of the Earthquake Shares as a means of obtaining additional capital to cover unforeseen losses related to the Northridge Earthquake in light of the rules in
Section 382 of the IRC governing the Company's ability to utilize its NOLs to offset taxable income in future years, or the Company could elect to issue some or all of the Earthquake Shares notwithstanding the fact that such issuance could result in a limitation on the Company's ability to utilize its NOLs. See "-- Certain Tax Considerations," above. In addition, the Investment Agreement provides that the Company and AIG from time to time may discuss the possibility of AIG's subsidiaries providing additional reinsurance to the Insurance Subsidiaries in excess of the reinsurance currently contemplated by the Investment Agreement for the purpose of improving the Company's premium-to-surplus ratio, although neither AIG nor the Company is obligated to enter into such additional reinsurance arrangements. The Investment Agreement provides that, in the event the Company requires additional capital after AIG has purchased the Earthquake Shares and the Company has availed itself of any additional quota share reinsurance arrangements that may be available through AIG, the Company will be required to develop a capital financing plan that is reasonably acceptable to AIG.

         In the event the Company's gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake exceed $945 million, the Investment Agreement provides that the Exercise Price of the Series A Warrants shall be reduced by $0.08 per share for each million dollars of gross losses and allocated loss adjustment expenses in excess of $945 million (provided that the Exercise Price shall never be reduced to less than $1.00 per share as a result of Northridge Earthquake losses); provided, however, that no adjustment to the Exercise Price shall be made with respect to increases in gross losses and loss adjustment expenses attributable to Northridge Earthquake reported in financial statements following the 1995 year-end audited financial statements of the Company. See "-- The Investment Agreement -- Quota Share Reinsurance Arrangements" and "-- Provision for Adverse Northridge Earthquake Developments."

EFFECT ON CAPITAL AND EARNINGS AVAILABLE FOR COMMON SHAREHOLDERS

         After giving effect to expenses of the Transaction, the sale of the Series A Preferred Stock and the Series A Warrants to AIG would increase the Company's capital by approximately $210 million. Dividends on the Series A Preferred Stock would reduce earnings available for common shareholders by approximately $18 million per annum (or $26 million assuming all of the Earthquake Shares were issued as of the consummation of the Transaction). Based upon the number of shares of Common Stock outstanding as of November 1, 1994 and without giving effect to the conversion of any shares of Series A Preferred Stock or the exercise of any Series A Warrants, the quarterly dividends on outstanding shares of Series A Preferred Stock would reduce the Company's primary earnings per share by approximately $0.35 per year (or $0.50 per year assuming all of the Earthquake Shares were issued as of the consummation of the Transaction).

ALTERNATIVES TO THE INVESTMENT AGREEMENT PROPOSAL

         In the event the Investment Agreement Proposal is not approved by the shareholders at the Meeting, or the Transaction is not consummated for any other reason, the Company would seek alternative sources of additional capital and/or pursue acquisition proposals and/or consider other quota share reinsurance arrangements. There can be no assurance that the Company would be successful in any such efforts or that the Company would be able to consummate a transaction that has all of the features of, or similar terms as provided in, the Investment Agreement. The Company has not sought alternative sources of additional capital nor has it pursued acquisition proposals since October 17, 1994, the date as of which the Investment Agreement was entered into by the Company and AIG. The Company's inability to consummate the Transaction could result in the DOI immediately recommencing regulatory actions, which might include prohibiting the Insurance Subsidiaries from writing further insurance policies pending the infusion of additional capital. In addition, because of the defaults under the Bank Credit Agreement that would remain in the absence of the Transaction and the Amendment and Waiver, the Lenders could elect to pursue their remedies under the Bank Credit Agreement, including accelerating all amounts owed by the Company and foreclosing on the capital stock of the Insurance Subsidiaries pledged as collateral under the Bank Credit Agreement. Moreover, Best would continue to review and would likely further downgrade the ratings of the Insurance Subsidiaries unless an alternative transaction were immediately identified. Any or all of these actions by the DOI, the Lenders or Best would materially impair the ability of the Insurance Subsidiaries to continue their operations as currently conducted.

         In the event the Investment Agreement Proposal is not approved, the Stock Option Agreement provides that the Option would be triggered upon the occurrence of certain events arising prior to October 31, 1995 (the expiration date of the Option), including a third-party investment in, or acquisition of, the Company. The Stock Option Agreement provides that AIG may, after the Option becomes exercisable, require the Company to repurchase the Option or any shares of Common Stock purchased on exercise of the Option (the "Option Shares") for the greater of $10 million or the market value of the Option or the Option Shares, as applicable, provided that the Company will not be required to pay an aggregate of more than $10 million to repurchase any portion of the Option or the Option Shares. See "Certain Matters Related to the Investment Agreement Proposal -- The Stock Option Agreement."

THE INVESTMENT AGREEMENT

         The following is a summary of certain provisions of the Investment Agreement, a copy of which is attached hereto as Appendix II. This summary is not intended to be complete and shareholders are urged to read the Investment Agreement in its entirety.

         The Board of Directors reserves its right to amend or waive the provisions of the Investment Agreement and the other documents related thereto in all respects before or after the approval of the Investment Agreement Proposal by the shareholders. In addition, the Board of Directors reserves its right to terminate the Investment Agreement in accordance with its terms notwithstanding shareholder approval.

ISSUANCE AND SALE OF PREFERRED STOCK AND SERIES A WARRANTS

         Pursuant to the Investment Agreement, the Company will sell, and AIG or certain of its subsidiaries will purchase 200,000 shares of Series A Preferred Stock and 16 million Series A Warrants. The Investment Agreement provides that AIG will pay the Company $200 million for the shares of Series A Preferred Stock and $16 million for the Series A Warrants.

DESCRIPTION OF SERIES A PREFERRED STOCK

         The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock as contained in the Certificate of Determination for the Series A Preferred Stock, a copy of which is attached hereto as Appendix III (the "Series A Certificate of Determination"). Shareholders are urged to read the Series A Certificate of Determination in its entirety.

         Priority. The Series A Preferred Stock will have a liquidation value of $1,000 per share (the "Liquidation Value"). The Series A Preferred Stock will rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereinafter authorized, issued or outstanding (the

Common Stock and such other classes and series of equity securities collectively are referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on parity with ("Parity Stock") or senior to ("Senior Stock") the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Series A Preferred Stock shall be junior to all outstanding debt of the Company. The Series A Preferred Stock will be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not prohibited by the Company's Articles of Incorporation, subject to the approval of the holders of the outstanding shares of Series A Preferred Stock. See "-- Additional Voting Rights."

         Dividends. The Series A Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly as declared by the Board. At the option of the Company, dividends will be payable either in cash or in kind (whereby the holder receives, in lieu of cash, shares of Series A Preferred Stock having a liquidation value equal to the dividends declared) during the first three years after the Closing Date. Following the third anniversary of the Closing Date, dividends will be payable quarterly only in cash.

         Conversion. The Series A Preferred Stock will be convertible at any time, in whole or in part, at the option of the holder into shares of the Common Stock at a per share conversion price equal to $11.33 (the "Conversion Price"). The Conversion Price is subject to certain post-closing antidilution adjustments upon the occurrence of certain events such as (i) stock dividends, stock splits and reverse stock splits, (ii) stock reclassifications, (iii) issuances of rights, warrants or securities convertible or exchangeable into Common Stock having a conversion or exercise price per share less than the market value of the Common Stock, (iv) cash dividends totalling in excess of 10% of the Company's total market capitalization, and (v) tender offers by the Company for shares of Common Stock for aggregate consideration exceeding 10% of the Company's total market capitalization.

         Redemption. The Series A Preferred Stock will be redeemable at the option of the Company for a redemption price equal to 300% of the Liquidation Value of the Series A Preferred Stock (plus accrued dividends). Notwithstanding the foregoing, in the event that, prior to any notice of redemption given by the Company following the fifth anniversary of the Closing Date, the closing price per share of Common Stock for 30 consecutive trading days ending not more than five days prior to the date of the notice of redemption exceeds 180% of the Conversion Price, the redemption price in connection with any redemption following such fifth anniversary of the Closing Date shall be 105% of the Liquidation Value of the Series A Preferred Stock (plus accrued dividends), declining 1% each year thereafter until redeemable at par (plus accrued dividends) in the eleventh year following the Closing Date and thereafter.

         Rights to Elect Directors. The Series A Preferred Stock, voting as a separate class, will be entitled to elect two of the Company's eleven directors. Holders of Series A Preferred Stock shall not be entitled to vote in the election of the remaining directors, who shall be elected by holders of shares of Common Stock. In the event that the total number of directors of the Company is increased or decreased, the number of directors elected by the holders of Series A Preferred Stock will be increased or decreased, as appropriate, such that the minimum number of directors that may be elected by holders of Series A Preferred Stock (the "Applicable Number") will equal or exceed 2/11th of the directors; provided, however, that the Applicable Number shall be reduced by the minimum number of directorships in order that the sum of (i) the Applicable Number and (ii) the minimum whole number of directors which can be elected (through the application of cumulative voting) by shares of Common Stock (x) obtained upon conversion of the Series A Preferred Stock or on exercise of the Series A Warrants and (y) held of record by the holder (or subsidiaries thereof) not equal or exceed a majority of the total number of directors of the Company; provided further, however, until the date of the Company's 1995 annual meeting of shareholders (currently scheduled for May 23, 1995), the Board of Directors of the Company shall consist of twelve members, of which the Applicable Number elected by the holders of Series A Preferred Stock shall be two directors (it being understood that, on said annual meeting date, the size of the Board of Directors shall be reduced to eleven members again, with the removal or non-election of one of the directors who is not a Series A Preferred Stock designee).

         Additional Voting Rights. In addition, the Company will not be entitled to (i) issue any shares of Senior Stock, (ii) amend, alter or repeal any provisions of the Articles of Incorporation or the Bylaws, (iii) enter into any merger or consolidation with, or sell all or substantially all of the assets of the Company to, any person or (iv) make any dividend or other distribution to all holders of Common Stock of cash or property that, combined with the aggregate amount of any other such distributions within the 12 months preceding the date of payment of such distribution and the aggregate amount of consideration payable in respect of any purchase by the Company of any of its Common Stock within the preceding 12 months, exceeds 15% of the total market capitalization of the Company; provided, however, that, with respect to clause
(iii), after the third anniversary of the Closing Date, holders of Series A Preferred Stock will not have a special right to vote with respect to such transactions, but will vote together with Common Stock, as a single class, and in any such vote or consent a holder of shares of a Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible on the date the vote is taken or the consent is given.

         Preemptive Rights. In the event the Company intends to issue and sell shares of Common Stock in a public offering (when permitted under the Investment Agreement), AIG shall have the rights discussed below under "Restrictions on Additional Issuances of Capital Stock," including the preemptive right to participate in such Common Stock offering up to AIG's fully convertible/exercised interest in the Common Stock of the Company at the per share price received by the Company (i.e., without underwriters' discount) in such public offering.

DESCRIPTION OF THE SERIES A WARRANTS

         The following is a summary of certain provisions of the Series A Warrants, as contained in the form of Warrant Certificate. This summary is not intended to be complete and shareholders are urged to read in its entirety the form of Warrant Certificate, a copy of which is attached hereto as Appendix IV.

         Exercise of the Series A Warrants. The Series A Warrants will be exercisable at any time following the first anniversary of the Closing Date (the "Effective Date"), in whole or in part, for an aggregate of 16 million shares of Common Stock upon payment of an exercise price of $13.50 per share (the "Exercise Price"). In the event the Company's gross losses and allocated loss adjustment expenses from the Northridge Earthquake exceed $945 million and AIG contributes additional capital to the Company pursuant to the Investment Agreement prior to the first anniversary of the Closing Date, the Effective Date will be deferred to the second anniversary of the Closing Date. See "-- Provision For Adverse Northridge Earthquake Developments." The Effective Date may be accelerated to be an earlier date in the event the Company's Board of Directors approve such, and the Effective Date shall automatically be accelerated to any earlier date that AIG is entitled to acquire additional securities of the Company pursuant to the standstill provisions of the Investment Agreement. See "-- Standstill Provisions." The Series A Warrants will expire on the thirteenth anniversary of the Closing Date. In addition, the exercise of the Series A Warrants will be subject to the Transfer Restrictions that will be included in the Company's Articles of Incorporation if the Transfer Restrictions Proposal is approved. See "Approval of the Transfer Restrictions Proposal."

         Adjustments to the Exercise Price. The Exercise Price and/or the number of shares of Common Stock purchasable on exercise of the Series A Warrants are subject to certain antidilution adjustments upon the occurrence of certain events such as (i) stock dividends, stock splits and reverse stock splits, (ii) stock reclassifications, (iii) issuances of rights, warrants or securities convertible or exchangeable into Common Stock having a conversion or exercise price per share less than the market value of the Common Stock, (iv) cash dividends totalling in excess of 10% of the Company's total market capitalization, and (v) tender offers by the Company for shares of Common Stock for aggregate consideration exceeding 10% of the Company's total market capitalization. The Series A Warrants provide that in the event of the consolidation, merger or sale or transfer of all or substantially all of the assets of the Company, the person formed by such consolidation or merger or which acquires such assets, as the case may be, shall execute and deliver to the holder of the Series A Warrants a new warrant certificate entitling the holder to exercise such Series A Warrants into the kind and amount (if any) of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Series A Warrants might have been converted immediately prior to such consolidation, merger, sale or transfer.

         In the event the Company's gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake exceed $945 million, the Exercise Price of the Series A Warrants shall be reduced by $0.08 per share for each million dollars of gross losses and allocated loss adjustment expenses in excess of $945 million (provided that the Exercise Price shall never be reduced to less than $1.00 per share as a result of Northridge Earthquake losses); provided, however, that no adjustment to the Exercise Price shall be made with respect to increases in gross losses and allocated loss adjustment expenses reflected in financial statements following the 1995 year-end audited financial statements of the Company. For purposes of the foregoing adjustments, gross losses and allocated loss adjustment expenses related to the Northridge Earthquake shall be calculated on the earlier of (i) any exercise of the Series A Warrants or, (ii) otherwise, on a quarterly basis. See "-- Provision for Adverse Northridge Earthquake Developments."

         Voting Rights.  The Series A Warrants will have no voting rights.

QUOTA SHARE REINSURANCE ARRANGEMENTS

         Upon consummation of the Investment, the Insurance Subsidiaries will enter into quota share reinsurance treaties with subsidiaries of AIG covering 10% of each of the Insurance Subsidiaries' policies incepting on and after January 1, 1995. The treaties will have a five-year term and, at AIG's option, will be renewable annually thereafter for four additional one-year renewal periods, provided that the quota share percentage ceded to AIG's subsidiaries will be reduced to 8% in the first renewal period, 6% in the second renewal period, 4% in the third renewal period and 2% in the fourth renewal period. AIG will pay the Insurance Subsidiaries a commission equal to 10.8% of the ceded written premium for policies with effective dates from January 1, 1995 through December 31, 1995. For policies with effective dates in each subsequent underwriting year, the commission will be equal to the rate of the Insurance Subsidiaries' incurred underwriting expenses (as recorded in the Insurance Subsidiaries' statutory statements) to net written premium for the prior calendar year. The Investment Agreement provides that, following the Closing Date, the Company and AIG may from time to time discuss additional quota share arrangements. In particular, the Company and AIG may discuss an arrangement whereby (i) the Insurance Subsidiaries cede such participation in excess of the 10% participation pursuant to the Quota Share Agreements as results in an agreed upon net premium-to-surplus ratio being achieved and (ii) in the event the Insurance Subsidiaries' net premium-to-surplus ratio subsequently improves below such specified ratio, the increased participation pursuant to clause (i) shall thereafter be reduced to achieve the specified ratio, with increases and reductions in the additional participation made annually. Neither the Company nor AIG is obligated to enter into any such arrangement.

PROVISION FOR ADVERSE NORTHRIDGE EARTHQUAKE DEVELOPMENTS

         Sale of Additional Series A Preferred Stock. The Investment Agreement provides that, if at any time (before or after the Closing Date, but subject to the Transaction occurring) the Company's and the Insurance Subsidiaries' gross losses and allocated loss adjustment expenses associated with claims resulting from the Northridge Earthquake exceed $850 million (such excess being referred to herein as the "Excess Loss Amount"), AIG shall, if requested in writing by the Company after the Closing Date, contribute to the capital of the Company, in whole or in part, an amount up to the lesser of (i) $70 million or (ii) the Excess Loss Amount (the "AIG Contribution"). In consideration of the AIG Contribution, the Company shall issue to AIG that number of fully paid and nonassessable Earthquake Shares having an aggregate liquidation value equal to
(x) the amount of the AIG Contribution plus (y) an amount equal to the product of (1) the AIG Contribution, (2) 0.65 and (3) the quotient of (I) the number of shares of Common Stock beneficially owned or obtainable by AIG and its affiliates by virtue of ownership of the shares of Series A Preferred Stock (including any additional shares actually issued by virtue of the provision of the Certificate of Determination governing the Series A Preferred Stock permitting payment of dividends by the issuance of PIK Shares) and the Series A Warrants and conversion or exercise thereof divided by (II) the sum of (A) the total number of shares of Common Stock of the Company outstanding October 17, 1994 plus (B) the number of shares referred to in (I); provided, however, that the aggregate liquidation value of any Earthquake Shares issued pursuant to the foregoing provisions of the Investment Agreement (without taking into account any Series A Preferred Shares issuable as a dividend in kind on any outstanding Series A Preferred Shares) shall not exceed $87.9725 million. The amount represented as "(y)" in the above formula is designed to represent

AIG's proportional share of the Company's after-tax loss resulting from the Excess Loss Amount. Successive contributions under the foregoing provisions for partial amounts reflecting developments over time shall be permitted, with minimum cash contributions prior to the final contribution being for no less than $10 million. The Company may determine not to issue some or all of the Earthquake Shares as a means of obtaining additional capital to cover unforeseen losses related to the Northridge Earthquake in light of the rules in
Section 382 of the IRC governing the Company's ability to utilize its NOLs. See "Approval of the Transfer Restrictions Proposal" and "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Provision for Unforeseen Losses from the Northridge Earthquake."

         Adjustment to the Exercise Price of the Series A Warrants. In the event the Company's gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake exceed $945 million, the Exercise Price of the Series A Warrants shall be reduced by $0.08 per share for each million dollars of gross losses and allocated loss adjustment expenses in excess of $945 million (provided that the Exercise Price shall never be reduced to less than $1.00 per share as a result of Northridge Earthquake losses); provided, however, that no adjustment to the Exercise Price shall be made with respect to increases in gross losses and allocated loss adjustment expenses reflected in financial statements following the 1995 year-end audited financial statements of the Company. For the purposes of determining the foregoing adjustments, the gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake shall be calculated on the earlier of (i) any exercise of the Series A Warrants or, (ii) otherwise, on a quarterly basis.

RESTRICTIONS ON ADDITIONAL ISSUANCES OF CAPITAL STOCK

         In the event that the Company needs to obtain additional capital financing following any sale of the Earthquake Shares to AIG and any additional or revised quota share reinsurance arrangements that the Insurance Subsidiaries and AIG may enter into, the Investment Agreement provides that the Company shall be required to develop a capital financing plan which is reasonably acceptable to AIG.

         The Investment Agreement further provides that the Company may not issue additional shares of Common Stock or of another class of securities similar thereto, or any securities, options, warrants or similar rights convertible, exercisable, exchangeable or having other rights to acquire any such shares (except for certain issuances of Common Stock pursuant to employee stock option or employee benefit plans); provided, however, that following the end of the 38th month following the Closing Date (i.e., the period referred to in the Transfer Restrictions proposed in light of Section 382 of the IRC (see "Approval of the Transfer Restrictions Proposal")), the Company may issue and sell shares of Common Stock in a fully distributed public offering, so long as
(i) the Company first provides AIG prior notice of the Company's intent to make such an offering and (ii) the Company provides AIG a prior opportunity, at AIG's election, either (x) to make an offer to purchase the outstanding shares of Common Stock of the Company (with the result that the public offering not proceed) or (y) to preemptively participate in such Common Stock offering up to AIG's fully converted/exercised interest in the Common Stock of the Company at the per share price received by the Company (i.e., without underwriters' discount) in such public offering.

STANDSTILL PROVISIONS

         Pursuant to the Investment Agreement, AIG has agreed with the Company that for a period of three years commencing on and following the Closing Date, neither AIG nor any of its subsidiaries will, without the prior approval of the Company's Board of Directors, (i) acquire, offer to acquire or agree to acquire (other than (A) in accordance with the terms of the Investment Agreement, the Series A Warrants, the Series A Certificate of Determination and the Stock Option Agreement, (B) as a result of a stock split, stock dividend or other recapitalization by the Company, (C) upon the execution of unsolicited buy orders by any affiliate of AIG that is a registered broker-dealer for the account of its customer, (D) as to subsidiaries of AIG engaged in investment activities in the ordinary course, acquisitions up to an aggregate of 1% of the outstanding Common Stock (excluding the 900,000 shares of Common Stock already owned by AIG) or of any other class of voting securities in the ordinary course and without an intent to influence the management or control of the Company, or
(E) in a transaction in which AIG or an affiliate of AIG acquires a previously unaffiliated business entity that owns voting securities of the Company) any outstanding Common Stock or any other voting securities of the Company or commence any tender or exchange offer seeking to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") without regard to the 60-day provision in paragraph (d)(1)(i) thereof) of the Common Stock or any other voting securities, (ii) become a member of a 13(d) group, within the meaning of Rule 13d-5 under the Exchange Act (a "Group"), with respect to any Common Stock or voting securities of the Company, other than a Group composed solely of itself and its affiliates, or encourage any other Group to acquire any Common Stock or other voting securities of the Company (other than in purchases from AIG), (iii) solicit any proxies or shareholder consents or become a participant (other than by voting), or encourage any person to become a participant, in a proxy or consent solicitation with respect to any of the Company's securities (in each case other than solicitations to holders of Series A Preferred Shares with respect to matters as to which the Series A Preferred Shares are entitled to vote), (iv) call any special meeting of shareholders, (v) make any public proposal to shareholders with respect to any extraordinary transaction involving the Company, including, but not limited to, any business combination, restructuring, recapitalization or dissolution, or (vi) request in a manner that would require public disclosure of such request by the Company or AIG that the Company amend any restrictions contained in the standstill provisions; provided, however, that the Investment Agreement provides that the foregoing restrictions shall not apply with respect to Common Stock or shares of other voting securities held or managed as part of an investment portfolio by subsidiaries of AIG if, and only to the extent, AIG's subsidiaries have fiduciary obligations to third parties to take any such actions. In the event AIG becomes aware (including, but not limited to, by notice from the Company) that an affiliate (as defined under the Exchange Act) (other than a subsidiary) of AIG has taken any action that would be prohibited of AIG by the foregoing, the Investment Agreement provides that AIG shall, to the extent that it has the authority, right and power to do so, promptly cause such action to cease and, if practicable, to be reversed in order to effectuate the intent of the standstill provisions.

         Notwithstanding the foregoing, pursuant to the Investment Agreement, AIG shall have the right freely to acquire additional securities of the Company in any manner whatsoever and engage in any of the activities proscribed under the standstill provisions, in the event that (i) an Insolvency Event (as defined below) occurs; (ii) 60 days after the Company or any of its subsidiaries is in default under any indebtedness or other borrowing incurred by it unless such default is cured during such 60-day period; (iii) the Company or any of its subsidiaries breaches the Investment Agreement, the Stock Option Agreement, provisions of the Series A Warrants, the Series A Certificate of Determination, the Registration Rights Agreement, the Quota Share Agreements or the Voting Agreement in any material respect; (iv) any person not affiliated with AIG acquires beneficial ownership (as defined in Rule 13d-3 without regard to the 60-day provision in paragraph (d)(1)(i) thereof) of 20% or more of the outstanding shares of the Common Stock or any more of the outstanding shares of the Common Stock or any other class of the Company's voting securities, or commences any tender or exchange offer seeking to acquire any such ownership;
(v) a third party engages in a proxy solicitation for the purpose of removing directors of the Company elected by the holders of Common Stock or influencing the directors' management of the Company; or (vi) a majority of the directors of the Company who were elected by the holders of Common Stock vote to terminate or release AIG from compliance with any or all of the standstill provisions. Pursuant to the Investment Agreement, an "Insolvency Event" is deemed to have occurred (i) if the Company or any of its subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or under any state insurance insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto ("Insolvency Statutes"); (ii) an involuntary case is commenced against the Company or any of its subsidiaries under an Insolvency Statute; (iii) a custodian is appointed for, or takes charge of, all or any substantial part of the property of the Company or any of its subsidiaries;
(iv)(a) the Company or any of its subsidiaries or (b) any other person, including any insurance regulator, commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or such subsidiary; (v) any insurance regulator shall take material action with respect to the Company or any of its subsidiaries (other than merely requiring the Company to prepare a financial plan) pursuant to the terms of any applicable Risk-Based Capital insurance regulatory requirements; (vi) the Company or any of its subsidiaries is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) the Company or any of its subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (ix) the Company or any of its subsidiaries makes a general assignment for the benefit of creditors; (x) the Company or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due; (xi) the Company or any of its subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (xii) the Company or any of its subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (xiii) any corporate action is taken by the Company or any of its subsidiaries for the purpose of effecting any of the foregoing; provided, however, in the case of clauses (ii),
(iii), (iv)(b), (v) and (vii), an "Insolvency Event" shall occur only in the event the Company is unable to cause such involuntary case, appointment, proceeding or action to be dismissed or withdrawn by the 90th day after the commencement thereof.

COMPETING ACQUISITION PROPOSALS

         Pursuant to the Investment Agreement, prior to the Closing, the Company has agreed that neither the Company nor any of its subsidiaries nor any of the respective officers, directors or employees of the Company or any of its subsidiaries shall, and the Company shall direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation, share exchange, business combination, purchase of all or a significant portion of the assets of the Company or any of its subsidiaries, purchase of all or any portion of the capital stock of the Company or any of its subsidiaries or securities convertible, exchangeable, exercisable or having any other rights to acquire any of such capital stock, tender offer or exchange offer, or any reinsurance agreement outside the ordinary course of business (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being referred to as an "Acquisition Transaction") or engage in any discussions or negotiations concerning, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal and the Company and its subsidiaries shall not enter into any agreement or letter of intent with respect to any Acquisition Transaction.

         Notwithstanding the foregoing, the Investment Agreement provides that, in the event the Company receives an unsolicited request for confidential information or data from a third party that has made a bona fide proposal (subject to due diligence and other usual conditions) to enter into an Acquisition Transaction, the Company may provide confidential information or data to such third party if the Board of Directors of the Company reasonably determines, after consulting with its outside legal counsel, (i) that such third party is capable (financially, legally and otherwise) of completing the transaction described in the Acquisition Proposal and (ii) that their fiduciary duty to shareholders requires such. In the event AIG provides the Company with an additional proposal following the decision of the Board of Directors of the Company, in the exercise of its fiduciary duty, to provide confidential information to any third party, the Company may disclose AIG's additional proposal to such third party.

CERTAIN COVENANTS

         Pursuant to the Investment Agreement, the Company has agreed that, prior to the Closing Date, the Company will conduct business in ordinary course and, among other things, will not, without the consent of AIG: (i) enter into, modify, renew, terminate or commute, any reinsurance agreement; (ii) incur capital expenditures in excess of $2 million; (iii) declare or pay dividends or other distributions, or make redemptions or other acquisitions of its capital stock; (iv) purchase or sell investment assets outside normal investment policies, or change such policies; (v) incur indebtedness outside the normal course; (vi) pledge assets (except as required pursuant to the Bank Credit Agreement); (vii) waive material rights under contracts; (viii) increase or modify employment compensation or enter into or modify existing severance arrangements other than in the normal course; (ix) change any accounting methods or practices, including any reserve methodologies, (x) amend, modify or waive any rights under the Bank Credit Agreement; (xi) enter into new transactions with affiliates; (xii) issue, sell, grant or purchase any shares of its capital stock or warrants, options or other securities convertible, exchangeable or exercisable therefor (except as required in accordance with outstanding employee options); (xiv) amend its articles or by laws, subdivide or reclassify its capital stock or change its business, merge or consolidate with, or acquire all or substantially all of the assets or stock of, any other person; or (xv) enter into any extraordinary contracts or contracts that would materially increase the liabilities of the Company or take any action that would impair the Company's ability to perform under the Investment Agreement. Prior to the Closing Date, AIG shall be entitled to notice from the Company of material adverse changes to the business of the Company.

CONDITIONS PRECEDENT

         The Investment Agreement provides that the obligations of AIG to consummate the transactions contemplated by the Investment Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof by AIG, including the following:
(a) the representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (b) the Company and its Subsidiaries shall have performed and complied in all material respects with all agreements and conditions contained in the Investment Agreement required to be performed or complied with by the Company or its subsidiaries prior to or at the Closing; (c) there shall not have been issued and be in effect (whether temporary, preliminary or permanent) any order of any court or tribunal of competent jurisdiction which prohibits the consummation of the transactions contemplated in the Investment Agreement or imposes any material restriction on AIG or the Company in connection with the transactions contemplated by the Investment Agreement or with respect to the business operations of the Company either prior to or subsequent to the Closing Date; (d) no action, suit, investigation or other proceeding relating to the transactions contemplated by the Investment Agreement shall have been instituted or threatened before any governmental entity which AIG determines in its reasonable discretion presents a substantial risk of the restraint or prohibition of the transactions contemplated in connection therewith; (e) the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal shall have been approved by the requisite vote of the Company's shareholders; (f) the DOI shall have approved in a form that is satisfactory to AIG in good faith in its sole discretion all transactions and acts contemplated by the Investment Agreement (including the exercise of conversion, exercise and other rights under the Series A Preferred Stock and Series A Warrants), and AIG shall be satisfied, in good faith in its sole discretion, as to the status with the DOI of any issues arising out of or related to the Proposition 103 Ruling or the Company's obligations relating to Proposition 103, the Company's solvency plan, the rates applicable to the Company's insurance products, the arrangements relating to the Bank Credit Agreement or the dividends payable by the Insurance Subsidiaries; (g) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Investment Agreement (other than the transactions contemplated by the Master JV Agreement(as defined below)) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated; (h) the Company and the Lenders under the Bank Credit Agreement shall have entered into a definitive amendment to the Bank Credit Agreement, effective upon consummation of the Investment Agreement, amending the Bank Credit Agreement such that the Investment Agreement and the transactions contemplated thereby are permitted under the Bank Credit Agreement as so amended and whereby no default, or event which could result in a default, exists under the Bank Credit Agreement as so amended; (i) the Company shall have delivered to AIG certifications, executed by the Chief Executive Officer and the President of the Company, dated the Closing Date, as to certain matters; (j) the Company shall have received, made, or obtained all required consents, approvals, authorizations, orders, notices, filings, registrations or qualifications required in connection with the transactions and acts contemplated by the Investment Agreement, except where the failure to do so does not have a Material Adverse Effect (defined below) or a material adverse effect on the financial condition, properties, business or results of operations of AIG and its subsidiaries taken as a whole and does not materially and adversely interfere with the transactions and acts contemplated by the Investment Agreement; (k) all consents, registrations, approvals, permits or authorizations of any governmental entity required in connection with the transactions and acts contemplated by the Investment Agreement shall be in full force and effect, and no circumstances shall have changed or exist that would, if known to any governmental entity, be reasonably likely to result in the withdrawal of its consent, registration, approval, permit or authorization; (l) AIG shall have received certain legal written opinions; (m) there shall not have been any newly adopted or proposed legislation, regulation or rule that would have a Material Adverse Effect; (n) the Company shall have provided a letter to AIG from the Company's auditors stating that, following their review of the Company's books and records completed not later than five days prior to the Closing Date, they confirm that there have been no material increases or decreases in specified balance sheet and income statement items, as mutually agreed, from the date of the last financial statements provided to AIG; (o) the Company shall have delivered an opinion of actuary executed by the Chief Actuary of the Company, as of the most recently completed monthly period for which actuarial information is available prior to the Closing Date, opining that as of such date the reserves for loss and loss adjustment expense reflected on the balance sheet of the Company and its subsidiaries have been established in conformity with generally accepted actuarial principles and practices consistently applied, that such reserves were established in conformity with the requirements of the DOI and that such reserves make a reasonable provision for all unpaid loss and loss adjustment expense obligations of the Company under the terms of its policies and agreements; (p) the Company shall have furnished to AIG such executed and conformed copies of such other opinions and certificates, letters and documents as AIG may reasonably request and as are customary for transactions such as those contemplated by the Investment Agreement; (q) since the date of the Investment Agreement, nothing shall have occurred which has had, or is reasonably likely to have, a material adverse effect on the financial condition, regulatory condition, capital, properties, business, results of operations or prospects of the Company or its subsidiaries taken as a whole (it being understood that additional gross losses and allocated loss adjustment expenses relating to the Northridge Earthquake shall not be taken into account in determining the foregoing); and (r) no person or group shall have (i) acquired, or commenced the tender offer to acquire, 33 1/3% or more of the Common Stock or (ii) initiated or announced a proxy solicitation of the holders of Common Stock with the intent of removing one or more of the current members of the Company's Board of Directors or senior management or altering management of the Company. "Material Adverse Effect" is defined in the Investment Agreement as a Material Adverse Effect on the financial condition, regulatory condition, capital, properties, business, results of operations or prospects of the Company and its subsidiaries taken as whole, in each case considered on either a statutory accounting principles basis or a generally accepted accounting principles basis.

         The obligations of the Company to consummate the transactions contemplated by the Investment Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent reciprocal to the conditions contained in paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j),
(k) and (l), above, and to the condition that the DOI shall have approved all transactions and acts contemplated by the Investment Agreement, or to the waiver of any of the foregoing conditions by the Company.

REGULATORY FILINGS AND APPROVALS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including certain of the transactions contemplated by the Investment Agreement, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on October 13, 1994 and October 14, 1994, AIG and the Company, respectively, filed Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the Investment Agreement. The HSR Act waiting period was terminated on November 3, 1994. Notwithstanding the termination of the HSR Act waiting period, at any time before or after the consummation of the transactions contemplated by the Investment Agreement, any person may take action under the antitrust laws, including seeking to enjoin the consummation of the transactions contemplated by the Investment Agreement or seeking the divestiture by AIG of all or any part of the securities received by it pursuant to the Investment Agreement. There can be no assurance that a challenge to the transactions contemplated by the Investment Agreement on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

         In addition, consummation of the Transaction is subject to approval of the DOI, which was obtained on November 10, 1994.

         Except as disclosed in this Proxy Statement, the Company is not aware of any other material federal, state or foreign regulatory approval that is required in order to consummate the Transaction. Should any such approval be required, it is currently contemplated that such approval will be sought.

TRANSFERABILITY OF THE SERIES A PREFERRED STOCK AND SERIES A WARRANTS

         The Series A Preferred Stock, the Series A Warrants or any Common Stock received upon conversion or exercise of the Series A Preferred Stock or the Series A Warrants may not be sold or otherwise transferred except in compliance with the Investment Agreement. The Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock may be transferred at any time, in whole or in part, in private transactions not requiring registration under the Securities Act of 1933, as amended (the "Securities Act"), (i) to affiliates of AIG or (ii) commencing one year following the Closing Date, in amounts not less than $50 million, to third-party investors reasonably acceptable to the Company. The Series A Preferred Stock or the underlying Common Stock purchasable on conversion of the Series A Preferred Stock may also be sold, in whole or in part, in an underwritten offering effected pursuant to the registration rights granted by the Registration Rights Agreement described below or, commencing one year following the Closing Date, pursuant to Rule 144 promulgated under the Securities Act. See "-- Registration Rights." In addition, the resale of the shares of Series A Preferred Stock and shares of Common Stock acquired upon conversion of the Series A Preferred Stock may be subject to certain restrictions pursuant to the Transfer Restrictions included in the Articles of Incorporation if the Transfer Restrictions Proposal is approved, unless the Board of Directors elects to waive the Transfer Restrictions. See "Approval of the Transfer Restrictions Proposal."

         The Series A Warrants are transferable, in whole or in part in private transactions not requiring registration under the Securities Act, (i) to affiliates of AIG and (ii) in amounts of not less than two million Series A Warrants, to third-party investors reasonably acceptable to the Company. The Common Stock purchasable upon exercise of the Series A Warrants may also be sold, in whole or in part, in an underwritten offering effected pursuant to the registration rights granted by the Registration Rights Agreement described below or, commencing one year following the Closing Date, pursuant to Rule 144 promulgated under the Securities Act. See "-- Registration Rights." In addition, the exercise of the Series A Warrants and the resale of the Series A Warrants and any shares of Common Stock purchased upon exercise of the Series A Warrants will be subject to certain restrictions pursuant to the Transfer Restrictions included in the Articles of Incorporation if the Transfer Restrictions Proposal is approved, unless the Board of Directors elects to waive the Transfer Restrictions. See "Approval of the Transfer Restrictions Proposal."

JOINT VENTURE AGREEMENT

         Pursuant to the Investment Agreement, after the Closing Date, the Company and AIG have agreed to use their respective best efforts to negotiate and mutually agree upon a master joint venture agreement (the "Master JV Agreement") whereby the Company and AIG will form a new subsidiary or subsidiaries to engage in the Company's business in states outside California mutually agreed from time to time by the parties, thereby enhancing the Company's expansion plans envisioned prior to the Northridge Earthquake. The overall venture, and/or each local venture established pursuant to the Master JV Agreement, will have a name to be agreed by the parties which will include reference to a portion of the name of each of the parties. The ownership interests and capital contributions of the parties in the specific ventures established pursuant to the Master JV Agreement will be as mutually agreed, reflecting the knowledge, skills, human resources, technology and other capacities of the parties brought to the particular venture, and in particular reflecting the Company's special distribution capabilities. It is anticipated that AIG will provide the initial start-up capital for specific ventures established pursuant to the Master JV Agreement, subject to mutual agreement upon the extent of such capital and the ownership interests, profit interests and other factors related to the specific ventures.

CERTAIN REPRESENTATIONS AND WARRANTIES

         Under the Investment Agreement, the Company has made certain representations and warranties to AIG as to the Company, including (i) organization and qualification; (ii) authorized capital; (iii) the Series A Preferred Stock and the Series A Warrants; (iv) corporate power and authority;
(v) insurance, licenses, permits and filings; (vi) non-insurance licenses and permits; (vii) reports, financial and statutory statements; (viii) required consents from governmental authorities or other third parties; (ix) insurance contracts and rates; (x) reinsurance; (xi) reserves; (xii) title to properties;
(xiii) intangible property and computer software; (xiv) absence of undisclosed liabilities; (xv) absence of certain changes to its business, financial condition or capitalization; (xvi) litigation, liabilities and compliance with laws; (xvii) compliance with environmental laws; (xviii) employee benefits plans; (xix) taxes; (xx) insurance; (xxi) financial advisers and brokers;
(xxii) exhibits, schedules and certificates furnished in connection with the Investment Agreement; (xxiii) labor matters; (xxiv) contracts; (xxv) investment company status; and (xxvi) exemption of the issuance of the Series A Preferred Stock and the Series A Warrants from registration under federal securities laws.

         Under the Investment Agreement, AIG has made certain representations and warranties to the Company as to AIG, including (i) organization and qualification; (ii) corporate power and authority; (iii) required consents from governmental authorities or other third parties; (iv) financing; (v) investment intent and (vi) and the absence of certain actions, suits or proceedings.

TERMINATION

         The Investment Agreement may be terminated (a) by the mutual consent of the Company and AIG; (b) by the Company or AIG if (i) the Closing shall not have occurred on or prior to April 1, 1995 or (ii) the holders of the shares of the Common Stock fail to approve the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and the consummation of the transactions contemplated by the Investment Agreement, provided that the party seeking termination is not in material breach of the Investment Agreement; (c) by AIG, if (i) the DOI formally shall have declined to approve (by order or other official determination, after pursuit by AIG of all practical remedies before the DOI) the transactions and acts contemplated by the Investment Agreement in a manner that is satisfactory to AIG in good faith in its sole discretion, (ii) the Company shall have breached in any material respect any of its representations or warranties, or the covenants or agreement contained in the Investment Agreement, which breach is not cured within 10 days after notice from AIG to the Company specifying such breach, (iii) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to AIG its approval or recommendation of the transactions contemplated by the Investment Agreement, or the Board of Directors of the Company, upon request by AIG, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing or (iv) prior to the mailing of this Proxy Statement, the Company shall not have resolved its outstanding issues with the Lenders under the Bank Credit Agreement on terms that are satisfactory to AIG in its reasonable discretion or
(d) by the Company, (i) if the DOI formally shall have declined to approve (by order or other official determination, after pursuit by the Company of all practical remedies before the DOI) any transactions and acts contemplated by the Investment Agreement or (ii) if AIG shall have breached in any material respect any of the representations or warranties, or covenants or agreements, contained in the Investment Agreement, which breach is not cured within 10 days after notice from the Company to AIG specifying such breach. See "Certain Matters Related to the Investment Agreement Proposal -- Amendment of the Bank Credit Agreement" for a discussion of the Amendment and Waiver to the Bank Credit Agreement that has been entered into by the Company and the Lenders.

         If the Investment Agreement is terminated as provided above, such termination shall be without liability of either the Company or AIG, or any director, officer, employee or representative of the Company or AIG, to the other party to the Investment Agreement; provided that the Company or AIG, as the case may be, shall be liable for any willful breach of the Investment Agreement and, unless the Investment Agreement is terminated by the Company due to a material breach of the Investment Agreement by AIG, the Investment Agreement requires the Company to pay to AIG $1.5 million to reimburse AIG for the fees, expense and costs associated with the Investment Agreement.

INDEMNIFICATION

         All representations and warranties of the Company and AIG contained in the Investment Agreement shall survive the consummation of the transactions contemplated by the Investment Agreement for a period of two years from the Closing Date; provided that the representations and warranties of the Company which are applicable to federal, state, local and other taxes shall survive until the applicable statute of limitations has expired.

         The Investment Agreement provides that the Company will indemnify, defend and hold harmless AIG, its subsidiaries and affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of them, from all claims for the period for which such representation or warranty survives arising out of the breach of any representation or warranty of the Company contained in the Investment Agreement or the breach of any covenant or agreement by the Company contained in the Investment Agreement, the Stock Option Agreement, the Series A Certificate of Determination, the Series A Warrant Certificate or the other agreements contemplated by the Investment Agreement; provided, however, that the Company shall not have any liability to indemnify AIG unless the aggregate of all losses relating thereto for which the Company would be liable exceeds on a cumulative basis an amount equal to $7.5 million, and then only to the extent of any such excess.

         The Investment Agreement provides that AIG will indemnify, defend and hold harmless the Company, its subsidiaries and affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of them, from all claims arising out of the breach of any representation or warranty of AIG contained in the Investment Agreement for the period for which such representation or warranty survives; provided, however, that AIG shall not have any liability to indemnify the Company unless the aggregate of all losses related thereto for which AIG would be liable exceeds on a cumulative basis an amount equal to $7.5 million, and then only to the extent of any such excess.

EXPENSES OF THE TRANSACTION

         Whether or not the transactions contemplated by the Investment Agreement are consummated, all costs and expenses incurred in connection with the Investment Agreement will be paid by the party incurring such expense, subject to the requirement that the Company pay AIG $1.5 million to reimburse AIG for its fees, expenses and costs associated with the Investment Agreement in the event of a termination of the Investment Agreement other than due to a default by AIG. See " -- Termination."

REGISTRATION RIGHTS

         As of the Closing Date, the Series A Preferred Stock and the Series A Warrants will not be listed on the NYSE or any other national securities exchange and the issuance of the Series A Preferred Stock and the Series A Warrants will not be registered with the SEC and therefore they will be restricted securities. However, the Company has entered into a Registration Rights Agreement with AIG (the "Registration Rights Agreement"), pursuant to which AIG or any transferee from AIG in a private transaction will be entitled to certain additional rights with respect to the registration under the Securities Act of the shares of Series A Preferred Stock or the shares of Common Stock purchased upon conversion or exercise of the Series A Preferred Stock or the Series A Warrants (the "Registrable Shares"). The Registration Rights Agreement provides that AIG or its private transferee may demand registration with respect to (i) the Registrable Shares, provided that no such demand registration may be made with respect to an offering of shares having an aggregate market value of less than $50 million, or (ii) shares of Common Stock purchased upon exercise of the Series A Warrants, provided that no such demand registration may be made with respect to an offering of shares having an aggregate market value of less than $25 million. The Registration Rights Agreement also provides that, in the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of any other person, AIG or its private transferee will be entitled to include Registrable Shares in any such registration, subject to the right of the managing underwriter of any such offering in certain circumstances to exclude some or all of such Registrable Shares from such registration.

VOTING AGREEMENT

         Pursuant to the Investment Agreement, all directors and officers of the Company holding shares of the Company's Common Stock have entered into a separate Voting Agreement with AIG (the "Voting Agreement"), pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them or thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal, and against any and all proposals that would adversely affect, in any way the likelihood of approval of the Investment Agreement and the consummation of the transactions contemplated thereby.

         Pursuant the Voting Agreement, such shareholders have also agreed that they will not (i) sell or otherwise transfer, or enter into any voting agreement and arrangement with respect to, the shares of Common Stock beneficially owned by them or thereafter acquired (except that each such shareholder may sell, transfer, exchange, pledge or otherwise dispose of or encumber up to 2% of his or her shares), or (ii) initiate, solicit or encourage in any way any offer or proposal which would adversely affect in any way the likelihood of approval by shareholders of the Investment Agreement and the consummation of the transactions contemplated thereby; provided that such shareholders who are directors of the Company shall not be restricted from taking any action as directors which are reasonably necessary to satisfy such directors' fiduciary duties to the shareholders of the Company.

SOURCE OF FUNDS; INFORMATION CONCERNING AIG

         AIG has informed the Company that the $200 million to be used to purchase the Series A Preferred Stock and the $16 million to be used to purchase the Series A Warrants will come from working capital generated in the ordinary course of its operations.

         AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's member companies write property, casualty, marine, life and financial services insurance, and are engaged in a range of financial services businesses throughout the world. AIG's common stock is listed on the NYSE, as well as the stock exchanges of London, Paris, Switzerland and Tokyo. The principal executive offices of AIG are located at 70 Pine Street, New York, New York 10270, telephone number (212) 770-7000.

         From its origins in 1919, AIG has grown to become a leading U.S.-based international insurance organization. At September 30, 1994 and December 31, 1993, respectively, AIG's stockholders' equity was approximately $16.2 billion and $15.2 billion. Net income for the nine-month periods ended September 30, 1994 and 1993 was approximately $1.60 billion and $1.43 billion, respectively, and net income for the years ended December 31, 1993, 1992 and 1991 was approximately $1.94 billion, $1.66 billion and $1.55 billion, respectively. As a diversified international financial services organization, AIG's results of operations and financial condition are affected by economic and political conditions, legislative and regulatory actions, the level of insurance claims (which depends in part on the incidence of catastrophes and judicial decisions affecting insurer liabilities) and other factors. The Company and AIG believe that AIG has the financial resources to satisfy its obligation to purchase additional shares of Series A Preferred Stock in the event the Company elects to require such investment in light of additional adverse developments with respect to the Northridge Earthquake.

AIG'S DESIGNEES FOR SERIES A PREFERRED STOCK DIRECTORS

         If the Investment Agreement Proposal is approved by the shareholders, holders of the Series A Preferred Stock, voting separately as a class, will be entitled to elect two of the Company's eleven directors (the "Series A Directors"). One vacancy on the Company's Board of Directors has been created as a result of the resignation of James O. Curley as President and director effective as of October 31, 1994. Concurrent with the consummation of the Transaction, two persons designated by AIG will be elected to the Board. Until the date of the Company's 1995 annual meeting of shareholders (currently scheduled for May 23, 1995), the Board of Directors shall consist of twelve members. On the date of the 1995 annual meeting, the Board of Directors will be reduced to eleven members, with AIG retaining two designees on the Board. AIG has advised the Company that, upon consummation of the Investment, it will elect the persons named below as the two Series A Directors to serve until the next annual meeting of shareholders and until their successors are elected by the holders of the Series A Preferred Stock and have been duly qualified. AIG has advised the Company that it currently does not know of any circumstance which could render any of these individuals unable to take office. The following sets forth certain information concerning the persons who have been designated by AIG to serve on the Company's Board of Directors as the Series A Directors.

         Howard Smith, 50, is presently a Senior Vice-President and the Comptroller of AIG. Prior to joining AIG in October 1984, Mr. Smith spent 19 years with Coopers & Lybrand and was the Partner in charge of that firm's New York insurance practice.

         Robert Sandler, 52, is presently Senior Vice-President, Senior Casualty Actuary and Senior Claims Officer of AIG. Mr. Sandler is also presently the Chairman of American International Underwriters, AIG's overseas property-casualty operation, and has executive responsibilites in AIG that include responsibility for oversight of AIG's domestic personal lines businesses. Mr. Sandler first joined AIG in 1968.

VOTE REQUIRED FOR APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL

         Pursuant to Rule 312.00 of the NYSE and the Company's listing agreement with the NYSE with respect to the outstanding Common Stock, shareholder approval is required for the issuance of securities convertible into Common Stock if the Common Stock into which securities are convertible will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities. The Transaction would constitute such an issuance. Shareholder approval of the Investment Agreement Proposal will constitute shareholder approval of the Investment for NYSE purposes. Under the rules of the NYSE, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Investment Agreement Proposal, provided that the total vote cast on the proposal represents a majority of the issued and outstanding shares of Common Stock. The Investment Agreement also requires that the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Series A Warrants be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         Pursuant to the Investment Agreement, each of the directors and officers of the Company holding shares of the Company's Common Stock has entered into a Voting Agreement with AIG, pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them or thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and against any and all proposals which would adversely affect, in any way the likelihood of approval of the Investment Agreement and the consummation of the transactions contemplated thereby. See "-- The Investment Agreement -- Voting Agreement."

         EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL WILL BE VOTED ON SEPARATELY BY THE SHAREHOLDERS OF THE COMPANY. NEITHER AIG NOR THE COMPANY IS OBLIGATED TO CONSUMMATE THE TRANSACTION IN THE EVENT SHAREHOLDERS FAIL TO APPROVE EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL AND THE TRANSFER RESTRICTIONS PROPOSAL.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE INVESTMENT AGREEMENT PROPOSAL.

CERTAIN MATTERS RELATED TO THE INVESTMENT AGREEMENT PROPOSAL

AMENDMENT OF THE BANK CREDIT AGREEMENT

         The Bank Credit Agreement executed and delivered by the Company and the Lenders in June 1994 contains a comprehensive set of covenants, including various financial covenants (including the net worth maintenance, minimum statutory surplus and operating leverage covenants under which the Company was in default following the September 1994 Revised Loss Estimate), restrictions on the issuance of equity securities (other than common stock), required prepayments upon the issuance of equity securities, restrictions on payment of dividends, restrictions on the incurrence of debt and contingent obligations, restrictions on investments and restrictions on amendments to the Company's Articles of Incorporation and restrictions on change of control of the Company. The obligations of the Company under the Bank Credit Agreement are secured by a pledge of the stock of the Insurance Subsidiaries.

         Pursuant to the Amendment and Waiver executed and delivered by the Company and the Lenders on October 17, 1994, the Lenders have waived defaults that would arise under the foregoing provisions and certain other provisions of the Bank Credit Agreement in connection with execution and delivery of the Investment Agreement, consummation of the Transaction and consummation of the transactions contemplated by the Increased Authorized Capital Proposal, the Transfer Restrictions Proposal and the Indemnification Agreements Proposal. Certain of the waivers are conditional, including waiver of requirements that proceeds from the issuance of the Series A Preferred Stock and the Series A Warrants be applied to prepay the loans under the Bank Credit Agreement, waiver of restrictions on the disposition of assets contemplated by the quota share agreements, waiver of restrictions on transactions with affiliates (to the extent AIG may be deemed an affiliate), waiver of existing defaults under the specified financial covenants and waiver of the event of default that would arise upon any change of control in connection with the Transaction. The foregoing waivers will expire if (i) any other default under the Bank Credit Agreement arises before the Transaction is consummated, (ii) the Investment Agreement is terminated or AIG or the Company shall announce its intention not to consummate the Transaction or (iii) the Transaction is not consummated prior to December 31, 1994 (provided that such date is subject to extension for up to three months if certain conditions are met). If the conditional waivers expire, the Amendment and Waiver provides that all rights and remedies of the Lenders under the Bank Credit Agreement shall be fully reinstated as if such waivers had never been granted.

         Effective upon consummation of the Transaction by December 31, 1994 (or such extended date as described above), the Bank Credit Agreement will also be amended in certain respects. Among other changes, the amendments would revise the restrictions on issuance of equity securities to permit issuance of the Series A Preferred Stock (including the Earthquake Shares and PIK Shares) and certain other preferred stock and revise the definition of Net Worth to include the aggregate liquidation value of Series A Preferred Stock and such other preferred stock (but not exceeding the cash consideration received therefor). The amendments would also revise the restrictions on dividends to permit payment of cash dividends on the Series A Preferred Stock on the same basis as cash dividends on Common Stock (i.e., requiring satisfaction of certain financial coverage standards and absence of defaults), provided that in 1995 the Company may pay cash dividends on the Series A Preferred Stock after the loans and commitments under the Bank Credit Agreement are reduced from $160 million to $140 million, so long as no defaults exist and the sum of such cash dividends and 1995 debt service does not exceed the aggregate amount of cash dividends received by the Company from the Insurance Subsidiaries after consummation of the Transaction. Under these provisions no assurances can be given at this time that the Company will be permitted to pay dividends on the Series A Preferred Stock in cash rather than PIK Shares. In addition, under a new covenant added by the Amendment and Waiver, if an Excess Loss Amount arises in connection with the Northquake Earthquake and the Company is entitled to require AIG to purchase any Earthquake Shares, then, through the exercise of such right or through the issuance of other preferred stock or other equity securities having terms satisfactory to a specified percentage of Lenders, the Company is required within 90 days to obtain an amount of capital for contribution to the Insurance Subsidiaries equal to the lesser of (i) the proceeds from the sale of the Earthquake Shares AIG is required to purchase and
(ii) the amount necessary to restore the aggregate surplus of the Insurance Subsidiaries to the amount thereof immediately after consummation of the Transaction, giving effect to capital contributions in connection with the Transaction. The foregoing covenant could materially restrict the Company's options in reviewing alternatives to issuance of the Earthquake Shares in the event that an Excess Loss Amount arises.

         Certain transactions contemplated by the Investment Agreement remain subject to possible restriction under the Bank Credit Agreement. The Lenders have not consented to any investment that may be contemplated by the Master JV Agreement and the Company intends to review its proposed investment thereunder, if any, with the Lenders when the terms of the Master JV Agreement are more fully developed. The Lenders have also not waived requirements that proceeds from the exercise of the Series A Warrants be applied to prepay the loans under the Bank Credit Agreement, although under the Transfer Restrictions such exercise is not anticipated for at least 38 months after consummation of the Transaction.

         AIG has notified the Company that, conditional upon the Closing Date occurring on or prior to December 31, 1994, it approves the form of the Amendment and Waiver and acknowledges that the Amendment and Waiver resolves the Company's outstanding issues with the Lenders under the Bank Credit Agreement.

THE STOCK OPTION AGREEMENT

         As a condition to entering into the letter of intent, AIG had requested that the Company enter into a stock option agreement granting AIG the right to purchase shares of Common Stock of the Company in the event certain circumstances arise that could interfere with the consummation of the Investment. AIG's purpose in requesting such an arrangement was to provide itself with added assurances that, once the letter of intent was signed, the Company would not use AIG's investment proposal solely to seek a better deal for the Company from a third-party investor. After negotiations regarding the terms of such stock option arrangement, the Company and AIG, concurrently with the execution of the letter of intent, entered into the Stock Option Agreement. The consummation of the transactions contemplated by the Stock Option Agreement are not subject to shareholder approval. The following is a summary of certain provisions of the Stock Option Agreement.

         Option Grant. Pursuant to the Stock Option Agreement, the Company has granted to AIG an unconditional, irrevocable option (the "Option") to purchase up to 7,720,871 fully paid and nonassessable shares of Common Stock at a price per share in cash equal to $11.33 (the "Option Price"). The Stock Option Agreement provides that the Option expires upon the consummation of the transactions contemplated by the Investment Agreement. The Option may be exercised as a whole or in part in one or more exercises from time to time, but if, and only if, a Triggering Event (as defined under "-- Exercise of the Option") occurs prior to the expiration of the Option. The Stock Option Agreement provides that in no event shall the number of shares issuable upon exercise of the Option exceed 15% of the total outstanding Common Stock at the time of exercise (the "Maximum Applicable Percentage"). In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of the Stock Option Agreement, the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased so that, after such issuance, it shall equal the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

         Exercise of the Option. The right of AIG or any subsequent holder of the Option (a "Holder") to exercise the Option will be triggered only in the event that one or more of the following events occurs on or prior to October 31, 1995 (each such event referred to hereinafter as a "Triggering Event") and prior to the expiration of the Option:

                 (i) The Company or any subsidiary (as defined) of the Company, without having received AIG's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned to such term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder), other than AIG or a subsidiary of AIG (collectively, "Excluded Persons"), or the Company or any subsidiary of the Company, without having received AIG's prior written consent, shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction; the term "Acquisition Transaction" shall mean (A) a merger or consolidation, joint venture agreement, or any similar transaction, with the Company or any subsidiary of the Company, (B) a purchase, lease or other acquisition outside the ordinary course of business of any material assets, or an assumption of any material assets, of the Company or any subsidiary of the Company, (C) a sale, exchange or other issuance of any capital stock of the Company or any of its subsidiaries or securities convertible into or exchangeable for any such capital stock, except such issuances pursuant to the exercise of options issued to employees under benefit plans as disclosed in the Company's filings with the SEC prior to the date of the Stock Option Agreement, (D) any reinsurance transaction outside the ordinary course of business, (E) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership (as the term "beneficial ownership" is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 10% or more of the voting power of the Company or any subsidiary of the Company, or (F) any substantially similar transaction;

                 (ii) (A) Any person, other than an Excluded Person, alone or together with such person's affiliates and associates (as the terms "affiliate" and "associate" are defined in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Common Stock, or (B) any group (as the term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 20% or more of the shares of Common Stock then outstanding; or

                 (iii) After a proposal is made by any person, other than an Excluded Person, to the Company or its shareholders to engage in an Acquisition Transaction, the Company shall have breached any covenant or agreement contained in the letter of intent, including, without limitation, by failing to promptly provide AIG with any information that it provides to any third party proposing an Acquisition Transaction as required to be pursuant to the Investment Agreement (see "The Investment Agreement -- Competing Acquisition Proposals"), unless such breach is promptly cured without jeopardizing the prompt consummation of the transactions contemplated by the terms of the Investment Agreement.

         The Holder shall be entitled to exercise the Option provided that it sends a written notice of such exercise to the Company within 120 days following the first such Triggering Event. The Stock Option Agreement provides that the 120-day period for the exercise of the Option after a Triggering Event shall be extended in each case at the request of the Holder (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

         AIG's Right to Require the Company to Repurchase the Option. The Stock Option Agreement provides that, upon the occurrence of a Triggering Event that occurs prior to the expiration of the Option, (i) at the request of a Holder, delivered from time to time in writing within 120 days of such occurrence (a "Repurchase Notice"), the Company will be required to repurchase the Option from the Holder, as a whole or in part, at a price (the "Option Repurchase Price") equal to the greater of (x) the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be subject to the Repurchase Notice (as defined below)) multiplied by the amount by which the market/offer price (as defined below) exceeds the Option Price and (y) $10 million and (ii) at the request of a Holder or any person who has been a Holder (for purposes of the Option repurchase provisions, each such person being referred to as a "Holder"), delivered in writing within 120 days of such occurrence, the Company shall repurchase such number of shares of Common Stock upon total or partial exercise of the Option ("Option Shares") from such Holder as the Holder shall designate at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the "market/offer" price; provided, that in no event shall the Company be required to pay cash of more than an aggregate of $10 million to repurchase any portion of the Option or Option Shares. The term "market/offer price" is defined to mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with the Company and (z) the highest closing price for shares of Common Stock within the three-month period immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock of the Company or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined by a nationally recognized investment banking firm selected by the Company.

         The Stock Option Agreement provides that, to the extent that, upon or following the delivery of a Repurchase Notice, the Company is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option (or any portion thereof) and/or any Option Shares subject to the Repurchase Notice, the Company shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price, as applicable, that Company is no longer prohibited from delivering, within five business days after the date on which it is no longer so prohibited; provided, however, that upon notification by the Company in writing of such prohibition, the Holder may within five days of receipt of such notification from the Company (and notwithstanding any prior delivery by the Company of any portion of the Option Repurchase Price and/or the Option Share Repurchase Price) revoke in writing its Repurchase Notice, as a whole or in part (a "Notice of Revocation"), whereupon the Company shall promptly deliver to the Holder (i) a new Stock Option Agreement evidencing the right of the

Holder to purchase that number of shares of Common Stock equal to the sum of (A) the number of shares of Common Stock purchasable upon exercise of the Option at the time of delivery of the Repurchase Notice that were not subject to such Repurchase Notice plus (B) the number of shares subject to the Notice of Revocation and (ii) a certificate for the Option Shares subject to the Notice of Revocation. Notwithstanding anything to the contrary in the Stock Option Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may exercise the Option for 120 days after Notice of Revocation has been issued.

         The 120-day periods applicable to the exercise of a Holder's rights with respect to a repurchase by the Company of the Option or any exercise of the Option after a Notice of Revocation shall be extended in each case at the request of the Holder (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

         Registration Rights. Upon the occurrence of a Triggering Event that occurs prior to the expiration of the Option, the Company shall, at the request of AIG delivered in the notice of exercise of the Option, as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all Option Shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Option Shares in accordance with any plan of disposition requested by AIG; provided, however, that the Company may postpone filing a registration statement relating to a registration request for a period of time (not in excess of 120 days) if in its judgment such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

         Regulatory Approvals Upon Exercise of the Option. The obligation of the Company to deliver any shares of Common Stock upon exercise of all or a portion of the Option is subject to the receipt of any necessary approvals under the HSR Act (which have been obtained) and any rules and regulations of the DOI applicable to the exercise of the portion of the Option being exercised. In the event that a Holder has complied with all regulatory filings requirements required by the HSR Act or the DOI and, as of the time at which the Option is exercised, the applicable regulatory agency has failed to approve of AIG's exercise of all or a portion of the Option, the Holder may exercise its rights to require the Company to repurchase the Option with respect to the portion of the Option not approved (as well as all rights under the Stock Option Agreement with respect to the portion approved or not subject to approval).

                                   PROPOSAL 2

             APPROVAL OF THE INCREASED AUTHORIZED CAPITAL PROPOSAL

         At a meeting held on October 17, 1994, the Board of Directors, by unanimous vote, approved, subject to approval by the shareholders, an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 80 million shares to 110 million shares. The text of the proposed amendment is set forth as Appendix V hereto. Shareholders are urged to read Appendix V in its entirety.

DESCRIPTION OF THE PROPOSED AMENDMENT

         The Company's Articles of Incorporation currently authorize the issuance of 80 million shares of Common Stock, of which 51,472,471 shares were issued and outstanding as of November 1, 1994. Of the remaining 28,527,529 unissued shares, as of November 1, 1994, 334,409 shares were reserved for issuance under the Company's Restricted Shares Plan and 240,000 shares were reserved for issuance under the Company's Savings and Security Plan 401(k). Therefore, there were only 28,085,744 shares of authorized but unissued and unreserved Common Stock available for issuance as of November 1, 1994.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

         Assuming that the Investment Agreement Proposal and the Increased Authorized Capital Proposal are approved by the shareholders, pursuant to the Investment Agreement, the Company will be required to reserve for issuance an aggregate of 49,197,353 shares of Common Stock issuable upon conversion of the Series A Preferred Stock (including the Earthquake Shares and the PIK Shares) and exercise of the Series A Warrants.

         If the Increased Authorized Capital Proposal is approved by the shareholders, sufficient additional shares of Common Stock will be available for issuance by the Company pursuant to the Investment Agreement and thereafter from time to time, without further action or authorization by the shareholders (except as may be required in a specific case by law or by any exchange on which the Company's securities may then be listed and except further that the Investment Agreement restricts such issuances as described under "Approval of the Investment Agreement Proposal -- The Investment Agreement -- Restrictions on Additional Issuances of Capital Stock"), for such corporate purposes as may be deemed to be in the best interests of the Company and its shareholders.

         As of the date of this Proxy Statement, other than the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, exercise of the Series A Warrants contemplated by the Investment Agreement or exercise of the Stock Option Agreement, or the issuance of shares of Common Stock pursuant to the Company's Restricted Shares Plan, the Board of Directors has no agreements, commitments or plans to issue any additional shares of Common Stock. Shareholders generally do not have preemptive rights, although, pursuant to the Investment Agreement, AIG will have certain rights to participate in future issuances of capital stock by the Company. See "Approval of the Investment Agreement Proposal -- The Investment Agreement -- Restrictions on Additional Issuances of Capital Stock."

VOTE REQUIRED FOR APPROVAL OF THE INCREASED AUTHORIZED CAPITAL PROPOSAL

         Under California law, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, is required to approve the adoption of the proposed amendment to the Company's Article of Incorporation. If approved, and if the Investment Agreement Proposal is approved, the amendment will take effect upon the filing of the amendment with the office of the California Secretary of State. The Company intends to make such filing as soon as practicable following approval.

         Pursuant to the Investment Agreement, all directors and officers of the Company holding shares of the Company's Common Stock have entered into Voting Agreements with AIG, pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them or thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and against any and all proposals which would adversely affect in any way the likelihood of approval of the Investment Agreement and the consummation of the Transaction.

         EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL WILL BE VOTED ON SEPARATELY BY THE SHAREHOLDERS OF THE COMPANY. NEITHER AIG NOR THE COMPANY IS OBLIGATED TO CONSUMMATE THE TRANSACTION IN THE EVENT SHAREHOLDERS FAIL TO APPROVE EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL AND THE TRANSFER RESTRICTIONS PROPOSAL.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INCREASED AUTHORIZED CAPITAL PROPOSAL.

                                   PROPOSAL 3

                 APPROVAL OF THE TRANSFER RESTRICTIONS PROPOSAL

         At a meeting held on October 17, 1994, the Board of Directors, by unanimous vote, approved, subject to approval by the shareholders, an amendment to the Company's Articles of Incorporation to impose certain restrictions (the "Transfer Restrictions") on the transferability and ownership of stock of the Company for up to 38 months following consummation of the Transaction. The text of the proposed amendment is set forth as Appendix VI hereto. Shareholders are urged to read Appendix VI in its entirety.

PURPOSE OF THE PROPOSED AMENDMENT

         The Transfer Restrictions are designed to restrict direct and indirect transfers of the Company's stock that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of the NOLs and other tax attributes that are and will be available to the Company, as discussed more fully below.

THE COMPANY'S NOLS AND SECTION 382

         The Company estimates that as of December 31, 1994, NOLs of approximately $400 million will be available to offset taxable income recognized by the Company in periods after December 31, 1994. For federal income tax purposes, these NOLs will expire in the year 2009. NOLs benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the 35% federal corporate tax on such income.

         The benefit of a company's NOLs can be reduced or eliminated under
Section 382 of the IRC. Section 382 limits the use of losses and other tax benefits by a company that has undergone an "ownership change," as defined in
Section 382. Generally, an ownership change occurs if one or more shareholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5 percent shareholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules, described below, can result in the treatment of options (including warrants) as exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a company's capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

         If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax exempt rate (currently 6.25%). Because the value of the Company's stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur on or subsequent to the Closing Date. The Company would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of such limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use, reduce stockholders' equity and slow the growth of statutory policyholders' surplus.

EFFECT OF THE TRANSACTION

         Approval and consummation of the Transaction increases the risk that the Company will undergo an ownership change because of the significant change in ownership attributable to AIG's ownership interest in the Company. The Company has determined, however, that in order for there to be an ownership change of the Company on the Closing Date, certain factual determinations must be made with respect to the value of the Series A Preferred Stock and the principal purpose underlying the issuance and structure of the securities issued (or issuable) pursuant to the Investment Agreement. Regulations issued in March 1994 provide that an "option" will be treated as exercised for purposes of Section 382 if it meets any one of three tests, each of which will apply only if a "principal purpose" of the issuance, transfer or structuring of the option was to avoid or ameliorate the impact of an ownership change under
Section 382. The term "option" for this purpose is defined broadly to include, among other things, a contingent purchase, warrant or put, regardless of whether it is contingent or otherwise not currently exercisable. Under this definition, the Series A Warrants and the Earthquake Shares, as well as any PIK Shares, could be viewed as "options." The Company believes that, based on its estimate of the potential values of the Series A Preferred Stock, its knowledge of the current ownership of Common Stock by 5 percent shareholders, and the current trading price of the Common Stock, all of which are subject to change following the date of this Proxy Statement, an ownership change of the Company will not occur on the Closing Date unless there is a determination that a principal purpose of the Transaction structure governing the issuance of the Series A Preferred Stock or the Series A Warrants was to avoid or ameliorate the impact of an ownership change under Section 382.

         The Company did not negotiate the terms of the Investment Agreement, including the terms of the Series A Preferred Stock (including the PIK Shares and the Earthquake Shares) or the Series A Warrants, with a view to avoid or ameliorate the impact of an ownership change of the Company under Section 382, and therefore the Company believes that the issuance, transfer or structuring of any aspect of the Investment Agreement did not have as one of its purposes the avoidance or amelioration of the impact of an ownership change. AIG also has indicated that it did not negotiate the terms of the Investment Agreement with a view to avoiding an ownership change, and it has indicated its belief that the issuance, transfer or structuring of any aspect of the Investment Agreement did not have as one of its purposes the avoidance or amelioration of an ownership change of the Company. As a result, both the Company and AIG have indicated their belief that none of the "options" relating to the Investment Agreement should be treated as "exercised" as of the Closing Date for purposes of determining whether an ownership change of the Company will occur on the Closing Date. The Company and AIG's conclusions are not binding on the IRS, however, and thus the IRS could challenge this conclusion. If the IRS were to successfully challenge this position, it is possible that the consummation of the Transaction would cause an ownership change of the Company.

         Purchases by other shareholders of the Company's Common Stock can effect the percentage shift in the Company's ownership as determined for purposes of Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership by 5 percent shareholders (including groups of less-than-5 percent shareholders that are treated as 5 percent shareholders) of the Company to increase by more than 50 percentage points during a three-year period.

         The Company has proposed, and the Board of Directors of the Company have approved, the Transfer Restrictions based on the assumption that the Company will not experience an ownership change from the date hereof to and including the Closing Date, and that consummation of the Transaction will not result in an ownership change of the Company.

DESCRIPTION AND EFFECT OF THE PROPOSED TRANSFER RESTRICTIONS

         THE FOLLOWING IS A BRIEF SUMMARY OF THE PROPOSED TRANSFER RESTRICTIONS, THE FORM OF WHICH IS ATTACHED IN ITS ENTIRETY AS APPENDIX VI AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PROPOSED TRANSFER RESTRICTIONS. ALL SHAREHOLDERS ARE URGED TO READ THE PROPOSED TRANSFER RESTRICTIONS IN THEIR ENTIRETY.

         If approved, the proposed Transfer Restrictions would add new Article V of the Articles of Incorporation of the Company.

DESCRIPTION OF THE PROPOSED TRANSFER RESTRICTIONS

        Upon approval and filing of the Transfer Restrictions, Article V generally will restrict, until 38 months after the Closing Date (or earlier in certain events), any direct or indirect transfer of "stock" (which includes the Series A Preferred Stock, the Common Stock and any other interest treated as "stock" for purposes of Section 382) of the Company if the effect would be to increase the ownership of stock by any person who during the preceding three-year period owned more than 4.75% of the Company's stock, would otherwise increase the percentage of stock owned by a "5 percent shareholder" (as defined in the IRC, substituting "4.75 percent" for "5 percent"), or otherwise would cause an ownership change of the Company within the meaning of Section 382. For purposes of applying the 4.75% limitation on acquisitions of ownership, the 4.75% threshold applies separately to the Series A Preferred Stock and the Common Stock, so that an acquisition of more than 4.75% of either series could invoke the Transfer Restrictions notwithstanding the possibility that the purported transferee would not own more than 4.75% of the value of the Company's stock in the aggregate. Transfers included under the Transfer Restrictions include sales to persons who would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds, as well as sales by persons who exceeded such thresholds prior to the Transfer Restrictions becoming effective. Numerous rules of attribution, aggregation and calculation prescribed under the IRC (and related regulations) will be applied in determining whether the 4.75% threshold has been met and whether a group of less than 4.75 percent shareholders will be treated as a "public group" that is a 5 percent shareholder under Section 382. As a result of these attribution rules, the Transfer Restrictions could result in prohibiting ownership of the Company's stock as a result of a change in the relationship between two or more persons or entities, or a transfer of an interest other than the Company's stock, such as an interest in an entity that, directly or indirectly, owns the Company's stock. The Transfer Restrictions may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined) in respect of the Company's stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

         Generally, the Transfer Restrictions will be imposed only with respect to the amount of the Company's stock (or options with respect to the Company's stock) purportedly transferred in excess of the threshold established in the Transfer Restrictions. In any event, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors of the Company, which approval shall be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including but not limited to future events deemed by the Board of Directors to be reasonably possible.

         The Company believes that, as of the date hereof, the only shareholders that would, or may, be treated as beneficially owning at least 4.75% of the Company's stock are Messrs. Foster and DeNault (and persons treated for purposes of Section 382 as owning their shares), Union Automobile Insurance Company and its affiliates, and, possibly, the Capital Group, Inc. and its affiliates and Alliance Capital Management, L.P. and its affiliates (although the beneficial ownership of the Capital Group's and Alliance's shares is unclear). In addition, if the Transaction is approved and consummated, AIG will be a 4.75 percent shareholder on the Closing Date. There may be other shareholders that beneficially own at least 4.75% of the Company's stock, although the Company is not aware of any such shareholders. Except as discussed below, the Transfer Restrictions would restrict any other person or entity (or group thereof) from acquiring sufficient stock of the Company to cause such person or entity to become the owner of 4.75% of the Company's stock, and would prohibit persons that own over 4.75% of the Company's stock generally from increasing or decreasing their ownership of the Company's stock, without obtaining the approval of the Company's Board of Directors.

         Assuming approval and filing of the Transfer Restrictions, Article V of the Articles of Incorporation of the Company would provide for all certificates representing the Company's stock, including stock issued on a negotiated or other transfer thereof, to bear the following legend: "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE V OF THE ARTICLES OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE." The Board of Directors also intends to issue instructions to or make arrangements with the transfer agent of the Company (the "Transfer Agent") to implement the Transfer Restrictions. The Transfer Restrictions provide that the Transfer Agent shall not record any transfer of the Company's stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. The Transfer Agent also has the right, prior to and as a condition to registering any transfers of the Company's stock on the Company's stock transfer records, to request an affidavit from the purported transferee of the stock regarding such purported transferee's actual and constructive ownership of the Company's stock, and if the Transfer Agent does not receive such affidavit or the affidavit evidences that the transfer would violate the Transfer Restrictions, the Transfer Agent is required to notify the Company and to not enter the transfer in the Company's stock transfer records. These provisions may result in the delay or refusal of certain requested transfers of the Company's stock.

         Upon adoption and filing of the Transfer Restrictions, any direct or indirect transfer of stock attempted in violation of the restrictions would be void ab initio as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise. Stock acquired in violation of the Transfer Restrictions is referred to as "Excess Stock."

         Excess Stock is automatically transferred to a trustee for the benefit of a charitable beneficiary designated by the Company, effective as of the close of business on the business day prior to the date of the violative transfer. Any dividends or other distributions paid prior to discovery by the Company that the stock has been transferred to the trustee are treated as held by the purported transferee as agent for the trustee and must be paid to the trustee upon demand, and any dividends or other distributions declared but unpaid after such time shall be paid to the trustee. Votes cast by a purported transferee with respect to Excess Stock prior to the discovery by the Company that the Excess Stock was transferred to the trustee will be rescinded as void and recast in accordance with the desire of the trustee acting for the benefit of the charitable beneficiary. The trustee shall have all rights of ownership of the Excess Stock. As soon as practicable following the receipt of notice from the Company that Excess Stock was transferred to the trustee, the trustee is required to sell such Excess Stock in an arms-length transaction that would not constitute a violation under the Transfer Restrictions. The net proceeds of the sale, after deduction of all costs incurred by the Company, the Transfer Agent, and the trustee, will be distributed first to the violating shareholder in an amount equal to the lesser of such proceeds or the cost incurred by the shareholder to acquire such Excess Stock, and the balance of the proceeds, if any, will be distributed to the charitable beneficiary together with any other distributions with respect to such Excess Stock received by the trustee. If the Excess Stock is sold by the purported transferee, such person will be treated as having sold the Excess Stock as an agent for the trustee, and shall be required to remit all proceeds to the trustee (less, in certain cases, an amount equal to the amount such person otherwise would have been entitled to retain had the trustee sold such shares).

         Special provisions apply where the violative transfer involves a transfer by a 4.75 percent shareholder, which are designed to continue to treat such 4.75 percent shareholder as owning the shares transferred. In such case, the Company must attempt to locate the person or public group that purchased the Excess Stock, and if such person or public group can be located, the Excess Stock will be required to be returned (together with any distributions received thereon) to the transferor, and the transferor will be required to return the purchase price, together with all other losses, damages, costs and expenses incurred by that purchaser, to the purchaser. If the Company is unable to locate the purchaser within 90 days, the Company is required to purchase stock equal in type and number to the stock transferred in a manner that would reduce the ownership of the person or public group whose ownership increased as a result of the prohibited transfer and will hold such stock on behalf of the
4.75 percent shareholder that transferred the stock in violation of the Transfer Restrictions. In such case, the 4.75 percent shareholder will be treated as the owner of the Excess Stock for all purposes, and amounts incurred by the Company to finance the purchase of such stock will be treated as a loan to such shareholder, with interest at the "applicable federal rate" under
Section 1274(d) of the IRC.

         If the violative transaction results from indirect ownership of stock, the Transfer Restrictions provide a mechanism that is intended to invalidate the ownership of the Company's stock actually owned by the violating shareholder and any persons within such shareholder's control group. Only if such provisions will not be effective to prevent a violation of the Transfer Restrictions will ownership of stock by other persons be invalidated under the Transfer Restrictions.

         The Transfer Restrictions provide that any person who knowingly violates the Transfer Restrictions or any persons in the same control group with such person shall be jointly and severally liable to the Company for, and shall indemnify and hold the Company harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the Company's ability to use its NOLs.

         The Transfer Restrictions will not apply to (i) the sale to AIG of Series A Preferred Stock pursuant to the Investment Agreement, (ii) the sale to AIG of Series A Warrants pursuant to the Investment Agreement, (iii) the conversion by AIG of Series A Preferred Stock, (iv) the sale by AIG of Series A Preferred Stock or Common Stock acquired upon the conversion thereof if the sale would not otherwise be prohibited under the Transfer Restrictions but for AIG's ownership of stock in the Company, (v) any purchase effected by AIG as permitted by Section 6.1(b) of the Investment Agreement, (vi) any sale effected by AIG of any securities of the Company acquired after the Closing Date if such transaction was not prohibited pursuant to the terms of the Investment Agreement, (vii) any transfer described in Section 382(l)(3)(B) of the IRC (relating to transfers upon death or divorce and certain gifts) if the transferor held the stock transferred more than 3 years prior to the date of the transfer, (viii) any sale of Common Stock by a person who owns more than 4.75% of the outstanding Common Stock on the date of this Proxy Statement if such sale would not result in a net increase in the amount of stock owned by 5 percent shareholders (as determined for purposes of Section 382) during the three-year period ending on the date of such sale, provided such sale would not otherwise be prohibited under the Transfer Restrictions but for such transferor's ownership of stock of the Company, and (ix) any transfer which the Board of Directors has approved in writing, which approval may be given in the sole and absolute discretion of Board of Directors after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed to be reasonably possible. The exceptions in clauses (i) through (vi) were required by the Investment Agreement. In general, the exceptions in clauses (i) through (iii) permit the consummation of the Investment Agreement. The exception in clause (iv) permits AIG in certain circumstances to dispose of its Series A Preferred Stock or Common Stock acquired upon the conversion thereof, which would have the effect of causing the percentage ownership of the transferee public group to increase. However, such a sale would cause a corresponding decrease in AIG's ownership, and, therefore, should not have an effect on whether the Company experiences an ownership change unless there is a change in relative values between the Series A Preferred Stock and the Common Stock at the time of such a transfer that would result in an ownership change. See "-- Continued Risk of Ownership Change," below. A transaction described in clause (v), if it were to occur, could result in AIG increasing its ownership of the Company's stock without limitation and thereby could cause an ownership change of the Company. The foregoing exceptions for AIG, and the related potential tax consequences, were considered by the Board of Directors in determining whether to approve the Investment Agreement, and the Board determined that it was in the best interests of the Company to agree to the Investment Agreement, including the foregoing exceptions to the Transfer Restrictions for AIG. See "-- Continued Risk of Ownership Change," below.

         Assuming the approval of the Transfer Restrictions, the Company's By-Laws will similarly be amended to provide for the Transfer Restrictions and stock certificate legend.

         The Company does not believe that the adoption of the Transfer Restrictions will adversely affect the continued listing of the Common Stock on the NYSE.

CONTINUED RISK OF OWNERSHIP CHANGE

         Notwithstanding the transfer restrictions, there remains a risk that certain changes in relationships among shareholders or other events will cause an ownership change of the Company under Section 382.

         The extent to which the Transfer Restrictions are enforceable is uncertain under California law. See "-- Enforceability of the Transfer Restrictions," below. In addition, the Transfer Restrictions contain certain exceptions for specified transactions effected by AIG which could result in an ownership change of the Company. Purchases by other shareholders of the Company's Common Stock and other events that occur prior to the Transfer Restrictions becoming effective can effect the percentage shift in the Company's ownership as determined for purposes of Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership of 5 percent shareholders of the Company to increase. There also can be no assurance, in the event transfers in violation of the Transfer Restrictions are attempted, that the IRS will not assert that such transfers have federal income tax significance notwithstanding the Transfer Restrictions. Moreover, while Section 382 provides that fluctuations in the relative values of different classes of stock are not taken into account in determining whether an ownership change occurs, no regulations or other guidance have been issued under this provision. Therefore, the extent to which changes in relative values of the Series A Preferred Stock and the Common Stock could result in an ownership change of the Company is unclear, and it is possible that fluctuations in value could result in an ownership change of the Company. See "Approval of the Investment Agreement Proposal -- Impact of the Transaction on the Company and Existing Shareholders; Certain Considerations -- Certain Tax Considerations," above.

         The Board of Directors of the Company has the discretion to approve a transfer of stock that would otherwise violate the Transfer Restrictions. If the Board of Directors decides to permit a transfer that would otherwise violate the Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of the tax attributes of the Company. The Board of Directors of the Company intends to consider any such attempted transfer individually and determine at the time whether it is in the best interests of the Company, after consideration of any factors that the Board deems relevant (including possible future events), to permit such transfer notwithstanding that an ownership change of the Company may occur.

         As a result of the foregoing, the Transfer Restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of the Company.

ENFORCEABILITY OF THE TRANSFER RESTRICTIONS

         THE COMPANY BELIEVES THAT THE TRANSFER RESTRICTIONS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND ARE REASONABLE, AND THE COMPANY WILL ACT VIGOROUSLY TO ENFORCE THE RESTRICTIONS AGAINST ALL CURRENT AND FUTURE HOLDERS OF THE COMPANY'S SHARES REGARDLESS OF HOW THEY VOTE ON THE TRANSFER RESTRICTIONS. Among other things, the Transfer Restrictions require a shareholder (and any persons in such shareholder's control group) who knowingly violates the Transfer Restrictions to indemnify the Company for any damages suffered as a result of such violation, including damages resulting from a reduction in or elimination of the Company's ability to utilize the NOLs. Even if the Transfer Restrictions are approved and the Articles of Incorporation are amended accordingly, however, there can be no assurance that the Transfer Restrictions or portions thereof will be enforceable. Under California law, the Transfer Restrictions are not binding with respect to shares issued prior to the adoption of the Transfer Restrictions unless the holder of the shares voted in favor of the Transfer Restrictions Proposal. The Company intends to take the position, solely for the purpose of determining the applicability of the Transfer Restrictions to the holder of shares (and not for the purpose of determining whether the Transfer Restrictions Proposal is approved), that shares were voted in favor of the Transfer Restrictions Proposal unless the contrary is established to its satisfaction. The Company also intends in certain circumstances to assert the position that shareholders have waived the right to challenge or are estopped from challenging the enforceability of the Transfer Restrictions, regardless of whether they voted in favor of the Transfer Restrictions Proposal. In addition, under California law, the Transfer Restrictions are not enforceable against a transferee of shares without knowledge of such restriction unless such restriction is stated on the share certificate. Accordingly, the Board of Directors intends to instruct shareholders to surrender and exchange their certificates for new certificates bearing a legend reflecting the Transfer Restrictions. Such a legend may result in a decreased valuation of the Common Stock due to the resulting restrictions on transfers to persons directly of indirectly owning or seeking to acquire a significant block of the Common Stock.

ANTI-TAKEOVER EFFECT

         The Transfer Restrictions and the related By-Law provisions may be deemed to have an "anti-takeover" effect because they will restrict, for up to 38 months following the Closing Date, the ability of a person or entity (or group thereof) from accumulating in the aggregate at least 4.75% of the Company's Common Stock or Series A Preferred Stock and the ability of persons, entities or groups now owning at least 4.75% of the Company's Common Stock or Series A Preferred Stock from acquiring additional stock. The Transfer Restrictions would discourage or prohibit accumulations of substantial blocks of shares for which shareholders might receive a premium above market value. However, in the opinion of the Board of Directors of the Company, the fundamental importance to the Company's shareholders of maintaining the availability of the tax benefits to the Company outweighs the indirect anti-takeover effect the Transfer Restrictions may have.

         The indirect "anti-takeover" effect of the Transfer Restrictions is not the reason for the Transfer Restrictions. The Board of Directors of the Company considers the Transfer Restrictions to be reasonable and in the best interests of the Company and its shareholders because the Transfer Restrictions reduce certain of the risks that the Company and its subsidiaries will be unable to utilize the tax benefits described above. Nonetheless, the Transfer Restrictions will restrict a shareholder's ability to acquire, directly or indirectly, additional stock of the Company in excess of the specified limitations. Furthermore, a shareholder's ability to dispose of his stock of the Company (or any other stock of the Company which such shareholder may acquire) may be restricted as a result of the Transfer Restrictions, and a shareholder's ownership of stock of the Company may become subject to the Transfer Restrictions upon the actions taken by related persons.

VOTE REQUIRED FOR APPROVAL OF THE TRANSFER RESTRICTIONS PROPOSAL

         Under California law, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, is required to approve the Transfer Restrictions Proposal. If approved, and if the Investment Agreement Proposal and the Increased Authorized Capital Proposal are approved, the amendment will take effect upon the filing of an amendment with the office of the California Secretary of State. The Company intends to make such filing as soon as practicable following approval.

         Pursuant to the Investment Agreement, all directors and officers of the Company holding shares of the Company's Common Stock have entered into Voting Agreements with AIG, pursuant to which such shareholders have agreed to vote all of the shares of Common Stock owned of record by them or thereafter acquired in favor of the Investment Agreement Proposal, the Increased Authorized Capital Proposal and the Transfer Restrictions Proposal and against any and all proposals which would adversely affect, in any way, the likelihood of approval of the Investment Agreement and the consummation of the transactions contemplated thereby.

         Shareholders should be aware that a vote in favor of the Transfer Restrictions may result in a waiver of the shareholder's ability to contest the enforceability of the Transfer Restrictions. Consequently, all shareholders should carefully consider this in determining whether to vote in favor of the Transfer Restrictions. The Company intends vigorously to enforce the Transfer Restrictions against all current and future holders of its stock.

         EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL, THE TRANSFER RESTRICTIONS PROPOSAL AND THE INDEMNIFICATION AGREEMENTS PROPOSAL WILL BE VOTED ON SEPARATELY BY THE SHAREHOLDERS OF THE COMPANY. NEITHER AIG NOR THE COMPANY IS OBLIGATED TO CONSUMMATE THE TRANSACTION IN THE EVENT SHAREHOLDERS FAIL TO APPROVE EACH OF THE INVESTMENT AGREEMENT PROPOSAL, THE INCREASED AUTHORIZED CAPITAL PROPOSAL AND THE TRANSFER RESTRICTIONS PROPOSAL.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE TRANSFER RESTRICTIONS PROPOSAL.

                                   PROPOSAL 4

              APPROVAL OF THE INDEMNIFICATION AGREEMENTS PROPOSAL

         The Board of Directors has approved, and the Company has entered into, contracts of indemnity, in substantially the form attached hereto as Appendix VII, with its directors and certain of its executive officers. The Insurance Subsidiaries (20th Century Insurance Company and 21st Century Casualty Company) have entered in indemnity agreements (all such indemnification agreements executed by the Company and by the Insurance Subsidiaries being the "Indemnification Agreement") on terms substantially identical to the Indemnification Agreements executed by the Company with each of their respective directors and executive officers. The Company and the Insurance Subsidiaries will also enter into such contracts from time to time with future directors of the Company and the Insurance Subsidiaries and with such of their officers, employees or other agents as may be designated by the Board of Directors. In the following discussion, the "Company" includes each of the Company and the Insurance Subsidiaries.

         The Indemnification Agreements provide the individuals who are parties to the Indemnification Agreements with a contractual right to indemnification and advancement of defense expenses that would be in addition to any rights provided under the California General Corporation Law (the "GCL"), the Company's Articles of Incorporation or Bylaws, or otherwise. In general, pursuant to the GCL and the Company's Articles of Incorporation and Bylaws, the Company is authorized, but not required to, indemnify and advance defense expenses of its directors, officers, employees and other agents ("Agents"). Under the GCL and the Company's Articles of Incorporation and Bylaws, to the extent that Agents of the Company are successful, even in part, in defending themselves against a proceeding brought against them by reason of the fact that the person is or was an Agent of the Company, the Company is required to pay all expenses actually and reasonably incurred by Agents of the Company in such a proceeding. Except with respect to such payment of expenses, however, indemnification and advancement of expenses is otherwise left to the discretion of the Company. See "-- Rights and Authorizations Provided Under California Law" and "-- Indemnification and Advancement of Expenses and Limitation of Director Liability Currently Authorized by the Company." Accordingly, the purpose of the Indemnification Agreements is to provide the Agents of the Company that are parties to the Indemnification Agreements with specific contractual rights to indemnification and advancement of defense expenses as set forth in the Indemnification Agreements. See "-- Principal Terms of the Indemnification Agreements."

         Shareholder ratification or approval of the Indemnification Agreements is not required by law. Nevertheless, because the Company's and the Insurance Subsidiaries' directors and officers are parties to the Indemnification Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit to the shareholders the proposal to ratify existing Indemnification Agreements and to approve the provision of Indemnification Agreements to directors, officers, employees or other agents in the future. In addition, the Company believes that shareholder ratification of the Indemnification Agreements may pose a significant obstacle to any subsequent attempt by particular groups or interests to invalidate any such agreements. Shareholders should thus be aware that by ratifying the Indemnification Agreements, they may be waiving their right effectively to object at a later date to the form of the Agreements or to payments made pursuant to their terms. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Indemnification Agreements Proposal. Nonetheless, the Company believes that the Indemnification Agreements are binding and enforceable contracts whether or not shareholder approval or ratification of the Indemnification Agreements is obtained. Accordingly, the Company and the Insurance Subsidiaries intend to abide by the terms of the Indemnification Agreements they have entered into, and may enter into new Indemnification Agreements with future Agents, even if the Indemnification Agreements Proposal is not approved. The Indemnification Agreements will apply to any actions taken by directors and/or executive officers prior to the Meeting, including actions taken by directors and executive officers in response to the Northridge Earthquake and the Proposition 103 Ruling and in connection with the Transaction.

         The Indemnification Agreements may be amended from time to time in the future by the parties thereto without shareholder approval. In addition, the Board of Directors may determine, with or without shareholder approval, to enter into a different form of indemnification agreement in the future if, as a result of the Company's experience in administering the Indemnification Agreements or for any other reason, the Board of Directors considers it desirable to do so. The Company does not currently have any plans to increase its level of directors' and officers' liability insurance coverage in the event the Indemnification Agreements Proposal is approved. The Company does not believe that the Indemnification Agreements will have any material impact on the financial condition (including liquidity) of the Company.

AUTHORITY FOR AND PURPOSE OF INDEMNIFICATION AGREEMENTS

         The purpose of the Indemnification Agreements is to (i) provide Agents of the Company additional rights to indemnification and rights to advancements of expenses beyond the specific provisions of Section 317 of the GCL, Article VII of the Company's Articles of Incorporation and Article VII of the Company's Bylaws, (ii) provide such persons with contractual rights to indemnification and advancement of expenses in circumstances under which such indemnification and advancements would otherwise be left to the discretion of the Company's Board of Directors and (iii) protect persons covered by Indemnification Agreements from subsequent adverse changes in the indemnification provisions contained in the Company's Articles of Incorporation or Bylaws. The Indemnification Agreements provide rights to indemnification and advancements of expenses that are broader than those specifically provided or authorized by statute or the Company's Articles of Incorporation or Bylaws. Section 317 of the GCL states that the indemnification authorized thereby is not intended to be exclusive of any other indemnification rights any person may otherwise have. The extent of the additional rights that may be provided by agreement, however, has not been definitively determined. Accordingly, the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

         The Indemnification Agreements also obligate the Company to provide indemnification and to advance expenses in circumstances under which such actions would otherwise be subject to the discretion of the Company's Board of Directors. Under Section 317 of the GCL and Article VII of the Company's Articles of Incorporation and Article VII of the Company's Bylaws, except to the extent an Agent has been successful on the merits in the defense of a proceeding or claim, indemnification is authorized but not required to be made. Accordingly, absent the Indemnification Agreements, an Agent would not be assured that the Board of Directors would indemnify such Agent even if indemnification were permitted by the GCL and the Company's Articles of Incorporation and Bylaws.

         The Indemnification Agreements are also intended to protect Agents from amendments to the indemnification provisions of the Company's Articles of Incorporation and Bylaws. Absent the Indemnification Agreements, the indemnification that might be made available to Agents could be unilaterally limited or eliminated by the Company by amendment to the Company's Articles of Incorporation or Bylaws. The Indemnification Agreements would provide the Agents covered thereby with specific contractual rights to indemnification that could not be amended without their consent.

         The rights to indemnification and advancement of expenses currently provided by the GCL and the Company's Articles of Incorporation and Bylaws, and the limitations of directors' liability currently provided under Article VI of the Articles of Incorporation, are summarized as follows:

RIGHTS AND AUTHORIZATIONS PROVIDED UNDER CALIFORNIA LAW

         Section 317 of the GCL authorizes the Company to indemnify and advance expenses to its Agents in certain situations. To the extent that Agents of the Company are successful, even in part, in defending themselves against a proceeding brought against them by reason of the fact that the person is or was an Agent of the Company, the GCL requires the Company to pay all expenses actually and reasonably incurred by them in connection with the proceeding. Even if an Agent has not been successful in defending against such a claim or proceeding, the GCL expressly authorizes the Company to provide indemnification if it determines that the Agent acted in good faith and in a manner that he or she reasonably believed to be in the Company's best interest, and, in the case of a criminal proceeding, that the person had no reasonable cause to believe that his or her conduct was unlawful.

         When the claim against the Agent is made by or on behalf of a person other than the Company, the GCL permits indemnification for judgments, fines and amounts paid in settlement, and expenses (including attorneys' fees). When the claim is made by the Company itself or by shareholders suing derivatively (i.e., in the Company's right) the GCL permits indemnification of expenses, if the Agent has satisfied the standard of conduct discussed in the preceding paragraph, but does not permit any indemnification (i) in the event that a judgment establishes that the Agent is liable to the Company unless the court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses and then only to the extent that the court shall determine, (ii) of amounts paid in settling or disposing of an action without court approval or (iii) of expenses incurred in defending an action that is settled or disposed of without court approval. Regardless of the type of claim or proceeding, all indemnification under the GCL that is not required by statute must be authorized in the specific case prior to payment by: (a) a majority vote of a quorum of disinterested directors, (b) if such a quorum is not obtainable, by independent legal counsel in a written opinion, (c) a majority of a quorum of the disinterested shareholders, or (d) the court in which the proceeding was pending.

         The GCL also authorizes the Company to advance defense expenses to an Agent provided he or she undertakes to repay the amounts advanced if it is ultimately determined that the Agent is not to be entitled to indemnification as provided in the GCL. No specific board authorization of such payment is required.

         The GCL contains a "nonexclusivity provision" which provides that the rights to indemnification provided therein are not exclusive of any other rights to which directors or officers of California corporations may be entitled under any provision of the bylaws, agreement, vote of shareholders or disinterested directors or otherwise. This "nonexclusivity provision" permits California corporations, among other things, to enter into separate indemnification contracts with their officers, directors, employees and other Agents and thereby provide rights that are additional to those provided in GCL itself.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES AND LIMITATION OF DIRECTOR LIABILITY CURRENTLY AUTHORIZED BY THE COMPANY

         Certain provisions of the Company's Articles of Incorporation and Bylaws authorize the indemnification of, and advancements of expenses to, its directors and officers and other provisions limit the liability of directors to the Company.

         Article VII of the Company's Articles of Incorporation provides that the Company is authorized to provide indemnification of its Agents in excess of that expressly permitted under Section 317 of the GCL by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized by the Articles of Incorporation.

         The provisions of Article VII of the Bylaws authorize indemnification of, and the advancement of expenses to, Agents in the same circumstances and subject to the same limitations as are set forth in Section 317 and require such indemnification in the same situation as Section 317. See "--Rights and Authorizations Provided Under California Law" above.

         Article VII of the Bylaws also provides that the Company may advance to its Agents the expenses of defending any proceeding if they provide an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified as provided in such Article.

         Article VII of the Bylaws further provides that the Company will not be obligated to indemnify any person in any circumstance where it appears that it would be inconsistent with a provision of the Articles of Incorporation, the Bylaws, a resolution of the shareholders or an agreement which prohibits or otherwise limits indemnification or if it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         Like the GCL, Article VII of the Bylaws provides that the rights to indemnification and advancement of expenses it provides are not to be deemed exclusive of any other rights to which an Agent might be entitled under any other arrangement, including a contract.

         In addition to the authorizations of indemnification provided by the Company's Articles of Incorporation and Bylaws, Article VI of the Company's Articles of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. The effect of Article VI is to limit liability for monetary damages for breaches of a director's fiduciary duty, including negligence. The limitation of liability only applies with respect to claims by the Company (including derivative actions) or its shareholders and does not extend to claims by third parties. Pursuant to Section 204 of the GCL, the provisions of Article VI do not, however, eliminate or limit the liability of directors for: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (2) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which a director derived an improper benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders and (6) liabilities arising under Section 310 of the GCL (relating to contracts in which a director has a material financial interest) and Section 316 of the GCL (relating to certain unlawful dividends, distributions, loans and guarantees). Moreover, Article VI does not limit a director's liability for acts taken in his or her capacity as an officer. Further, equitable remedies, such as injunctive relief, against directors are not limited by Article VI.

PRINCIPAL TERMS OF THE INDEMNIFICATION AGREEMENTS

         The following is a summary of the principal terms of the Indemnification Agreements, the form of which is attached as Appendix F hereto. Shareholders are urged to read the form of the Indemnification Agreements in its entirety.

         With respect to claims against the indemnitee made by or on behalf of a person other than the Company, the Indemnification Agreements require the Company to indemnify the indemnitee against expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement (if the settlement is approved in advance by the Company)) actually and reasonably incurred by indemnitee in connection with any pending or completed action or proceeding, in which the indemnitee may be or may have been involved as a party threatened or otherwise, by reason of the fact that the indemnitee is or was a director or officer of the Company, by reason of any action taken by him or her or of any inaction on his or her part while acting as such director or officer or by reason of the fact that he or she is or was serving at the request of the Company as an Agent of another enterprise or predecessor corporation of the Company (each a "Proceeding") if indemnitee acted in good faith and in a manner indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. No indemnification is required to be made by the Company in any criminal proceeding where the indemnitee has been adjudged guilty unless a disinterested majority of the directors determine that the indemnitee did not receive, participate in or share in any pecuniary benefit to the detriment of the Company and, in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification.

         With respect to claims made by the Company itself or by shareholders suing derivatively, the Indemnification Agreements require the Company to indemnify the indemnitee against expenses (including attorneys' fees) actually and reasonably incurred by the indemnitee in connection with the investigation, preparation, defense or settlement of a Proceeding if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and its shareholders. No indemnification is required to be made by the Company under the Agreements with respect to any claim as to which the indemnitee shall have been adjudged to be liable to the Company in the performance of the indemnitee's duty to the Company and its shareholders unless and only to the extent that the court in which such Proceeding is or was pending determines upon application that, in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification for such expenses and then only to the extent that the court shall determine. In addition to the foregoing, the Indemnification Agreements provide that the Company is obligated to indemnify the indemnitee to the fullest extent permitted by law, even if such indemnification is not specifically authorized by other provisions of the Agreements, the Company's Articles of Incorporation or Bylaws or statute. Accordingly, under certain circumstances, an indemnitee could have rights to indemnification under the Indemnification Agreements that are more extensive than the specific rights described herein.

         No payments may be made under the Indemnification Agreements for claims: (a) to indemnify the indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under
Section 204(a)(10) of the GCL (see "-- Indemnification and Advancement of Expenses and Limitation of Director Liability Currently Authorized by the Company"), or for expenses, judgments, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Company, (b) to indemnify or advance expenses to the indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the indemnitee and not by way of defense, except that such indemnification or advancement of expenses may be provided by the Company in specific cases if a disinterested majority of the directors has approved the initiation or bringing of such suit or if the proceeding was brought to establish a right to indemnification under the Indemnification Agreements or any law, (c) to indemnify the indemnitee for any expenses incurred by the indemnitee with respect to any proceeding instituted by the indemnitee to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnitee in such proceeding was not made in good faith or was frivolous, (d) to indemnify the indemnitee for expenses or liabilities which have been paid directly to or on behalf of the indemnitee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company or any other policy of insurance maintained by the Company or the indemnitee, or (e) to indemnify the indemnitee for expenses and the payment of profits arising from the purchase and sale by the indemnitee of securities in violation of Section 16(b) of the Exchange Act.

         Upon receipt of a written claim for indemnification, the Company is required to determine by any of the methods provided under Section 317 of the GCL (see "-- Rights and Authorizations Provided Under California Law") whether the indemnitee has met the applicable standard of conduct which makes it permissible to indemnify him or her. If such a claim is not paid in full within 90 days of receipt, indemnitee may thereafter bring suit to recover the unpaid amount of such claim.

         The Indemnification Agreements also require the Company to pay expenses incurred by the indemnitee in defending and investigating any Proceeding prior to the final disposition of such Proceeding within 30 days after receiving from the indemnitee copies of invoices presented to the indemnitee for such expenses and an undertaking by or on behalf of the indemnitee to the Company to repay such amount to the extent it is ultimately determined that the indemnitee is not entitled to indemnification. In a proceeding brought by the Company directly, in its own right (as distinguished from an action brought derivatively or by any receiver or trustee), the Indemnification Agreements provide that the Company shall not be required to make the advances if a majority of the disinterested directors determine that it does not appear that the indemnitee has met the GCL's standard of conduct for indemnification described above (see "-- Rights and Authorizations Provided Under California Law") and the advancement of such expenses would not be in the best interests of the Company and its shareholders.

         In the event that the Company would be obligated to pay the expenses of any Proceeding against the indemnitee, the Company would be entitled to assume the defense of such Proceeding, with counsel approved by the indemnitee. After retention of such counsel by the Company, the indemnitee would have the right to employ his or her own counsel in any such Proceeding at the indemnitee's expense. If (a) the employment of counsel by the indemnitee has been previously authorized by the Company, (b) the indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the indemnitee in the conduct of such defense, or (c) the Company had not employed counsel to assume the defense of such Proceeding, then the Company would be obligated to pay the fees and expenses of the indemnitee's separate counsel.

         The Indemnification Agreements require indemnitees to notify the Company as soon as reasonably practicable of any matter with respect to which the indemnitee intends to seek indemnification thereunder. Upon receipt of such notice, the Company would be obligated to notify its directors' and officers' liability insurance carrier promptly, if such insurance were then in effect. Under the Indemnification Agreements, the Company generally is required to use its best efforts to obtain and maintain directors' and officers' liability insurance which provides each indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors.

         Regardless of what the Indemnification Agreements purport to provide, all rights to indemnification and advancement of expenses thereunder exist only to the extent permitted by applicable law. For this reason, the Agreements provide that no indemnification will be payable if such payment would be unlawful. The Agreements also contain a severability provision stating that, if any portions of the Agreement are found to be unenforceable, the remaining provisions will be given full force and effect.

         The Indemnification Agreements apply to any claims asserted after the effective dates of such agreements, whether arising from acts or omissions occurring before or after their effective dates. Like all indemnification obligations, the Company's obligations under the Indemnification Agreements could have a significant impact on the Company's finances in the event that major litigation were initiated against directors, officers or other indemnified Agents. In such an event, the Company's obligations under the Agreement are not conditioned on its ability to pay or on the effect such payment obligations might have on its financial condition. The Company is not aware of any pending or threatened claim against any of the Company's directors, officers or other Agents for which indemnification may be sought pursuant to the Agreements.

         The Indemnification Agreements attempt to ensure that, in the event of a change in control of the Company or other circumstances in which directors and officers must make difficult choices among conflicting interests or implement policies that may serve the interests of the Company and not those of a particular group, the Company's decision makers are not influenced by considerations of whether they will be adequately protected from unwarranted personal liability. While no such threats or choices currently confront the Company, the Board of Directors believes that the Indemnification Agreements are in the Company's and shareholders' best long-term interests, and that such Agreements will enhance the Company's ability to continue to attract and retain individuals of the highest quality and ability to serve as its directors and officers.

         The extent to which Agents of the Company are indemnified under the Indemnification Agreements with respect to liabilities arising under the Securities Act or the Exchange Act (other than Section 16(b) of the Exchange Act, which is specifically excluded), is not specifically set forth in the Indemnification Agreements. The Company has been advised by its legal advisors, however, that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and the Exchange Act and is, therefore, unenforceable.

VOTE REQUIRED FOR APPROVAL OF THE INDEMNIFICATION AGREEMENTS PROPOSAL

         Shareholder ratification or approval of the Indemnification Agreements is not required by law. Nevertheless, because the Company's and the Insurance Subsidiaries' directors and officers are parties to the Indemnification Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit to the shareholders the proposal to ratify the Indemnification Agreements. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Indemnification Agreements Proposal. The Indemnification Agreements Proposal is not in any way conditioned upon approval of the Investment Agreement Proposal, the Increased Authorized Capital Proposal or the Transfer Restrictions Proposal, nor are such proposals conditioned upon approval of the Indemnification Agreements Proposal.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
         "FOR" APPROVAL OF THE INDEMNIFICATION AGREEMENTS PROPOSAL

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1993 are derived from the consolidated financial statements of 20th Century Industries and its subsidiaries. The consolidated financial statements as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 are included elsewhere in this Proxy Statement. All dollar amounts set forth in the following tables are in thousands, except per share data. The unaudited consolidated income data for the nine months ended September 30, 1994 and September 30, 1993 and the unaudited consolidated balance sheet data at September 30, 1994 are derived from the unaudited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and the results of operations for the indicated periods. Operating results for the nine months ended September 30, 1994 are not necessarily indicative of the results that may be expected for fiscal 1994.

                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                                                -------------------             ------------------------
                                                                1994           1993             1993            1992 (1)
                                                                ----           ----             ----            --------
                                                                  (UNAUDITED)
 INCOME DATA:
 Net premiums earned  . . . . . . . . . . . . . . . . . .    $  777,809      $731,832       $ 989,712         $  896,353
 Net investment income  . . . . . . . . . . . . . . . . .        64,765        72,812          97,574             94,255
 Realized investment gains  . . . . . . . . . . . . . . .        61,550        12,741          16,729             11,498
 Other revenue (expense)  . . . . . . . . . . . . . . . .           800           (72)           (180)              (116)
                                                             ----------      --------       ---------         ----------
   Total Revenues                                               904,924       817,313       1,103,835          1,001,990
                                                             ----------      --------       ---------         ----------
 Net losses and loss adjustment expenses  . . . . . . . .       705,871       635,702         867,451            764,374
 Net earthquake losses and related expenses . . . . . . .       757,564          --             --                 --
 Policy acquisition costs   . . . . . . . . . . . . . . .        34,701        35,067          48,375             41,996
 Other operating expenses   . . . . . . . . . . . . . . .        39,162        41,077          57,545             48,281
 Proposition 103 expense    . . . . . . . . . . . . . . .        71,581         2,606           3,474              3,474
 Interest expense   . . . . . . . . . . . . . . . . . . .         3,825            44              44                 89
                                                             ----------      --------       ---------         ----------
   Total Expenses                                             1,612,704       714,496         976,889            858,214
                                                             ----------      --------       ---------         ----------
 Income (loss) before federal income taxes and cumulative
  effect of change in accounting for income taxes   . . .      (707,780)      102,817         126,946            143,776
 Federal income taxes (credit)  . . . . . . . . . . . . .      (258,413)       17,010          18,350             26,309
                                                             ----------      --------       ---------         ----------
 Income (loss) before cumulative effect of change in
  accounting for income taxes  . . . . . .  . . . . . . .      (449,367)       85,807         108,596            117,467
 Cumulative effect of change in accounting for income
  taxes   . . . . . . . . . . . . . . . . . . . . . . . .        --             3,959           3,959              --
                                                             ----------      --------       ---------         ----------
   Net Income (loss)  . . . . . . . . . . . . . . . . . .    $ (449,367)     $ 89,766       $ 112,555         $  117,467
                                                             ==========      ========       =========         ==========

 PER SHARE DATA:
 Income (loss) before cumulative effect of change in
  accounting for income taxes   . . . . . . . . . . . . .    $    (8.74)        $1.67       $    2.11         $     2.29
 Cumulative effect of change in accounting for income
  taxes   . . . . . . . . . . . . . . . . . . . . . . . .         --              .08             .08              --
                                                             ----------      --------       ---------         ----------
 Net Income (loss)  . . . . . . . . . . . . . . . . . . .    $    (8.74)     $   1.75       $    2.19         $     2.29
                                                             ==========      ========       =========         ==========
 Dividends paid per share   . . . . . . . . . . . . . . .    $      .32      $    .48       $     .64         $      .52
                                                             ==========      ========       =========         ==========


                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                 1991 (1)      1990 (1)       1989 (1)
                                                                 --------      --------       --------
 INCOME DATA:
 Net premiums earned  . . . . . . . . . . . . . . . . . . .      $810,636      $732,695       $650,073
 Net investment income  . . . . . . . . . . . . . . . . . .        90,043        81,056         68,319
 Realized investment gains  . . . . . . . . . . . . . . . .         9,137         3,569          1,414
 Other revenue (expense)  . . . . . . . . . . . . . . . . .          (274)          146            124
                                                                 --------      --------       --------
   Total Revenues                                                 909,542       817,466        719,930
                                                                 --------      --------       --------
 Net losses and loss adjustment expenses  . . . . . . . . .       697,521       613,015        534,558
 Net earthquake losses and related expenses . . . . . . . .          --            --             --
 Policy acquisition costs   . . . . . . . . . . . . . . . .        38,372        36,338         31,289
 Other operating expenses   . . . . . . . . . . . . . . . .        42,523        37,088         31,435
 Proposition 103 expense    . . . . . . . . . . . . . . . .         6,195        21,022         15,018
 Interest expense   . . . . . . . . . . . . . . . . . . . .           141            87            241
                                                                 --------      --------       --------
   Total Expenses                                                 784,752       707,550        612,541
                                                                 --------      --------       --------
 Income (loss) before federal income taxes and cumulative
  effect of change in accounting for income taxes . . . . .       124,790       109,916        107,389
 Federal income taxes (credit)  . . . . . . . . . . . . . .        21,253        11,194         16,362
                                                                 --------      --------       --------
 Income (loss) before cumulative effect of change in
  accounting for income taxes   . . . . . . . . . . . . . .       103,537        98,722         91,027
 Cumulative effect of change in accounting for income
  taxes   . . . . . . . . . . . . . . . . . . . . . . . . .         --            --             --
                                                                 --------      --------       --------
   Net Income (loss)  . . . . . . . . . . . . . . . . . . .      $103,537      $ 98,722       $ 91,027
                                                                 ========      ========       ========

 PER SHARE DATA:
 Income (loss) before cumulative effect of change in
  accounting for income taxes . . . . . . . . . . . . . . .      $   2.02      $   1.92       $   1.77
 Cumulative effect of change in accounting for income
  taxes   . . . . . . . . . . . . . . . . . . . . . . . . .         --            --             --
                                                                 --------      --------       --------
 Net Income (loss)                                               $   2.02      $   1.92       $   1.77
                                                                 ========      ========       ========
 Dividends paid per share   . . . . . . . . . . . . . . . .      $    .42      $    .32       $    .24
                                                                 ========      ========       ========


                                                          NINE MONTHS
                                                            ENDED
                                                         SEPTEMBER 30,              DECEMBER 31,
                                                                               ----------------------
                                                             1994              1993          1992 (1)
                                                         -------------         ----          --------
                                                          (UNAUDITED)
    BALANCE SHEET DATA:
    Total investments . . . . . . . . . . . . . . . .    $  970,626         $1,422,555      $1,307,031
    Total assets  . . . . . . . . . . . . . . . . . .     1,543,905          1,648,146       1,498,330
    Unpaid losses and loss adjustment expenses  . . .       708,287            577,490         554,541
    Unearned premiums . . . . . . . . . . . . . . . .       301,691            299,941         267,556
    Long-term debt  . . . . . . . . . . . . . . . . .       153,631              --              --
    Claims checks payable . . . . . . . . . . . . . .       120,765             41,535          39,329
    Stockholders' equity  . . . . . . . . . . . . . .       163,443            655,209         575,674
    Book value per share  . . . . . . . . . . . . . .    $     3.18         $    12.74      $    11.19


                                                                        December 31,
                                                       ---------------------------------------------
                                                       1991 (1)          1990 (1)           1989 (1)
                                                       --------          --------          ---------
    BALANCE SHEET DATA:
    Total investments . . . . . . . . . . . . . . .    $1,200,067       $1,074,177        $  912,434
    Total assets  . . . . . . . . . . . . . . . . .     1,372,628        1,238,060         1,061,753
    Unpaid losses and loss adjustment expenses  . .       548,377          526,258           472,451
    Unearned premiums . . . . . . . . . . . . . . .       245,290          219,801           194,285
    Long-term debt  . . . . . . . . . . . . . . . .            --            3,333             6,667
    Claims checks payable . . . . . . . . . . . . .        36,884           32,192            31,243
    Stockholders' equity  . . . . . . . . . . . . .       484,578          402,365           319,778
    Book value per share  . . . . . . . . . . . . .    $     9.43       $     7.83        $     6.22

______________

(1) Prior-year data has been restated to reflect amounts gross of reinsurance in accordance with Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". (See Note 1 of the Notes to Consolidated Financial Statements, Reinsurance section) and reclassifications to conform to the current presentation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

         The Northridge, California earthquake, which occurred on January 17, 1994 ("Northridge Earthquake"), has significantly affected the financial condition of the Company and its operating results for the first nine months and the entire year of 1994. The Northridge Earthquake occurred in an area in which the Company's homeowners and earthquake business was concentrated and the forces of the earthquake were much greater and caused significantly more damage than usually associated with an event of this Richter magnitude.

         The resulting losses from the earthquake continue to place pressure on the Company and its financial condition. The Company has experienced a reduction in its historical pattern of growth, cessation of all advertising and marketing for new policies, and suspension of its quarterly dividend for the third and fourth quarters of fiscal 1994. As of September 30, 1994, total estimated gross losses and allocated loss adjustment expenses from the Northridge Earthquake reached $815 million.

         On June 9, 1994, the Company announced an agreement with the Department of Insurance ("DOI") designed to reduce the Company's earthquake exposure. Pursuant to the agreement, the DOI ordered the Company's insurance subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company (the "Insurance Subsidiaries") to discontinue writing new homeowners, condominium owners and earthquake insurance and to discontinue renewal of existing earthquake insurance. The DOI also approved a 17% rate increase for the homeowners program. The Insurance Subsidiaries agreed to offer renewal without earthquake coverage to existing homeowners and condominium owners policyholders for two more annual renewal periods. The Company also agreed to increase the combined statutory surplus of the Insurance Subsidiaries to at least $250 million by June 30, 1994.

         During the second quarter, the Company purchased an additional $400 million of reinsurance, in excess of the already existing coverage of $200 million. The additional $400 million layer of reinsurance decreases by $50 million per month starting on July 16, 1994 as the Company's earthquake exposure lessens over time with the expiration of existing policies.

         On June 30, 1994, the Company obtained a $175 million bank line (the "Bank Credit Agreement") through the First National Bank of Chicago and Union Bank (the "Lenders") of which $160 million has been borrowed and is currently outstanding. Loan proceeds of $120 million were used to increase the statutory surplus of the Insurance Subsidiaries. The five-and-one-half year reducing-revolver loan features interest-only payments for the first 18 months, after which time the Company will be required to make a principal payment of $20 million on January 1, 1996 and principal repayments of $8,750,000 on the first day of each calendar quarter thereafter until the full proceeds of the loan are repaid with the last principal repayment occurring on January 1, 2000. Under the terms of the Bank Credit Agreement, all of the outstanding shares of capital stock of the Insurance Subsidiaries have been pledged as collateral.

         On August 18, 1994, the California Supreme Court issued a decision (the "Proposition 103 Ruling") reversing a lower court ruling that had upheld the Company's challenge to the constitutionality of certain regulations and an administrative order issued by the Commissioner pursuant to California Proposition 103. The effect of the Proposition 103 Ruling was to reinstate the Commissioner's order directing that the Company issue refunds totaling approximately $78.3 million, plus interest at 10% per annum from May 8, 1989, to policyholders who purchased insurance from the Insurance Subsidiaries between November 8, 1988 and November 8, 1989.

         On September 2, 1994, the Company filed a petition for rehearing with the California Supreme Court. That petition was denied on September 29, 1994, and the Company has directed its attorneys to prepare and file a petition for a writ of certiorari with the United States Supreme Court, which is required to be filed on or before December 28, 1994. No assurance can be given that the U.S. Supreme Court will issue a writ of certiorari and accept the case for review. In the event that it does elect to review the Proposition 103 Ruling, the case is not likely to be briefed and argued until the 1995-96 Supreme Court term. On November 10, 1994, the Los Angeles Superior Court stayed enforcement of the Commissioner's refund order until such time as the U.S. Supreme Court rules on the Company's petition for a writ of certiorari, or until December 28, 1994 if a petition to the Supreme Court has not been filed by that date. The Company fully intends to file its petition with the Supreme Court prior to December 28, 1994. The Commissioner has also issued an order that the Company pay the Proposition 103 rollback by November 14, 1994 or show cause why the payment cannot be made. In response to the Commissioner's order, the Company intends to assert that, by virtue of the stay order issued on November 10, 1994, any payment schedule must be deferred until after the U.S. Supreme Court decides whether to issue a writ of certiorari and accept the case for review.

         Prior to the Proposition 103 Ruling, the Company had accrued approximately $51 million with respect to its possible Proposition 103 liability. Barring action by the U.S. Supreme Court to reverse the Proposition 103 Ruling, the Commissioner's refund order obligates the Company to pay approximately $121 million, which includes accrued interest through September 30, 1994. As of September 30, 1994, the Company has accrued this amount. The Company continues to accrue interest at 10% per year on the principal amount.

         On September 8, 1994, the Company revised upward its estimated gross losses and allocated loss adjustment expenses from the Northridge Earthquake expected to be sustained by the Insurance Subsidiaries to approximately $815 million. The increased estimate as well as the Proposition 103 Ruling caused the Company to be in violation of the net worth maintenance and other financial covenants under the Bank Credit Agreement. The statutory surplus of the Insurance Subsidiaries was reduced from approximately $252 million on June 30, 1994 to approximately $71 million on September 30, 1994, the ratio of the Insurance Subsidiaries' total net written premiums to statutory surplus increased to 14:1 and the Company's stockholders' equity declined to approximately $163 million. The adverse developments put a severe financial strain on the Company.

         The DOI, after discussions with the Company's management, requested that the Company expeditiously implement a plan that would provide a responsible level of surplus at the Insurance Subsidiaries. At the same time, an agreement was reached among the DOI, two consumer intervenors and the Company regarding the Company's proposed automobile insurance rate increase that had been filed for approval in December, 1993. The agreement, which was recommended in a proposed decision by an administrative law judge, was subject to approval by the Commissioner. On September 14, 1994, the Commissioner approved a 6% rate increase, which was estimated to generate an additional $56 million a year in revenues. The agreement provided that the 6% rate increase would decrease to 3% when the Insurance Subsidiaries' total net written premium to statutory surplus ratio had reached 3:1. The Commissioner also indicated that he intended to require payment of the full $121 million, which includes interest accrued through September 30, 1994, in rebates owed to policyholders as a result of the Proposition 103 Ruling.

         In addition to the pressure being asserted on the Company by the DOI to take the necessary steps to restore the surplus of the Insurance Subsidiaries, the Company also experienced pressure from the Lenders. On September 8, 1994, the Company notified the Lenders that the Company was in default under the Bank Credit Agreement and, on September 12, 1994, the Lenders imposed the default rate of interest on outstanding loans and notified the Company that no additional loans would be available while any default was continuing. The Lenders also requested prompt information concerning the steps the Company was taking to restore the capital of its Insurance Subsidiaries and to cure the default. On September 20, 1994, the Lenders requested that the Company deposit $25 million in a cash collateral account with one of the agent banks to secure its obligations under the Bank Credit Agreement, and on September 21, 1994, the Lenders proposed a "time-table/action plan" to resolve the Company's capital issues requiring the Company to provide the Lenders with a detailed listing by September 27, 1994 of the capital investment alternatives available to the Company, requiring the receipt by the Company of a preliminary letter of intent from at least one interested investor, or, in lieu thereof, the Company's retention of an investment banker, by September 30, 1994 and requiring a meeting with all the Lenders on October 4, 1994.

         Pressure from the DOI to quickly take action to restore the surplus of the Insurance Subsidiaries, as well as pressure from the Lenders, and the possibility of a further downgrading from A.M. Best Company, led the Company to look for outside sources of capital to bring the Insurance Subsidiaries' surplus back to the necessary regulatory levels.

PROPOSED CAPITAL TRANSACTION

         As a result of the increased earthquake losses and the Supreme Court decision discussed above, the Company began a search for outside capital to raise the statutory surplus levels to meet regulatory requirements.

         On October 17, 1994, the Company entered into an Investment and Strategic Alliance Agreement dated as of October 17, 1994 (the "Investment Agreement") with American International Group, Inc. ("AIG"), to provide $216 million of equity capital. The agreement provides for, among other things (a) the sale to AIG, or to certain wholly-owned subsidiaries that AIG may designate, for an aggregate purchase price of $216 million, of (i) 200,000 shares of Series A Convertible Preferred Stock stated value $1,000 per share (the "Series A Preferred Stock"), which are convertible into shares of Common Stock at a conversion price of $11.33 per share (subject to customary antidilution provisions), and (ii) 16 million Series A Warrants to purchase an aggregate of 16 million shares of Common Stock at an exercise price of $13.50 per share (subject to adjustment as described in the Investment Agreement); (b) the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock and upon exercise of the Series A Warrants in accordance with their terms; and (c) the issuance of additional shares of Series A Preferred Stock on the terms described in the Investment Agreement at the election of the Company in the event gross losses and allocated loss adjustment expenses associated with the Northridge Earthquake exceed $850 million (the "Transaction").

         If the Transaction is consummated, holders of the Series A Preferred Stock, voting separately as a class, will be entitled to elect two of the Company's eleven directors. Holders of Common Stock will not be entitled to vote in the election of such two directors. In the event that the Company's gross losses and allocated loss adjustment expenses related to the Northridge Earthquake exceed $850 million prior to or following the date of consummation of the Transaction (the "Closing Date"), AIG shall, if requested by the Company, contribute up to an additional $70 million to the Company in exchange for shares of Series A Preferred Stock having an aggregate liquidation value equal to the contributed amount plus an additional liquidation amount based on a formula designed to compensate AIG for its proportional share of the Company's after-tax loss resulting from the gross losses and allocated loss adjustment expenses relating to the Northridge Earthquake in excess of $850 million. The Company may determine not to obtain some or all of the additional capital from AIG in light of certain rules under the Internal Revenue Code governing the Company's ability to utilize its net operating losses to offset taxable income in future years. The Series A Preferred Stock will be entitled to a per annum cumulative dividend equal to 9% payable quarterly. At the option of the Company during the first three years after the consummation of the Transaction, dividends may be paid in cash or in kind (whereby, a holder receives, in lieu of cash, shares of Series A Preferred Stock having a liquidation value equal to the dividends declared).

         The Series A Warrants generally will be exercisable at any time following the first anniversary of the consummation of the Transaction. The initial exercise price of $13.50 per share and the number of shares of Common Stock obtainable per Series A Warrant are subject to adjustment pursuant to customary antidilution provisions. In the event the Company's gross losses and allocated loss adjustment expenses from the Northridge Earthquake exceed $945 million and AIG contributes additional capital to the Company pursuant to the Investment Agreement prior to the first anniversary of the Closing Date, the effective date will be deferred to the second anniversary of the Closing Date. The effective date may be accelerated in the event the Company's Board of Directors approves such, and the effective date shall automatically be accelerated to any earlier date that AIG is entitled to acquire additional securities of the Company pursuant to the standstill provisions of the Investment Agreement. The Series A Warrants will expire on the thirteenth anniversary of the Closing Date. In addition, in the event the Company's total gross losses and allocated loss adjustment expenses with respect to the Northridge Earthquake exceed $945 million, the exercise price shall be reduced by $0.08 per share for each million dollars of gross losses and allocated loss adjustment expenses in excess of $945 million (provided that the exercise price shall never be reduced to less than $1.00 per share as a result of Northridge Earthquake losses); provided, however, that no adjustment to the Exercise Price shall be made with respect to increases in gross losses and allocated loss adjustment expenses reflected in financial statements following the 1995 year-end audited financial statements of the Company. The exercise of the Series A Warrants will be subject to certain transfer restrictions that will be included in the Company's

Articles of Incorporation if such transfer restrictions are approved by the Company's shareholders at the special meeting of shareholders scheduled for December 15, 1994 called for the purpose of voting on the Investment Agreement and other matters.

         In connection with the Investment Agreement, upon consummation of the Transaction, subsidiaries of AIG and each of the Insurance Subsidiaries shall enter into a five-year quota share reinsurance agreement for 10% of each of the subsidiaries' policies incepting on and after January 1, 1995. At AIG's option, the agreements may be renewed annually for four years following the initial term, with an annual reduction of 2% in the quota share percentage ceded to AIG's subsidiaries.

         The Investment Agreement also provides that, following the consummation of the Transaction, the Company and AIG will use their respective best efforts to negotiate and mutually agree upon a joint venture agreement whereby the Company and AIG will form a new subsidiary or subsidiaries to engage in the Company's automobile insurance business in states outside California.

         Between September 28 and October 17, 1994, the parties negotiated the terms of the Investment Agreement. During this period, the Company also negotiated with the Lenders the terms of an amendment and waiver to the Bank Credit Agreement (the "Amendment and Waiver") in order to facilitate the proposed transaction with AIG. The Amendment and Waiver, which was executed and delivered by the Company and the Lenders on October 17, 1994, conditionally waived the Lenders' rights to pursue remedies based on existing defaults pending consummation of the Transaction, and made certain amendments to the Bank Credit Agreement, effective upon the closing of the Transaction, as more fully described therein.

         In connection with the execution of the original letter of intent and term sheet with AIG relating to the Transaction, the Company and AIG entered into a Stock Option Agreement dated September 26, 1994 (the "Stock Option Agreement"), pursuant to which the Company granted to AIG an option to acquire up to 15% of the Company's outstanding shares of Common Stock under certain circumstances at an exercise price of $11.33 per share, and which AIG can require the Company to repurchase under certain circumstances. The Stock Option Agreement will expire in the event the Transaction is consummated.

IMPACT OF NORTHRIDGE EARTHQUAKE

         The Northridge Earthquake has resulted in substantial losses. Since the event occurred, the Company and other members of the property and casualty insurance industry have revised their estimates of claim costs and related expenses several times. Because of the unusual nature of the ground motion during the earthquake, the earthquake produced significant damage to structures beyond normal expectations. Delayed discovery of the severity of damages has caused claims to be reevaluated as the additional damage becomes known and has made the estimation process extremely difficult. The Company estimates total gross losses and allocated loss adjustment expenses for this catastrophe to be $815 million at September 30, 1994. Unallocated loss adjustment, FAIR Plan assessments and other earthquake related expenses are estimated to be an additional $18.8 million. By mid-July, the Company had received all of the $76.3 million in catastrophe and per-risk reinsurance recoverables due to this event. As of September 30, 1994, the Company has received 34,617 homeowners and condominium claims and 10,049 automobile claims. Because of the difficulties of estimation noted above, it is possible that the Company's Northridge Earthquake loss estimates will increase. Should the earthquake estimates increase, future financial periods will be impacted and additional capital may be required. The proposed Transaction with AIG includes provision for the Company to receive up to an additional $70 million of capital from AIG to cover excess losses. The Company, however, may determine not to obtain some or all of the additional capital from AIG in light of certain rules under the Internal Revenue Code governing the Company's ability to utilize its net operating losses to offset taxable income in future years, or the Company could elect to obtain some or all of the additional capital from AIG notwithstanding the fact that the issuance of securities in exchange for such capital could result in a limitation on the Company's ability to utilize its net operating losses.

         On a pre-tax basis, incurred claims and expenses, including reinsurance reinstatement costs, total $757.5 million. The net after-tax charge against year-to-date earnings for all costs for this event is $492.4 million, or $9.58 per share.

         The Company's existing reinsurance coverage of 75% of $100 million in excess of $10 million was reinstated at a cost of $13 million following the earthquake. Additional reinsurance for 75% of the next $100 million was purchased effective April 1, 1994 for a premium of $3 million. Both policies were in effect until July 1, 1994, at which time they were renewed for another year with new terms. Also during the second quarter, the Company purchased $400 million of additional reinsurance, in excess of the existing coverage of $200 million. The additional $400 million layer of reinsurance decreases by $50 million per month starting on July 16, 1994 as the Company's earthquake exposure lessens under the terms of an order issued by the DOI prohibiting the Company from providing earthquake coverage.

         The reinsurance coverage is provided in layers by a number of domestic, foreign and London market companies. The reinsurance layers at September 30, 1994 are shown below:

                                         CATASTROPHE LOSS LAYER         COMPANY RETENTION        REINSURANCE AMOUNT
                                         ----------------------         -----------------        ------------------
               first . . . . . . .            $ 10,000,000                 $10,000,000              $           0
               next  . . . . . . .              90,000,000                   7,200,000                 82,800,000
               next  . . . . . . .             100,000,000                   5,000,000                 95,000,000
               next  . . . . . . .             250,000,000                           0                250,000,000

         As of September 30, 1994, the Company had paid approximately $704 million in gross losses and allocated loss adjustment expenses related to the Northridge Earthquake. Funds to make payments came from normal operating cash flows of $154 million, reinsurance proceeds of $76.3 million, and the sale or maturity of approximately $474 million in investments. The funds needed to pay the remaining earthquake related losses and expenses will come from normal positive operating cash flows, from loan proceeds and from the proceeds of the Transaction.

         In order to realize capital gains to increase statutory surplus, to provide cash for earthquake claims payments and to maximize investment income, the Company has restructured its investment portfolio to increase the proportion of investment-grade taxable instruments. Accordingly, the entire portfolio is shown as available-for-sale. As of September 30, 1994, the portfolio contained 75% taxable instruments compared to 13% a year earlier. All of the Company's investments are of high-quality and very liquid.

         Funds required by 20th Century Industries to pay dividends are provided by the Insurance Subsidiaries. The ability of the Insurance Subsidiaries to pay dividends to the Company is regulated by state law. At the present time, the Insurance Subsidiaries are prohibited from paying dividends without the prior approval of the DOI.

OPERATIONS EXCLUDING THE EFFECT OF
THE NORTHRIDGE EARTHQUAKE AND PROPOSITION 103 ROLLBACK

  NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1993

         Net premiums written for the nine months ended September 30, 1994 increased to $766,583,000 from $760,032,000 for the nine months ended September 30, 1993, or 1.0%. The premium growth is primarily attributable to the automobile line of business and reflects both the reduction in homeowners premiums as well as the policy-in-force growth rate of 3.0% from September 30, 1993 to September 30, 1994.

         During the first nine months of 1994, total automobile policies-in-force grew to approximately 1,158,000 from approximately 1,130,400 policies-in-force as of December 31, 1993. Assigned Risk policies-in-force increased to 7,195 as of September 30, 1994 from 6,427 as of December 31, 1993. Policies-in-force for those statutorily defined "Good Drivers" who first applied to the Company having had no prior insurance coverage increased to 74,546 as of September 30, 1994 from 62,141 as of December 31, 1993. Total automobile premiums earned increased $62.0 million, or 9.2%, during the nine months ended September 30, 1994 compared to the same period of 1993, reflecting the total exposure growth during the period.

         Excluding the effect of the Northridge Earthquake on automobile comprehensive claims and the Proposition 103 Ruling, the total automobile programs experienced an underwriting profit of $14.4 million during the first nine months of 1994 compared to an underwriting profit of $25.9 million during the same period of 1993. Assigned Risk policies produced an underwriting loss of $3.3 million for the first nine months of 1994 compared to a $2.1 million underwriting loss for the first nine months of 1993.

         An administrative hearing began on June 9, 1994 regarding the Company's application for an overall increase in automobile rate level of 9.2% filed in December, 1993. Testimony and briefing were concluded in August. On September 14, the Commissioner granted the Company a 6% rate increase. The increase will be reduced to 3% when the Company's premium to surplus ratio reaches 3:1 for two consecutive months.

         During the first nine months of 1994, total policies-in-force for the Company's other programs, homeowners, condominiums and personal excess liability, declined to 228,987 from 244,786 policies-in-force as of December 31, 1993 in accordance with the DOI order of June 9, 1994.

         Excluding the effect of the Northridge Earthquake and the Proposition 103 Ruling, the homeowners and other programs experienced an underwriting loss of $16.3 million during the first nine months of 1994 compared to an underwriting loss of $7.2 million during the same period in 1993 primarily because of increased reinsurance costs during 1994 due to the additional $400 million excess of $200 million reinsurance layer. An increase of 17% in the homeowners rate level has been approved by the DOI until such time as the Company no longer provides homeowners insurance policies.

         The Company's policy acquisition and general operating expense ratio continues to be one of the lowest in the industry. The ratio of underwriting expenses to earned premium was 10.1% and 10.4% for the first nine months of 1994 and 1993, respectively.

         The Company's interest expense included approximately $3.8 million on the outstanding loan for the nine months ended September 30, 1994.

         Average invested assets decreased 8.5%, and net investment income decreased 11.1% during the first nine months of 1994 compared to the same period of 1993. The average annual yield on invested assets was 6.9% for the first nine months of 1994 and 7.1% for the first nine months of 1993. The decrease in investment yield is due to a decline in interest rates on bonds purchased during the last year. Realized gains on sales of investments increased in the first nine months of 1994 to $61.6 million from $12.7 million in 1993, primarily because of the sales of investments to pay losses and loss adjustment expenses from the Northridge Earthquake.

         Net income during the nine months ended September 30, 1994 was a loss of $449.4 million compared to a gain of $89.8 million for the nine months ended September 30, 1993. The Northridge Earthquake contributed $492.4 million and the Proposition 103 rollback contributed $45.9 million to the first nine months' loss.

         The effect of inflation on net income during both these periods was not significant.

YEARS ENDED DECEMBER 31, 1993, DECEMBER 31, 1992 AND DECEMBER 31, 1991

         The following is the text of the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations as previously disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the SEC on March 30, 1994.

INDUSTRY OVERVIEW AND COMPANY STRATEGY

         The property and casualty insurance business has a history of fluctuating results, and underwriting profitability has tended to vary in cycles. Insurer profitability is influenced by many factors, including price competition, claim frequency and severity, crime rates, natural disasters, economic conditions, interest rates, state regulations and laws and changes in the legal system and court decisions. One of the challenging and unique features of the property and casualty insurance business is that its products must be priced before costs are fully known because premiums are charged before claims are incurred.

         Insurance industry price levels tend to change with underwriting results. As companies experience underwriting losses, prices tend to increase and competition decreases. As underwriting results improve, prices tend to decrease and competition increases.

         Underwriting results for the business written by the Company, namely, private passenger automobile and homeowners coverages primarily in Southern California, are sensitive to weather-related claims and may vary substantially from one period to another depending on weather during the periods. Results for the first and fourth quarters of the year are particularly vulnerable to weather patterns. Exceptionally dry weather in Southern California contributed to favorable underwriting results prior to 1992. Rain in the fourth quarter of 1992 returned to more normal levels and caused an upturn in the number of automobile and homeowners claims late in the year. Quarterly loss and loss adjustment expense ratios for the most recent three years are as follows:

               YEAR                                                                  1ST Q    2ND Q     3RD Q    4TH Q
               ----                                                                  -----    -----     -----    -----
               1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      88.5     84.2      81.9     90.7
               1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      88.0     81.6      82.9     88.5
               1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      90.3     83.9      86.5     89.9

         While the quarterly loss and loss adjustment expense ratios generally exhibit the pattern expected to be caused by weather influences, they also show the variability caused by the fortuitous events which are the basic subject of the insurance process. More specifically, the effect of the Oakland, California firestorm in October 1991 and the Southern California fires in October 1993 can be seen in the ratios for the fourth quarters of 1991 and 1993, respectively.

         Property insurance results are subject to the variability introduced by the chance occurrences of natural or man-made disasters such as earthquakes, fires, hurricanes and riots. The Company believes its major catastrophe exposure is to loss caused by an earthquake. The Company reduces its net exposure to such an event by the purchase of reinsurance in amounts which are based on global reinsurance market conditions and the Company's estimates of its exposure. The Company reviews its estimates of exposure each calendar quarter. The Company minimizes its exposure to riot-related damage by not writing commercial risks, and its exposure to conflagration is reduced because it does not accept business in close proximity to designated brush hazard areas. The Company reported claims totaling approximately $4.3 million, after reinsurance, as a result of the Southern California fires in the fourth quarter of 1993; however, it was assessed an additional $2.6 million as its share of California Fair Plan losses. Hurricanes and similar wind-related catastrophes are generally considered to be a significant exposure in California.

         Because the Company does not write property or liability insurance for commercial risks, its exposure to losses caused by exposure to asbestos or radon or caused by environmental pollution is insignificant. The Company has received no such claim under the homeowners policy and believes the probability of a successful claim of this nature to be remote.

UNDERWRITING RESULTS

         Policies in force, premiums earned and underwriting results for the Company's two major programs were as follows:

                                                                                          DECEMBER 31
                                                                   -------------------------------------------------
                                                                        1993               1992             1991
                                                                   -------------      -------------    -------------


               Policies in Force
                  Automobile . . . . . . . . . . . . . . . . .        1,130,446          1,018,656           924,008
                  Homeowners and Other . . . . . . . . . . . .          244,786            228,709           204,715
                                                                   ------------       ------------      ------------
                    Total  . . . . . . . . . . . . . . . . . .        1,375,232          1,247,365         1,128,723
                                                                   ============       ============      ============

               Premiums Earned
                  Automobile . . . . . . . . . . . . . . . . .     $908,522,000       $823,680,000      $746,194,000
                  Homeowners and Other . . . . . . . . . . . .       81,190,000         72,673,000        61,721,000
                                                                   ------------       ------------      ------------
                    Total  . . . . . . . . . . . . . . . . . .     $989,712,000       $896,353,000      $807,915,000
                                                                   ============       ============      ============

               Underwriting Profit (Loss)
                  Automobile . . . . . . . . . . . . . . . . .     $ 25,064,000       $ 36,890,000      $34,908,000
                  Homeowners and Other . . . . . . . . . . . .      (11,598,000)         1,714,000       (8,385,000)
                                                                   ------------       ------------      -----------
                    Total  . . . . . . . . . . . . . . . . . .     $ 13,466,000       $ 38,604,000      $26,523,000
                                                                   ============       ============      ===========

Automobile

         Automobile insurance continues to be the major line of business written by the Company and continues to grow profitably. Total automobile policies in force increased 11.0% during 1993, compared to 10.2% during 1992. Earned premiums grew 10.4% in both 1993 and 1992. Premium growth is consistent with unit growth because rate levels have not been revised over this period.

         The automobile insurance business written by the Company is comprised of "Good Drivers", as defined by California statute. While this business would have been acceptable to the Company before Proposition 103, those who had no prior insurance would have been written at a higher rate level than those who had been insured prior to being written by the Company. The California Department of Insurance has taken the position that the former rate differential is no longer allowed by the statute. The underwriting losses produced by this segment of the market suggests that the former differential was appropriate. These drivers have produced automobile underwriting losses of $16,877,000 in 1993, compared to $9,719,000 in 1992 and $6,357,000 in 1991.

         Overall automobile underwriting results are affected by assigned risk policies in force. Such policies declined substantially from 1991 to 1992 and remained level in 1993. The rapid decline was caused by an 85% rate increase in October 1990 and the implementation of a requirement that assigned risk applicants provide evidence of eligibility for assignment. Underwriting losses for assigned risk business were $3,031,000 in 1993, compared to $1,862,000 in 1992 and $10,889,000 in 1991.

         The Company, in December 1993, filed an application for an overall increase in its automobile rate level of 9.2%. The Company analyzed its own historical premium, loss and expense experience, as well as available external data, to develop its proposed rate level. The Company is experiencing decreasing automobile underwriting profits caused by increasing underwriting losses from insureds with no prior insurance, as described above. Also, the Company has not revised its automobile rates since 1988 and, therefore, rate adequacy has decreased due to rising claims costs over the past six years.

 Homeowners and Other Programs

         In addition to automobile insurance, the Company writes homeowners, including earthquake coverage by endorsement, condominium insurance and Personal Excess Liability Policy. The homeowners program is the largest of these programs. A revised method of computing dwelling replacement cost was implemented in 1993 and resulted in an average increase in dwelling values and premium of 12.5%. Policies in force for homeowners and the other programs combined have grown 7.0% in 1993 and 11.7% in 1992.

         Underwriting results for these programs are subject to variability caused by weather-related claims and by infrequent disasters. This variability is illustrated by an underwriting loss of $11,598,000 in 1993, an underwriting profit of $1,714,000 in 1992 and an underwriting loss of $8,385,000 in 1991. Results in 1993 were influenced by $4.6 million in claims due to rainy weather in the first quarter of the year, and by claims of approximately $4.3 million, after reinsurance, plus a $2.6 million assessment for the Company's share of California Fair Plan losses due to the Southern California fires in the fourth quarter; 1992 results were influenced by rainy weather in the first and fourth quarters of the year; and 1991 results included the Oakland, California fire.

         The Company has submitted an application for California Department of Insurance approval of a rate increase averaging 21.8% for its homeowners insurance line. This is the first time the Company has applied for a rate increase since it began offering homeowner insurance in 1982. The proposed increase reflects the rising costs of claim payments in this product line rather than the expenses or claim costs associated with the 1994 earthquake.

         Underwriting results for these programs, as well as for automobile business, will be significantly impacted in 1994 by the San Fernando Valley earthquake that occurred on January 17, 1994. See Note 13 of the Notes to Consolidated Financial Statements for a description of the estimated financial impact.

POLICY ACQUISITION AND GENERAL OPERATING EXPENSES

         The Company's policy acquisition and general operating expense ratio continues to be one of the lowest in the industry. The ratio of underwriting expenses to earned premiums was 11.0% in 1993, and 10.4% in both 1992 and 1991. The Company's efficiency, as reflected in its expense advantage over its competitors, enables the Company to maintain its price leadership, its growth and its profitability.

INVESTMENT INCOME

         Net pre-tax investment income was $97,574,000 in 1993, $94,255,000 in 1992 and $90,043,000 in 1991 which produced increases over the prior year of 3.5% and 4.7% for 1993 and 1992, respectively. Average invested assets grew 8.8% in 1993 over 1992 and 9.6% in 1992 over 1991. Average annual pre-tax yield on invested assets has declined from 7.8% in 1991 to 7.4% in 1992 and to 7.1% in 1993 because of lower interest rates available on bonds purchased over the two year period. If interest rates remain relatively stable at current levels, rates on new bonds purchased will be lower than for existing bonds and the average annual yield will continue to decrease.

         Realized capital gains on the sales of investments has increased from $9,137,000 in 1991, to $11,498,000 in 1992 and to $16,729,000 in 1993.

         As of December 31, 1993, the Company had a net unrealized gain on bonds of $145,746,000 compared to $84,418,000 at year end 1992 and $64,976,000 for 1991.

         The Company's investment guidelines emphasize buying high quality fixed income investments, primarily tax-exempt securities but some taxable securities as well because of the effect of the 20% alternative minimum tax on the Company's federal income tax liability. While the Company's policy is generally to hold these investments until maturity, its ongoing monitoring and evaluation of investment holds and securities market conditions may, from time to time, result in selected sales of investments prior to maturity. The Company has designated a portion of its portfolio as "available for sale" which is carried at lower of aggregate amortized cost or aggregate fair value as of December 31, 1993. The remainder of the portfolio which the Company believes it has the ability to hold until maturity and intends to do so is designated as "held for investment" and carried at amortized cost.

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", is effective for fiscal years beginning after December 15, 1993. The Company will implement this new standard in 1994. For a more complete description of this new standard, see
Note 1 of the Notes to Consolidated Financial Statements, New Accounting Standards section.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company has experienced positive cash flow from operating activities. As of December 31, 1993, the Company had total cash of $17,894,000 and total investments of $1,422,555,000. Of the Company's total investments, $1,273,231,000 was invested in tax-exempt state and municipal bonds.
         Statutory regulations require the majority of the Company's investments to be made in high-grade securities to provide ample protection for policyholders. The Company primarily invests in long-term fixed maturity investments such as bonds.

         Loss and loss expense payments are the most significant cash flow requirements of the Company. The Company continually monitors the loss payments to provide projections of future cash requirements. The Company generally generates enough cash flow to allow for monthly investments in the Cash Management Fund which is the source for purchasing long-term investments such as bonds. The Company believes that it is in its strongest position ever to be able to handle the expected claims arising from the San Fernando Valley earthquake. See Note 13 of the Notes to Consolidated Financial Statements.

         Funds required by 20th Century Industries to pay dividends are provided by the insurance subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company. The ability of the insurance subsidiaries to pay dividends to the holding company is regulated by state law. 20th Century Insurance Company could pay substantial additional dividends without prior regulatory approval. Because of statutory changes which require dividends to be paid from earned surplus, the payment of dividends by 21st Century Casualty Company would currently require regulatory approval.

         The Company's most significant capital requirement results from its need to maintain an acceptable ratio of net premiums written to policyholders' surplus. The Company believes that it can borrow funds, if desired, at favorable interest rates in the future.

         Stockholders' equity increased $79.5 million between 1992 and 1993 from $575.7 million to $655.2 million, respectively, while equity per share increased $1.55 from $11.19 to $12.74 for the same period.

         Generally, the Company's cash outlays for income taxes exceed income tax expense recorded in accordance with generally accepted accounting principles. This results primarily because of the reduction of the unearned premium deduction and the discounting of unpaid loss reserves mandated by the Tax Reform Act of 1986.

REGULATORY PROPOSALS

         The National Association of Insurance Commissioners ("NAIC") will require property and casualty insurance companies to calculate and report information under a Risk-Based Capital ("RBC") formula effective with the filing of their 1994 annual statements due March 1, 1995. The RBC requirements are intended to assist regulators in identifying inadequately capitalized companies. The RBC calculation is based on the type and mix of risks inherent in the Company's business and includes components for underwriting, asset, interest rate and other risks. The Company anticipates no material consequences from the implementation of the RBC formula.

HOME OFFICE LEASE

         The Company leases its home office building in Woodland Hills, California, which contains approximately 234,000 square feet of leaseable office space. The lease on this building expires in November 1995 and may be renewed for two consecutive five-year periods. The Company had previously agreed to lease a new home office facility upon its completion. That project has now been cancelled by its developers and the lease has subsequently been terminated. An internal committee is evaluating the Company's alternatives and other possible home office sites. The Company anticipates no significant difficulty in locating suitable office space and no interruption of operations will occur.

                              INDEPENDENT AUDITORS

         The Consolidated Financial Statements of the Company at December 31, 1992 and 1993, and for each of the three years in the periods ended December 31, 1993, and the related financial statement schedule, included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

         Shareholders who intend to submit proposals for the 1995 Annual Meeting of Shareholders, scheduled to be held May 23, 1995, must do so by sending the proposal and supporting statements, if any, to the Company no later than December 16, 1994 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Board of Directors of the Company will review any proposals from shareholders who are eligible under Rule 14a-8 under the Exchange Act, which it receives by that date, and will determine whether any such proposal should be included in its 1995 proxy solicitation materials. Such proposals should be sent to John R. Bollington, Secretary, 20th Century Industries, 6301 Owensmouth Avenue, Woodland Hills, California 91367.

                                 OTHER BUSINESS

         Except for the matters referred to in the accompanying Notice of Special Meeting, the Board of Directors does not intend to present any matter for action at the Meeting and knows of no matter to be presented at the Meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Meeting or any postponements or adjournments thereof, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or persons acting under the Proxy.

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                       BY ORDER OF THE BOARD OF DIRECTORS

Woodland Hills, California             /s/ JOHN R. BOLLINGTON
November 15, 1994                      ----------------------------------
                                       JOHN R. BOLLINGTON
                                       Secretary

                                              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-2

    Audited Consolidated Financial Statements:

      Consolidated Balance Sheets at December 31, 1993 and December 31, 1992  . . . . . . . . . . . . . . . . . . . . . .     F-3

      Consolidated Statements of Income for each fiscal year in the three year period ended December 31, 1993   . . . . .     F-4

      Consolidated Statements of Stockholders' Equity for each fiscal year in the three year period ended December 31,
       1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-5

      Consolidated Statements of Cash Flows for each fiscal year in the three year period ended December 31, 1993   . . .     F-6

      Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F-7

    Unaudited Consolidated Financial Statements:

      Unaudited Consolidated Balance Sheet at September 30, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-23

      Unaudited Consolidated Statements of Operations for the nine months ended
       September 30, 1994 and September 30, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-24

      Unaudited Consolidated Statements of Stockholders' Equity for the nine months ended September 30, 1994  . . . . . .    F-25

      Unaudited Consolidated Statements of Cash Flows for the nine months ended
       September 30, 1994 and September 30, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-26

      Notes to Unaudited Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-27

    Schedule I -- Summary of Investments Other than Investments in Related Parties  . . . . . . . . . . . . . . . . . . .    F-35


                         REPORT OF INDEPENDENT AUDITORS



Board Of Directors
20th Century Industries

         We have audited the accompanying consolidated balance sheets of 20th Century Industries and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. Our audits also included the financial statement schedule listed in the Index to the Consolidated Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         As more fully discussed in Note 13, since the date of completion of our audit of the accompanying financial statements and issuance of our report thereon dated February 15, 1994, the Company's financial position has been adversely impacted by an earthquake in the Southern California area and other events occurring in 1994. As a result, the Company has entered into a definitive agreement with a third party for an infusion of equity capital.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 20th Century Industries and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         As described in Note 4, 20th Century Industries and subsidiaries adopted in 1993 the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."



                                       ERNST & YOUNG LLP

Los Angeles, California
February 15, 1994, except
as to Note 13, the date of
which is October 17, 1994

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                              DECEMBER 31,
                                                                                                              ------------
                                                                                                          1993           1992
                                                                                                          ----           ----
                                                              ASSETS
    Investments:
      Fixed maturities -- held for investment, at amortized cost (fair value, 1993 $1,289,895;
         1992 $1,133,571)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $1,177,565     $1,072,655
      Fixed maturities -- available for sale, at lower of aggregate amortized cost or aggregate
         fair value (aggregate fair value, 1993 $277,866; 1992 $257,340)  . . . . . . . . . . . .          244,451        233,837
      Equity securities, at fair value (cost, 1993 $539; 1992 $539)   . . . . . . . . . . . . . .              539            539
                                                                                                        ----------     ----------
         Total investments (Note 2)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,422,555      1,307,031
    Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17,894         14,978
    Accrued investment income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           28,247         28,100
    Premiums receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           87,241         77,627
    Reinsurance receivable and recoverable (Note 6) . . . . . . . . . . . . . . . . . . . . . . .            3,318          2,012
    Prepaid reinsurance premiums (Note 6) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,393          1,198
    Income taxes receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,872            140
    Deferred income taxes (Note 4)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           40,905         30,153
    Deferred policy acquisition costs (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . .           15,712         13,345
    Furniture, equipment and leasehold improvements; at cost less accumulated depreciation,
      1993 $35,414; 1992 $28,886  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17,409         19,886
    Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8,600          3,860
                                                                                                        ----------     ----------
                                                                                                        $1,648,146     $1,498,330
                                                                                                        ==========     ==========

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

    Unpaid losses and loss adjustment expenses  . . . . . . . . . . . . . . . . . . . . . . . . .       $  577,490     $  554,541
    Unearned premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          299,941        267,556
    Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,476          --
    Deferred compensation benefits (Note 5) . . . . . . . . . . . . . . . . . . . . . . . . . . .            7,092          3,978
    Claims checks payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           41,535         39,329
    Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           63,403         57,252
                                                                                                        ----------     ----------
         Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          992,937        922,656
                                                                                                        ==========     ==========
    Commitments (Note 7) and Contingencies (Notes 9 and 10)
    Stockholders' equity (Note 8)
      Capital Stock
         Preferred stock, par value $1.00 per share; authorized 500,000 shares, none issued   . .            --             --
         Common stock without par value; authorized 80,000,000 shares, outstanding 51,447,471 in
           1993 and 51,426,246 in 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           68,848         68,431
      Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          586,361        507,243
                                                                                                        ----------     ----------
         Total stockholders' equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          655,209        575,674
                                                                                                        ----------     ----------
                                                                                                        $1,648,146     $1,498,330
                                                                                                        ==========     ==========

         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                                  ------------------------
                                                                                             1993            1992          1991
                                                                                             ----            ----          ----
    REVENUES:
      Net premiums earned (Note 6)  . . . . . . . . . . . . . . . . . . . . . . . .       $  989,712      $  896,353     $807,915
      Net investment income (Note 2)  . . . . . . . . . . . . . . . . . . . . . . .           97,574          94,255       90,043
      Realized investment gains   . . . . . . . . . . . . . . . . . . . . . . . . .           16,729          11,498        9,137
      Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (180)           (116)        (274)
                                                                                          ----------      ----------     --------
                                                                                           1,103,835       1,001,990      906,821
                                                                                          ----------      ----------     --------
    LOSSES AND EXPENSES:
      Net losses and loss adjustment expenses (Note 6)  . . . . . . . . . . . . . .          867,451         764,374      697,521
      Policy acquisition costs  . . . . . . . . . . . . . . . . . . . . . . . . . .           48,375          41,996       38,372
      Other operating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .           61,063          51,844       46,138
                                                                                          ----------      ----------     --------
                                                                                             976,889         858,214      782,031
                                                                                          ----------      ----------     --------
      Income before federal income taxes and cumulative effect of change in
         accounting for income taxes  . . . . . . . . . . . . . . . . . . . . . . .          126,946         143,776      124,790
      Federal income taxes (Note 4)   . . . . . . . . . . . . . . . . . . . . . . .           18,350          26,309       21,253
                                                                                          ----------      ----------     --------
      Income before cumulative effect of change in accounting for income taxes  . .          108,596         117,467      103,537
      Cumulative effect of change in accounting for income taxes  . . . . . . . . .            3,959          --            --
                                                                                          ----------      ----------     --------
         NET INCOME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  112,555      $  117,467     $103,537
                                                                                          ==========      ==========     ========

    EARNINGS PER COMMON SHARE:
      Before cumulative effect of change in accounting for income taxes   . . . . .       $     2.11      $     2.29     $   2.02
      Cumulative effect of change in accounting for income taxes  . . . . . . . . .              .08          --            --
                                                                                          ----------      ----------     --------
         NET INCOME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $     2.19      $     2.29     $   2.02
                                                                                          ==========      ==========     ========

         The accompanying notes are an integral part of this statement.

                   20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  COMMON STOCK        UNREALIZED
                                                                                  WITHOUT PAR         INVESTMENT        RETAINED
                                                                                  VALUE AMOUNT      GAINS (LOSSES)      EARNINGS
                                                                                  ------------      --------------      --------
    Balance at January 1, 1991  . . . . . . . . . . . . . . . . . . . . . .          $67,801            $ (2)           $334,565
      Net income for the year   . . . . . . . . . . . . . . . . . . . . . .             --               --              103,537
      Net unrealized investment gain  . . . . . . . . . . . . . . . . . . .             --                 2               --
      Unearned compensation and related amortization under restricted
         shares plan, including forfeitures   . . . . . . . . . . . . . . .              226             --                --
      Tax benefits from stock under restricted shares plan  . . . . . . . .               33             --                --
      Cash dividends paid ($.42 per share)  . . . . . . . . . . . . . . . .             --               --              (21,585)
                                                                                     -------            ----            --------
    Balance at December 31, 1991  . . . . . . . . . . . . . . . . . . . . .           68,060             -0-             416,517
      Net income for the year   . . . . . . . . . . . . . . . . . . . . . .             --               --              117,467
      Issuance of common stock pursuant to restricted shares
         plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              700             --                --
      Unearned compensation and related amortization under restricted
         shares plan, including forfeitures   . . . . . . . . . . . . . . .             (430)            --                --
      Tax benefits from stock under restricted shares plan  . . . . . . . .              101             --                --
      Cash dividends paid ($.52 per share)  . . . . . . . . . . . . . . . .             --               --              (26,741)
                                                                                     -------            ----            --------
    Balance at December 31, 1992  . . . . . . . . . . . . . . . . . . . . .           68,431             -0-             507,243
      Net income for the year   . . . . . . . . . . . . . . . . . . . . . .             --               --              112,555
      Issuance of common stock pursuant to restricted shares
         plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              597             --                --
      Unearned compensation and related amortization under restricted
         shares plan, including forfeitures   . . . . . . . . . . . . . . .             (277)            --                --
      Tax benefits from stock under restricted shares plan  . . . . . . . .               97             --                --
      Unrealized pension loss   . . . . . . . . . . . . . . . . . . . . . .             --               --                 (511)
      Cash dividends paid ($.64 per share)  . . . . . . . . . . . . . . . .             --               --              (32,926)
                                                                                     -------            ----            --------
    Balance at December 31, 1993  . . . . . . . . . . . . . . . . . . . . .          $68,848            $-0-            $586,361
                                                                                     =======            ====            ========

         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                                  ------------------------
                                                                                            1993            1992           1991
                                                                                            ----            ----           ----
    OPERATING ACTIVITIES:
    Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 112,555       $ 117,467      $ 103,537
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for depreciation and amortization   . . . . . . . . . . . . . . .            7,158           6,020          5,530
      Bond premium or discount amortization   . . . . . . . . . . . . . . . . . .               45             107             (5)
      Provision for deferred income taxes (credit)  . . . . . . . . . . . . . . .           (6,518)         (4,682)         1,145
      Gain on sale of investments, fixed assets, etc.   . . . . . . . . . . . . .          (16,515)        (11,343)        (8,799)
      Tax benefit from stock under restricted shares plan   . . . . . . . . . . .               97             101             33
      Common stock issued under restricted shares plan  . . . . . . . . . . . . .              320             270            226
      Increase in premiums receivable   . . . . . . . . . . . . . . . . . . . . .           (9,614)         (7,091)        (7,192)
      Increase in accrued investment income   . . . . . . . . . . . . . . . . . .             (147)         (1,854)          (903)
      Increase in deferred policy acquisition costs   . . . . . . . . . . . . . .           (2,367)         (1,723)          (710)
      (Increase) decrease in reinsurance receivables  . . . . . . . . . . . . . .           (1,501)          1,016           (826)
      Increase in unpaid losses and loss adjustment expenses  . . . . . . . . . .           22,950           6,164         22,119
      Increase in unearned premiums   . . . . . . . . . . . . . . . . . . . . . .           32,385          22,266         25,489
      Increase in deferred compensation benefits  . . . . . . . . . . . . . . . .            3,114              96            409
      Increase in claims checks payable   . . . . . . . . . . . . . . . . . . . .            2,206           2,445          4,692
      Change in other assets, other liabilities and accrued income taxes  . . . .           (4,515)          3,901          3,915
                                                                                         ---------       ---------      ---------
         Net cash provided by operating activities  . . . . . . . . . . . . . . .          139,653         133,160        148,660

    INVESTING ACTIVITIES:
      Investments purchased -- held for investment  . . . . . . . . . . . . . . .         (308,543)       (452,096)      (530,738)
      Investments called or matured -- held for investment  . . . . . . . . . . .           19,760          47,820         16,205
      Investments called or matured -- available for sale   . . . . . . . . . . .           14,323           --             --
      Investments sold -- held for investment   . . . . . . . . . . . . . . . . .           58,116         308,703        397,788
      Investments sold -- available for sale  . . . . . . . . . . . . . . . . . .          117,503           --             --
      Net purchases of furniture, equipment and leasehold improvements  . . . . .           (4,895)         (8,320)        (6,662)
                                                                                         ---------       ---------      ---------
         Net cash used in investing activities  . . . . . . . . . . . . . . . . .         (103,736)       (103,893)      (123,407)

    FINANCING ACTIVITIES:
      Payments on installment contract  . . . . . . . . . . . . . . . . . . . . .              (75)           (414)          (563)
      Payments on note payable  . . . . . . . . . . . . . . . . . . . . . . . . .            --              --            (3,333)
      Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (32,926)        (26,741)       (21,585)
                                                                                         ---------       ---------      ---------
         Net cash used in financing activities  . . . . . . . . . . . . . . . . .          (33,001)        (27,155)       (25,481)
                                                                                         ---------       ---------      ---------
      Net increase (decrease) in cash   . . . . . . . . . . . . . . . . . . . . .            2,916           2,112           (228)
      Cash, beginning of year   . . . . . . . . . . . . . . . . . . . . . . . . .           14,978          12,866         13,094
                                                                                         ---------       ---------      ---------
      Cash, end of year   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  17,894       $  14,978      $  12,866
                                                                                         =========       =========      =========
    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid for income taxes was $26,026, $32,303 and $23,400 for the years ended
        December 31, 1993, 1992 and 1991, respectively.
      Cash paid for interest was $44, $89 and $361 for the years ended December 31, 1993, 1992 and 1991, respectively.


         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

Basis of Consolidation and Presentation

         The accompanying financial statements include the accounts of 20th Century Industries and its wholly-owned subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company. All material intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which differ in some respects from those followed in reports to insurance regulatory authorities.

Investments

         Prior to the rules stated in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company adhered to less stringent requirements and management believed that it had the ability to hold its investments to maturity and intended to do so. However, the Company also recognized that it could be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, the Company had designated a portion of its investment portfolio as "available for sale". The fixed income securities so designated are currently valued in the aggregate at the lower of amortized cost or fair value.

         The remainder of the Company's portfolio was designated as "held for investment". Although the Company had the ability and intent to hold these securities to maturity, it recognized that conditions under which it would be appropriate to sell certain of even these securities could come about. These conditions include, but are not limited to, unforeseen changes in asset quality, unexpected operating requirements and significant changes in current tax law. Bonds with fixed maturities are currently carried at amortized cost and equity securities are carried at fair value.

         In May 1993, the Financial Accounting Standards Board issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that fixed maturity securities are to be classified as either held-to-maturity, available-for-sale, or trading. See Note 1, New Accounting Standards section, for a more detailed description. The Company will implement this statement in 1994.

         Fair market value for fixed maturity and equity securities are based on quoted market prices. Unrealized investment gains and losses on equity securities and unrealized losses on fixed maturities available for sale are credited or charged directly to stockholders' equity, net of any tax effect. When investment securities are sold, the cost used to determine any realized gain or loss is based on specific certificate identification and characteristics.

Cash and Cash Equivalents

         Cash and cash equivalents include cash and short-term investments in demand deposits.

Reinsurance

         In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums and reserves on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

         In 1993, the Company adopted SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". Under SFAS No. 113, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis rather than the previous practice of reporting such assets and liabilities net of reinsurance. Amounts applicable to ceded unearned premiums and ceded claim

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

liabilities are now reported as assets. As permitted under SFAS No. 113, prior year financial statements have been conformed to the current year presentation. The effect of adopting SFAS No. 113 was to increase both assets and liabilities at December 31, 1993 and 1992 by $4.3 million and $1.7 million, respectively. The adoption of SFAS No. 113 had no effect on net income.

Furniture, Equipment and Leasehold Improvements

         Furniture and equipment are recorded at cost. The provision for depreciation is computed on the straight-line method over the estimated useful lives of the related assets which generally range from 5 to 7 years. Leasehold improvements are capitalized and amortized over the shorter of the life of the asset or the lease term. Maintenance and repair costs are charged to operations when incurred. Depreciation and amortization expense was $7,158,000, $6,020,000 and $5,530,000 for 1993, 1992 and 1991, respectively.

Income Recognition

         Premiums written are recorded as earned proportionately over the term of the policy.

Losses and Loss Adjustment Expenses

         The estimated liabilities for losses and loss adjustment expenses include the accumulation of estimates of losses for claims reported prior to the balance sheet dates, estimates (based upon actuarial analysis of historical data) of losses for claims incurred but not reported and estimates of expenses for investigating and adjusting all incurred and unadjusted claims. Amounts reported are estimates of the ultimate net costs of settlement which are necessarily subject to the impact of future changes in economic and social conditions. Management believes that, given the inherent variability in any such estimates, the aggregate reserves are within a reasonable and acceptable range of adequacy. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

Policy Acquisition Costs

         Policy acquisition costs, principally direct and indirect costs directly related to production of business, are deferred and amortized against the premiums earned.

Income Taxes

         Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Under that method, deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

Earnings Per Common Share

         Earnings per common share are computed using the weighted average number of common shares outstanding during the respective periods after giving effect to the two-for-one stock split effective June 28, 1991. The weighted average number of shares was 51,411,968 for the year ended December 31, 1993, 51,394,806 for 1992 and 51,377,224 for 1991. All references in the financial statements to the number of common shares, earnings per share and other per share amounts have been adjusted to reflect the common stock split.

Fair Values of Financial Instruments

         The carrying amounts of financial instruments other than investment securities, approximate their fair values. For investment securities, fair values for fixed maturity securities (including redeemable preferred stocks and equity securities) are based on quoted market prices. The carrying amounts and fair values for all investment securities are disclosed in Note 2.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

         SFAS No. 106, "Employer's Accounting for Post-retirement Benefits Other Than Pensions," and SFAS No. 112, "Employer's Accounting for Post-employment Benefits," became effective in 1993. The effect of these statements on the Company's consolidated financial position is immaterial.

         SFAS No. 109, "Accounting for Income Taxes," prescribes the liability method of accounting for income taxes. The Company implemented this statement in 1993 (see Note 4).

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", must be implemented for fiscal years beginning after December 15, 1993. This statement addresses the accounting and reporting for investments in equity securities with readily determinable fair values and for all investments in debt securities. Security investments will be classified into one of three categories and reported as follows:

                 Held-to-maturity debt securities will be reported at amortized cost;

                 Trading securities will be reported at fair value, with unrealized gains or losses included in earnings; or

                 Available-for-sale securities will be reported at fair value, with unrealized gains or losses excluded from earnings and reported in a separate component of stockholders' equity.

        This statement is to be applied as of the beginning of an enterprise's fiscal year and cannot be applied retroactively to prior years' financial statements. The Company intends to adopt this statement in 1994. Because these rules are more stringent than current practice, the Company is analyzing its portfolio and may revise the proportion of its portfolio designated as "available for sale". The Company expects that none of its portfolio will be classified as "trading securities". If its current designation is retained, the positive effect on equity will be approximately $22,000,000 after deferred income taxes. If all its debt securities were designated "available for sale", the positive effect on equity would be approximately $95,000,000 after deferred income taxes.

Reclassifications

         The accompanying 1991 and 1992 financial statements have been reclassified to conform with the 1993 presentation.

NOTE 2 -- INVESTMENT INCOME

         A summary of net investment income is as follows:

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                                 ------------------------
                                                                                               1993        1992        1991
                                                                                               ----        ----        ----
                                                                                                  (AMOUNTS IN THOUSANDS)
         Interest and dividends on fixed maturities  . . . . . . . . . . . . . . . . .       $97,771     $93,626     $89,310
         Dividends on equity securities  . . . . . . . . . . . . . . . . . . . . . . .            40          40          44
         Interest on short-term cash investments (demand deposits) . . . . . . . . . .           522         791       1,086
         Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11          99         119
                                                                                             -------     -------     -------
            Total investment income  . . . . . . . . . . . . . . . . . . . . . . . . .        98,344      94,556      90,559
         Investment expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           770         301         516
                                                                                             -------     -------     -------
            Net investment income  . . . . . . . . . . . . . . . . . . . . . . . . . .       $97,574     $94,255     $90,043
                                                                                             =======     =======     =======

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 2 -- INVESTMENT INCOME (CONTINUED)

         A summary of realized investment gains before income taxes is as follows:

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                                  ------------------------
                                                                                                1993        1992       1991
                                                                                                ----        ----       ----
                                                                                                   (AMOUNTS IN THOUSANDS)
         Realized investment gains:
            Fixed maturities -- held for investment  . . . . . . . . . . . . . . . . . .      $ 5,300     $11,498     $9,137
            Fixed maturities -- available for sale . . . . . . . . . . . . . . . . . . .       11,429        --         --
                                                                                              -------     -------     ------
                                                                                              $16,729     $11,498     $9,137
                                                                                              =======     =======     ======

         The amortized cost, gross unrealized gains and losses, and fair values of fixed maturities as of December 31, 1993 and 1992, respectively, are as follows:

                                                                                     GROSS          GROSS
                                                                                  UNREALIZED      UNREALIZED         FAIR
                                                                AMORTIZED COST       GAINS          LOSSES          VALUE
                                                                --------------    ----------      ----------      ----------
                                                                                     (AMOUNTS IN THOUSANDS)
         1993
         Held for investment:
            U.S. Treasury securities and obligations of U.S.
              government corporations and agencies   . . . .      $    6,258       $    519          $--          $    6,777
            Obligations of states and political
              subdivisions   . . . . . . . . . . . . . . . .       1,028,780         93,118           590          1,121,307
            Public utilities . . . . . . . . . . . . . . . .          11,060            875           --              11,935
            Corporate securities . . . . . . . . . . . . . .         131,467         18,408           --             149,876
                                                                  ----------       --------          ----         ----------
                Total held for investment  . . . . . . . . .      $1,177,565       $112,920          $590         $1,289,895
                                                                  ==========       ========          ====         ==========

         Available for sale:
            Obligations of states and political
              subdivisions   . . . . . . . . . . . . . . . .      $  244,451       $ 33,420          $  5         $  277,866
                                                                  ----------       --------          ----         ----------
                Total available for sale   . . . . . . . . .      $  244,451       $ 33,420          $  5         $  277,866
                                                                  ==========       ========          ====         ==========

         1992
         Held for investment:
            U.S. Treasury securities and obligations of U.S.
              government corporations and agencies   . . . .      $    8,350       $    607          $--          $    8,957
            Obligations of states and political
              subdivisions   . . . . . . . . . . . . . . . .         918,830         50,871           677            969,024
            Public utilities . . . . . . . . . . . . . . . .          20,158            490            28             20,620
            Corporate securities . . . . . . . . . . . . . .         125,317          9,699            46            134,970
                                                                  ----------       --------          ----         ----------
                Total held for investment  . . . . . . . . .      $1,072,655       $ 61,667          $751         $1,133,571
                                                                  ==========       ========          ====         ==========


         Available for sale:
            Obligations of states and political
              subdivisions   . . . . . . . . . . . . . . . .      $  232,837       $ 23,471          $--          $  256,308
            Corporate securities . . . . . . . . . . . . . .           1,000             32           --               1,032
                                                                  ----------       --------          ----         ----------
                Total available for sale   . . . . . . . . .      $  233,837       $ 23,503          $-0-         $  257,340
                                                                  ==========       ========          ====         ==========

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 2 -- INVESTMENT INCOME (CONTINUED)

         The maturity distribution of the Company's fixed maturity investments at December 31, 1993 was as follows:

                                                                            HELD FOR INVESTMENT              AVAILABLE FOR SALE
                                                                      ------------------------------      -----------------------
                                                                                                          AMORTIZED
         FIXED MATURITIES DUE:                                        AMORTIZED COST      FAIR VALUE        COST       FAIR VALUE
         ---------------------                                        --------------      ----------      ---------    ----------
                                                                                           (AMOUNTS IN THOUSANDS)
         1994  . . . . . . . . . . . . . . . . . . . . . . . . .      $      700         $      725       $   --       $   --
         1995 - 1998 . . . . . . . . . . . . . . . . . . . . . .          19,297             21,646            692          813
         1999 - 2003 . . . . . . . . . . . . . . . . . . . . . .         119,328            133,785         35,082       39,837
         2004 - 2013 . . . . . . . . . . . . . . . . . . . . . .       1,032,177          1,127,444        208,677      237,216
         2014 and after  . . . . . . . . . . . . . . . . . . . .           6,063              6,295           --           --
                                                                      ----------         ----------       --------     --------
              Total  . . . . . . . . . . . . . . . . . . . . . .      $1,177,565         $1,289,895       $244,451     $277,866
                                                                      ==========         ==========       ========     ========


         Expected maturities of the Company's investment portfolios differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 3 -- POLICY ACQUISITION COSTS

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                              ----------------------------
                                                                                              1993        1992        1991
                                                                                              ----        ----        ----
                                                                                                 (AMOUNTS IN THOUSANDS)

         Deferred policy acquisition costs amortized in the year . . . . . . . . . . .       $13,345     $11,622     $10,912
         Policy acquisition costs incurred during the year . . . . . . . . . . . . . .        50,742      43,719      39,082
                                                                                             -------     -------     -------
         Total policy acquisition costs  . . . . . . . . . . . . . . . . . . . . . . .        64,087      55,341      49,994
         Deferred policy acquisition costs at end of the year  . . . . . . . . . . . .        15,712      13,345      11,622
                                                                                             -------     -------     -------
         Policy acquisition costs for current year . . . . . . . . . . . . . . . . . .       $48,375     $41,996     $38,372

NOTE 4 -- FEDERAL INCOME TAXES

         Income tax expense consists of:


                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                               ---------------------------
                                                                                               1993       1992        1991
                                                                                               ----       ----        ----
                                                                                                 (AMOUNTS IN THOUSANDS)

         Current tax expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $24,868     $30,991     $20,107
         Deferred tax expense (benefit)  . . . . . . . . . . . . . . . . . . . . . . .        (6,518)     (4,682)      1,146
                                                                                             =======     =======     =======


         In 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes". The adoption of SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method to the liability method. The liability method requires the recognition of deferred tax liabilities and tax assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The adjustments to the January 1, 1993 balance sheet to adopt SFAS No. 109 totaled $3,959,000, which is reflected in the 1993 statement of income as the effect of a change in accounting principle.


                                          20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1993

NOTE 4 -- FEDERAL INCOME TAXES (Continued)

         The Company's net deferred income tax asset as of December 31, 1993 is composed of:



                                                                                                        (AMOUNTS
                                                                                                      IN THOUSANDS)
                     Deferred Tax Assets:
                       Unearned premiums   . . . . . . . . . . . . . . . . . . . . . . . . .             $20,898
                       Loss reserves   . . . . . . . . . . . . . . . . . . . . . . . . . . .              19,621
                       Proposition 103   . . . . . . . . . . . . . . . . . . . . . . . . . .               3,337
                       Non-qualified retirement plans  . . . . . . . . . . . . . . . . . . .               2,578
                       Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,088
                                                                                                         -------
                                                                                                          47,522
                                                                                                         -------
                     Deferred Tax Liabilities:
                       Deferred policy acquisition costs   . . . . . . . . . . . . . . . . .               5,499
                       Salvage and Subrogation   . . . . . . . . . . . . . . . . . . . . . .               1,118
                                                                                                         -------
                                                                                                           6,617
                                                                                                         -------
                          Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $40,905
                                                                                                         =======



         The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax asset and, therefore, no such valuation allowance has been established.

         For 1992 and 1991, deferred taxes on income are the result of timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The sources of these differences and the tax effects of each are:

                                                                                                       YEARS ENDED DECEMBER 31,
                                                                                                       ------------------------
                                                                                                         1992           1991
                                                                                                         ----           ----
                                                                                                              (AMOUNTS
                                                                                                            IN THOUSANDS)
         Policy acquisition costs deferred on books and expensed on tax return . . . . . . . . .        $   586       $   249
         Unearned premium reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (2,994)       (3,055)
         Discounted loss and loss adjustment expenses  . . . . . . . . . . . . . . . . . . . . .         (1,025)       (1,658)
         Proposition 103 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,180)        4,918
         Salvage and subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            142            27
         Alternative minimum tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (453)        1,165
         Bond discount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35           (25)
         Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            207          (475)
                                                                                                        -------       -------
                                                                                                        $(4,682)      $ 1,146
                                                                                                        =======       =======

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

NOTE 4 -- FEDERAL INCOME TAXES (Continued)

         Income taxes do not bear the expected relationship to income because of differences in the recognition of revenue and expense for tax and financial reporting purposes. The tax effects of such differences are:

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                        ---------------------------------
                                                                                        1993           1992          1991
                                                                                        ----           ----          ----
                                                                                            (AMOUNTS IN THOUSANDS)
         Federal income tax at statutory rate  . . . . . . . . . . . . . . . .         $44,431       $48,884        $42,429
         (Decrease) increase due to:
            Tax-exempt income, net . . . . . . . . . . . . . . . . . . . . . .         (24,492)      (22,960)       (21,416)
            Alternative minimum tax  . . . . . . . . . . . . . . . . . . . . .            --            (454)         1,164
            Salvage and subrogation  . . . . . . . . . . . . . . . . . . . . .            --             (88)          (969)
            Adjustment of deferred tax for 1% increase in tax rate . . . . . .          (1,074)          --             --
            Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (515)          927             45
                                                                                       -------       -------        -------
         Federal taxes on income . . . . . . . . . . . . . . . . . . . . . . .         $18,350       $26,309        $21,253
                                                                                       =======       =======        =======

         The statutory tax rate was 35% for 1993 and 34% for 1992 and 1991.

NOTE 5 -- EMPLOYEE BENEFITS

Pension Plan and Supplemental Executive Retirement Plan
         Effective January 1, 1988, the Company adopted a non-contributory defined benefit pension plan (Pension Plan) which covers essentially all employees who have completed at least one year of service. The benefits are based on employees' compensation during all years of service. The Company's funding policy is to make annual contributions as required by applicable regulations. The Pension Plan's assets consist of high grade fixed income securities and cash equivalents.

         Effective January 1, 1988, the Company adopted an unfunded Supplemental Executive Retirement Plan (Supplemental Plan) which covers certain key employees, designated by the Board of Directors. The Supplemental Plan benefits are based on years of service and compensation during the last three years of employment, and are reduced by the benefit payable from the Pension Plan.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

NOTE 5 -- EMPLOYEE BENEFITS (Continued)
         Net Periodic Pension Cost
   Net periodic pension cost for 1993, 1992 and 1991 included the following components:

                                                                                                 PENSION     SUPPLEMENTAL
                                                                                                  PLAN           PLAN
                                                                                                 -------     ------------
                                                                                                   (AMOUNTS IN THOUSANDS)
         1993
         Service cost -- benefits earned during the period . . . . . . . . . . . . . . . . .       $1,498          $217
         Interest cost on projected benefit obligation . . . . . . . . . . . . . . . . . . .        1,204           430
         Actual return on assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (560)         (112)
         Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . . . . .          147           174
                                                                                                   ------          ----
         Net periodic pension cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $2,289          $709
                                                                                                   ======          ====

         1992
         Service cost -- benefits earned during the period . . . . . . . . . . . . . . . . .       $1,118          $170
         Interest cost on projected benefit obligation . . . . . . . . . . . . . . . . . . .          940           402
         Actual return on assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (542)         (142)
         Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . . . . .          229           223
                                                                                                   ------          ----
         Net periodic pension cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $1,745          $653
                                                                                                   ======          ====

         1991
         Service cost -- benefits earned during the period . . . . . . . . . . . . . . . . .       $  845          $121
         Interest cost on projected benefit obligation . . . . . . . . . . . . . . . . . . .          743           370
         Actual return on assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (491)         (135)
         Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . . . . .          361           238
                                                                                                   ------          ----
         Net periodic pension cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $1,458          $594
                                                                                                   ======          ====



                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

NOTE 5 -- EMPLOYEE BENEFITS (Continued)
         Funded Status
             The following table sets forth the plans' funded status as of December 31, 1993 and 1992:

                                                                                                 PENSION      SUPPLEMENTAL
                                                                                                  PLAN            PLAN
                                                                                                 -------      ------------
                                                                                                  (AMOUNTS IN THOUSANDS)
         1993
         Actuarial present value of benefit obligations:
            Vested benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .      $(12,153)      $(3,437)
                                                                                                ========       =======
            Accumulated benefit obligation . . . . . . . . . . . . . . . . . . . . . . . .       (14,375)       (4,886)
                                                                                                ========       =======
            Projected benefit obligation . . . . . . . . . . . . . . . . . . . . . . . . .       (18,428)       (6,170)
         Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10,208         2,242
                                                                                                --------       -------
         Projected benefit obligation in excess of plan assets . . . . . . . . . . . . . .        (8,220)       (3,928)
         Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . . . . . .         2,269             2
         Unrecognized net obligation at transition to SFAS No. 87  . . . . . . . . . . . .                       1,633
         Additional liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (2,754)       (1,935)
         Unrecognized net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4,538         1,584
                                                                                                --------       -------
         (Accrued) pension cost recognized in the Consolidated Balance Sheet . . . . . . .      $ (4,167)      $(2,644)
                                                                                                ========       =======

         1992
         Actuarial present value of benefit obligations:
            Vested benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .      $ (8,092)      $(3,278)
                                                                                                ========       =======
            Accumulated benefit obligation . . . . . . . . . . . . . . . . . . . . . . . .        (9,571)       (4,110)
                                                                                                ========       =======

            Projected benefit obligation . . . . . . . . . . . . . . . . . . . . . . . . .       (12,272)       (5,135)
         Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,767         1,748
                                                                                                --------       -------
         Projected benefit obligation in excess of plan assets . . . . . . . . . . . . . .        (4,505)       (3,387)
         Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . . . . . .         2,565             2
         Unrecognized net obligation at transition to SFAS No. 87  . . . . . . . . . . . .                       1,814
         Additional liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (625)       (1,708)
         Unrecognized net (gain) or loss . . . . . . . . . . . . . . . . . . . . . . . . .          (761)          918
                                                                                                --------       -------
         (Accrued) pension cost recognized in the Consolidated Balance Sheet . . . . . . .      $ (1,804)      $(2,361)
                                                                                                ========       =======

Actuarial Assumptions
         The discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation as of December 31, 1993 were 7.25% and 5.6%; 1992 were 8.25% and 6.0%; and 1991 were 8.75% and 6.0%, respectively. The expected long-term rate of return on assets for the Pension Plan was 8.5% for 1993 and 8.9% for 1992 and 1991.

Savings and Security Plan
         The Company has a qualified contributory savings and security plan for eligible employees which incorporates Section 401(k) of the Internal Revenue Code to permit certain pre-tax contributions by participants. Under the plan (which is voluntary as to an employee's participation), the Company matches 75% of all employee contributions up to a limit of 6% of each participating employee's compensation. Contributions charged against operations were $1,943,000, $1,516,000 and $1,184,000 in 1993, 1992 and 1991, respectively.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 6 -- REINSURANCE

         Reinsurance contracts do not relieve the Company from its obligations to policyholders. The Company periodically reviews the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. It is the Company's policy to hold collateral under related reinsurance agreements in the form of letters of credit for all reinsurers not licensed to do business in the Company's state of domicile. At December 31, 1993, there were no insurance agreements in force with any such unauthorized reinsurers.

The effect of reinsurance on premiums written and earned is as follows:

                                                       1993                         1992                        1991
                                              ----------------------        --------------------        ------------------
                                              WRITTEN         EARNED        WRITTEN       EARNED        WRITTEN     EARNED
                                              -------         ------        -------       ------        -------     ------
                                                                        (AMOUNTS IN THOUSANDS)
         Direct  . . . . . . . . . . .       $1,033,895     $1,001,510      $926,708     $904,442      $841,218     $815,729
         Ceded . . . . . . . . . . . .          (11,993)       (11,798)       (8,265)      (8,089)       (8,024)      (7,814)
                                             ----------     ----------      --------     --------      --------     --------
         Net premiums  . . . . . . . .       $1,021,902     $  989,712      $918,443     $896,353      $833,194     $807,915
                                             ==========     ==========      ========     ========      ========     ========



         Loss and loss adjustment expenses have been reduced by reinsurance recoveries totaling $3,700,000, $1,333,000, and $1,561,000 for 1993, 1992 and
1991, respectively.

         The Company has a homeowners excess of loss reinsurance treaty with General Reinsurance Corporation. In this excess treaty, the reinsurer's limit is $650,000 in excess of the Company's retention of $300,000 per risk, subject to a maximum reinsurer's limit of $1,300,000 per occurrence.

         The Company has purchased property catastrophe reinsurance, primarily for protection against losses caused by an earthquake, for a catastrophe up to $110,000,000. The coverage is provided for catastrophe losses in layers as shown below by a number of domestic, foreign and London market companies.

                                         CATASTROPHE             COMPANY        REINSURANCE
                                         LOSS LAYER             RETENTION          AMOUNT
                                         -----------            ---------       -----------
                                      first $10,000,000        $10,000,000      $         0
                                      next  $40,000,000        $10,000,000      $30,000,000
                                      next  $60,000,000        $15,000,000      $45,000,000

         The Company has a quota share treaty for its Personal Excess Liability Policy business with Underwriters Reinsurance Company and others. Effective January 1, 1993, the Company cedes 60% of its business; prior to 1993, 90% was ceded under this treaty.

NOTE 7 -- LEASE COMMITMENTS

         The Company leases office space in a building in Woodland Hills, California. The lease will expire in November 1995 and may be renewed for two consecutive 5-year periods.

         The Company also leases office space in several other locations throughout Southern California, primarily for claims servicing.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 7 -- LEASE COMMITMENTS (CONTINUED)

         Minimum rental commitments under the above lease obligations are as follows:

            1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $11,151,000
            1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,471,000
            1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,833,000
            1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,479,000
            1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,951,000
            Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . .      5,119,000


         Rental expense charges to operations for the years ended December 31, 1993, 1992 and 1991 were $11,259,000, $10,572,000, and $9,814,000, respectively.

NOTE 8 -- STOCKHOLDERS' EQUITY

Retained Earnings

         The insurance subsidiaries have restrictions affecting the amount of stockholder dividends which may be paid within any one year without the approval of the California Department of Insurance. The California Insurance Code provides that amounts may be paid as dividends from earned surplus on an annual noncumulative basis (generally based on the greater of (1) net income for the preceding year, or (2) 10 percent of statutory surplus as regards policyholders as of the preceding December 31) without prior notice to, or approval by the California Department of Insurance. At December 31, 1993, the insurance subsidiaries could pay approximately $107,000,000 in dividends to the Company during 1994 without prior approval.

         Stockholder's equity of the insurance subsidiaries on a statutory accounting basis at December 31, 1993 and 1992 was $582,176,000 and $500,619,000, respectively. Statutory net income for the insurance subsidiaries was $96,218,000, $105,959,000 and $89,592,000 for the years ended December 31,
1993, 1992 and 1991, respectively.

Restricted Shares Plan

         The plan provides for grants of common shares not to exceed 921,920 shares to be made to key employees as determined by the Key Employee Incentive Committee of the Board of Directors. At December 31, 1993, 359,409 common shares remain available for future grants. Upon issuance of grants of common shares under the plan, unearned compensation equivalent to the market value on the date of grant is charged to common stock and subsequently amortized in equal monthly installments over the 5-year period of the grant. Amortization of unearned compensation was $320,000, $255,000 and $226,000 in 1993, 1992 and
1991, respectively. At December 31, 1993 and 1992, unearned compensation, net of amortization, was $915,000 and $638,000, respectively. The common shares are restricted for 5 years retroactive to the first day of the

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 8 -- STOCKHOLDER'S EQUITY (CONTINUED)

year of grant. Restrictions are removed on 20% of the shares of each employee on January 1 of each of the 5 years following the year of grant. A summary of grants outstanding under the plan from 1991 through 1993 is as follows:

                                                                                      COMMON     MARKET PRICE PER SHARE ON
                                                                                      SHARES           DATE OF GRANT
                                                                                      ------     -------------------------
         Outstanding, December 31, 1990  . . . . . . . . . . . . . . . . . . . .      71,966

         Granted in 1991 . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --
         Vested in 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,478
         Cancelled or forfeited  . . . . . . . . . . . . . . . . . . . . . . . .        --
                                                                                      ------
         Outstanding, December 31, 1991  . . . . . . . . . . . . . . . . . . . .      46,488

         Granted in 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33,940              $20.63
         Vested in 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,478
         Cancelled or forfeited  . . . . . . . . . . . . . . . . . . . . . . . .        --
                                                                                      ------
         Outstanding, December 31, 1992  . . . . . . . . . . . . . . . . . . . .      54,950

         Granted in 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21,225              $28.13
         Vested in 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,460
         Cancelled or forfeited  . . . . . . . . . . . . . . . . . . . . . . . .        --

         Outstanding, December 31, 1993  . . . . . . . . . . . . . . . . . . . .      56,715
                                                                                      ======


NOTE 9 -- LITIGATION

         Lawsuits arising from claims under insurance contracts are provided for through loss and loss adjustment expense reserves established on an ongoing basis. From time to time the Company has been named as a defendant in lawsuits incident to its business. Some of these actions assert claims for exemplary or punitive damages which are not insurable under California judicial decisions. The Company vigorously defends these actions unless a reasonable settlement appears appropriate. While any litigation has an element of uncertainty, the Company is confident that the ultimate outcome of pending actions will not have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

NOTE 10 -- CONTINGENCY -- PROPOSITION 103 (SEE NOTE 13)

         Proposition 103, an initiative approved by a narrow margin of California voters on November 8, 1988, enacted several significant changes to the California Insurance Code, including the following:

           1. Proposition 103 required every insurance company to rollback rates for property and casualty insurance subject to the Proposition to a level 20% below such rates in effect at November 7, 1987 unless the Insurance Commissioner found that to do so would substantially threaten the company's solvency.

          2. Proposition 103 mandated certain automobile insurance rating classification factors and disallowed certain others. Proposition 103 also defined "Good Drivers" and required that automobile insurance rates for "Good Drivers" be 20% below those otherwise applicable.

          3. The California rate regulation system was changed to one of "prior approval" for rates charged on and after November 8, 1989. This was a change from the former system which allowed insurance companies to use rates without approval by the Commissioner.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 10 -- CONTINGENCY -- PROPOSITION 103 (CONTINUED)

        4. The Insurance Commissioner became an elected position beginning in the November 1990 election.

    Proposition 103 was immediately challenged in the courts and on May 9, 1989, the California Supreme Court, in CalFarm Insurance Company v. Deukmejian, 48 Cal. 3rd 805 (1989), ruled that the "substantial threat of insolvency" test was facially unconstitutional and that insurers could not be deprived by regulation of a fair and reasonable return.

         The court further stated that any company which believed the mandated rate level would produce inadequate rates could file, and immediately begin using, rates higher than the mandated level pending approval by the Commissioner. Such filing was to be made prior to November 8, 1989 at which time prior approval of rates would begin. According to the court, if the Commissioner were to subsequently determine that a rate level less than that filed was fair and reasonable, the insurer would be required to refund, with interest, the excess premium collected.

         In June and October 1989, the Company submitted the required filings in support of its rates in use at that time and to implement the "Good Driver" discounts mandated by the Proposition. In October 1990, the Company filed a revision to its automobile classification plan which implemented rating factors in compliance with the Proposition. These rate levels continue to be used presently. Therefore, the Company has complied with the requirements of Proposition 103 as interpreted by the courts as regards its current rates and is permitted to use these rates until disapproved by the Commissioner and appropriate due process procedures have been completed.

         In 1989 and 1990, Commissioner Roxani Gillespie conducted hearings to determine "generic" parameters to implement Proposition 103 in light of the CalFarm decision. Early in 1991, California's first elected Insurance Commissioner, John Garamendi, repealed regulations promulgated by the previous Commissioner, conducted new hearings and subsequently issued emergency regulations to implement the rate rollback portion of Proposition 103. These regulations included a maximum 10% after-tax rate of return on permissible surplus, premium to surplus leverage factors which vary by line of insurance and a formula with which to calculate a rollback amount.

         On October 16, 1991, the Company was issued an Order to Show Cause and Notice of Administrative Hearing which presented the Company with a calculated rollback amount of approximately $85,600,000 plus interest. The Notice also scheduled a hearing on that Order to begin December 16, 1991. The hearing began December 18, 1991 and culminated on May 8, 1992 with an Order by the Commissioner for the Company to refund 12.203% of premiums paid during the Proposition 103 rollback period plus interest. The rollback amount was estimated to be approximately $78,300,000 plus 10% simple interest from May 8, 1989 to date of payment.

         The Company appealed the Order on May 27, 1992 and trial was held in Superior Court November 30 and December 1, 1992. Additional briefing was allowed for certain issues and the record was closed on December 23, 1992. On February 26, 1993, the Superior Court Judge issued her decision which generally supported the Company's position and declared the Order null and void. The court held, among other things, that the Insurance Commissioner could not use its formula to set rates for the rollback years, and that the Company was entitled to a fair hearing to determine what was, as to it, a fair and reasonable return. The court further noted that evidence indicating that a fair rate of return for the Company was at least 20%, had not been refuted at the administrative hearing.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 10 -- CONTINGENCY -- PROPOSITION 103 (CONTINUED)

         This case, viewed as the principal test case in interpreting Proposition 103, was appealed by the Insurance Commissioner and Intervenors and a protective cross-appeal was filed by the Company. Requests for the case to be transferred directly to the California Supreme Court were accepted. Briefing was completed during August 1993 and argument is to be scheduled by the Court.

         As of December 31, 1993, the Company has accrued $34,744,000 in principal and $14,441,000 in interest. The Company continues to accrue interest at 10% per year on the principal amount. While it is impossible to predict the ultimate outcome of any future appeals, litigation or administrative hearings, the Company believes it is not probable that any ultimate rollback amount will be materially greater than the amounts provided.

NOTE 11 -- UNAUDITED QUARTERLY RESULTS

         The summarized unaudited quarterly results of operations were as follows:

                                                                                        QUARTER ENDED
                                                                 -------------------------------------------------------
                                                                 MARCH 31      JUNE 30       SEPTEMBER 30    DECEMBER 31
                                                                 --------      -------       ------------    -----------
                                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
         1993
         Revenues  . . . . . . . . . . . . . . . . . . . . .     $263,101      $272,873        $281,339        $286,522
         Net income  . . . . . . . . . . . . . . . . . . . .     $ 23,924      $ 34,824        $ 31,018        $ 22,789
         Earnings per common share . . . . . . . . . . . . .     $    .47      $    .67        $    .61        $    .44


         1992
         Revenues  . . . . . . . . . . . . . . . . . . . . .     $242,229      $245,521        $254,774        $259,466
         Net income  . . . . . . . . . . . . . . . . . . . .     $ 26,100      $ 33,395        $ 34,536        $ 23,436
         Earnings per common share . . . . . . . . . . . . .     $    .51      $    .65        $    .67        $    .46

         The fourth quarter 1993 net income was impacted by approximately $4.3 million in net losses and $2.6 million in assessments for the Company's share of California Fair Plan losses as a result of the Southern California fires.

         The fourth quarter 1992 net income was influenced by heavy rains that resulted in a large volume of reported claims.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 12 -- RESULTS OF OPERATIONS BY LINE OF BUSINESS

         The following table presents premium revenue and underwriting profit
(loss) for the Company's auto lines and homeowner and other lines on a GAAP basis.

                                                                                                                HOMEOWNER
                                                                                         AUTO LINES          AND OTHER LINES
                                                                                         ----------          ---------------
                                                                                              (AMOUNTS IN THOUSANDS)
         1993
         Direct premiums written . . . . . . . . . . . . . . . . . . . . . . . . . .      $932,497               $101,398
                                                                                          ========               ========
         Premiums earned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $908,522               $ 81,190
                                                                                          ========               ========
         Underwriting profit (loss)  . . . . . . . . . . . . . . . . . . . . . . . .      $ 25,064               $(11,598)
                                                                                          ========               ========
         1992
         Direct premiums written . . . . . . . . . . . . . . . . . . . . . . . . . .      $841,610               $ 85,098
                                                                                          ========               ========
         Premiums earned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $823,680               $ 72,673
                                                                                          ========               ========
         Underwriting profit . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 36,890               $  1,714
                                                                                          ========               ========

         1991
         Direct premiums written . . . . . . . . . . . . . . . . . . . . . . . . . .      $763,614               $ 77,604
                                                                                          ========               ========
         Premiums earned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $746,194               $ 61,721
                                                                                          ========               ========
         Underwriting profit (loss)  . . . . . . . . . . . . . . . . . . . . . . . .      $ 34,908               $ (8,385)
                                                                                          ========               ========


         In 1993, the Homeowners line experienced an underwriting loss primarily as a result of first quarter weather-related losses of approximately $4.6 million, and the third quarter Southern California fires with related net losses incurred of approximately $4.3 million and $2.6 million in assessments for the Company's share of California Fair Plan losses. The underwriting loss also included losses of approximately $1.0 million related to the 1991 Oakland, California fire.

         In 1992, the Homeowners line experienced an underwriting profit despite losses incurred of approximately $2.1 million related to the 1991 Oakland, California fire.

         In 1991, the Homeowners line experienced an underwriting loss primarily as a result of the Oakland, California fire with related net losses incurred of approximately $6.8 million.

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

         An earthquake occurred in the San Fernando Valley area of California on January 17, 1994. The Company's headquarters and four offices in the area were damaged by the earthquake but remained structurally sound. A business resumption plan was placed into action immediately following the devastating quake. The plan, combined with the cooperation of vendors, elected officials, public agencies and the hard work of employees, resulted in substantially normal business activity on the fourth day following the event.

         Since the issuance of its December 31, 1993 financial statements, the Company has revised its estimate of claims costs and related expenses several times. As of September 30, 1994, the most recent estimate of gross claim costs and related expenses, including the cost of reinstating reinsurance coverage, is $834 million on a pre-tax basis before reinsurance coverage of $76 million. Because of the unusual nature of the ground motion experienced during the earthquake, the Company and other members of the property and casualty insurance industry significantly understated several of their early estimates of total claim costs. Delayed discovery of the severity of damages has caused claims to be reevaluated and made the estimation process extremely difficult.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               DECEMBER 31, 1993

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

         The magnitude of earthquake losses as they have developed through October 1994, has reduced the capital of the Company below statutory minimum requirements of the California Department of Insurance and caused events of default to occur under bank loans collateralized by the stock of the Company's insurance subsidiaries obtained in June 1994 to replenish statutory surplus at that time.

         In addition to the increasing earthquake estimates, on August 18, 1994 the California Supreme Court overturned the Superior Court ruling previously mentioned in Note 10 and upheld a 10% rate of return standard imposed by the Commissioner and contested provisions of Proposition 103. This decision, which may be appealed to the U.S. Supreme Court, exposed the Company to an additional $72 million in roll-back liabilities.

         As a result of these two events, the Company's 1994 results of operations and financial position were adversely impacted (see the unaudited consolidated financial statements as of and for the nine months ended September 30, 1994 on pages F-23 to F-34) and, as a result, the Company needed to replenish its statutory surplus. On October 17, 1994 the Company entered into a definitive agreement with American International Group ("AIG") whereby the Company will issue $200 million of convertible preferred stock and 16 million warrants to purchase 16 million shares of common stock of the Company. AIG will pay $216 million for the securities. The convertible preferred stock has a conversion price of $11.33 per share and the warrants have an exercise price of $13.50 per share. The agreement also contains a provision for the issuance of up to approximately an additional $88 million of convertible preferred stock for $70 million, at the Company's option, if earthquake gross losses and allocated loss expense exceed $850 million. The agreement is subject to regulatory, lender and shareholder approval.

         The Company expects the transaction to be approved by all required parties, however, if the agreement were not completed the Company would be required to find another source for the needed capital. Without an infusion of capital, the Company would have to significantly change its operations.

                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

               20TH CENTURY INDUSTRIES AND SUBSIDIARIES AS OF AND

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                    ASSETS

                                                                                                        SEPTEMBER 30,
                                                                                                            1994
                                                                                                        -------------
                                                                                                         (UNAUDITED)
    Investments:
      Fixed maturities -- available-for-sale, at fair value
        (amortized cost, $1,011,269) -- Note 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  970,626
      Equity securities, at fair value (cost, $539)   . . . . . . . . . . . . . . . . . . . . . . . . .         701
                                                                                                         ----------
         Total investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     971,327
                                                                                                         ----------
    Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     101,472
    Accrued investment income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,067
    Premiums receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      88,520
    Reinsurance receivable and recoverable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,111
    Prepaid reinsurance premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,370
    Income taxes receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      74,064
    Deferred income taxes -- Note 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     239,921
    Deferred policy acquisition costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15,016
    Furniture, equipment and leasehold improvements; at cost
      less accumulated depreciation of $40,464  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,907
    Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,130
                                                                                                         ----------
                                                                                                         $1,543,905
                                                                                                         ==========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

    Unpaid losses and loss adjustment expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  708,287
    Unearned premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     301,691
    Deferred compensation benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,825
    Bank loan payable less loan fees -- Note 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     153,631
    Claims checks payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      76,829
    Proposition 103 payable -- Note 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     120,765
    Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,434
                                                                                                         ----------
         Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,380,462
                                                                                                         ----------
    Stockholders' equity
      Capital stock
         Preferred stock, par value $1.00 per share; authorized 500,000 shares, none issued   . . . . .       --
         Common stock without par value; authorized 80,000,000 shares,
           outstanding 51,472,471 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      69,233
    Unrealized investment losses -- Note 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (26,313)
    Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     120,523
                                                                                                         ----------
         Total stockholders' equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     163,443
                                                                                                         ----------
                                                                                                         $1,543,905
                                                                                                         ==========

        The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                     NINE MONTHS ENDED
                                                                                                       SEPTEMBER 30,
                                                                                              -------------------------------
                                                                                                   1994              1993
                                                                                              ---------------    ------------

                                                                                                        (UNAUDITED)
    REVENUES:
      Net premiums earned   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   777,809          $  731,832
      Net investment income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64,765              72,812
      Realized investment gains   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61,550              12,741
      Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           800                 (72)
                                                                                              -----------          ----------
                                                                                                  904,924             817,313
                                                                                              -----------          ----------
    LOSSES AND EXPENSES:
      Net losses and loss adjustment expenses   . . . . . . . . . . . . . . . . . . . . . .       705,871             635,702
      Net earthquake losses and related expenses -- Note 6  . . . . . . . . . . . . . . . .       757,564              --
      Policy acquisition costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34,701              35,067
      Other operating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        39,162              41,077
      Proposition 103 expense -- Note 7   . . . . . . . . . . . . . . . . . . . . . . . . .        71,581               2,606
      Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,825                  44
                                                                                              -----------          ----------
                                                                                                1,612,704             714,496
                                                                                              -----------          ----------
      Income (loss) before federal income taxes and cumulative effect
        of change in accounting for income taxes  . . . . . . . . . . . . . . . . . . . . .      (707,780)            102,817
      Federal income taxes (benefit) -- Note 3  . . . . . . . . . . . . . . . . . . . . . .      (258,413)             17,010
                                                                                              -----------          ----------
      Income (loss) before cumulative effect of change in accounting
        for income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (449,367)             85,807
      Cumulative effect of change in accounting for income taxes  . . . . . . . . . . . . .         --                  3,959
                                                                                              -----------          ----------
         NET INCOME (LOSS)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  (449,367)         $   89,766
                                                                                              -----------          ----------

    EARNINGS (LOSS) PER COMMON SHARE
      Before cumulative effect of change in accounting for income taxes   . . . . . . . . .   $     (8.74)         $     1.67
      Cumulative effect of change in accounting for income taxes  . . . . . . . . . . . . .          --                   .08
                                                                                              -----------          ----------
         NET INCOME (LOSS)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $     (8.74)         $     1.75
                                                                                              ===========          ==========



         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 1994

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)



                                                                                COMMON STOCK         UNREALIZED
                                                                                WITHOUT PAR          INVESTMENT         RETAINED
                                                                                VALUE AMOUNT       GAINS (LOSSES)       EARNINGS
                                                                                ------------          --------          --------
    Balance at January 1, 1994  . . . . . . . . . . . . . . . . . . . . . .        $68,848            $      0         $ 586,361
      Net loss for the nine months  . . . . . . . . . . . . . . . . . . . .          --                  --             (449,367)
      Issuance of common stock pursuant to restricted shares plan   . . . .            668               --                --
      Unearned compensation and related amortization under restricted
         shares plan, including forfeitures   . . . . . . . . . . . . . . .           (344)              --                --
      Tax benefits from stock under restricted shares plan  . . . . . . . .             61               --                --
      Effect of implementing change in accounting for
         investments at January 1, 1994 -- Note 4  . . . . . . . . . . . . .         --                 36,757             --
      Decrease during first quarter in unrealized gains on portfolio classified as available-for-sale at
         January 1, 1994 -- Note 4 . . . . . . . . . . . . . . . . . . . . .         --                (15,551)            --
      Effect of the transfer of investments from held-to-maturity to
         available-for-sale category at March 31, 1994 -- Note 4  . . . . .          --                 19,719             --
      Decrease in unrealized gains on portfolio from March 31, 1994
         through September 30, 1994   . . . . . . . . . . . . . . . . . . .          --                (67,343)            --
      Unrealized gain on marketable equity securities net of deferred
         taxes of $57   . . . . . . . . . . . . . . . . . . . . . . . . . .          --                    105             --
      Cash dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .          --                  --              (16,471)
                                                                                   -------            --------         ---------
    Balance at September 30, 1994 . . . . . . . . . . . . . . . . . . . . .        $69,233            $(26,313)        $ 120,523
                                                                                   =======            ========         =========



         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)




                                                                                                             NINE MONTHS ENDED
                                                                                                               SEPTEMBER 30,
                                                                                                       --------------------------
                                                                                                           1994            1993
                                                                                                       -----------      ---------
                                                                                                                (UNAUDITED)
    OPERATING ACTIVITIES:
    Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ (449,367)      $  85,807
    Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
      Provision for depreciation and amortization   . . . . . . . . . . . . . . . . . . . . . . .           5,484           5,285
      Bond premium or discount amortization   . . . . . . . . . . . . . . . . . . . . . . . . . .            (67)              47
      Loan fee amortization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             326           --
      Provision for deferred income taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .        (184,848)         (3,405)
      Gain on sale of investments, fixed assets, etc.   . . . . . . . . . . . . . . . . . . . . .         (61,467)        (12,643)
      Tax benefit from stock under restricted shares plan   . . . . . . . . . . . . . . . . . . .              61              94
      Common stock issued under restricted shares plan  . . . . . . . . . . . . . . . . . . . . .             324             240
      Increase in premiums receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (1,279)         (8,709)
      (Increase) decrease in accrued investment income  . . . . . . . . . . . . . . . . . . . . .           8,180            (130)
      (Increase) decrease in deferred policy acquisition costs  . . . . . . . . . . . . . . . . .             696          (1,418)
      Increase in reinsurance receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . .          (2,770)         (3,327)
      Increase in unpaid losses and loss adjustment expenses  . . . . . . . . . . . . . . . . . .         130,797           8,026
      Increase in unearned premiums   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,750          28,680
      Decrease in deferred compensation benefits  . . . . . . . . . . . . . . . . . . . . . . . .            (267)           (135)
      Increase in claims checks payable   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35,294           2,631
      Increase in Proposition 103 payable   . . . . . . . . . . . . . . . . . . . . . . . . . . .          71,580           2,606
      Change in other assets, other liabilities and accrued income taxes  . . . . . . . . . . . .         (77,004)            (56)
                                                                                                       ----------       ---------
         Net cash provided (used) by operating activities   . . . . . . . . . . . . . . . . . . .        (522,577)        103,593

    INVESTING ACTIVITIES:
      Investments purchased -- held-to-maturity   . . . . . . . . . . . . . . . . . . . . . . . .           --           (223,821)
      Investments purchased -- available-for-sale   . . . . . . . . . . . . . . . . . . . . . . .        (858,257)          --
      Investments called or matured -- held-to-maturity   . . . . . . . . . . . . . . . . . . . .           --             22,932
      Investments called or matured -- available-for-sale   . . . . . . . . . . . . . . . . . . .          20,595           --
      Investments sold -- held-to-maturity  . . . . . . . . . . . . . . . . . . . . . . . . . . .           --             29,819
      Investments sold -- available-for-sale  . . . . . . . . . . . . . . . . . . . . . . . . . .       1,310,026           --
      Net purchases of furniture, equipment and leasehold improvements  . . . . . . . . . . . . .          (3,065)         (3,813)
                                                                                                       ----------       ---------
         Net cash provided (used) by investing activities   . . . . . . . . . . . . . . . . . . .         469,299         (74,883)

    FINANCING ACTIVITIES:
      Net proceeds from bank loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         153,327           --
      Payments on installment contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           --                (75)
      Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (16,471)        (24,695)
                                                                                                       ----------       ---------
         Net cash provided (used) by financing activities   . . . . . . . . . . . . . . . . . . .         136,856         (24,770)
                                                                                                       ----------       ---------
      Net increase in cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          83,578           3,940
      Cash, beginning of year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17,894          14,978
                                                                                                       ----------       ---------
      Cash, end of quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  101,472       $  18,918
                                                                                                       ==========       =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

         Cash paid for income taxes was $0 and $18,526 for the nine months ended September 30, 1994 and 1993, respectively.

         Cash paid for interest was $2,219 and $44 for the nine months ended September 30, 1994 and 1993, respectively.

         The accompanying notes are an integral part of this statement.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)



1.       BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1994 are not necessarily indicative of the results that may be expected for the year ended December 31, 1994. For further information, refer to the consolidated financial statements of 20th Century Industries and Subsidiaries and notes thereto included elsewhere herein.

2.       EARNINGS (LOSS) PER SHARE

         Earnings (loss) per common share were computed using the weighted average number of common shares outstanding. The weighted average number of shares was 51,393,529 and 51,411,187 for the nine months ended September 30, 1994 and 1993, respectively.


3.       INCOME TAXES

         In 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method to the liability method. The cumulative effect of adopting SFAS No. 109 was to increase 1993 earnings by $3,959,000, which is reflected in the consolidated statement of operations as the effect of a change in accounting principle.

         Federal income tax expense consists of:

                                                                                                        NINE MONTHS ENDED
                                                                                                          SEPTEMBER 30,
                                                                                                      ---------------------
                                                                                                         1994        1993
                                                                                                      ---------     -------
                                                                                                      (AMOUNTS IN THOUSANDS)
         Current tax expense (benefit) . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ (73,565)    $20,415
         Deferred tax expense (benefit)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         (184,848)     (3,405)
                                                                                                      ---------     -------
                                                                                                      $(258,413)    $17,010
                                                                                                      =========     =======

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)




3.       INCOME TAXES (CONTINUED)

         The Company's net deferred income tax asset as of September 30, 1994 is composed of:

                                                                                                            (AMOUNTS
                                                                                                         IN THOUSANDS)
         Deferred Tax Assets:
            Net operating loss carryforward  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $148,856
            Unearned premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21,023
            Loss reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21,648
            Alternative minimum tax credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8,084
            Unrealized investment losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,169
            Proposition 103  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28,391
            Non-qualified retirement plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,705
            Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,354
                                                                                                            --------
                                                                                                             246,230
                                                                                                            --------
         Deferred Tax Liabilities:
            Deferred policy acquisition costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5,252
            Salvage and subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,057
                                                                                                            --------
                                                                                                               6,309
                                                                                                            --------
                 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $239,921
                                                                                                            ========

         Income taxes do not bear the expected relationship to income because of differences in the recognition of revenue and expense for tax and financial reporting purposes. The tax effects of such differences are:

                                                                                                       NINE MONTHS ENDED
                                                                                                         SEPTEMBER 30,
                                                                                                    ------------------------
                                                                                                      1994            1993
                                                                                                    ---------       --------
                                                                                                    (AMOUNTS IN THOUSANDS)
         Federal income tax (benefit) at statutory rate  . . . . . . . . . . . . . . . . . .        $(247,723)      $ 35,986
         (Decrease) increase due to:
            Tax-exempt income, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (12,538)       (18,217)
            One percent tax rate difference on carryback of NOL  . . . . . . . . . . . . . .            1,696          --
            Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              152           (759)
                                                                                                    ---------       --------
         Federal income tax (benefit)  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $(258,413)      $ 17,010
                                                                                                    =========       ========


         The statutory tax rate at September 30, 1994 and 1993 was 35%.

         Under normal operations, the Company's principal deferred tax assets arise due to the discounting of loss reserves for tax purposes which delays a portion of the loss deduction and the acceleration of 20% of the unearned premium reserve into taxable income before it is earned. The Company, as of September 30, 1994, has a net operating loss carryforward of approximately $425,000,000 for regular tax purposes and $286,000,000 for alternative minimum tax purposes expiring in the year 2009 and an alternative minimum tax credit carryforward of $8,084,000.

         The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. In order to utilize the deferred tax assets, the Company must

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)




3.       INCOME TAXES (CONTINUED)

have the ability to generate sufficient future taxable income to realize the tax benefits. The Company has available the following tax-planning strategies to generate additional taxable income in the future above historical levels:

         1) The Company as of September 30, 1994 has approximately 75% of its $1 billion investment portfolio invested in taxable securities compared to 13% at December 31, 1993. By converting its investment portfolio from tax-exempt securities (as well as new cash flow) into taxable securities, the Company has significantly increased its future taxable income.

         2) The Company could reinsure outstanding loss reserves and thus eliminate the temporary difference related to the discounting of loss reserves for tax purposes.

         The Company has a strong record of profitable operations. Except for the losses arising from the Northridge earthquake, the Company has been profitable for each of the past 10 years. Over the last five years, the Company's combined ratio on a GAAP basis has been approximately 97% and investment earnings have averaged approximately $95 million a year over the same five year period. Historically, the Company has generated almost all of its profits from its automobile line of business. In accordance with its agreement with the Department of Insurance, the Company is withdrawing from the homeowners and earthquake lines of business. The Company cannot renew any homeowners policies which include earthquake with effective dates after July 23, 1994 and thus will be completely out of the earthquake line of business by July 24, 1995. This will substantially reduce the Company's exposure to future earthquake catastrophes.

         The Company's estimates of future taxable income are based on its historical profitable operations and the anticipated capital infusion from American International Group ("AIG") to replace diminished statutory capital (See Note 8). The Company believes the AIG transaction will provide sufficient statutory capital to allow the Company, in combination with its significantly reduced exposure to catastrophic losses, to return to its historical levels of profitability. The Company believes that the proposed capital transaction with AIG does not create any limitations on the ability of the Company to utilize the net operating loss carryforward. The Company believes that because of its historically strong earnings performance and the tax planning strategies available, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and therefore, no valuation allowance has been established.

4.       INVESTMENTS

         As of January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" for investments held as of or acquired after that date. In accordance with SFAS No. 115, prior-period financial statements have not been restated to reflect the change in accounting principle.

         In accordance with the criteria contained in SFAS No. 115, certain fixed maturities previously classified as held-to-maturity (with an amortized cost of $166,786,000 and fair value of $189,921,000) were transferred to the available-for-sale category; in addition, the carrying value of the existing available-for-sale portfolio was adjusted to fair value as of January 1, 1994. The effect of adjusting the available-for-sale portfolio to fair value on January 1, 1994 increased fixed maturity investments available-for-sale by $56,549,000, decreased deferred taxes by $19,792,000, and increased stockholders' equity by $36,757,000. In the three-month period ended March 31, 1994, those net unrealized holding gains decreased by $15,551,000 (net of deferred income taxes of $8,374,000). Effective March 31, 1994, the Company, in response to the unprecedented losses resulting from the Northridge Earthquake, reclassified the balance of its investment portfolio as available-for-sale, increasing stockholders' equity by $19,719,000 (net of deferred income taxes of

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)


4.       INVESTMENTS (CONTINUED)

$10,618,000). In the six-month period ended September 30, 1994, net unrealized holding gains on the Company's bond portfolio decreased from $40,925,000 at March 31, 1994 to a net unrealized loss of $26,313,000 at September 30, 1994 or a decrease of $67,343,000 (net of deferred income taxes of $36,262,000).

         Realized capital gains on sales of investments were $61,600,000 for the nine month period ended September 30, 1994.

         The amortized cost, gross unrealized gains and losses, and fair values of fixed maturities as of September 30, 1994 are as follows:

                                                                                          GROSS          GROSS
                                                                         AMORTIZED      UNREALIZED     UNREALIZED
                                                                            COST           GAINS         LOSSES      FAIR VALUE
                                                                         ---------      ----------     ----------    ----------
                                                                                          (AMOUNTS IN THOUSANDS)
    Available-For-Sale
      U.S Treasury securities and obligations of U.S. government
         corporations and agencies  . . . . . . . . . . . . . . . . .  $  241,842         $  170         $ 3,749      $238,263
      Obligations of states and political subdivisions  . . . . . . .     296,040          1,090          23,682       273,448
      Public utilities  . . . . . . . . . . . . . . . . . . . . . . .     147,209             46           5,715       141,540
      Corporate securities  . . . . . . . . . . . . . . . . . . . . .     326,178          2,346          11,149       317,375
                                                                       ----------         ------         -------      --------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,011,269         $3,652         $44,295      $970,626
                                                                       ==========         ======         =======      ========


5.       DEBT

         Effective June 30, 1994, the Company secured a five and one-half year reducing-revolver credit facility (the Facility), with an aggregate commitment of $175 million through The First National Bank of Chicago and Union Bank (the Agents). With the increase in Northridge Earthquake losses and resulting decline in equity, the Company is in default of certain financial covenants of the Facility. The Company and the Agents and lenders have agreed to amendments to the loan agreement to waive the events of default in order to facilitate the proposed capital transaction. Consummation of the capital transaction is necessary for the amendments and waiver to be effective. The Company has agreed with the Agents and lenders to cure the default conditions dependent upon the closing of the capital transaction (See Note 8).

         As of September 30, 1994, the Company's outstanding advances against the Facility totalled $160 million for which loan origination fees to the Agents of $7.173 million were incurred. Loan fees will be amortized over the five-and-one-half year life of the Facility. Interest is charged at a variable rate based, at the option of the Company, on either the higher of the prime rate and the sum of the Federal Funds Effective Rate plus 0.5%, plus a margin of 1.5% or the Eurodollar rate plus a margin of 2.5%. Margins will be reduced in relation to certain financial and operational levels of the Company. Interest is payable at the end of each interest period. The stock of the Company's insurance subsidiaries is pledged as collateral under the loan agreement. Because of the default condition discussed above, the annual interest rate for the current interest period is approximately 9.75%. Interest paid as of September 30, 1994 was $2,169,000.

         Beginning January 1, 1996, the aggregate commitment will be automatically reduced $35 million, and $8.75 million thereafter on the first day of each quarter through the Facility's maturity date of January 1, 2000. Principal repayments are required when total outstanding advances exceed the aggregate commitment. The Company may prepay principal amounts of the advances, as well as voluntarily cause the aggregate commitment to be reduced at any time during the term of the Facility.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)


6.       NORTHRIDGE EARTHQUAKE

         The Northridge, California earthquake, which occurred on January 17, 1994, significantly affected the operating results for the first nine months of the year. The earthquake occurred in an area in which the Company's homeowners and earthquake coverages were concentrated. Since the event occurred, the Company and other members of the property and casualty insurance industry have revised their estimates of claim costs and related expenses several times. Because of the unusual nature of the ground motion during the earthquake, the earthquake produced significant damage to structures beyond normal expectations. Delayed discovery of the severity of damages has caused claims to be reevaluated as the additional damage becomes known and has made the estimation process extremely difficult. The Company currently estimates total gross losses and allocated loss adjustment expenses for this catastrophe to be $815 million. Unallocated loss adjustment expense, FAIR plan assessments and other earthquake related expenses are estimated to be an additional $18.8 million. The charge against the first nine months' pre-tax earnings, after reduction for $76.3 million of reinsurance, was $757.5 million.

         Should the earthquake estimates increase, future financial periods will be impacted and additional capital may be required (See Note 8).

7.       PROPOSITION 103

         Proposition 103, an initiative approved by a narrow margin of California voters on November 8, 1988, enacted several significant changes to the California Insurance Code, including the following:

         1. Proposition 103 required every insurance company to rollback rates for property and casualty insurance subject to the Proposition to a level 20% below such rates in effect at November 7, 1987 unless the Insurance Commissioner found that to do so would substantially threaten the company's solvency.

         2. Proposition 103 mandated certain automobile insurance rating classification factors and disallowed certain others. Proposition 103 also defined "Good Drivers" and required that automobile insurance rates for "Good Drivers" be 20% below those otherwise applicable.

         3. The California rate regulation system was changed to one of "prior approval" for rates charged on and after November 8, 1989. This was a change from the former system which allowed insurance companies to use rates without approval by the Commissioner.

         4. The Insurance Commissioner became an elected position beginning in the November 1990 election.

         Proposition 103 was immediately challenged in the courts and on May 9, 1989, the California Supreme Court, in CalFarm Insurance Company v. Deukmejian, 48 Cal. 3rd 805 (1989), ruled that the "substantial threat of insolvency" test was facially unconstitutional and that insurers could not be deprived by regulation of a fair and reasonable return.

         The court further stated that any company which believed the mandated rate level would produce inadequate rates could file, and immediately begin using, rates higher than the mandated level pending approval by the Commissioner. Such filing was to be made prior to November 8, 1989 at which time prior approval of rates would begin. According to the court, if the Commissioner were to subsequently determine that a rate level less than that filed was fair and reasonable, the insurer would be required to refund, with interest, the excess premium collected.

         In June and October 1989, the Company submitted the required filings in support of its rates in use at that time and to implement the "Good Driver" discounts mandated by the Proposition. In October 1990, the

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)


7.       PROPOSITION 103 (CONTINUED)

Company filed a revision to its automobile classification plan which implemented rating factors in compliance with the Proposition. These rate levels continue to be used presently. Therefore, the Company has complied with the requirements of Proposition 103 as interpreted by the courts as regards its current rates and is permitted to use these rates until disapproved by the Commissioner and appropriate due process procedures have been completed.

         In 1989 and 1990, Commissioner Roxani Gillespie conducted hearings to determine "generic" parameters to implement Proposition 103 in light of the CalFarm decision. Early in 1991, California's first elected Insurance Commissioner, John Garamendi, repealed regulations promulgated by the previous Commissioner, conducted new hearings and subsequently issued emergency regulations to implement the rate rollback portion of Proposition 103. These regulations included a maximum 10% after-tax rate of return on permissible surplus, premium to surplus leverage factors which vary by line of insurance and a formula with which to calculate a rollback amount.

         On October 16, 1991, the Company was issued an Order to Show Cause and Notice of Administrative Hearing which presented the Company with a calculated rollback amount of approximately $85,600,000 plus interest. The Notice also scheduled a hearing on that Order to begin December 16, 1991. The hearing began December 18, 1991 and culminated on May 8, 1992 with an Order by the Commissioner for the Company to refund 12.203% of premiums paid during the Proposition 103 rollback period plus interest. The rollback amount was estimated to be approximately $78,300,000 plus 10% simple interest from May 8, 1989 to date of payment.

         The Company appealed the Order on May 27, 1992 and trial was held in Superior Court November 30 and December 1, 1992. Additional briefing was allowed for certain issues and the record was closed on December 23, 1992. On February 26, 1993, the Superior Court Judge issued her decision which generally supported the Company's position and declared the Order null and void. The court held, among other things, that the Insurance Commissioner could not use its formula to set rates for the rollback years, and that the Company was entitled to a fair hearing to determine what was, as to it, a fair and reasonable return. The court further noted that evidence indicating that a fair rate of return for the Company was at least 20%, had not been refuted at the administrative hearing.

         This case, viewed as the principal test case in interpreting Proposition 103, was appealed by the Insurance Commissioner and Intervenors and a protective cross-appeal was filed by the Company. Requests for the case to be transferred directly to the California Supreme Court were accepted. Briefing was completed during August 1993 and oral argument was heard by the Court on June 7, 1994.

         On August 18, 1994, the California Supreme Court issued a decision (the "Proposition 103 Ruling") reversing a lower court ruling that had upheld the Company's challenge to the constitutionality of certain regulations and an administrative order issued by the Commissioner pursuant to California Proposition 103. The effect of the Proposition 103 Ruling was to reinstate the Commissioner's order directing that the Company issue refunds totaling approximately $78.3 million, plus interest at 10% per annum from May 8, 1989, to policyholders who purchased insurance from the Insurance Subsidiaries between November 8, 1988 and November 9, 1989.

         On September 2, 1994 the Company filed a petition for rehearing with the California Supreme Court. That petition was denied on September 29, 1994, and the Company has directed its attorneys to prepare and file a petition for a writ of certiorari with the United States Supreme Court, which is required to be filed on or before December 28, 1994. No assurance can be given that the U.S. Supreme Court will issue a writ of certiorari and accept the case for review. In the event that it does elect to review the Proposition 103 Ruling,

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)


7.       PROPOSITION 103 (CONTINUED)

the case is not likely to be briefed and argued until the 1995-96 Supreme Court term. On November 10, 1994, the Los Angeles Superior Court stayed enforcement of the Commissioner's refund order until such time as the U.S. Supreme Court rules on the Company's petition for a writ of certiorari, or until December 28, 1994 if a petition to the Supreme Court has not been filed by that date. The Company fully intends to file its petition with the Supreme Court prior to December 28, 1994. The Commissioner has also issued an order that the Company pay the Proposition 103 rollback by November 14, 1994 or show cause why the payment cannot be made. In response to the Commissioner's order, the Company intends to assert that, by virtue of the stay order issued on November 10, 1994, any payment schedule must be deferred until after the U.S. Supreme Court decides whether to issue a writ of certiorari and accept the case for review.

         Prior to the Proposition 103 Ruling, the Company had accrued approximately $51 million with respect to its possible Proposition 103 liability. Barring action by the U.S. Supreme Court to reverse the Proposition 103 Ruling, the Commissioner's refund order obligates the Company to pay approximately $121 million in principal and interest as of September 30, 1994. As of September 30, 1994, the Company has recorded a reserve in that amount.

8.       PROPOSED CAPITAL TRANSACTION

         As a result of the increased earthquake losses discussed in Note 6 and the Supreme Court decision discussed in Note 7, the Company began a search for outside capital to raise the statutory surplus levels to meet regulatory requirements.

         On October 17, 1994, the Company entered into a definitive agreement with American International Group, Inc. ("AIG"), to provide $216 million of equity capital. The agreement provides for an investment and strategic alliance agreement which provides for the issuance of, (i) 200,000 shares of the Company's Series A 9% Convertible Preferred Stock (the "Preferred Stock"), par value $1.00 per share, at a price and liquidation value of $1,000 per share convertible into common shares at a conversion price of $11.33 per share) and
(ii) 16,000,000 Series A Warrants (the "Warrants") to purchase an aggregate 16,000,000 shares of the Company's Common Stock at $13.50 per share. The Company will receive aggregate consideration of $200,000,000 for the shares of the Preferred Stock and $16,000,000 for the Warrants (collectively, the "Investment Agreement").

         In connection with the execution of the Investment Agreement, the Company and AIG entered into a Stock Option Agreement dated September 26, 1994, which grants to AIG the option to acquire up to 7,720,871 shares of the Company's Common Stock, at a per share price of $11.33, if the transaction is not consummated.

         The Investment Agreement will also enable the Company to obtain additional surplus relief in the form of a quota share reinsurance agreement applicable to 10% of the Company's entire book of business, thereby improving the Company's ability to sustain growth.

         In addition to AIG's capital investment and quota share agreement, the Company and AIG will negotiate a strategic business alliance for joint ventures outside of California for the sale of personal lines insurance products. This will enable the Company to diversify its business into other geographic areas.

         The Investment Agreement proposal requires the approval of the Company's shareholders. Upon approval by the shareholders, AIG, as holders of the Preferred Stock, voting separately as a class, will be entitled to elect two of the Company's eleven directors. Holders of Common Stock will not be entitled to vote in the election of such two directors.

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                               SEPTEMBER 30, 1994

                                  (UNAUDITED)


8.       PROPOSED CAPITAL TRANSACTION (CONTINUED)

         An amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock without par value from 80,000,000 to 110,000,000 shares is being proposed for shareholder approval. This proposed amendment is necessary in order to permit the full exercise of conversion privileges under the Investment Agreement. Should the amendment not be made, the Company would not have sufficient shares of Common Stock currently authorized to satisfy its obligation to issue shares under the provisions of the Investment Agreement.

         Should the proposed capital transaction not be consummated, the Company would need to find another source of capital to maintain historical operating levels. Failure to obtain such capital would require the Company to significantly change its operations.

                                                                      SCHEDULE I

                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

        SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES

                            AS OF DECEMBER 31, 1993



                                     COLUMN A                                      COLUMN B        COLUMN C         COLUMN D
    -------------------------------------------------------------------------   --------------    ----------      -------------
                                                                                                                    AMOUNT AT
                                                                                                                   WHICH SHOWN
                                                                                                                      IN THE
                                TYPE OF INVESTMENT                              AMORTIZED COST    FAIR VALUE      BALANCE SHEET
    -------------------------------------------------------------------------   --------------    ----------      -------------
                                                                                             (AMOUNTS IN THOUSANDS)
    Fixed Maturities -- held for investment
      Bonds and Notes:
         States, Municipalities and Political Subdivisions  . . . . . . . . .     $1,028,780      $1,121,307       $1,028,780
         Government   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,258           6,777            6,258
         Public Utilities   . . . . . . . . . . . . . . . . . . . . . . . . .         11,060          11,935           11,060
         Industrial and Miscellaneous   . . . . . . . . . . . . . . . . . . .        131,467         149,876          131,467
                                                                                  ----------      ----------       ----------
           Total held for investment  . . . . . . . . . . . . . . . . . . . .      1,177,565       1,289,895        1,177,565
                                                                                  ----------      ----------       ----------
    Fixed Maturities -- available for sale
      Bonds and Notes:
         States, Municipalities and Political Subdivisions  . . . . . . . . .        244,451         277,866          244,451
                                                                                  ----------      ----------       ----------
           Total available for sale   . . . . . . . . . . . . . . . . . . . .        244,451         277,866          244,451
                                                                                  ----------      ----------       ----------
    Equity Securities:
      Nonredeemable Preferred Stocks  . . . . . . . . . . . . . . . . . . . .            539             539              539
                                                                                  ----------      ----------       ----------
         Total Investments  . . . . . . . . . . . . . . . . . . . . . . . . .     $1,422,555      $1,568,300       $1,422,555
                                                                                  ==========      ==========       ==========

                           [LETTERHEAD OF SMITH BARNEY]


                                   APPENDIX I

September 26, 1994

The Board of Directors
20th Century Industries
6301 Owensmouth Avenue
Suite 700
Woodland Hills, CA 91367

Gentlemen:

         You have requested our opinion as to the fairness to 20th Century Industries (the "Company") from a financial point of view of the consideration to be received for the securities to be issued to American International Group, Inc. ("AIG") in accordance with the terms and conditions set forth in the Letter of Intent, dated September 26, 1994, by and between the Company and AIG, along with the exhibits thereto (the "Letter of Intent"). The Letter of Intent provides that AIG will (i) purchase 200,000 shares of the Company's newly authorized 9% Series A Convertible Preferred Stock, $1.00 par value per share (the "Series A Preferred"), for $1,000 per share, representing an aggregate purchase price of $200 million, and newly authorized Series A warrants (the "Warrants" and, together with the Series A Preferred, the "Securities") to purchase 16,000,000 shares of the Company's common stock (the "Common Stock") for an aggregate purchase price of $16 million; and (ii) enter into certain other arrangements with the Company, including a quota share reinsurance agreement and an agreement to provide the Company, at the Company's option, with additional capital in the event earthquake losses exceed a specified amount. The proposed transaction is referred to herein as the "Financing".

         In arriving at our opinion, we have (i) reviewed the Letter of Intent;
(ii) met with certain senior officers, directors and other representatives and advisors of the Company concerning its business, operations, financial condition and prospects; (iii) examined certain publicly available business and financial information relating to the Company as well as certain other information provided to us by the Company; (iv) analyzed certain other publicly available information, including financial information relating to public companies whose operations we deem comparable to those of the Company; (v) considered the current distressed financial condition of the Company, including the fact that the Company, as described by management, is under considerable pressure from the California Department of Insurance, A.M. Best Company and the Company's bank lenders concerning the Company's need for additional capital; and (vi) considered the financial terms of certain other significant equity investments in publicly traded companies. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria which we deemed appropriate in arriving at our opinion.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to the financial information furnished to or otherwise reviewed by or discussed with us, we assumed that such financial information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. Further, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. We were not requested to solicit, nor did we solicit, third-party indications of interest with respect to the Financing or any similar financing, and our opinion does not address the relative merits of the Financing as


SMITH BARNEY INC.
WELLS FARGO CENTER
333 SOUTH GRAND AVENUE
SUITE 5200
LOS ANGELES, CA 90071
213-486-8871

The Board of Directors
20th Century Industries
September 26, 1994
Page 2

compared to any alternative transaction in which the Company might engage. Our opinion expressed herein is based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

         In rendering our opinion, we have not considered the terms of the proposed joint venture to be entered into between the Company and AIG, or its affiliate (the "Joint Venture"), or the effect of the Joint Venture on the business of the Company. We have assumed for purposes of our opinion that the final documentation concerning the Financing will contain terms not materially different from those set forth in the Letter of Intent or additional terms which would adversely affect the economic terms of the Financing.

         Smith Barney has been engaged to render financial advisory services to the Company in connection with the Financing and will receive a fee for our services, including a fee upon the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and AIG for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to AIG and have received fees for the rendering of such services. In addition, we and our affiliates (including The Travelers, Inc. and its affiliates) maintain business relationships with AIG.

         Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of the Company in its evaluation of the Financing and are not on behalf of, and are not intended to confer rights or remedies upon, any stockholder of the Company, AIG, or its affiliates or any person other than the Company's Board of Directors. Other than in the Company's proxy statement relating to the Financing, such opinion may not be published or used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

         Based upon and subject to the foregoing, our experience as investment bankers, and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received for the Securities are fair, from a financial point of view, to the Company.


                                                   Very truly yours,





                                                   SMITH BARNEY INC.

                                  APPENDIX II





                       INVESTMENT AND STRATEGIC ALLIANCE
                                   AGREEMENT*


                                    BETWEEN


                            20TH CENTURY INDUSTRIES


                                      AND


                       AMERICAN INTERNATIONAL GROUP, INC.


                          DATED AS OF OCTOBER 17, 1994












___________
* Schedules and Opinions of Counsel omitted.

                                                           TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----

                                                              ARTICLE I

                                                          SALE AND PURCHASE
                                          OF SERIES A PREFERRED SHARES AND SERIES A WARRANTS

    Section 1.1    Sale and Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Section 1.2    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9

                                                              ARTICLE II

                                            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Section 2.1    Representations and Warranties of the Company .  . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
      (a)    Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
      (b)    Authorized Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
      (c)    Series A Preferred Shares and Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-10
      (d)    Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-10
      (e)    Insurance, Licenses, Permits and Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-10
      (f)    Non-Insurance Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
      (g)    Company Reports; Financial Statements; Statutory Statements  . . . . . . . . . . . . . . . . . . . . . . .     II-11
      (h)    Consents; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
      (i)    Insurance Contracts and Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-13
      (j)    Reinsurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-13
      (k)    Loss Reserves; Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-13
      (l)    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
      (m)    Intangible Property and Computer Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
      (n)    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
      (o)    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
      (p)    Litigation and Liabilities; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
      (q)    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
      (r)    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
      (s)    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
      (t)    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
      (u)    Financial Advisors and Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
      (v)    No Material Misstatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
      (w)    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
      (x)    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (y)    Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (z)    Exemption from Registration, Restrictions on Offer and Sale of Same or Similar Securities  . . . . . . . .     II-18

                                                             ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES OF INVESTOR

    Section 3.1    Representations and Warranties of the Investor . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (a)    Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (b)    Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (c)    Consents; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-18
      (d)    Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19
      (e)    Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19
      (f)    Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19

                                                                                                                            PAGE
                                                                                                                            ----
                                                              ARTICLE IV

                                                 PROCEEDS; ADVERSE QUAKE CONTRIBUTION

    Section 4.1    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-19
    Section 4.2    Excess Loss Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-19
    Section 4.3    Investor Contribution and Additional Shares; Adjustment to Series A Warrants
                   Exercise Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-19

                                                              ARTICLE V

                                                    STRATEGIC ALLIANCE AGREEMENTS

    Section 5.1    Quota Share Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-20
    Section 5.2    Joint Venture Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-20

                                                              ARTICLE VI

                                                 STANDSTILL AND TRANSFER RESTRICTIONS

    Section 6.1    Standstill Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-21
    Section 6.2    Transfers; Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-22

                                                             ARTICLE VII

                                                           INDEMNIFICATION

    Section 7.1    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-23

                                                             ARTICLE VIII

                                                              COVENANTS

    Section 8.1    Interim Operations of the Company and Conduct of Business . . . . . . . . . . . . . . . . . . . . . .    II-24
    Section 8.2    Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-25
    Section 8.3    Company Stockholder Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-25
    Section 8.4    Filings; Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-26
    Section 8.5    Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-27
    Section 8.6    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-27
    Section 8.7    Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28
    Section 8.8    Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28
    Section 8.9    Satisfactory Financing Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28
    Section 8.10   Issuance of Additional Shares of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28

                                                              ARTICLE IX

                                            CONDITIONS TO THE OBLIGATIONS OF THE INVESTOR

    Section 9.1    Conditions to the Obligations of the Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28
      (a)    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-28
      (b)    Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (c)    Absence of Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (d)    No Legal Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (e)    Stockholders' Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (f)    Department Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (g)    HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (h)    Lenders' Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29
      (i)    Compliance Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    II-29

                                                                                                                            PAGE
                                                                                                                            ----
      (j)    Other Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-29
      (k)    Effectiveness of Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-29
      (l)    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (m)    Material Change in the Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (n)    Auditor Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (o)    Opinion of Actuary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (p)    Other Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (q)    No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (r)    Company Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30

                                                              ARTICLE X

                                             CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    Section 10.1   Conditions to the Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (a)    Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (b)    Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (c)    Absence of Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-30
      (d)    No Legal Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (e)    Stockholders' Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (f)    Department Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (g)    HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (h)    Lenders' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (i)    Other Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (j)    Effectiveness of Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (k)    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (l)    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31

                                                              ARTICLE XI

                                                            MISCELLANEOUS

    Section 11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (a)    Termination Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-31
      (b)    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-32
    Section 11.2   Successors and Assigns; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .     II-32
    Section 11.3   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-32
    Section 11.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.5   Modification or Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.6   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.7   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.8   Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. . . . . . . . . . . . . . . . . .     II-33
    Section 11.9   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.10  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.11  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-33
    Section 11.12  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-34
    Section 11.13  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-34

                                  EXHIBIT LIST

    Exhibit A      Form of Certificate of Determination for Series A Convertible Preferred Stock
    Exhibit B      Form of Series A Warrant
    Exhibit C      Form of Quota Share Agreement
    Exhibit D      Form of Registration Rights Agreement
    Exhibit E      Form of Voting Agreement
    Exhibit F      Form of Term Sheet for Charter Amendment Relating to Transfer
                    Restrictions, etc.

                                       INDEX OF DEFINED TERMS



                                                                                               PAGE
                                                                                               ----
    Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-25
    Acquisition Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-25
    Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Annual Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
    Charter Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16
    Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Company Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-17
    Company Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-23
    Company Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Company Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-26
    Compensation and Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-24
    Department  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-10
    Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
    Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
    ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16
    ERISA Affiliate Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16
    Excess Loss Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19
    Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-26
    GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-21
    Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
    HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-26
    Insolvency Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-22
    Insolvency Statute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-22
    Insurance Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-10
    Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Investor Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19
    Investor Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-23
    Insurance Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Letter of Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-23
    Master JV Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-20
    Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Non-Insurance Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Northridge Earthquake . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
    Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-29
    PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16
    Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16

                                                                                                                            PAGE
                                                                                                                            ----
    Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-15
    Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
    Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-26
    Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-26
    Quota Share Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-20
    Recent 10-Qs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Recent Quarterly Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-23
    Remaining Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-19
    Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-28
    Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-22
    Rollback Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-14
    SAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-12
    SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Series A Certificate of Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Series A Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Series A Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    SERP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-16
    Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8
    Subsequent Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     II-11
    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-9
    Warrant Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      II-8

                  INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT

         INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT (this "Agreement") made and entered into this 17th day of October, 1994, by and between 20th Century Industries, a corporation organized and existing under the laws of the State of California (the "Company"), and American International Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Investor").

                                    RECITALS

         WHEREAS, the Company and the Investor have signed a letter of intent dated as of September 26, 1994 (the "Letter of Intent") with respect to certain transactions to be entered into by the Company and the Investor, including the purchase by the Investor of certain securities of the Company pursuant to this Agreement;

         WHEREAS, in order to induce Investor to enter into this Agreement and the other transactions contemplated by the Letter of Intent, the Company and the Investor have signed a Stock Option Agreement dated as of September 26, 1994 (the "Stock Option Agreement") providing for the issuance by the Company to the Investor of an option to purchase, under certain circumstances, up to 15% of the outstanding shares of Common Stock, without par value (the "Common Stock"), of the Company;

         WHEREAS, the Company and the Investor have each determined to enter into this Agreement pursuant to which the Investor has agreed to acquire, and the Company has agreed to issue and sell, (a) 200,000 shares of Series A Convertible Preferred Stock, stated value $1,000 per share, having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Determination (the "Series A Certificate of Determination") attached hereto as Exhibit A (the "Series A Preferred Shares"), and (b) 16,000,000 Series A Warrants, each exercisable for one share of Common Stock, subject to adjustment, having the terms set forth in the Warrant Certificate (the "Warrant Certificate") attached hereto as Exhibit B (the "Series A Warrants"), of the Company;

         WHEREAS, the Company and the Investor are both, directly or indirectly, engaged in the business of selling insurance and have determined that it is in their mutual best interests to enter into a joint venture agreement, a quota share reinsurance agreement, and other mutually beneficial arrangements;

         WHEREAS, concurrently herewith certain stockholders of the Company are entering into a voting agreement in the form attached as Exhibit E hereto, dated as of the date hereof, with the Investor, pursuant to which such stockholders are irrevocably agreeing to vote in favor of the transactions contemplated by this Agreement and not to support as stockholders any transaction that would give the Investor a right not to close the purchase of the Series A Preferred Shares and Series A Warrants; and

         WHEREAS, as the Company is currently under severe financial distress, the Company and the Investor have mutually agreed to proceed to consummate the transactions contemplated hereby as soon as practicable, subject to the Company's and the Investor's respective rights specified herein to not consummate this Agreement and the transactions contemplated hereby regardless of the effect that nonconsummation would have on the financial condition of the Company;

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                              SALE AND PURCHASE OF
                SERIES A PREFERRED SHARES AND SERIES A WARRANTS

         Section 1.1 Sale and Purchase. On the basis of the representations, warranties, covenants and agreements contained herein, but subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2 hereof) the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, 200,000 Series A Preferred Shares, free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions (including restrictions on voting rights or rights of disposition), claims or third party rights of any nature (collectively, "Encumbrances"), at a purchase price of $1,000 per share and 16,000,000 Series A Warrants, free and clear of all Encumbrances, at a purchase price of $1.00 per warrant, for an aggregate purchase price of $216,000,000.

         Section 1.2 The Closing. The closing of the sale and purchase of the Series A Preferred Shares and the Series A Warrants under this Agreement (the "Closing") shall take place at the offices of Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071 on the fifth business day (the "Closing Date") following satisfaction or, if permissible, waiver, of the conditions set forth in Articles IX and X, or such other date, time and place as may be agreed by the parties. At the Closing, the Company will deliver to the Investor certificates for the number of Series A Preferred Shares and Series A Warrants being purchased against payment to the Company of the purchase price therefor, by wire transfer in immediately available funds to an account designated by the Company not less than two business days in advance of the Closing, together with the other documents, certificates and opinions to be delivered pursuant to Article IX of this Agreement. The Series A Preferred Shares and Series A Warrants shall be acquired by, and the certificates for the Series A Preferred Shares and Series A Warrants so to be delivered shall be registered in the name of, the Investor or one or more direct or indirect wholly-owned subsidiaries of the Investor designated by the Investor and in the proportions designated by the Investor at least two business days prior to the Closing Date. Such certificates shall bear a legend to the effect that: the securities represented by the certificate have not been registered under the Securities Act of 1933 (the "Securities Act"), or under the blue sky or securities laws of any state; neither the securities represented by the certificates nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of registration under the Securities Act and under the securities or blue sky laws of any applicable state, or exemptions therefrom; and any such sale or disposition must be made in compliance with applicable provisions of this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

                (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries, all of which are listed on Schedule 2.1(A) hereto (collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of California and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, regulatory condition, capital, properties, business, results of operations or prospects of the Company and its Subsidiaries taken as a whole, in each case considered on either a SAP (as defined in subsection (g)(iii) of this Section 2.1 below) or GAAP (as defined in subsection (g)(ii) of this
         Section 2.1 below) basis (a "Material Adverse Effect"). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted. The Company has provided to the Investor a complete and correct copy of the Company's Articles of Incorporation (the "Articles of Incorporation") and By-Laws, each as amended to date. The Company's Articles of Incorporation and By-Laws so delivered are in full force and effect.

                (b) Authorized Capital. After giving effect to the proposed amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 80,000,000 to 110,000,000 shares (as so amended and as amended as provided in Section 8.3 hereof, the "Charter Amendment"), the authorized capital stock of the Company will at the Closing consist of 110,000,000 shares of Common Stock of which 51,472,471 are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which no shares are issued and outstanding as of the date hereof. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 7,720,871 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement, the Company has no shares of

Common Stock or Preferred Stock reserved for issuance, except for shares of Preferred Stock subject to issuance pursuant to this Agreement, shares of Common Stock subject to issuance upon conversion of the Series A Preferred Shares and exercise of the Series A Warrants and 508,097 shares of Common Stock subject to issuance under existing option plans and employee benefit plans as set forth on Schedule 2.1(B)(i). Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 2.1(B)(ii) hereto, owned, either directly or indirectly, by the Company, free and clear of all Encumbrances. Except to the extent set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding, no preemptive rights and no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity securities of the Company or any of the Subsidiaries.

         (c) Series A Preferred Shares and Warrants. The Series A Preferred Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be convertible into Common Stock in accordance with the terms, and have the other rights, preferences, privileges and restrictions, set forth in the Series A Certificate of Determination attached hereto as Exhibit A. The issuance of the Series A Preferred Shares is not subject to any preemptive rights or rights of first refusal created by the Company. The Series A Warrants, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued and enforceable according to the terms set forth in the Warrant Certificate attached hereto as Exhibit B. The Common Stock issuable directly or indirectly upon conversion of the Series A Preferred Shares and exercise of the Series A Warrants has been duly and validly reserved for issuance and is not subject to any preemptive rights or rights of first refusal created by the Company, and upon conversion of the Series A Preferred Shares and exercise of the Series A Warrants in accordance with the Series A Certificate of Determination and the Warrant Certificate, respectively, will be duly authorized, validly issued, fully paid and nonassessable.

         (d) Corporate Authority. Subject only to the approval of the Company's stockholders of the Proposals (as defined in Section 8.3), the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and for it to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder and under the Series A Certificate of Determination and Warrant Certificate. This Agreement has been approved by the unanimous vote of the Company's Board of Directors present and, subject only to the approval of the Proposals by the Company's stockholders, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (e) Insurance, Licenses, Permits and Filings. Each Subsidiary which engages in an insurance business (an "Insurance Subsidiary") is duly organized and licensed as an insurance company in California and is duly licensed or authorized as an insurer or reinsurer in any other jurisdiction where it is required to be so licensed or authorized to conduct its business, or is subject to no liability or disability that would have a Material Adverse Effect by reason of the failure to be so licensed or authorized in any such jurisdiction. Since December 31, 1990, the Company has made all required filings under applicable insurance holding company statutes. Each of the Company and its Insurance Subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications of and from the California Department of Insurance (the "Department") and any other applicable insurance regulatory authorities ("Insurance Licenses") to conduct their businesses as currently conducted and all such Insurance Licenses are valid and in full force and effect, except such Insurance Licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a Material Adverse Effect. Schedule 2.1(E) hereto lists each order and written understanding or agreement of or with the Department currently in effect and applicable to the Company or any of its Insurance Subsidiaries. None of the Company or any of its Subsidiaries has received any notification (which notification has not been withdrawn or otherwise resolved prior to the date of this Agreement) from the Department or any other insurance regulatory authority to the effect that any additional Insurance License from such insurance regulatory authority is needed to be obtained by any of the

Company or any of its Subsidiaries in any case where it could be reasonably expected that (x) the Company or any of its Subsidiaries would in fact be required either to obtain any such additional Insurance License, or cease or otherwise limit writing certain business and (y) obtaining such Insurance License or the limiting of such business would have a Material Adverse Effect. Each Insurance Subsidiary is in compliance with the requirements of the insurance laws and regulations of California and the insurance laws and regulations of any other jurisdictions which are applicable to such Insurance Subsidiary, and has filed all notices, reports, documents or other information required to be filed thereunder or in any such case is subject to no Material Adverse Effect by reason of the failure to so comply or file.

         (f) Non-Insurance Licenses and Permits. The Company and its Subsidiaries have such authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications of and from appropriate governmental agencies and bodies other than insurance regulatory authorities ("Non-Insurance Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses as currently conducted and all such Non-Insurance Licenses are valid and in full force and effect except such Non-Insurance Licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with their respective obligations under such Non-Insurance Licenses, with such exceptions as individually or in the aggregate do not have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Non-Insurance Licenses.

         (g)     Company Reports; Financial Statements; Statutory Statements.

                 (i) The Company has delivered to the Investor (x) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1993 and prior to the date hereof, (y) the Company's Annual Report on Form 10-K for the years ended December 31, 1991, 1992 and 1993, and
         (z) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1994 (the "Recent 10-Qs"), each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates and based on information available at such respective dates, the Company Reports did not, and any registration statement, report, proxy statement or information statement filed by the Company with the SEC prior to the Closing Date ("Subsequent Reports") will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (ii) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Company Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of its date and based on information available at such date, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including any related notes and schedules) included in or incorporated by reference into the Company Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments normal in amount and effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, as of the date hereof the Company has not filed or in its reasonable opinion been required to file any other reports or statements with the SEC since December 31, 1993.

                 (iii) On or prior to the date hereof, the Company and its Insurance Subsidiaries have delivered to the Investor, true, complete and correct copies of all Annual Statements filed by them with the Department for the years ended December 31, 1993, 1992 and 1991, together with all exhibits and schedules thereto (the "Annual Statements"). The Company and its Insurance Subsidiaries have furnished to the Investor true, complete and correct copies of all Quarterly Statements filed by them with the Department for the quarters ended March 30, 1994 and June 30, 1994, together with all exhibits and schedules thereto (the "Recent Quarterly Statements"). The Company and its Insurance Subsidiaries have furnished to the Investor true, complete and correct copies of all examination reports of the Department relating to the Company or either Insurance Subsidiary and formal written responses thereto of the Company and its Insurance Subsidiaries. The Annual Statements and the Recent Quarterly Statements have been prepared in accordance with statutory accounting principles and practices prescribed or permitted by the Department with respect to property and casualty companies domiciled in California ("SAP") throughout the periods involved and in accordance with the books and records of the Company and its Insurance Subsidiaries, respectively. Each of the statutory financial statements contained in the Annual Statements and the Recent Quarterly Statements fairly and accurately presents and each of the financial statements contained in any statements filed by the Company or the Insurance Subsidiaries with the Department prior to the Closing Date will fairly and accurately present, as the case may be, in all material respects, the assets, liabilities and capital and surplus, of the Company and its Insurance Subsidiaries, as the case may be, as of the dates thereof and based on information available as of the dates thereof in accordance with SAP, subject, in the case of the Recent Quarterly Statements and any subsequent Quarterly Statements, to normal year-end adjustments and any other adjustments described therein.

         (h)     Consents; No Violations.

                 (i) Other than the filing of the Series A Certificate of Determination and the Charter Amendment, the filings referred to in
         Article VIII and any filings with any taxing authorities, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority (including, but not limited to, any applicable insurance regulatory authority), court, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and the performance of the acts contemplated on the part of the Company hereunder.

                 (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and the performance of the acts contemplated on the part of the Company hereunder will not, constitute or result in (1) a breach or violation of, or a default under, the Articles of Incorporation, as amended by the Charter Amendment, or By-Laws of the Company or the comparable governing instruments of any of its Subsidiaries, (2) except as listed on Schedule 2.1(H) hereto, a breach or violation of, a default under or an event triggering any payment or other material obligation pursuant to, any of the Company's or the Subsidiaries' existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, and all similar arrangements of the Company and its Subsidiaries (the "Compensation and Benefit Plans") or any grant or award made under any of the foregoing, (3) except as listed on Schedule 2.1(H) hereto, a breach, violation or event triggering a right of termination of, or a default under, or the acceleration of or the creation of an Encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of any agreement, lease of real or personal property, insurance or reinsurance policy or agreement, contract, note, mortgage, indenture, arrangement or other commitment or obligation, whether written or oral ("Contracts") of the Company or any of its Subsidiaries or any law, rule, ordinance or regulation, agreement, instrument or judgment, decree, order or award to which the

         Company or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which the Company or any of its Subsidiaries conducts any of its business, or (4) any other change in the rights or obligations of any party under any of the Company's Contracts, except, in the case of clauses (2), (3) or (4), for such breaches, violations, defaults, events, accelerations or changes that, alone or in the aggregate, would not have a Material Adverse Effect or prevent, materially delay or materially burden the transactions and acts contemplated by this Agreement.

         (i) Insurance Contracts and Rates. All insurance Contracts written or issued by the Company or any of its Insurance Subsidiaries as now in force are in all material respects, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. True, complete and correct copies of such forms have been furnished or made available to Investor and there are no other forms of insurance Contracts used in connection with the Company's and its Insurance Subsidiaries' business. Premium rates established by the Company or its Insurance Subsidiaries which are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

         (j) Reinsurance. Schedule 2.1(J) contains a list of all reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Insurance Subsidiary is a party or under which the Company or any Insurance Subsidiary has any existing rights, obligations or liabilities. All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Insurance Subsidiary is a party or under which the Company or any Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect. Neither the Company nor any Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

         (k) Loss Reserves; Solvency. Except as set forth in Schedule 2.1(K), the reserves for loss and loss adjustment expense liabilities set forth in any 1993 Annual Statement, in any Recent Quarterly Statement and in any subsequent Quarterly Statement provided to Investor after the date hereof was or will be determined in accordance with generally accepted actuarial standards and principles consistently applied, is fairly stated in accordance with sound actuarial principles and statutory accounting principles and meets the requirements of the insurance statutes, laws and regulations of the State of California. Except as disclosed in Schedule 2.1(K), the reserves for loss and loss adjustment expense liabilities reflected in any 1993 Annual Statement, in any Recent Quarterly Statements and in any subsequent Quarterly Statement provided to Investor after the date hereof and established on the books of the Company for all future insurance and reinsurance losses, claims and expenses make or will make a reasonable provision for all unpaid loss and loss adjustment expense obligations of the Company and its Insurance Subsidiaries under the terms of its policies and agreements. The Company and each of its Insurance Subsidiaries owns assets which qualify as admitted assets under California state insurance laws in an amount at least equal to the sum of all of their respective required insurance reserves and minimum statutory capital and surplus as required by Sections 700.01 through 700.05 of the California Insurance Code. The value of the assets of the Company and its Subsidiaries at their present fair saleable value is greater than their total liabilities, including contingent liabilities, and the Company and its Subsidiaries have assets and capital sufficient to pay their liabilities, including contingent liabilities, as they become due.

         (l) Title to Properties. The Company and its Subsidiaries have sufficient title to all material properties (real and personal) owned by the Company and its Subsidiaries which are necessary for the conduct of the business of the Company and its Subsidiaries (the "Properties") as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of the Company and its Subsidiaries, taken as a whole, and to the best of the Company's knowledge, after due inquiry, all material properties held under lease by the Company or its Subsidiaries are held under valid, subsisting and enforceable leases.

         (m) Intangible Property and Computer Software. The Company and its Subsidiaries own or have valid rights to use such trademarks, trade names, copyrights and computer software as are necessary for the conduct of the business of the Company and its Subsidiaries as now being conducted, which, if not owned or possessed would, individually or in the aggregate, have a Material Adverse Effect. The Company has not received written notice (which notice has not been withdrawn or otherwise resolved prior to the date of this Agreement) that the Company or any of its Subsidiaries is infringing any trademark, trade name registration, copyright or any application pending therefor.

         (n)  Absence of Undisclosed Liabilities.  Except as disclosed on
Schedule 2.1(N), the Company (x) had at June 30, 1994 no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due, and whether or not required by GAAP to be set forth on the Balance Sheet, but excluding the reserves referred to in Section 2.1(k) which are the subject of such section), except as and to the extent of the amounts specifically reflected or reserved against on the balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (the "Balance Sheet") or in the notes thereto (which reserves (other than the reserves referred to in Section 2.1(K), which are the subject of such section) are, in accordance with GAAP, adequate, appropriate and reasonable) and (y) has not incurred since the date of the Balance Sheet any liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due, and whether or not required by GAAP to be set forth on a balance sheet, but excluding the reserves referred to in Section 2.1(k) which are the subject of such section) except for current liabilities not in excess of current liabilities on the Balance Sheet which were incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice; provided, however, this representation and warranty shall not extend to any individual liability or obligation of an amount less than $2 million provided that the aggregate of such liabilities and obligations does not exceed $10 million.

         (o) Absence of Certain Changes. Except with respect to incurred loss and loss adjustment expense liabilities arising out of the earthquake centered in Northridge, California, on January 17, 1994 (the "Northridge Earthquake") and the judgment of the Supreme Court of California of August 18, 1994 with respect to the Company's rollback liability (the "Rollback Judgment"), neither the Company nor any of its Subsidiaries has sustained since the date of the latest audited financial statements provided to the Investor any loss or interference with, or other change with respect to, its business that has had or is reasonably likely to have a Material Adverse Effect. Except with respect to incurred loss and loss adjustment expenses arising out of the Northridge Earthquake, since the date of the latest financial statements prior to the date hereof, there has not been (w) any catastrophe or any impending catastrophe which, in the Company's judgment, may result in gross underwriting losses in excess of $25 million pursuant to insurance coverage written by the Company's Subsidiaries, (x) any material addition, or any development involving a prospective material addition, to the Company's consolidated liabilities for unpaid losses and loss adjustment expenses or (y) any change in the authorized capital stock of the Company or any of its Subsidiaries or any increase in the consolidated long-term debt of the Company.

         (p)  Litigation and Liabilities; Compliance with Laws.

                 (i) Except to the extent disclosed in Company Reports or set forth in Schedule 2.1(P), there are no civil, criminal, administrative, arbitral or other regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect.

                 (ii) Except with respect to the Rollback Judgement and the correspondence of the Department dated June 9, 1994, the Company and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Entity having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply, alone or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received a notice (which notice has not been withdrawn or otherwise resolved prior to the date of this Agreement) to the effect that its operations are not in compliance with any such statutes, rules, regulations, orders or restrictions, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect.

         (q) Environmental Matters. Except as set forth in the Company Reports, (A) none of the Company or any of the Subsidiaries have received any communication that alleges that the Company or any Subsidiary is not in compliance, or faces liability or costs pursuant to, any Environmental Laws (as defined below) including the rules and regulations relating thereto, (B) the Company and the Subsidiaries hold, and are in compliance with, all permits, licenses and governmental authorizations required for the Company and the Subsidiaries to conduct their respective businesses under Environmental Laws, and are in compliance with all Environmental Laws, except for any noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect and (C) there are no circumstances or conditions involving the Company, its Subsidiaries, their operations or the Properties that could result in liability or costs under any Environmental Law which individually or in aggregate would have a Material Adverse Effect and all environmental investigations, studies, audits, tests, reviews or other analyses relating to the Company or the Properties in the possession of the Company or known by the Company to exist have been delivered to the Investor prior to the date hereof. As used in this Agreement, the term "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and the Toxic Substances Control Act, as amended, and all other Federal, state foreign or local laws, rules, regulations, permits, authorizations, approvals, consents, orders, judgments, decrees, injunctions and requirements relating to (x) the protection of the environment, human health or safety, or (y) relating to Hazardous Substances. "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.

         (r)     Employee Benefits.

                 (i) The Company Reports and Schedule 2.1(R) accurately describe all Compensation and Benefit Plans and any applicable "change of control" or similar provisions in any such Compensation and Benefit Plans in which any employee or former employee or director or former director of the Company or any of its Subsidiaries (the "Employees") participates or to which any such Employees are a party or which are applicable to any of them. The Compensation and Benefit Plans and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering Employees (collectively, the "Plans"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 2.1(R). True and complete copies of all Plans, including, but not limited to, trust instruments and/or insurance contracts, if any, forming a part of any Plans, and all amendments thereto have been made available to the Investor. Neither the Company nor any of its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any Employee.

                 (ii) Each Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA and the Internal Revenue

         Code of 1986, as amended (the "Code"). Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                 (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan"). None of the Company, its Subsidiaries or any ERISA Affiliate has contributed to or had the obligation to contribute to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                 (iv) All contributions required to be made under the terms of any Plan or ERISA Affiliate Plan have been timely made or adequate reserves in respect thereof have been established on the books of the Company. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

                 (v) The funded status of the Company's Pension Plan and Supplemental Executive Retirement Plan (the "SERP"), as of the last day of the most recent plan year ended prior to the date hereof, is accurately set forth on the basis of reasonable actuarial assumptions in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and with respect to each ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation), did not exceed the then current value of the assets of any such ERISA Affiliate Plan, and, to the knowledge of the Company after reasonable inquiry, there has been no material change in the financial condition of such Pension Plan, SERP or ERISA Affiliate Plan since the last day of the most recent Pension Plan, SERP or ERISA Affiliate Plan year. The Company has delivered to the Investor true and complete copies of the most recent actuarial report and Form 5500 with respect to each Pension Plan covering employees of the Company or any of its Subsidiaries.

                 (vi) Except as set forth on Schedule 2.1(R), neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan other than with respect to requirements under Section 4980B of the Code. There are no restrictions on the rights of the Company or the Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

                 (vii) Except as set forth on Schedule 2.1(R), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of any payment or vesting of any rights or increase the amount of any compensation due any employee.

         (s)     Taxes.

                 (i)      Except to the extent set forth in Schedule 2.1(S),
         (a) all material federal, state, local and foreign tax returns and tax reports (including declarations of estimated tax) that are required to be filed by the Company or any of its Subsidiaries have been duly filed, (b) all taxes shown to be due on such tax returns and reports have been paid in full, except for any taxes with respect to which a failure to pay would not have a Material Adverse Effect, (c) no federal or state income tax returns are being or have been examined by the Internal Revenue Service or the California Franchise Tax Board or the period of assessment of the tax in respect of which such tax returns were required to be filed has expired, (d) any deficiencies asserted or assessments made as a result of any such examination have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any such tax return are currently pending, and (f) no waivers of statutes of limitation have been given or requested by or with respect to any tax of the Company or any of its Subsidiaries.

                 (ii) The purchase of the Series A Preferred Shares and Series A Warrants in and of themselves will not create an obligation of the Company or any of its Subsidiaries to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (t) Insurance. All policies of insurance, including liability, property and casualty, worker's compensation and other similar forms of insurance under which the Company or any of its Subsidiaries are named as policyholder or beneficiary, are valid, outstanding and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The insurance policies to which the Company and its Subsidiaries are parties are sufficient for compliance with all material requirements of law and of all material agreements to which the Company or any Subsidiary is a party. To the Company's knowledge, the Company and its Subsidiaries presently have, and will have at the Closing Date, insurance with respect to their properties, assets and business covering risks of a character usually insured by corporations engaged in the same or similar business as the Company and its Subsidiaries against loss or damage of the kinds customarily insured against by such corporations.

         (u) Financial Advisors and Brokers. Other than Smith Barney Inc. (the "Company Advisor"), no investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from the Company or any of its Subsidiaries in connection with any transaction contemplated hereby based on agreements, arrangements or undertakings made by the Company or any of its Subsidiaries or any of their directors, officers or employees. The Company has provided the Investor with a true and complete copy of the Company's engagement letter with the Company Advisor and such letter has not been amended or modified in any respect.

         (v) No Material Misstatement. No exhibit, schedule or certificate furnished by or on behalf of the Company to the Investor in connection with this Agreement (taken as a whole as of the date thereof, or if undated the date furnished to the Investor) contains any material misstatement of fact or omits to state any material fact necessary to make the statements, in light of the circumstances under which they are made by the Company, not misleading. Any assumptions, projections, forecasts or other estimates of future results included therein were prepared by the Company in good faith on a basis believed by it to be reasonable and in a manner consistent with similar projections, forecasts or other estimates previously prepared by the Company.

         (w) Labor Matters. No material labor disturbance by the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, after due inquiry, is threatened.

                (x) Contracts. All of the Company and its Subsidiaries' material Contracts that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect. Except for breaches or defaults that may exist under the Credit Agreement, neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any other party is in breach of or default under any such Contracts except for such breaches and defaults as in the aggregate have not had and would not have a Material Adverse Effect.

                (y) Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                (z) Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Investor set forth in Section 3(e) hereof are true and correct in all material respects, the offer and sale of the Series A Preferred Shares and Series A Warrants made pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has, in connection with the offering of the Series A Preferred Shares and Series A Warrants, engaged in (x) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (y) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (z) any action which would require the registration of the offering and sale of the Series A Preferred Shares or Series A Warrants pursuant to this Agreement under the Securities Act or which would violate applicable state securities or "blue sky" laws. The Company has not made and will not make, directly or indirectly, any offer or sale of Series A Preferred Shares or Series A Warrants or of securities of the same or a similar class as the Series A Preferred Shares and Series A Warrants if as a result the offer and sale of Series A Preferred Shares and Series A Warrants contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Section 3.1 Representations and Warranties of the Investor. The Investor represents and warrants to the Company that:

                (a) Corporate Organization and Qualification. The Investor is a corporation duly organized and validly existing under the laws of Delaware.

                (b) Corporate Authority. The Investor has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and for it to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder. This Agreement is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms.

                (c)     Consents; No Violations.

                        (i) Other than the filings contemplated in Section 8.4, no notices, reports or other filings are required to be made by the Investor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Investor from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Investor, the consummation by the Investor of the transactions contemplated hereby and the performance of the acts contemplated on the part of the Investor hereunder.

                        (ii) The execution and delivery of this Agreement by the investor do not, and the consummation of the transactions contemplated hereby and the performance of the acts contemplated on the part of the Investor hereunder will not, constitute or result in (1) a breach or violation of, or a default under, the Articles of Incorporation or By-laws of the Investor or (2) a breach, violation or event triggering a right of termination of, or a default under, the acceleration of or the creation of an Encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of any Contracts of the Investor or any law, rule, ordinance or regulation or agreement, instrument, judgment, decree, order or award to which the Investor or any of its subsidiaries is subject or any governmental or non-governmental permit or license, authorization, consent, approval, registration, franchise, license or permit under which the Investor or any of its subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Investor's Contracts, except, in the case of clauses (2) or
                (3), for such breaches, violations, defaults or accelerations that, alone or in the aggregate, are not reasonably likely to prevent, materially delay or materially burden the transactions and acts contemplated by this Agreement.

                (d) Funds. The Investor has or will have on the Closing Date the funds necessary to consummate the purchase of the Series A Preferred Shares and Series A Warrants, as contemplated by Section 1.1 hereof.

                (e) Investment. The Investor is acquiring the Series A Preferred Shares and Series A Warrants, and any Common Shares into which the Series A Preferred Shares and Series A Warrants may be converted, for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act.

                (f) Actions and Proceedings. There are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Investor, threatened against the Investor, which have or could have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                      PROCEEDS; ADVERSE QUAKE CONTRIBUTION

         Section 4.1 Use of Proceeds. The Company shall, and hereby agrees that it will, use the proceeds of the issuance and sale of the Series A Preferred Shares and Series A Warrants described in Section 1.1 as follows:

                     (i) The amount necessary for each of the Company's Insurance Subsidiaries to satisfy capital requirements imposed by the Department shall be contributed as common equity to each Insurance Subsidiary;

                    (ii) Second, any amount of net proceeds remaining after the contribution required in (i) above is made (the "Remaining Proceeds") shall be retained by the Company and shall be invested by the Company in investment securities in accordance with the Company's customary investment policies; and

                   (iii) At such time as the Board of Directors of the Company shall deem proper, and for such uses as the Board deems appropriate, the Remaining Proceeds may be withdrawn from the investments described in (ii) above and used in accordance with the Board's determinations.

         Section 4.2 Excess Loss Amount. In the event that the Company's and its Subsidiaries' total incurred loss and allocated loss adjustment expenses associated with claims resulting from the Northridge Earthquake exceed $850,000,000, the amount by which such losses and allocated expenses exceed $850,000,000 shall be considered the "Excess Loss Amount".

         Section 4.3 Investor Contribution and Additional Shares; Adjustment to Series A Warrants Exercise Price. If at any time (before or after the Closing Date) there shall be any Excess Loss Amount as defined above, the Investor shall, if requested in writing by the Company after the Closing Date (and subject to the Closing hereunder), contribute to the capital of the Company at the request of the Company, in whole or in part, an amount up to the lesser of (i) $70,000,000 or (ii) the Excess Loss Amount (the "Investor Contribution"). In consideration of the Investor Contribution, the Company shall issue to the Investor that number of fully paid and nonassessable Series A Preferred Shares having an aggregate liquidation value equal to (x) the amount of the Investor Contribution plus (y) an amount equal to the product of, (1) the Investor Contribution, (2) 0.65 and (3) the quotient of (I) the number of shares of Common Stock beneficially owned or obtainable by the Investor and its affiliates by virtue of ownership of the Series A Preferred Shares (including any additional shares actually issued by virtue of the provision permitting payment of dividends in kind on the Series A Preferred Shares) and the Series A Warrants and conversion or exercise thereof divided by (II) the sum of (A) the total number of shares of Common Stock of the Company outstanding at the date of this Agreement plus (B) the number of shares referred to in (I); provided, however, that the aggregate liquidation value of any Series A Preferred Shares issued pursuant to this sentence (without taking into account any Series A Preferred Shares issuable as a dividend in kind on any outstanding Series A Preferred Shares) shall not exceed $87.9725 million. The amount represented as "(y)" in the above formula is designed to represent Investor's proportional share of the Company's after-tax loss resulting from the Excess Loss Amount. Successive contributions under this Section 4.3 for partial amounts reflecting development over time shall be permitted, with minimum cash contributions prior to the final contribution being for no less than $10 million.

         In the event that the Excess Loss Amount exceeds $95,000,000, the exercise price of the Series A Warrants shall be reduced as provided in the Series A Warrants.


                                   ARTICLE V

                         STRATEGIC ALLIANCE AGREEMENTS

         Section 5.1  Quota Share Agreement.

                 (a) At the Closing, subsidiaries of the Investor and each of the Company's Insurance Subsidiaries shall enter into quota share reinsurance treaties with respect to all policies of the Company's Insurance Subsidiaries incepting on or after the Closing Date (the "Quota Share Agreements") substantially in the form attached hereto as Exhibit C. The participation thereunder shall be 10% for the first five years as specified therein.

                 (b) Following the Closing Date, the Company and the Investor may from time to time discuss additional quota share arrangements. In particular, the Company and the Investor may discuss an arrangement whereby (i) the Company's Insurance Subsidiaries cede such participation in excess of the 10% participation pursuant to the Quota Share Agreements as results in an agreed upon net premium-to-surplus ratio being achieved and (ii) in the event the Company's net premium-to-surplus ratio subsequently improves below such specified ratio, the increased participation pursuant to (i) shall thereafter be reduced to achieve the specified ratio, with increases and reductions in the additional participation made annually. Neither the Company nor the Investor is obligated to enter into any such arrangement.

         Section 5.2 Joint Venture Agreement. After the Closing Date, the Company and the Investor shall use their respective best efforts to negotiate and mutually agree upon a master joint venture agreement (the "Master JV Agreement") whereby the Company and the Investor will form a new subsidiary or subsidiaries to engage in the Company's business in states outside California mutually agreed from time to time by the parties, thereby enhancing the Company's expansion plans envisioned prior to the Northridge Earthquake. The overall venture, and/or each local venture established pursuant to the Master JV Agreement, will have a name to be agreed by the parties which will include reference to a portion of the name of each of the parties. The ownership interests and capital contributions of the parties in the specific ventures established pursuant to the Master JV Agreement will be as mutually agreed, reflecting the knowledge, skills, human resources, technology and other capacities of the parties brought to the particular venture, and in particular reflecting the Company's special distribution capabilities.

                                   ARTICLE VI

                      STANDSTILL AND TRANSFER RESTRICTIONS

         Section 6.1  Standstill Agreement.

                 (a) The Investor covenants and agrees with the Company that for a period of three years following the Closing Date (if the Closing occurs), neither the Investor nor any of its subsidiaries will, without the prior approval of the Company's Board of Directors,
         (i) acquire, offer to acquire or agree to acquire (other than (v) in accordance with the terms of this Agreement, the Series A Warrant, the Series A Certificate of Determination and the Stock Option Agreement,
         (w) as a result of a stock split, stock dividend or other recapitalization by the Company, (x) upon the execution of unsolicited buy orders by any affiliate of the Investor that is a registered broker-dealer for the account of its customer, (y) as to subsidiaries of the Investor engaged in investment activities in the ordinary course, acquisitions up to an aggregate of 1% of the outstanding Common Stock (excluding the 900,000 shares of Common Stock already owned by Investor) or of any other class of voting securities in the ordinary course and without an intent to influence the management or control of the Company, or (z) in a transaction in which the Investor or an affiliate of the Investor acquires a previously unaffiliated business entity that owns voting securities of the Company) any outstanding Common Stock or any other voting securities of the Company or commence any tender or exchange offer seeking to acquire beneficial ownership (as defined in Rule 13d-3 without regard to the 60-day provision in paragraph (d)(1)(i) thereof) of the Common Stock or any other voting securities of the Company, (ii) become a member of a 13(d) group, within the meaning of Rule 13d-5 under the Exchange Act (a "Group"), with respect to any Common Stock or voting securities of the Company, other than a Group composed solely of itself and its affiliates, or encourage any other Group to acquire any Common Stock or other voting securities of the Company (other than in purchases from the Investor), (iii) solicit any proxies or stockholder consents or become a participant (other than by voting), or encourage any person to become a participant, in a proxy or consent solicitation with respect to any of the Company's securities (in each case other than solicitations to holders of Series A Preferred Shares with respect to matters as to which the Series A Preferred Shares are entitled to vote), (iv) call any special meeting of stockholders, (v) make any public proposal to stockholders with respect to any extraordinary transaction involving the Company, including, but not limited to, any business combination, restructuring, recapitalization, dissolution, or similar transaction or (vi) request in a manner that would require public disclosure of such request by the Company or the Investor that the Company amend any restrictions contained in this
         Section 6.1(a); provided, however, the foregoing restrictions shall not apply with respect to Common Stock or shares of other voting securities held as of the date of this Agreement or managed as of the date of this Agreement as part of an investment portfolio by subsidiaries of the Investor if, and only to the extent, the Investor's subsidiaries have fiduciary obligations to third parties to take any of such actions. In the event the Investor becomes aware (including, but not limited to, by notice from the Company) that an affiliate (as defined under the Securities Exchange Act of 1934) (other than a subsidiary) of Investor has taken any action that would be prohibited of the Investor by the foregoing, the Investor shall, to the extent it has the authority, right and power to do so, promptly cause such action to cease and, if practicable, to be reversed in order to effectuate the intent of the foregoing.

                 (b) Notwithstanding the foregoing, the Investor shall have the right freely to acquire additional securities of the Company in any manner whatsoever and engage in any of the activities proscribed under Section 6.1(a), in the event that (i) an Insolvency Event, as such term is defined below, occurs; (ii) sixty days after the Company or any of its Subsidiaries is in default under any indebtedness or other borrowing incurred by it unless such default is cured during such 60-day period; (iii) the Company or any of its Subsidiaries breaches this Agreement, the Stock Option Agreement, the Warrant Certificate, the Series A Certificate of Determination, the Registration Rights Agreement, the Quota Share Agreements or the Voting Agreement in any material respect; (iv) any person not affiliated with the Investor acquires, offers to acquire or agrees to acquire, beneficial ownership (as defined in Rule 13d-3 without regard to the 60-day provision in paragraph (d)(1)(i) thereof) of twenty percent or more of the outstanding shares of the Common Stock or any other class of the Company's voting securities, or commences any tender or exchange offer seeking to acquire any such ownership; (v) a third party engages in a proxy solicitation for the purpose of removing directors of the Company elected by the Common Stockholders or influencing the directors' management of the Company; or (vi) a majority of the directors of the Company who were elected by the holders of Common Stock vote to terminate or release the Investor from compliance with any or all of the restrictions contained in
         Section 6.1(a).

                 (c) An "Insolvency Event" shall be deemed to have occurred (i) if the Company or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or under any state insurance insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto ("Insolvency Statutes");
         (ii) an involuntary case is commenced against the Company or any of its Subsidiaries under an Insolvency Statute; (iii) a custodian is appointed for, or takes charge of, all or any substantial part of this property of the Company or any of its Subsidiaries; (iv)(a) the Company or any of its Subsidiaries or (b) any other person, including any insurance regulator, commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or such Subsidiary; (v) any insurance regulator shall take material action with respect to the Company or any of its Subsidiaries (other than merely requiring the Company to prepare a financial plan) pursuant to the terms of any applicable Risk-Based Capital insurance regulatory requirements; (vi) the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) the Company or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (ix) the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors;
         (x) the Company or any Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due; (xi) the Company or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (xii) the Company or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (xiii) any corporate action is taken by the Company or any of its Subsidiaries for the purpose of effecting any of the foregoing; provided, however, in the case of clauses (ii), (iii), (iv)(b), (v) and (vii), an "Insolvency Event" shall occur only in the event the Company is unable to cause such involuntary case, appointment, proceeding or action to be dismissed or withdrawn by the 90th day after the commencement thereof.

         Section 6.2  Transfers; Registration Rights.

                 (a) The Investor agrees that no Series A Preferred Shares, Series A Warrants or any Common Stock received upon conversion or exercise of Series A Preferred Shares or Series A Warrants (together "Restricted Securities") shall be sold or otherwise transferred except in compliance with this Section 6.2.

                 (b) At any time the Series A Preferred Shares and the Common Stock issuable upon conversion thereof may be transferred, in whole or in part, in transactions not requiring registration under the Securities Act (i) to affiliates of the Investor or (ii) commencing one year following the Closing Date, in amounts not less than $50 million, to third persons reasonably acceptable to the Company. The Investor (or its transferees) may also effect sales of Series A Preferred Shares and Common Stock issued or issuable upon conversion thereof (i) in underwritten offerings effected pursuant to the registration rights granted by the Registration Rights Agreement (as defined in Section 6.2(e) hereof) or (ii) commencing one year following the Closing Date, to the extent available, pursuant to Rule 144 under the Securities Act.

                 (c) At any time the Series A Warrants and the Common Stock issuable upon exercise thereof may be transferred, in whole or in part, in transactions not requiring registration under the Securities Act, (i) to affiliates of the Investors and (ii) in amounts not less than 2,000,000 Series A Warrants (or the equivalent underlying shares of Common Stock). to any thirs person reasonably acceptable to the Company. The Investor (or its transferees) may also effect sales of Common Stock issued or issuable upon exercise of the Series A Warrants (i) in underwritten offerings effected in connection with the registration rights granted by the Registration Rights Agreement (as defined in Section 6.2(e) hereof) or (ii) commencing one year following the Closing Date, to the extent available, pursuant to Rule 144 under the Securities Act.

                 (d) If the Investor or any of its affiliates notifies the Company in writing that it wishes to transfer any Restricted Securities to a third person pursuant to the first sentence of Section 6.2(b) or the first sentence of Section 6.2(c) above, that person shall be deemed to be reasonably acceptable to the Company unless the Company, within 10 days after its receipt of such written notice, notifies the Investor that the proposed transferee is not acceptable to the Company and setting forth in reasonable detail the reasons therefor.

                 (e) The Company shall at the Closing enter into a registration rights agreement substantially in the form set forth as Exhibit D hereto (the "Registration Rights Agreement") relating to the Series A Preferred Shares and the Common Stock issued or issuable upon conversion or exercise of the Series A Preferred Shares and the Series A Warrants, and shall at all times comply with its obligations under the Registration Rights Agreement.

                 (f) In the event the Investor transfers any Restricted Securities to an affiliate, the Investor shall notify the affiliate of the transfer restrictions set forth herein and shall be responsible for any breach by such affiliate of such provisions. In the event the Investor transfers any Restricted Securities to a third party pursuant to the first sentence of Section 6.2(b) or the first sentence of
         Section 6.2(c) above, and such transfer is not objected to pursuant to
         Section 6.2(d) above, the third party shall enter into an agreement with the Company agreeing to be bound by the transfer restrictions of this Article VI and succeeding to the registration rights with respect to the Restricted Securities transferred provided in the Registration Rights Agreement. As it does with respect to the Common Stock, the Company will maintain a ledger of the ownership of the Series A Preferred Shares and the Series A Warrants upon which transfers shall be effected, and, upon transfer, the Company shall issue new certificates evidencing the Restricted Securities transferred at no cost to the transferor or transferee.

                                  ARTICLE VII

                                INDEMNIFICATION

         Section 7.1  Indemnification.

                 (a) The Company hereby agrees to indemnify, defend and hold harmless the Investor, its subsidiaries and affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of them (collectively, the "Investor Group"), from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and costs and expenses (including without limitation settlement costs and attorneys' fees and other expenses for investigating or defending any actions) ("Losses") imposed on, sustained, incurred or suffered by or asserted against any such member of the Investor Group, directly or indirectly, relating to or arising out of any breach of any representation or warranty of the Company contained in this Agreement for the period for which such representation or warranty survives or for any breach of any agreement or covenant of the Company contained herein, in the Stock Option Agreement, the Series A Certificate of Determination, the Warrant Certificate or the other agreements contemplated hereby; provided, however, that the Company shall not have any liability under this paragraph (a) unless the aggregate of all Losses relating thereto for which the Company would be liable exceeds on a cumulative basis an amount equal to $7.5 million, and then only to the extent of any such excess.

                 (b) The Investor hereby agrees to indemnify, defend and hold harmless the Company, its Subsidiaries and affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of them (collectively, the "Company Group"), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any such member of the Company Group, directly or indirectly, relating to or arising out of any breach of any representation or warranty of the Investor contained in this Agreement for the period for which such representation or warranty survives; provided, however, that the Investor shall not have any liability under this paragraph (b) unless the aggregate of all Losses relating thereto for which the Investor would be liable exceeds on a cumulative basis an amount equal to $7.5 million, and then only to the extent of any such excess.


                                  ARTICLE VIII

                                   COVENANTS

         Section 8.1 Interim Operations of the Company and Conduct of Business. Prior to the Closing, the business and operations of the Company and its Subsidiaries, including, without limitation, underwriting, accounting and loss reserving practices and procedures, shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall have used its reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associations. In addition, without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries shall during the period prior to the Closing:

                 (a) enter into, modify, renew, terminate or commute any reinsurance treaties or retrocession agreements, certificates or arrangements;

                 (b) incur capital expenditures in an amount in excess of $2,000,000;

                 (c) declare or pay any dividends or declare or make any other distributions of any kind to its stockholders or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                 (d) purchase or sell investment assets outside the Company's existing normal investment policies, or change such investment policies;

                 (e)      incur any indebtedness outside the normal course;

                 (f) pledge assets, except as required pursuant to the Credit Agreement, dated as of June 30, 1994, by and among the Company, Union Bank, The First National Bank of Chicago and other lenders party thereto (the "Credit Agreement");

                 (g) waive material rights under any Contracts to which the Company or any of its Subsidiaries is subject;

                 (h) increase or modify existing wage, salary, bonus or severance payments, or increase any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or enter into any commitment or agreement to make or pay the same, except in the normal course of business;

                 (i) make any change in its accounting methods or practices, including, without limitation, any change with respect to the methods for establishment of reserve items, or make any change in the depreciation or amortization policies or rates adopted by it, except as required by law, GAAP or SAP;

                 (j) amend, modify or waive any rights under the Credit Agreement or the arrangements contemplated thereby;

                 (k) undertake any new transactions or enter any new Contracts with any of its affiliates; without limitation of the foregoing, make any loan or advance to its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives (other than advances made in the ordinary course of business);

                 (l) except for this Agreement, issue, sell, grant or purchase any shares of its capital stock, or warrants, options or other securities convertible, exchangeable or otherwise entitled to subscribe to any shares of its capital stock, or enter into any Contracts or commitments to issue, sell, grant or purchase any such securities (except as required in accordance with employee options or employee benefit plans outstanding on the date of this Agreement);

         (m) except for the Charter Amendment, amend its Articles of Incorporation or By-Laws or merge with or into or consolidate with any other person; subdivide or in any way reclassify any shares of its capital stock or change or agree to change in any manner the rights of its outstanding capital stock or the character of its business; or make any acquisition of all or a substantial part of the assets, properties, securities or business of any other person; or

         (n) enter into any other Contract or other transaction that materially increases the liabilities of the Company or that, by reason of its size or otherwise, is not in the ordinary course of business; take any action that would impair the Company's ability to perform this Agreement or any of the transactions contemplated hereby; or authorize or enter into a Contract to take any of the actions referred to in paragraphs (a) through (n) above.


   Section 8.2 Acquisition Proposals. Prior to the Closing, the Company agrees that neither the Company nor any of its Subsidiaries nor any of the respective officers, directors or employees of the Company or any of its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its and its Subsidiaries, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation, share exchange, business combination, purchase of all or a significant portion of the assets of the Company or any of its Subsidiaries, purchase of all or any portion of the capital stock of the Company or any of its Subsidiaries or securities convertible, exchangeable, exercisable or having any other rights to acquire any of such capital stock, tender offer or exchange offer, or any reinsurance agreement outside the ordinary course of business (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being referred to as an "Acquisition Transaction") or engage in any discussions or negotiations concerning, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal and the Company and its Subsidiaries shall not enter into any agreement or letter of intent with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event the Company receives an unsolicited request for confidential information or data from a third party that has made a bona fide proposal (subject to due diligence and other usual conditions) to enter into an Acquisition Transaction, the Company may provide confidential information or data to such third party if the Board of Directors of the Company reasonably determines, after consulting with its outside legal counsel, (i) that such third party is capable (financially, legally and otherwise) of completing the transaction described in the Acquisition Proposal and (ii) that their fiduciary duty to stockholders requires such. With respect to any activities, discussions or negotiations with any parties conducted on or prior to the date hereof with respect to any of the foregoing, the Company will immediately cease such and cause such to be terminated and will request the return of any confidential information provided to such parties. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. The Company will notify the Investor promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company. The Company shall provide the Investor with copies of any confidential information the Company provides to third parties in connection with an Acquisition Proposal, and the Company shall provide the Investor with any information, including copies of any proposal, term sheet or any other document or information provided by a third party to the Company in connection with an Acquisition Proposal. In the event the Investor provides the Company with an additional proposal following the decision of the Board of Directors of the Company, in the exercise of its fiduciary duty, to provide confidential information to any third party pursuant to the second sentence of this Section 8.2, the Company may disclose the Investor's additional proposal to such third party.

   Section 8.3  Company Stockholder Action.

        (a) As promptly as practicable after the date hereof, the Company shall convene a meeting of holders of Common Stock at which holders of Common Stock will be asked to vote upon the approval of such holders for, among other matters, (i) an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 110,000,000, (ii) an amendment to the Company's Articles of Incorporation to reflect various restrictions on the transferability of shares consistent with the terms set forth on Exhibit F hereto and (iii) this Agreement and consummation of the transactions contemplated hereby, including issuance of the Series A Preferred Shares and the Series A Warrants to the Investor (together, the "Proposals"). The Company shall promptly prepare and file with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, and as promptly as practicable after receipt of comments from the SEC staff with respect thereto and any required or appropriate amendments thereto shall mail to stockholders of the Company, a proxy statement (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") in connection with the meeting of the Company's stockholders referred to above (the "Company Stockholders' Meeting"). The Proposals shall provide that none shall be approved unless all are approved. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company that its stockholders approve the Proposals; provided, however, that such recommendation may be excluded, or if included, may be withdrawn, in the event the Board of Directors determines that its fiduciary duty so requires. The Company shall notify the Investor promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and will supply the Investor with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement.

         (b) The Proxy Statement, as of its date and at the date of the Company Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Investor furnished to the Company by the Investor specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with the Investor and its counsel.

         (c) The Investor represents, warrants and covenants that (i) it will provide to the Company for inclusion in the Proxy Statement all information concerning the Investor reasonably necessary for the preparation of such proxy statement, and (ii) that such information will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading.

Section 8.4  Filings; Other Action.

         (a) Subject to the terms and conditions herein provided, the Company and the Investor shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to: (i) promptly make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the transactions contemplated by this Agreement;
(ii) promptly make all required filings with or submissions to the Department necessary to obtain the approval of the Department of the transactions and acts contemplated by this Agreement; (iii) promptly make any other regulatory filings, notices or applications required in connection with the consummation of the transactions and acts contemplated by this Agreement; (iv) promptly seek the necessary consents of, or give any required notices to, the lenders under the Credit Agreement and other third parties with respect to the transactions contemplated by this Agreement; (v) use reasonable efforts promptly to cause the satisfaction of all conditions set forth in Articles IX and X of this Agreement, subject to the proviso set forth below; (vi) cooperate and consult reasonably with the other party in connection with, and keep the other party reasonably informed with respect to, the foregoing; and (vii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions and acts contemplated by this Agreement as soon as practicable; provided, however, that the foregoing shall not be deemed to impose any requirement on the Investor or the Company to make any concession to the Department as a condition to the approval by the Department of all the transactions and acts contemplated by this Agreement that, in its sole judgment, it considers inadvisable.

                 (b) Without limiting the generality of paragraph (a) above, each of the Company and the Investor will supply the other with all information concerning itself and its subsidiaries and their respective financial condition, properties, business or results of operations that is necessary or appropriate in seeking any necessary regulatory approval of the transactions and acts contemplated by this Agreement. Such information shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. Each of the Investor and the Company shall advise the other party prior to the Closing if any of the information supplied to the other party hereunder that underlies any representation made to any regulatory authority with respect to the first party and its Subsidiaries shall have changed, or if any such information was inaccurate, to an extent that could reasonably be expected to result, upon disclosure of accurate revised information to the relevant regulatory authority, in the withdrawal by such regulatory authority of its approval of the transactions contemplated by this Agreement.

                 (c) Each of the Company and the Investor shall use best efforts to agree upon amendments to the Company's By-laws necessary to reflect the transactions and acts contemplated by this Agreement as soon as practicable, and the Board of Directors of the Company shall adopt such amendments effective as of (and conditioned upon) the Closing.

         Section 8.5 Notification of Certain Matters. Prior to the Closing Date, the Company shall give prompt notice to the Investor of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any Contract material to the financial condition, properties, businesses, or results of operations of the Company and its Subsidiaries taken as a whole (including the Credit Agreement), or to the interest of stockholders in the Company, to which the Company or any of its Subsidiaries is a party or is subject, or any circumstances of which the Company is aware that are reasonably likely to result in such a default or event; (ii) the occurrence of any Material Adverse Effect; (iii) any breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement or any circumstance that is reasonably likely to result in any such representation or warranty being materially untrue, or any such covenant or agreement not being performed or complied with, or any condition to closing not being fulfilled as of the Closing Date; or (iv) the Company's obtaining of knowledge that the Department will take any action with respect to the Company or any Subsidiary before or after the Closing which would be inconsistent with this Agreement and the arrangements contemplated hereby or which could have a Material Adverse Effect. Each of the Company and the Investor shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions or acts contemplated by this Agreement.

         Section 8.6 Publicity. Prior to the Closing Date, except (i) as required or expressly permitted by this Agreement or otherwise agreed between the parties, (ii) as may be necessary in order to give the notices to obtain the regulatory approvals required hereunder, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (iv) as required by court order or otherwise mandated by law or stock exchange requirements, or by Contract to which the Company or the Investor or any of their respective Subsidiaries is a party, or (v) in connection with disclosure documents prepared by the Company, the Investor or a Subsidiary of either, neither party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably withheld. Even in cases where such prior consent is not required each party will give prior notice to the other of, and consult with the other (to the extent practicable in the circumstances) regarding, the contents of such releases.

     Section 8.7 Access. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford the Investor's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours both before and after the Closing Date, to its properties, books, Contracts and records and personnel and advisers (who will be instructed by the Company to cooperate) and, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Investor all information concerning its business, properties and personnel as the Investor or its Representatives may reasonably request, provided that no investigation pursuant to this Section 8.7 shall affect or be deemed to modify any representation or warranty made by the Company. The Investor's right of access under this Section 8.7 shall terminate when it owns no Restricted Securities.

     Section 8.8 Reservation of Shares. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of Series A Preferred Shares and the exercise of Series A Warrants, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all Series A Preferred Shares and the exercise of all Series A Warrants from time to time.

     Section 8.9 Satisfactory Financing Plan. In the event the Company needs to obtain additional capital following any additional capital contribution pursuant to Section 4.3 hereof or additional quota share arrangements the subject of Section 5.1(b) hereof, the Company shall develop a capital financing plan which is reasonably acceptable to the Investor.

     Section 8.10 Issuance of Additional Shares of Common Stock. The Company may not issue additional shares of Common Stock or of another class of securities similar thereto, or any securities, options, warrants or similar rights convertible, exercisable, exchangeable or having other rights to acquire any such shares; provided, however, that the Company may issue a customary and appropriate number of shares of Common Stock pursuant to employee stock option plans or employee benefit plans approved by the Board of Directors; and provided, further, however, following the end of the thirty-eighth (38th) month following the Closing Date (i.e., the period referred to in Section 1(a) of the Transfer Restrictions attached as Exhibit F hereto designed in light of Section 382 of the Internal Revenue Code, as amended), the Company may issue and sell shares of Common Stock in a fully distributed public offering, so long as (i) the Company first provides the Investor prior notice of the Company's intent to make such an offering and (ii) the Company provides the Investor a prior opportunity, at the Investor's election, either (x) to make an offer to purchase the outstanding shares of Common Stock of the Company (with the result that the public offering not proceed) or (y) to preemptively participate in such common Stock offering up to the Investor's fully converted/exercised interest in the Common Stock of the Company at the per share price received by the Company (i.e., without underwriters' discount) in such public offering. For purposes of the foregoing, the Investor's fully converted/exercised interest in the Common Stock shall equal the quotient of (I) the number of shares of Common Stock beneficially owned or obtainable by the Investor and its affiliates by virtue of ownership of the Series A Preferred Shares (including any additional shares actually issued by virtue of the provision permitting payment of dividends in kind on the Series A Preferred Shares) and the Series A Warrants and conversion or exercise thereof divided by (II) the sum of (A) the total number of shares of Common Stock of the Company then outstanding plus (B) the number of shares referred to in (I).

                                   ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF THE INVESTOR

     Section 9.1 Conditions to the Obligations of the Investor. The obligation of the Investor to purchase the Series A Preferred Shares and Series A Warrants at the Closing is subject to the fulfillment of the following conditions precedent, or the waiver thereof by the Investor, on or before the Closing
Date:

        (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

         (b) Performance. The Company and its Subsidiaries shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company or its Subsidiaries prior to or at the Closing.

         (c) Absence of Order. There shall not have been issued and be in effect (whether temporary, preliminary or permanent) any order, decree, judgment or injunction (collectively, an "Order") of any court or tribunal of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement or imposes any material restriction on Investor or the Company in connection with the transactions contemplated by this Agreement or with respect to the business operations of the Company either prior to or subsequent to the Closing Date;

         (d) No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any Governmental Entity which the Investor determines in its reasonable discretion presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

         (e) Stockholders' Approval. The Proposals shall have been approved by the requisite vote of the Company's stockholders.

         (f) Department Approval. The Department shall have approved in a form that is satisfactory to the Investor in good faith in its sole discretion all transactions and acts contemplated by this Agreement (including the exercise of conversion, exercise and other rights under the Series A Preferred Stock and Series A Warrants). In addition, the Investor shall be satisfied, in good faith in its sole discretion, as to the status with the Department of any issues arising out of or related to the Rollback Judgment or the Company's obligations relating to Proposition 103, the Company's solvency plan, the rates applicable to the Company's insurance products, the arrangements relating to the Credit Agreement or the dividends payable by the Insurance Subsidiaries;

         (g) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement (other than the transactions contemplated by the Master JV Agreement) under the HSR Act shall have expired or been terminated.

         (h) Lenders' Consent. The Company and the lenders under the Credit Agreement shall have entered into a definitive amendment to the Credit Agreement, effective upon consummation of this Agreement, amending the Credit Agreement such that this Agreement and the transactions contemplated thereby are permitted under the Credit Agreement as so amended and whereby no default, or event which could result in a default, exists under the Credit Agreement as so amended.

         (i) Compliance Certificate. The Company shall have delivered to the Investor a certificate, executed by the Chief Executive Officer and the President of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions specified in subsections 9.1(a), (b), (e), (h) and (j).

         (j) Other Required Consents. The Company shall have received, made, or obtained all required consents, approvals, authorizations, orders, notices, filings, registrations or qualifications of, to or with (x) any other Governmental Entity having jurisdiction over the Company, its business or its properties, and (y) any party to a Contract or other agreement with the Company or its Subsidiaries, required in connection with the transactions and acts contemplated by this Agreement, except where the failure to do so does not have a Material Adverse Effect or a material adverse effect on the financial condition, properties, business or results of operations of the Investor and its subsidiaries taken as a whole and does not materially and adversely interfere with the transactions and acts contemplated by this Agreement.

         (k) Effectiveness of Consents. All consents, registrations, approvals, permits or authorizations of any Governmental Entity required in connection with the transactions and acts contemplated by this Agreement shall be in full force and effect, and no circumstances shall have changed or exist that would, if known to any Governmental Entity, be reasonably likely to result in the withdrawal of its consent, registration, approval, permit or authorization.

        (l) Opinion of Counsel. The Investor shall have received (i) a written opinion from John Bollington, Esq., General Counsel of the Company, dated the Closing Date, addressed to the Investor, in a form reasonably acceptable to the Investor as to the matters attached hereto as Exhibit 9.1(l)(i), and (ii) a written opinion from Gibson, Dunn & Crutcher, special counsel for the Company, dated the Closing Date, addressed to the Investor, in a form reasonably acceptable to the Investor as to the matters attached hereto as Exhibit 9.1(l)(ii).

        (m) Material Change in the Law. There shall not have been any newly adopted or proposed legislation, regulation or rule that would have a Material Adverse Effect.

        (n) Auditor Letter. The Company shall provide a letter to Investor from the Company's auditors stating that, following their review of the Company's books and records completed not later than five days prior to the Closing Date, they confirm that there have been no material increases or decreases in specified balance sheet and income statement items, as mutually agreed, from the date of the last financial statements provided the Investor.

        (o) Opinion of Actuary. The Company shall have delivered an opinion of actuary executed by the Chief Actuary of the Company, as of the most recently completed monthly period for which actuarial information is available prior to the Closing Date, opining that as of such date the reserves for loss and loss adjustment expense reflected on the balance sheet of the Company and its Subsidiaries have been established in conformity with generally accepted actuarial principles and practices consistently applied, that such reserves were established in conformity with the requirements of the Department and that such reserves make a reasonable provision for all unpaid loss and loss adjustment expense obligations of the Company under the terms of its policies and agreements.

        (p) Other Certificates. The Company shall have furnished to Investor such executed and conformed copies of such other opinions and certificates, letters and documents as Investor may reasonably request and as are customary for transactions such as those contemplated by this Agreement.

        (q) No Material Adverse Effect. Since the date of this Agreement, nothing has occurred which has had, or is reasonably likely to have, a material adverse effect on the financial condition, regulatory condition, capital, properties, business, results of operations or prospects of the Company or its Subsidiaries taken as a whole, in each case considered on either a SAP or GAAP basis (it being understood that additional incurred losses and allocated loss adjustment expenses arising out of the Northridge Earthquake shall not be taken into account in determining the foregoing).

        (r) Company Stock Ownership. No person or Group shall have (x) acquired, or commenced a tender offer to acquire, 33% or more of the Common Stock or (y) initiated or announced a proxy solicitation of the holders of Common Stock with the intent of removing one or more of the current members of the Company's board of directors or senior management or alter management of the Company.

                                  ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

   Section 10.1 Conditions to the Obligations of the Company. The obligation of the Company to issue and sell the Series A Preferred Shares and Series A Warrants at the Closing is subject to the fulfillment of the following conditions, or the waiver by the Company on or before the Closing Date:

        (a) Accuracy of Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the Closing Date except when made only as of a specified earlier date.

        (b) Performance. The Investor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Investor prior to or at the Closing.

        (c) Absence of Order. There shall not have been issued and be in effect (whether temporary, preliminary or permanent) an Order of any court or tribunal of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement or imposes any material restriction on the Company in connection with the transactions contemplated by this Agreement or with respect to the business operations of the Company either prior to or subsequent to the Closing Date;

         (d) No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any Governmental Entity which the Company determines in its reasonable discretion presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

         (e) Stockholders' Approval. The Proposals shall have been approved by the requisite votes of the Company's stockholders.

         (f) Department Approval. The Department shall have approved all transactions and acts contemplated by this Agreement.

         (g) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement (other than the transactions contemplated by the Master JV Agreement) under the HSR Act shall have expired or been terminated.

         (h) Lender's Consent. The Company and the lenders under the Credit Agreement shall have entered into a definitive amendment to the Credit Agreement, effective upon consummation of this Agreement, amending the Credit Agreement such that this Agreement and the transactions contemplated thereby are permitted under the Credit Agreement as so amended and whereby no default, or event which could result in a default, exists under the Credit Agreement as so amended.

         (i) Other Required Consents. The Company shall have received, made, or obtained all required consents, approvals, authorizations, orders, notices, filings, registrations or qualifications of, to or with (x) any other Governmental Entity having jurisdiction over the Company, its business or its properties, and (y) any party to a Contract or other agreement with the Company or its Subsidiaries, required in connection with the transactions and acts contemplated by this Agreement, except where the failure to do so does not have a Material Adverse Effect.

         (j) Effectiveness of Consents. All consents, registrations, approvals, permits or authorizations of any Governmental Entity required in connection with the transactions and acts contemplated by this Agreement shall be in full force and effect, and no circumstances shall have changed or exist that would, if known to any Governmental Entity, be reasonably likely to result in the withdrawal of its consent, registration, approval, permit or authorization.

         (k) Opinion of Counsel. The Company shall have received (i) a written opinion of Wayland M. Mead, Esq., Acting General Counsel of the Investor, dated the Closing Date, addressed to the Company, in a form reasonably acceptable to the Investor as to the matters attached hereto as
Exhibit 10.1(k)(i), and (ii) a written opinion from Sullivan & Cromwell, special counsel to the Investor, dated the Closing Date, addressed to the Company, in a form reasonably acceptable to the Investor as to the matters attached hereto as Exhibit 10.1(k)(ii).

         (l) Compliance Certificate. The Investor shall have delivered to the Company a certificate, executed by a senior officer of the Investor, dated the Closing Date, certifying as to the fulfillment of the conditions specified in subsections 10.1(a) and 10.1(b).

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.1  Termination.

    (a) Termination Period. This Agreement may be terminated and the purchase contemplated hereby may be abandoned at any time prior to the Closing:

          (i)  By the mutual written consent of the Company and the Investor; or

         (ii) By either the Investor or the Company if (x) the Closing shall not have occurred on or prior to April 1, 1995, or (y) at a meeting duly convened therefor or at any adjournment thereof the approvals of the Company's stockholders referred to in Section 8.3 shall not have been obtained, provided that the party seeking to terminate pursuant to this clause (ii) shall not be in material breach of this Agreement; or

          (iii) By the Investor, if (w) the Department formally shall have declined to approve (by order or other official determination, after pursuit by the Investor of all practical remedies before the Department) the transactions and acts contemplated by this Agreement in a manner that is satisfactory to the Investor in good faith in its sole discretion, (x) the Company shall have breached in any material respect any of its representations or warranties, or the covenants or agreements contained in this Agreement, which breach is not cured within ten days after notice from the Investor to the Company specifying such breach, (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Investor its approval or recommendation of the transactions contemplated hereby, or the Board of Directors of the Company, upon request by the Investor, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing or (z) prior to the mailing of the Proxy Statement, the Company has not resolved its outstanding issues with its Bank Lenders on terms that are satisfactory to the Investor in its reasonable discretion; or

           (iv) By the Company, (w) if the Department formally shall have declined to approve (by order or other official determination, after pursuit by the Company of all practical remedies before the Department) the transactions and acts contemplated by the Agreement or (x) if the Investor shall have breached in any material respect any of the representations or warranties, or covenants or agreements, contained in this Agreement, which breach is not cured within ten days after notice from the Company to the Investor specifying such breach;

         (b) Effect of Termination. In the event of termination of this Agreement as provided in subsection (a), this Agreement shall forthwith become null and void and there shall be no liability or further obligation on the part of any party hereto or any of its respective directors, officers, employees or representatives except that nothing herein shall relieve any party from liability for any prior willful breach hereof and unless this Agreement is properly terminated by the Company pursuant to
    Section 11.1(a)(iv) above, the Company shall promptly pay the Investor the amount of $1.5 million in cash to reimburse the Investor for the fees, expenses and other costs associated with this Agreement and the transactions contemplated hereby.

    Section 11.2 Successors and Assigns; No Third Party Beneficiaries. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto, but (except as expressly provided in this Agreement) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (a) by the Company under any circumstances or (b) by the Investor without the prior written consent of the Company, except to direct or indirect wholly-owned subsidiaries of the Investor, provided that the Investor shall remain liable for the performance by any such subsidiaries of its obligations pursuant to this Agreement. In addition, prior or subsequent to the Closing Date, the Investor shall have the right to designate American Home Assurance Company and New Hampshire Insurance Company (two wholly-owned subsidiaries), in such proportion as the Investor shall determine in its sole discretion, to acquire and hold title to all or part of the Series A Preferred Shares, Series A Warrants or Common Shares issued directly or indirectly upon the conversion thereof and to assume all rights and obligations of the Investor under this Agreement; upon such subsidiaries' execution and delivery of an instrument reasonably acceptable to the Company whereby such subsidiaries assume such rights and obligations, the Investor shall be released therefrom. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns any rights, remedies or obligations under or by reason of this Agreement.

    Section 11.3 Survival of Representations and Warranties. All representations and warranties included in this Agreement shall survive the Closing and the issuance and sale of the Series A Preferred Shares and Series A Warrants for a period of two years from the Closing Date; provided that representations and warranties applicable to federal, state, local and other taxes shall survive until the applicable statute of limitations has expired.

         Section 11.4 Entire Agreement. This Agreement and all exhibits and schedules hereto, taken together with the Stock Option Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. The listing of an item on any schedule shall not be taken to indicate that it is reasonably likely to have a Material Adverse Effect.

         Section 11.5 Modification or Amendment. At any time prior to the Closing Date or thereafter, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         Section 11.6 Waiver. The conditions to each of the parties' obligations to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in insisting upon the strict performance of any covenant, duty, agreement or condition of this Agreement or in exercising any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any such waiver being made only by a written instrument executed and delivered by the waiving party.

         SECTION 11.7 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA.

         SECTION 11.8 CONSENT TO JURISDICTION; SERVICE OR PROCESS; WAIVER OF JURY TRIAL.

                (A) THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN LOS ANGELES, CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT. THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL AND NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES.

                (B) THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE IN ANY COURT, STATE OR FEDERAL, TO A TRIAL BY JURY IN ANY CASE OF ANY TYPE THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

         Section 11.9 Severability. Should any part of this Agreement, the Series A Certificate of Determination, the Series A Warrants, the Quota Share Agreements or the Registration Rights Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement, any such Certificate of Determination, the Series A Warrants, the Quota Share Agreements or the Registration Rights Agreement had been executed with the invalid portion thereof eliminated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree to a suitable and equitable substitute provision to effect the original intent of the parties.

         Section 11.10 Specific Performance. Damages in the event of breach of certain provisions of this Agreement by a party hereto may be difficult or impossible to ascertain, and it is therefore agreed that each such person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction (subject to Section 11.8) enjoining any such breach and enforcing specifically the terms and provisions hereof, and the parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

         Section 11.11 Captions. The Article, Section and paragraph captions herein and table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        Section 11.12 Counterparts. For the convenience of the parties hereto, this Agreement may be executed by facsimile and in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        Section 11.13 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the date of delivery (i) if delivered personally or by facsimile transmission, (ii) if delivered by Federal Express or other next-day courier service, or (iii) if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or to such other person or at such other address as may be designated in writing by the party to receive such notice.

         (a) If to the Investor:

                    American International Group, Inc.
                    70 Pine Street
                    New York, New York 10270
                    Attention: General Counsel
                    Facsimile: (212) 785-1584

             with a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004
                    Attention: Andrew S. Rowen, Esq.
                    Facsimile: (212) 558-3588

         (b) If to the Company:

                    20th Century Industries
                    6301 Owensmouth Avenue
                    Woodland Hills, CA 91367
                    Attention:    Chief Executive Officer
                                  General Counsel
                    Facsimile: (818) 715-6223

             with a copy to:

                    Gibson, Dunn & Crutcher
                    333 South Grand Avenue
                    46th Floor
                    Los Angeles, CA 90071-3197
                    Attention:    Peter F. Ziegler
                                  Jonathan K. Layne
                    Facsimile: (213) 229-7520

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    20TH CENTURY INDUSTRIES

                                    By: /s/ NEIL H. ASHLEY
                                        ------------------------------
                                        Name: Neil H. Ashley
                                        Title: Chief Executive Officer

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                    By: /s/ ROBERT M. SANDLER
                                        ------------------------------
                                        Name: Robert M. Sandler
                                        Title: Senior Vice President

                                                         EXHIBIT A
                                                         TO INVESTMENT AGREEMENT






                        CERTIFICATE OF DETERMINATION OF
                            20TH CENTURY INDUSTRIES

               [OMITTED; SEE APPENDIX III TO THE PROXY STATEMENT]

                                                         EXHIBIT B
                                                         TO INVESTMENT AGREEMENT







                          FORM OF WARRANT CERTIFICATE

               [OMITTED; SEE APPENDIX IV TO THE PROXY STATEMENT]

                                                         EXHIBIT C
                                                         TO INVESTMENT AGREEMENT

                   QUOTA SHARE REINSURANCE AGREEMENT PRIVATE

                                    BETWEEN

                         20TH CENTURY INSURANCE COMPANY
                   (HEREINAFTER REFERRED TO AS THE "COMPANY")

                                      AND

               NEW HAMPSHIRE INSURANCE COMPANY (THE "REINSURER")



PREAMBLE

         The Reinsurer hereby agrees to reinsure the Company in respect of the Company's net liability under all policies, contracts and binders of insurance (hereafter referred to as "policies") issued during the term of this Agreement subject to the following terms and conditions:

                                   ARTICLE I

TERM

         This Agreement shall be effective from 12:01 A.M., pacific standard time, January 1, 1995 and shall remain continuously in force through December 31, 1999. The Reinsurer has the option to renew this Agreement annually for four additional years by notifying the Company prior to December 31, 1999 or prior to the expiration date of any renewal.

                                   ARTICLE II

PARTICIPATION

         The Company shall cede and the Reinsurer shall accept 10% of the Company's net liability for losses on policies incepting during the term of this Agreement. As consideration, the Reinsurer shall receive a 10% share of the net written premiums, less ceding commission as described in Article III, generated by such policies. In the event the Reinsurer elects to renew this Agreement for annual periods following December 31, 1999 the participation shall be 8% on the first renewal, 6% on the second renewal, 4% on the third renewal and 2% on the fourth renewal.

                                  ARTICLE III

COMMISSION

         The Reinsurer shall allow the Company a commission of 10.8% of the ceded written premium for policies with effective dates from January 1, 1995 and through December 31, 1995. For policies with effective dates in each subsequent underwriting year, the commission shall be equal to the rate of the Company's incurred underwriting expenses (as recorded in the Company's statutory statement) to net written premium for the prior calendar year.

                                   ARTICLE IV

REPORTS AND ACCOUNTS

         1. The Company shall furnish within forty-five days after the close of each calendar quarter an account reflecting the following separately for each underwriting year:

                 A.     Net written premium ceded during the quarter (credited).

                 B.     Commission on the ceded premium (debited).

                 C.     Net paid losses (debited).

                 D.     Net paid adjustment expenses (debited).

         E.      Net outstanding losses.

         F.      Net unearned premium.

                 If the balance of A through D is a credit such amount shall be remitted with the account. If the balance of A through D is a debit, the Reinsurer shall remit such amount within 15 days of receipt of the account. Accounts by line of business shall also be provided by the Company including the aforementioned information.

                                   ARTICLE V

DEFINITION

         Underwriting year shall mean all policies with effective dates from 12:01 A.M., pacific standard time, January 1st through December 31st of each calendar year.

         Net written premium or net losses or net liability shall mean the gross amount less deductions for all other reinsurance.

CURRENCY

         All premium and loss payments hereunder shall be in United States currency.

                                   ARTICLE VI

ACCESS TO RECORDS

         The Reinsurer or its duly appointed representatives shall have free access at all reasonable times to such books and records of those Divisions, Departments and Branch Offices of the Company which are directly involved with the subject matter business of this Agreement as shall reflect premium and loss transactions of the Company for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof. All non-public information provided in the course of the inspection shall be kept confidential by the Reinsurer as against third parties.

                                  ARTICLE VII

INSOLVENCY

         The portion of any risk or obligation assumed by the reinsurer, when such portion is ascertained, shall be payable on demand of the ceding insurer at the same time as the ceding insurer shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the reinsurer, on the basis of the liability of the ceding insurer under the contract or contracts reinsured without diminution because of the insolvency of the ceding insurer. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor. Immediately upon demand, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company which would involve a possible liability on the part of the Reinsurer, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                                  ARTICLE VIII

ARBITRATION

A. All disputes or differences arising out of the interpretation of this Agreement shall be submitted to the decision of two arbitrators, one to be chosen by each party, and in the event of the arbitrators failing to agree, to the decision of an umpire to be chosen by the arbitrators. The arbitrators and umpire shall be disinterested active or retired executive officials of fire or casualty insurance or reinsurance companies or Underwriters at Lloyd's, London. If either of the parties fails to appoint an arbitrator within one month after being required by the other party in writing to do so, or if the arbitrators fail to appoint an umpire within one month of a request in writing by either of them to do so, such arbitrator or umpire, as the case may be, shall at the request of either party be appointed by a Justice of the Supreme Count of the State of New York.

B. The arbitration proceeding shall take place in the city in which the Company's Head Office is located. The applicant shall submit its case within one month after the appointment of the court of arbitration, and the respondent shall submit its reply within one month after the receipt of the claim. The arbitrators and umpire are relieved from all judicial formality and may abstain from following the strict rules of law. They shall settle any dispute under the Agreement according to an equitable rather than a strictly legal interpretation of its terms.

C. Their written decision shall be provided to both parties within ninety days of the close of arbitration and shall be final and not subject to appeal.

D. Each party shall bear the expenses of his arbitrator and shall jointly and equally share with the other the expenses of the umpire and of the arbitration.

E.   This Article shall survive the termination of this Agreement.

                                   ARTICLE IX

ERRORS AND OMISSIONS

     Any inadvertent delay, omission or error shall not relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

                                   ARTICLE X

LOSS & LOSS ADJUSTMENT EXPENSE

A. The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements, and compromises, shall be binding on the Reinsurer in proportion to its participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefor shall be shared by the Reinsurer proportionately. The Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.

                                   ARTICLE XI

EXTRA CONTRACTUAL OBLIGATIONS

     This Agreement shall protect the Company where the ultimate net loss includes any extra contractual obligations. The term "extra contractual obligations" is defined as those liabilities not covered under any other provision of the Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trail of any action against its insured or reinsured or in the preparation of prosecution of an appeal consequent upon such action. The Reinsurer's liability for extra contractual obligations shall not exceed their participation of the maximum limit of liability on the policy from which the extra contractual obligation arises.

         The date on which any extra contractual obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty. However, this Article shall not apply where the loss has been incurred due to fraud or a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                                  ARTICLE XII

OFFSET

         Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any undisputed balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement.

                                  ARTICLE XIII

TERMINATION

         Either party may terminate this Agreement with thirty days notice in the event that:

1. One party should at any time become insolvent, or suffer any impairment of capital, or file a petition in bankruptcy, or go into liquidation or rehabilitation, or have a receiver appointed, or be acquired or controlled by any other insurance company or organization, or

2. Any law or regulation of any Federal or any State or any Local Government of any jurisdiction in which the Company is doing business should render illegal the arrangement made herein, or

3.       With the agreement of the other party.

         In the event of termination, the Reinsurer shall refund to the Company the applicable unearned premium minus the ceding commission and shall continue to remain liable for all losses occurring prior to the date of termination. However, if this Contract shall terminate while a loss occurrence covered hereunder is in progress, it is agreed that, subject to the other conditions of this Contract, the Reinsurer is responsible for its proportion of the entire loss.

                                  ARTICLE XIV

TAX

         In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or Profits Tax returns, to any State or Territory of the United States or to the District of Columbia.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, in ____________ this ____ day of ____________, 199__.

                                        20TH CENTURY INSURANCE COMPANY

                                        By:
                                            ---------------------------
                                            Title:
                                                  ---------------------

                                        NEW HAMPSHIRE INSURANCE COMPANY

                                        By:
                                            ---------------------------
                                            Title:
                                                   --------------------

                   QUOTA SHARE REINSURANCE AGREEMENT PRIVATE

                                    BETWEEN

                         21ST CENTURY CASUALTY COMPANY
                   (HEREINAFTER REFERRED TO AS THE "COMPANY")

                                      AND

               NEW HAMPSHIRE INSURANCE COMPANY (THE "REINSURER")



PREAMBLE

         The Reinsurer hereby agrees to reinsure the Company in respect of the Company's net liability under all policies, contracts and binders of insurance (hereafter referred to as "policies") issued during the term of this Agreement subject to the following terms and conditions:

                                   ARTICLE I

TERM

         This Agreement shall be effective from 12:01 A.M., pacific standard time, January 1, 1995 and shall remain continuously in force through December 31, 1999. The Reinsurer has the option to renew this Agreement annually for four additional years by notifying the Company prior to December 31, 1999 or prior to the expiration date of any renewal.

                                   ARTICLE II

PARTICIPATION

         The Company shall cede and the Reinsurer shall accept 10% of the Company's net liability for losses on policies incepting during the term of this Agreement. As consideration, the Reinsurer shall receive a 10% share of the net written premiums, less ceding commission as described in Article III, generated by such policies. In the event the Reinsurer elects to renew this Agreement for annual periods following December 31, 1999 the participation shall be 8% on the first renewal, 6% on the second renewal, 4% on the third renewal and 2% on the fourth renewal.

                                  ARTICLE III

COMMISSION

         The Reinsurer shall allow the Company a commission of 10.8% of the ceded written premium for policies with effective dates from January 1, 1995 and through December 31, 1995. For policies with effective dates in each subsequent underwriting year, the commission shall be equal to the rate of the Company's incurred underwriting expenses (as recorded in the Company's statutory statement) to net written premium for the prior calendar year.

                                   ARTICLE IV

REPORTS AND ACCOUNTS

         1. The Company shall furnish within forty-five days after the close of each calendar quarter an account reflecting the following separately for each underwriting year:

               A.    Net written premium ceded during the quarter (credited).

               B.    Commission on the ceded premium (debited).

               C.    Net paid losses (debited).

               D.    Net paid adjustment expenses (debited).

               E.    Net outstanding losses.

         F.      Net unearned premium.

                 If the balance of A through D is a credit such amount shall be remitted with the account. If the balance of A through D is a debit, the Reinsurer shall remit such amount within 15 days of receipt of the account. Accounts by line of business shall also be provided by the Company including the aforementioned information.

                                   ARTICLE V

DEFINITION

         Underwriting year shall mean all policies with effective dates from 12:01 A.M., pacific standard time, January 1st through December 31st of each calendar year.

         Net written premium or net losses or net liability shall mean the gross amount less deductions for all other reinsurance.

CURRENCY

         All premium and loss payments hereunder shall be in United States currency.

                                   ARTICLE VI

ACCESS TO RECORDS

         The Reinsurer or its duly appointed representatives shall have free access at all reasonable times to such books and records of those Divisions, Departments and Branch Offices of the Company which are directly involved with the subject matter business of this Agreement as shall reflect premium and loss transactions of the Company for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof. All non-public information provided in the course of the inspection shall be kept confidential by the Reinsurer as against third parties.

                                  ARTICLE VII

INSOLVENCY

         The portion of any risk or obligation assumed by the reinsurer, when such portion is ascertained, shall be payable on demand of the ceding insurer at the same time as the ceding insurer shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the reinsurer, on the basis of the liability of the ceding insurer under the contract or contracts reinsured without diminution because of the insolvency of the ceding insurer. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor. Immediately upon demand, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company which would involve a possible liability on the part of the Reinsurer, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                                  ARTICLE VIII

ARBITRATION

A. All disputes or differences arising out of the interpretation of this Agreement shall be submitted to the decision of two arbitrators, one to be chosen by each party, and in the event of the arbitrators failing to agree, to the decision of an umpire to be chosen by the arbitrators. The arbitrators and umpire shall be disinterested active or retired executive officials of fire or casualty insurance or reinsurance companies or Underwriters at Lloyd's, London. If either of the parties fails to appoint an arbitrator within one month after being required by the other party in writing to do so, or if the arbitrators fail to appoint an umpire within one month of a request in writing by either of them to do so, such arbitrator or umpire, as the case may be, shall at the request of either party be appointed by a Justice of the Supreme Count of the State of New York.

B. The arbitration proceeding shall take place in the city in which the Company's Head Office is located. The applicant shall submit its case within one month after the appointment of the court of arbitration, and the respondent shall submit its reply within one month after the receipt of the claim. The arbitrators and umpire are relieved from all judicial formality and may abstain from following the strict rules of law. They shall settle any dispute under the Agreement according to an equitable rather than a strictly legal interpretation of its terms.

C. Their written decision shall be provided to both parties within ninety days of the close of arbitration and shall be final and not subject to appeal.

D. Each party shall bear the expenses of his arbitrator and shall jointly and equally share with the other the expenses of the umpire and of the arbitration.

E.   This Article shall survive the termination of this Agreement.

                                   ARTICLE IX

ERRORS AND OMISSIONS

     Any inadvertent delay, omission or error shall not relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

                                   ARTICLE X

LOSS & LOSS ADJUSTMENT EXPENSE

A. The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements, and compromises, shall be binding on the Reinsurer in proportion to its participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefor shall be shared by the Reinsurer proportionately. The Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.

                                   ARTICLE XI

EXTRA CONTRACTUAL OBLIGATIONS

     This Agreement shall protect the Company where the ultimate net loss includes any extra contractual obligations. The term "extra contractual obligations" is defined as those liabilities not covered under any other provision of the Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trail of any action against its insured or reinsured or in the preparation of prosecution of an appeal consequent upon such action. The Reinsurer's liability for extra contractual obligations shall not exceed their participation of the maximum limit of liability on the policy from which the extra contractual obligation arises.

     The date on which any extra contractual obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty. However, this Article shall not apply where the loss has been incurred due to fraud or a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                                  ARTICLE XII

OFFSET

     Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any undisputed balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement.

                                  ARTICLE XIII

TERMINATION

         Either party may terminate this Agreement with thirty days notice in the event that:

1. One party should at any time become insolvent, or suffer any impairment of capital, or file a petition in bankruptcy, or go into liquidation or rehabilitation, or have a receiver appointed, or be acquired or controlled by any other insurance company or organization, or

2. Any law or regulation of any Federal or any State or any Local Government of any jurisdiction in which the Company is doing business should render illegal the arrangement made herein, or

3.   With the agreement of the other party.

     In the event of termination, the Reinsurer shall refund to the Company the applicable unearned premium minus the ceding commission and shall continue to remain liable for all losses occurring prior to the date of termination. However, if this Contract shall terminate while a loss occurrence covered hereunder is in progress, it is agreed that, subject to the other conditions of this Contract, the Reinsurer is responsible for its proportion of the entire loss.

                                  ARTICLE XIV

TAX

     In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or Profits Tax returns, to any State or Territory of the United States or to the District of Columbia.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, in ____________ this ____ day of ____________, 199__.

                                        20TH CENTURY INSURANCE COMPANY

                                        By:
                                           ----------------------------
                                           Title:
                                                 ----------------------

                                        NEW HAMPSHIRE INSURANCE COMPANY

                                        By:
                                           ----------------------------
                                           Title:
                                                 ----------------------

                                                         EXHIBIT D
                                                         TO INVESTMENT AGREEMENT


                         REGISTRATION RIGHTS AGREEMENT

         This REGISTRATION RIGHTS AGREEMENT is made as of the      day of
November, 1994 (this "Agreement"), among 20th Century Industries, a California corporation (the "Company"), and American International Group, Inc., a Delaware corporation (the "Investor").

                              W I T N E S S E T H:

         WHEREAS, the Company has agreed to issue and sell, and the Investor has agreed to purchase, pursuant to the Investment and Strategic Alliance Agreement, dated October 17, 1994 (the "Investment Agreement"), between the Company and Investor, certain unregistered Series A Preferred Shares and Series A Warrants of the Company.

         WHEREAS, in order to induce Investor to enter into the Investment Agreement, the Company desires to grant to Investor, as provided herein, certain registration rights with respect to the Series A Preferred Shares the shares of Common Stock issuable to the Investor upon conversion of the Series A Preferred Shares and the shares of Common Stock issuable to the Investor upon exercise of the Series A Warrants.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS.

         1.1. "Business Day" means any Day on which the New York Stock Exchange is open for trading.

         1.2.  "Closing Date"  means the date of this Agreement.

         1.3. "Common Stock" means the Common Stock, no par value, of the Company, and any securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

         1.4. "Eligible Securities" means Series A Preferred Shares, any shares of Common Stock issuable upon any conversion of Series A Preferred Shares and any shares of Common Stock issuable upon exercise of the Series
A Warrants, in each case whether held by either the Investor or any direct or indirect transferee of the Investor.

         As to any proposed offer or sale of Eligible Securities, such securities shall cease to be Eligible Securities with respect to such proposed offer or sale when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) all of such securities are permitted to be distributed concurrently pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act or are otherwise freely transferable to the public without registration pursuant to Section 4(1) of the Securities Act. In the event the Company prepares a registration statement pursuant to Article 3 or 4 hereof which becomes effective and the Holder fails to dispose of Eligible Securities pursuant to said registration statement, the securities shall remain Eligible Securities but the Holder shall be responsible for assuming that portion of the Registration Expenses in connection with such registration as equals the portion of Eligible Securities originally to be sold pursuant to such registration which were to be sold by such Holder.

      1.5. "Holder" means the Investor and each of the Investor's respective successive successors and assigns who acquire Eligible Securities, directly or indirectly, from the Investor or from any successive successor or assign of the Investor.

      1.6. "Person" means an individual, a partnership (general or limited), corporation, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

      1.7. "Registration Expenses" means all expenses incident to the Company's performance of or compliance with the registration requirements set forth in this Agreement including, without limitation, the following: (a) the fees, disbursements and expenses of the Company's counsel(s) and accountants in connection with the registration of Eligible Securities to be disposed of under the Securities Act; (b) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers; (c) the cost of printing or producing any agreement(s) among underwriters, underwriting agreements(s) and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Eligible Securities to be disposed of; (d) all expenses in connection with the qualification of Eligible Securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualifications and in connection with any blue sky and legal investment surveys; (e) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of Eligible Securities to be disposed of; and (f) fees and expenses incurred in connection with the listing of Eligible Securities on each securities exchange on which securities of the same class are then listed; provided, however, that Registration Expenses with respect to any registration pursuant to this Agreement shall not include (x) underwriting discounts or commissions attributable to Eligible Securities, (y) transfer taxes applicable to Eligible Securities or (z) SEC filing fees with respect to shares of Common Stock to be sold by the Holder thereof.

      1.8.  "SEC"  means the Securities and Exchange Commission.

      1.9. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

      1.10. "Series A Preferred Shares" means all shares of Series A Convertible Preferred Stock, stated value $1,000 per share, issued pursuant to the Investment Agreement (including shares issued with respect to payments of dividends in kind) and having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Determination attached to the Investment Agreement as Exhibit B, and any securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, the Series A Preferred Shares pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

      1.11. "Series A Warrants" means the 16,000,000 Series A Warrants, having the terms set forth in the Warrant Certificate attached to the Investment Agreement as Exhibit C, and any securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, the Series A Warrants pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

                                   ARTICLE II

                                 EFFECTIVENESS.

      2.1. Effectiveness of Registration Rights. The registration rights pursuant to Articles 3 and 4 hereof shall become effective on the Closing Date and terminate when there cease to be Eligible Securities.

                                  ARTICLE III

                             DEMAND REGISTRATION.

    3.1. Notice. At any time or from time to time following the first anniversary of the Closing Date, upon written notice from any Holder or Holders requesting that the Company effect the registration under the Securities Act of all or part of the Eligible Securities held by them pursuant to Section 3.1(d) below, which notice shall specify the number and class of Eligible Securities intended to be registered and the intended method or methods of disposition of such Eligible Securities, the Company will use reasonable efforts to effect (at the earliest possible date) the registration, under the Securities Act, of such Eligible Securities for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

         (a) the Company shall be obligated to register the Eligible Securities upon receipt of a registration request only if the Eligible Securities to be registered have a fair market value, at both the time of receipt of the request and the filing of the Registration Statement, of at least (i) $50 million, in any case where the Eligible Securities to be registered consist of Series A Preferred Shares or shares of Common Stock obtained or obtainable upon conversion of the Series A Preferred Shares or
    (ii) $25 million in any case where the Eligible Securities to be registered consist of shares of Common Stock obtained or obtainable upon exercise of the Series A Warrants;

         (b) if, following receipt of a registration request pursuant to this Article 3 but prior to the filing of a registration statement or the effective date of a registration statement filed in respect of such request,
    (i) the Board of Directors of the Company, in its reasonable judgment and in good faith, resolves that (a) the filing of a registration statement or a sale of Eligible Securities pursuant thereto would materially interfere with any significant acquisition, corporate reorganization or other similar transactions involving the Company or (b) the filing of a registration statement or a sale of Eligible Securities pursuant thereto would require disclosure of material information that the Company has a bona fide material business purpose for preserving as confidential or (c) the Company is unable to comply with SEC requirements, and (ii) the Company gives the Holders having made such request written notice of such determination
    (which notice shall include a copy of such resolution), the Company shall, notwithstanding the provisions of this Article 3, be entitled to postpone for up to 90 days the filing or effectiveness of any registration statement otherwise required to be prepared and filed by it pursuant to this
    Article 3; provided, however, that the Company shall not be entitled to postpone such filing or effectiveness if, within the preceding twelve months, it had effected a postponement pursuant to this clause (b) and, following such postponement, the Eligible Securities to be sold pursuant to the postponed registration were not sold (for any reason);

         (c) if the Company shall have previously effected a registration with respect to Eligible Securities pursuant to Article 4 hereof, the Company shall not be required to effect a registration pursuant to this
    Article 3 until a period of one hundred and eighty (180) days shall have elapsed from the effective date of the most recent such previous registration; and

         (d) the intended method or methods of disposition shall not include a "shelf registration" whereby shares of Common Stock are sold from time to time in multiple transactions.

    3.2. Registration Expenses. With respect to the registrations requested pursuant to this Article 3, the Company shall pay all Registration Expenses.

                                   ARTICLE IV

                            PIGGYBACK REGISTRATION.

    4.1. Notice and Registration. If the Company proposes to register Eligible Securities or any other securities issued by it ("Other Securities") (whether proposed to be offered for sale by the Company or any other Person) on a form and in a manner which would permit registration of Eligible Securities for sale to the public under the Securities Act, it will give prompt written notice to all Holders of its intention to do so, including the identities of any Holders exercising registration rights pursuant to Article 3 hereof. Such notice shall specify, at a minimum, the number and class of Eligible Securities or Other Securities so proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such Eligible Securities or Other Securities, any proposed managing underwriter or underwriters of such Eligible Securities or Other Securities and a good faith estimate by the Company of the proposed maximum offering price thereof, as such price is proposed to appear on the facing page of such registration statement. Upon the written request of any Holder delivered to the Company within 5 Business Days after the giving of any such notice (which request shall specify the number of Eligible Securities intended to be disposed of by such Holder and the intended method of disposition thereof) the Company will use reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Eligible Securities which the Company has been so requested to register by such Holder (the "Selling Stockholder"), to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of Eligible
Securities so to be registered, provided that:

       (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall be unable to or shall determine for any reason not to register the Other Securities the Company may, at its election, give written notice of such determination to such Holder and thereupon the Company shall be relieved of its obligation to register such Eligible Securities in connection with the registration of such Other Securities
   (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 4.2), without prejudice, however, to the rights (if any) of such Holder immediately to request that such registration be effected as a registration under
   Article 3;

       (b) In the event that the Company proposes to register Eligible Securities or Other Securities for purposes of a primary offering, and any managing underwriter shall advise the Company and the Selling Stockholders in writing that, in its opinion, the inclusion in the registration statement of some or all of the Eligible Securities sought to be registered by such Selling Stockholders creates a substantial risk that the price per unit the Company will derive from such registration will be materially and adversely affected or that the primary offering would otherwise be materially and adversely affected, then the Company will include in such registration statement such number of Eligible Securities or Other Securities as the Company and such Selling Stockholders are so advised can be sold in such offering without such an effect (the "Primary Maximum Number"), as follows and in the following order of priority: (i) first, such number of Eligible Securities or Other Securities in the primary offering as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined and (ii) second, if and to the extent that the number of Eligible Securities or Other Securities to be registered under clause (i) is less than the Primary Maximum Number, Eligible Securities of each Selling Stockholder, pro rata in proportion to the number sought to be registered by such Selling Stockholder relative to the number sought to be registered by all the Selling Stockholders;

       (c) In the event that the Company proposes to register Eligible Securities or Other Securities for purposes of a secondary offering, upon the request or for the account of any holder thereof (each a "Requesting Stockholder"), and any managing underwriter shall advise the Requesting Stockholder or Stockholders and the Selling Stockholders in writing that, in its opinion, the inclusion in the registration statement of some or all of the Eligible Securities or Other Securities sought to be registered by the Requesting Stockholders and of the Eligible Securities sought to be registered by the Selling Stockholders creates a substantial risk that the price per unit that such Requesting Stockholder or Stockholders and such Selling Stockholders will derive from such registration will be materially and adversely affected or that the secondary offering would otherwise be materially and adversely affected, the Company will include in such registration statement such number of Eligible Securities or Other Securities as the Requesting Stockholders and the Selling Stockholders are so advised can reasonably be sold in such offering, or can be sold without such an effect (the "Secondary Maximum Number"), as follows and in the following order of priority: (i) first, the number of Eligible Securities sought to be registered by the Selling Stockholders and (ii) second, if and to the extent that the number of Eligible Securities to be registered under clause (i) is less than the Secondary Maximum Number, such number of Eligible Securities or Other Securities sought to be registered by such Requesting Stockholder or Stockholders;

         (d) In the event that the Company proposes to register Eligible Securities or Other Securities for purposes of a combined offering, and any managing underwriter shall advise the Company, the Requesting Stockholder or Stockholders and the Selling Stockholders in writing that, in its opinion, the inclusion in the registration statement of some or all of the Eligible Securities sought to be registered by the Selling Stockholders creates a substantial risk that the price per unit the Company will derive from such registration will be materially and adversely affected or that the combined offering would otherwise be materially and adversely affected, then the Company will include in such registration statement such number of Eligible Securities or Other Securities as the Company, the Requesting Stockholders and the Selling Stockholders are so advised can be sold in such offering without such an effect (the "Combined Maximum Number"), as follows and in the following order of priority: (i) first, such number of Eligible Securities or Other Securities in the primary offering as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined and (ii) second, if and to the extent that the number of Eligible Securities or Other Securities sought to be registered under clause (i) is less than Combined Maximum Number, Eligible Securities or Other Securities sought to be registered by each Selling Stockholder, pro rata, if necessary, in proportion to the number sought to be registered by such Selling Stockholder relative to the number sought to be registered by all Selling Stockholders and (iii) third, if and to the extent that the number of Eligible Securities or Other Securities sought to be registered under clauses (i) and (ii) is less than the Combined Maximum Number, Eligible Securities or Other Securities sought to be registered by each other such Person pro rata in proportion to the value of the Eligible Securities or Other Securities sought to be registered by all such parties;

         (e) The Company shall not be required to effect any registration of Eligible Securities under this Article 4 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit plans; and

         (f) The Company shall not be required to register any Eligible Securities or Other Securities if the intended method or methods of distribution for the Eligible Securities is from time to time in multiple transactions.

No registration of Eligible Securities effected under this Article 4 shall relieve the Company of its obligation (if any) to effect registrations of Eligible Securities pursuant to Article 3.

    4.2. Registration Expenses. The Company (as between the Company and any Holder) shall be responsible for the payment of all Registration Expenses in connection with any registration pursuant to this Article 4.

                                   ARTICLE V

                            REGISTRATION PROCEDURES.

    5.1. Registration and Qualification. If and whenever the Company is required to use reasonable efforts to effect the registration of any Eligible Securities under the Securities Act as provided in Articles 3 and 4, the Company will as promptly as is practicable:


         (a) prepare, file and use reasonable efforts to cause to become effective a registration statement under the Securities Act regarding the Eligible Securities to be offered, provided that such reasonable efforts obligation shall not require the Company to yield to an SEC accounting or other comment which it is discussing, resisting or otherwise addressing in good faith and which the Board of Directors of the Company determines that such discussing, resisting or addressing is materially in the best interests of the Company;

         (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Eligible Securities until the earlier of such time as all of such Eligible Securities have been disposed of in accordance with the intended methods of disposition by the Holders set forth in such registration statement or the expiration of six (6) months after such Registration Statement becomes effective;

         (c) furnish to all Holders and to any underwriter (which term for purposes of this Agreement shall include a person deemed to be an underwriter within the meaning of Section 2 (11) of the Securities Act and any placement agent or sales agent) of such Eligible Securities one executed copy each and such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as any Holder or such underwriter may reasonably request;

         (d) use reasonable efforts to register or qualify all Eligible Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as any Holder or any underwriter of such Eligible Securities shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable any Holder or any underwriter to consummate the disposition in such jurisdictions of the Eligible Securities covered by such registration statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

         (e) promptly notify the selling Holders of Eligible Securities and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any comments by the SEC and by the Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to such registration statement or prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by Section 5.1(h) or Section 5.2(b) hereof cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Eligible Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (vi) at any time when a prospectus is required to be delivered under the Securities Act, that such registration statement, prospectus, prospectus amendment or supplement or post-effective amendment, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

         (f) use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date, provided that such reasonable efforts obligation shall not require the Company to yield to a material SEC accounting or other comment which it is discussing, resisting or otherwise addressing in good faith and which the Board of Directors of the Company determines that such discussing, resisting or addressing is materially in the best interests of the Company;

         (g) use its reasonable efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, which may be required to effect such registration or the offering or sale in connection therewith or to enable the Holders to offer, or to consummate the disposition of, the Eligible Securities, provided that such reasonable efforts obligation shall not require the Company to yield to a material accounting or other comment issued by such governmental agency or authority which it is discussing, resisting or otherwise addressing in good faith and which the Board of Directors of the Company determines that such discussing, resisting or addressing is materially in the best interests of the Company;

         (h)     whether or not an agreement of the type referred to in Section
   5.2 hereof is entered into and whether or not any portion of the offering contemplated by such registration statement is an underwritten offering or is made through a placement or sales agent or any other entity, (i) make such representations and warranties to the Holders and the underwriters, if any, thereof in form, substance and scope as are customarily made in connection with an offering of common stock or other equity securities pursuant to any appropriate agreement and/or to a registration statement filed on the form applicable to such registration; (ii) obtain opinions of inside and outside counsel to the Company in customary form and covering such matters, of the type customarily covered by such opinions, as the managing underwriters, if any, and as the Holders may reasonably request;
   (iii) obtain a "cold comfort" letter or letters from the independent certified public accountants of the Company addressed to the Holders and the underwriters, if any, thereof, dated (I) the effective date of such registration statement and (II) the date of the closing under the underwriting agreement relating thereto, such letter or letters to be in customary form and covering such matters of the type customarily covered, from time to time, by letters of such type and such other financial matters as the managing underwriters, if any, and as the Holders may reasonably request; (iv) deliver such documents and certificates, including officers' certificates, as may be reasonably requested by the Holders and the placement or sales agent, if any, therefor and the managing underwriters, if any, thereof to evidence the accuracy of the representations and warranties made pursuant to clause (i) above and the compliance with or satisfaction of any agreements or conditions contained in the underwriting agreement or other agreement entered into by the Company; and (v) undertake such obligations relating to expense reimbursement, indemnification and contribution as are provided in Article 7 hereof;

         (i) comply with all applicable rules and regulations of the SEC, and make generally available to its securityholders, as soon as practicable but in any event not later than eighteen months after the effective date of such registration statement, an earning statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act (including,
   at   the option of the Company, Rule 158 thereunder); and

         (j) use its best efforts to list prior to the effective date of such registration statement, subject to notice of issuance, the Eligible Securities covered by such registration statement on any securities exchange on which securities of the same class are then listed or, if such class is not then so listed, to have the Eligible Securities accepted for quotation for trading on the NASDAQ National Market System (or a comparable interdealer quotation system then in effect).

   The Company may require any Holder to furnish the Company such information regarding such Holder and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration.

   5.2. Underwriting. (a) If requested by the underwriters for any underwritten offering of Eligible Securities pursuant to a registration requested hereunder, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are then customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 5.1(h). The Holders on whose behalf Eligible Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders and such other terms and provisions as are then customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in
Article 7. The representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Eligible Securities.

    (b) In the event that any registration pursuant to Article 4 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Eligible Securities requested to be registered pursuant to
Article 4 to be included in such underwriting on the same terms and conditions as shall be applicable to the Other Securities being sold through underwriters under such registration. In such case, the Holders of Eligible Securities on whose behalf Eligible Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders and such other terms and provisions as are then customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in
Article 7. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Eligible Securities.

    5.3. Blackout Periods. (a) At any time when a registration statement effected pursuant to Article 3 hereunder relating to Eligible Securities is effective, upon written notice from the Company to all Holders that either:

            (i) the Board of Directors of the Company, in its reasonable judgment and in good faith, resolves that such Holder's or Holders' sale of Eligible Securities pursuant to the registration statement would materially interfere with any significant acquisition, corporate reorganization or other similar transaction involving the Company (a "Transaction Blackout"); or

            (ii) (A) the Company determines in good faith, based upon the advice of outside counsel to the Company, that such Holder's or Holders' sale of Eligible Securities pursuant to the registration statement would require disclosure of material information and the Company's Board of Directors, in its reasonable judgment and in good faith, resolves that the Company has a bona fide business purpose for preserving such information confidential or (B) the Company determines, after taking into account the advice of outside counsel and/or independent accountants, that the Company is unable to comply with SEC requirements (an "Information Blackout"),

Such Holder or Holders shall suspend sales of Eligible Securities pursuant to such registration statement until the earlier of:

            (X) (i) in the case of a Transaction Blackout, the earliest of (A) one month after the completion of such acquisition, corporate reorganization or other similar transaction, (B) promptly after abandonment of such acquisition, corporate reorganization or other similar transaction and (C) three months after the date of the Company's written notice of such Transaction Blackout, or

            (ii) in the case of an Information Blackout, the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material and (B) 90 days after the Company makes such good faith determination, and

            (Y) such time as the Company notifies such Holder or Holders that sales pursuant to such registration statement may be resumed (the number of days from such suspension of sales by such Holder or Holders until the day when such sales may be resumed hereunder is hereinafter called a "Sales Blackout Period");

provided, that the Company may not impose a Transaction Blackout within 30 days after the initial effectiveness of any registration statement of equity securities prepared pursuant to a request hereunder.

    5.4. Withdrawals. Any Holder having notified or directed the Company to include any or all of his or its Eligible Securities in a registration statement pursuant to Article 3 or 4 hereof shall have the right to withdraw such notice or direction with respect to any or all of the Eligible Securities designated for registration thereby by giving written notice to such effect to the Company at least two business days prior to the anticipated effective date of such registration statement. In the event of any such withdrawal, the

Company shall amend such registration statement and take such other actions as may be necessary so that such Eligible Securities are not included in the applicable registration and not sold pursuant thereto, and such Eligible Securities shall continue to be Eligible Securities in accordance herewith; the Withdrawing Holder shall be responsible for assuming that portion of the Company's expenses in connection with such registration as equals the portion of Eligible Securities originally to be sold pursuant to such registration which were to be sold by Withdrawing Holder. No such withdrawal shall affect the obligations of the Company with respect to Eligible Securities not so withdrawn, provided, however, that in the case of a registration pursuant to
Article 3 hereof, if such withdrawal shall reduce the total number of the Eligible Securities to be registered so that the requirements set forth in
Section 3.1(a) are not satisfied, then the Company shall, prior to the filing of such registration statement or, if such registration statement (including any amendment thereto) has theretofore been filed, prior to the filing of any further amendment thereto, give each Holder of Eligible Securities so to be registered notice, referring to this Agreement, of such fact and, within ten business days following the giving of such notice, either the Company or the Holders of a majority of such Eligible Securities may, by written notice to each Holder of such Eligible Securities or the Company, as the case may be, elect that such registration statement not be filed or, if it has theretofore been filed, that it be withdrawn.


                                   ARTICLE VI

                     PREPARATION; REASONABLE INVESTIGATION.

        6.1. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Eligible Securities under the Securities Act, the Company will give all Holders and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its directors, officers, employees, counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of any Holder and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.


                                  ARTICLE VII

                       INDEMNIFICATION AND CONTRIBUTION.

        7.1. Indemnification and Contribution. (a) In the event of any registration of any Eligible Securities hereunder, the Company will enter into customary indemnification arrangements to indemnify and hold harmless all selling Holders, their directors and officers (if any), each Person who participates as an underwriter in the offering or sale of such securities, each officer and director of each underwriter, and each Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which such Person may be subject under the Securities Act or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will periodically reimburse each such Person for any legal or any other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus or final prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any selling Holder or such underwriter for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder or any such Person and shall survive the transfer of such securities by such selling Holder. The Company also shall agree to provide provision for contribution as shall be reasonably requested by such selling Holder or any underwriters in circumstances where such indemnity is held unenforceable.

        (b) All selling Holders, by virtue of exercising their registration rights hereunder, agree and undertake to enter into customary indemnification arrangements to indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (a) of this Article 7) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each Person who participates as an underwriter in the offering or sale of such securities, each officer and director of each underwriter, each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information concerning such Holder furnished by it to the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of the registered securities by any Holder. Holders also shall agree to provide provision for contribution as shall be reasonably requested by the Company or any underwriters in circumstance where such indemnity is held unenforceable. The indemnification and contribution obligations of any Holder shall in every case be limited to the aggregate proceeds received (net of any underwriting fees and expenses and other transaction costs) by such Holder in such registration.

                                  ARTICLE VIII

                        TRANSFER OF REGISTRATION RIGHTS.

        8.1. Transfer of Registration Rights. Any Holder may transfer the registration rights granted hereunder to any other Person only in connection with a Transfer permitted pursuant to Article VI of the Investment Agreement to such Person of Eligible Securities held by such Holder.

                                   ARTICLE IX

                            UNDERWRITTEN OFFERINGS.

        9.1. Selection of Underwriters. If any of the Eligible Securities covered by any registration statement filed pursuant to Article 3 hereof, or pursuant to Article 4 hereof in connection with a secondary offering, are to be sold pursuant to an underwritten offering, the managing underwriter or underwriters thereof shall, in the case of any registration statement filed pursuant to Article 3 hereof, be designated after consultation with the Company by the Holder or Holders demanding registration, provided that such designated managing underwriter or underwriters is or are reasonably acceptable to the Company and, in the case of any registration statement pursuant to Article 4 hereof, by the Person originating the registration.

                                   ARTICLE X

                                   RULE 144.

        10.1. Rule 144. The Company covenants to and with each Holder of Eligible Securities that to the extent it shall be required to do so under the Exchange Act, the Company shall use its best efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including, but not limited to, the reports under Section 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 adopted by the SEC under the Securities Act) and the rules and regulations adopted by the SEC thereunder, and shall use its best efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Eligible Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Eligible Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

                                   ARTICLE XI

                                 MISCELLANEOUS.

        11.1. Captions. The captions or headings in this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement.

        11.2. Severability. If any clause, provision or section of this Agreement shall be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability of such clause, provision of section shall not affect the enforceability or validity any of the remaining clauses, provisions or sections hereof to the extent permitted by applicable law.

        11.3. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

        11.4. CONSENT TO JURUSDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. (a) THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN LOS ANGELES, CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT. THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL AND NONAPPEALABLE JUDGMENT IN ANY SUCH, ACTION, OR PROCEEDING BROUGHT IN SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES.

        (b) THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE IN ANY COURT, STATE OR FEDERAL, TO A TRIAL BY JURY IN ANY CASE OF ANY TYPE THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

        11.5. Specific Performance. The Company acknowledges that it would be impossible to determine the amount of damages that would result from any breach by it of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each Holder shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain the Company from violating any of, such provisions. In connection with any action or proceeding for injunctive relief, the Company hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of this Agreement.

        11.6. Modification and Amendment. This Agreement may not be changed, modified, discharged or amended, except by an instrument signed by all of the parties hereto.

        11.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        11.8. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter herein.

        11.9. Notices. All notices, requests, demands, consents and other communications required or permitted to be given pursuant to this Agreement shall be in writing and delivered by hand, by overnight courier delivery service or by certified mail, return receipt requested, postage prepaid. Notices shall be deemed given when actually received, which shall be deemed to be not later than the next Business Day if sent by overnight courier or after five Business Days if sent by mail.

        11.10. Successors to Company, Etc. This Agreement shall be binding upon, and inure to the benefit of, the Company's successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

                                        20TH CENTURY INDUSTRIES

                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

                                        AMERICAN INTERNATIONAL GROUP, INC.

                                        By:
                                           -------------------------------
                                           Name:
                                           Title:

                                                         EXHIBIT E
                                                         TO INVESTMENT AGREEMENT

                                VOTING AGREEMENT

         VOTING AGREEMENT (the "Agreement"), dated as of October 17, 1994, among the undersigned stockholders (the "Stockholders") of 20th Century Industries, a California corporation (the "Company"), and American International Group, Inc., a Delaware corporation (the "Investor").

         WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor have entered into an Investment and Strategic Alliance Agreement (as the same may be amended from time to time, the "Investment Agreement"), providing for the issuance and sale by the Company, and the purchase by the Investor, of (i) 200,000 shares of Series A Convertible Preferred Stock, par value $1,000 per share, and (ii) 16,000,000 Series A Warrants, each exercisable for one share of Common Stock, no par value (the "Common Stock"), of the Company;

         WHEREAS, in order to induce the Investor to enter into the Investment Agreement, the Stockholders wish to agree (i) to vote the Shares (as defined below) and any other such shares of capital stock of the Company owned by them so as to facilitate consummation of the transactions contemplated by the Investment Agreement, (ii) not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereafter and prior to the Expiration Date (as defined below) and (iii) to deliver an irrevocable proxy to vote the Shares to the Investor.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Representations of Stockholders. Each of the Stockholders represents and warrants (each as to himself or itself) to the Investor that (a) such Stockholder lawfully owns the shares of Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's "Shares") free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of capital stock of the Company and there are no voting trusts or voting agreements with respect to such Shares, (b) such Stockholder does not own any shares of Common Stock other than such Shares and does not have any options (other than employee stock options), warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, and (c) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder in accordance with its terms.

         2. Agreement to Vote Shares. Each of the Stockholders agrees during the term of this Agreement to vote such Stockholder's Shares and any New Shares (as defined in Section 6 hereof), and to cause any holder of record of such Shares or New Shares to vote, (i) in favor of adoption and approval of the Proposals (as defined in the Investment Agreement) at any meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof, (ii) against any action or agreement that would compete with, impede, interfere with or attempt to discourage the Proposals or inhibit the timely consummation of the Proposals, and (iii) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. Each Stockholder agrees to deliver to the Investor upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable during the term of this Agreement to the extent permitted under California law.

        3. No Voting Trusts. During the term of this Agreement, each of the Stockholders agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control to, deposit any of such Stockholder's Shares in a voting trust or subject any of their Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with the Investor.

        4. No Proxy Solicitations. During the term of this Agreement, each of the Stockholders agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the Proposals or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Proposals or inhibit the timely consummation of the Proposals, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the Proposals, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing, competing with or impeding the consummation of the Proposals; provided, that the foregoing shall not restrict any director of the Company from taking any action as a director that such director reasonably believes after consultation with outside counsel is necessary to satisfy such director's fiduciary duty to stockholders of the Company.

        5. Transfer and Encumbrance. On or after the date hereof and during the term of this Agreement, each of the Stockholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder's Shares or New Shares (other than the disposition in market transactions of New Shares acquired upon exercise of any employee stock options); provided, however, each Stockholder may sell, transfer, exchange, pledge or otherwise dispose of or encumber up to 2% of such Stockholder's Shares (it being understood that any such sales must comply with the requirements of the federal securities laws, as to which the Stockholders have been advised, and for which the Stockholders have full responsibility and liability, without any liability on behalf of the Company or the Investor).

        6. Additional Purchases. Each of the Stockholders agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of Company Common Stock after the execution of this Agreement ("New Shares"), nor will any Stockholder voluntarily acquire the right to vote or share in the voting of any shares of Company Common Stock other than the Shares, unless such Stockholder agrees to deliver to the Investor immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit B with respect to such New Shares. Each of the Stockholders also severally agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

        7. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

        8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Investor:
                   American International Group, Inc.
                   70 Pine Street
                   New York, New York 10270
                   Attention: General Counsel
                   Telecopy: (212) 785-1584

         With a copy to:
                   Sullivan & Cromwell
                   125 Broad Street
                   New York, New York 10004
                   Attention: Andrew S. Rowen
                   Telecopy: (212) 558-3588

         If to a Stockholder, to the address or telecopy number set forth for such Stockholder on the signature page hereof:

         With a copy to:
                   Gibson, Dunn & Crutcher
                   333 South Grand Avenue
                   46th Floor
                   Los Angeles, CA 90071-3197
                   Attention: Peter F. Ziegler
                   Jonathan K. Layne
                   Telecopy: (213) 229-7520

         10.  Miscellaneous.

              (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

              (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

              (c) This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

              (d) This Agreement shall terminate upon the earliest to occur of (i) the conclusion of the Company's meeting of stockholders held for the purpose of voting on the Proposals (or, if adjourned, the conclusion of any subsequent reconvened meeting held for such purpose), and (ii) the date on which the Investment Agreement is terminated in accordance with its terms.

              (e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

                (f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                (g) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Investment Agreement is executed and delivered by the Company and the Investor, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein. The obligations of each Stockholder who executes and delivers this Agreement shall be effective and binding regardless of the failure of other Stockholders to execute and deliver this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        AMERICAN INTERNATIONAL
                                        GROUP, INC.

                                        By: /s/  ROBERT M. SANDLER
                                            --------------------------
                                            Robert M. Sandler

                                        THE STOCKHOLDERS:

                                            /s/  LOUIS W. FOSTER
                                            --------------------------
                                            Louis W. Foster

                                            /s/  JOHN B. DeNAULT
                                            --------------------------
                                            John B. DeNault

                                            /s/  NEIL H. ASHLEY
                                            --------------------------
                                            Neil H. Ashley

                                            /s/  JAMES O. CURLEY
                                            --------------------------
                                            James O. Curley

                                            /s/  REX J. BATES
                                            --------------------------
                                            Rex J. Bates

                                            /s/  STANLEY M. BURKE
                                            --------------------------
                                            Stanley M. Burke

                                            /s/  JOHN B. DeNAULT, III
                                            --------------------------
                                            John B. DeNault, III

                                            /s/  R. SCOTT FOSTER, M.D.
                                            --------------------------
                                            R. Scott Foster, M.D.

                                            /s/  RACHFORD HARRIS
                                            --------------------------
                                            Rachford Harris

                                            /s/  WAYNE F. HORNING
                                            --------------------------
                                            Wayne F. Horning

                                              /s/  ARTHUR H. VOSS
                                              ---------------------------
                                              Arthur H. Voss

                                              /s/  PAUL S. CASTELLANI
                                              ---------------------------
                                              Paul S. Castellani

                                              /s/  WILLIAM L. MELLICK
                                              ---------------------------
                                              William L. Mellick

                                              /s/  JOHN R. BOLLINGTON
                                              ---------------------------
                                              John R. Bollington

                                              /s/  RICHARD A. ANDRE
                                              ---------------------------
                                              Richard A. Andre

                                              /s/  MARGARET CHANG
                                              ---------------------------
                                              Margaret Chang

                                              /s/  TERESA K. COLPO
                                              ---------------------------
                                              Teresa K. Colpo

                                              /s/  WILLIAM G. CRAIN
                                              ---------------------------
                                              William G. Crain

                                              /s/  WILLIAM M. DAILEY, JR.
                                              ---------------------------
                                              William M. Dailey, Jr.

                                              /s/  RICHARD A. DINON
                                              ---------------------------
                                              Richard A. Dinon

                                              /s/  PAUL F. FARBER
                                              ---------------------------
                                              Paul F. Farber

                                              /s/  RICHARD L. HILL
                                              ---------------------------
                                              Richard L. Hill

                                              /s/  CHARLES I. PETIT
                                              ---------------------------
                                              Charles I. Petit

                                              /s/  DEAN E. STARK
                                              ---------------------------
                                              Dean E. Stark

                                              /s/  RICKARD F. SCHUTT
                                              ---------------------------
                                              Rickard F. Schutt

                                                            (EXHIBIT A
                                                            TO VOTING AGREEMENT)




                            20TH CENTURY INDUSTRIES
                  LIST OF STOCKHOLDERS, DIRECTORS AND OFFICER

    NAME                                                               # SHARES
    ----                                                               --------
    LOUIS W. FOSTER                                                    4,725,696

    JOHN B. DENAULT                                                    4,362,000

    NEIL H. ASHLEY                                                        78,747

    JAMES O. CURLEY                                                       34,540

    REX J. BATES                                                         360,000

    STANLEY M. BURKE                                                      16,000

    JOHN B. DENAULT, III                                               1,570,700

    R. SCOTT FOSTER, M.D.                                                318,996

    RACHFORD HARRIS                                                      972,313

    WAYNE F. HORNING                                                     555,418

    ARTHUR H. VOSS                                                       441,000

    PAUL S. CASTELLANI                                                    32,202

    WILLIAM L. MELLICK                                                    39,800

    JOHN R. BOLLINGTON                                                    48,685

    RICHARD A. ANDRE                                                      11,443

    MARGARET CHANG                                                        57,635

    TERESA K. COLPO                                                        3,725

    WILLIAM G. CRAIN                                                      29,767

    WILLIAM M. DAILEY, JR.                                                13,960

    RICHARD A. DINON                                                      14,280

    PAUL F. FARBER                                                         6,560

    RICHARD L. HILL                                                        4,792

    CHARLES I. PETIT                                                       5,575

    DEAN E. STARK                                                          3,938

    RICKARD F. SCHUTT                                                      4,167
                                                                      ----------
    TOTAL (as of Oct. 1, 1994)                                        13,711,939

                                                            (EXHIBIT B
                                                            TO VOTING AGREEMENT)




                                 FORM OF PROXY

         The undersigned, for consideration received, hereby appoints Robert Sandler, Howard Smith and Richard D'Alessandri, and each of them, my proxies, with power of substitution and resubstitution, to vote all shares of Common Stock, no par value (the "Common Stock"), of 20th Century Industries, a California corporation (the "Company"), owned by the undersigned at the Annual or special meeting of stockholders of the Company, and at any adjournment thereof, to be held for the purpose of considering and voting upon proposals to approve and adopt the Proposals (as defined in the Investment and Strategic Alliance Agreement, dated as of October 17, 1994, between the Company and American International Group, Inc., a Delaware corporation ("Investor")), and consummation by the Company of all of the transactions contemplated thereby, including the issuance and sale by the Company of certain securities (the "Proposals"), FOR such Proposals and AGAINST any action or agreement that would compete with, impede, interfere with or attempt to discourage the Proposals or inhibit the timely consummation of the Proposals and any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned, is irrevocable and shall terminate at such time as the Voting Agreement, dated as of October 17, 1994, among the Investor and certain stockholders of the Company, including the undersigned, a copy of such Agreement being attached hereto and incorporated herein by reference, terminates in accordance with its terms.

                                        Dated_______________, 1994

                                        --------------------------
                                        (Signature of Stockholder)

                                        --------------------------
                                        (Signature of Stockholder)

                                                         EXHIBIT F
                                                         TO INVESTMENT AGREEMENT

                             TRANSFER RESTRICTIONS



               [OMITTED; SEE APPENDIX VI TO THE PROXY STATEMENT]

                                  APPENDIX III

                          CERTIFICATE OF DETERMINATION
                                       OF
                            20TH CENTURY INDUSTRIES

                    and                        certify that:

         1. They are the president and the secretary, respectively, of 20TH CENTURY INDUSTRIES, a California corporation (the "Corporation").

         2. The authorized number of shares of Series A Convertible Preferred Stock, par value $1.00 per share, is 376,126, none of which has been issued.

         3. The Board of Directors of the Corporation has duly adopted the following resolution:

         WHEREAS, the articles of incorporation authorize the Preferred Stock of the Corporation to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series, now therefore it is

         RESOLVED, that the Board of Directors does hereby establish a series of Preferred Stock as follows:

         Section 1. Designation and Rank. The series created and provided for hereby is designated as the Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock shall be identical in all respects with each other share of the Series A Convertible Preferred Stock. Shares of the Series A Convertible Preferred Stock shall have a liquidation preference of $1,000 per share (the "Stated Value"). The Series A Convertible Preferred Stock shall rank prior to the Corporation's Common Stock and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Corporation ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Convertible Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation. The Series A Convertible Preferred Stock shall be junior to all outstanding debt of the Corporation. The Series A Convertible Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not prohibited by the Corporation's Articles of Incorporation, subject to the approval of the holders of the outstanding shares of Series A Convertible Preferred Stock to the extent required pursuant to Section 8 hereof.

         Section 2. Number. The number of authorized shares of the Series A Convertible Preferred Stock shall initially consist of 376,126 shares of which 200,000 are to be issued initially. The Corporation shall not issue any of the authorized shares of Series A Convertible Preferred Stock after the initial issuance of 200,000 shares other than (i) pursuant to the provisions of Section 3(b) hereof, (ii) pursuant to Section 4.3 of the Investment and Strategic Alliance Agreement, dated as of October 17, 1994, between the Company and American International Group, Inc. (the "Investment Agreement"), in the event the Company elects to require the contribution of additional capital to the Company or (iii) otherwise upon the approval of the holders of the outstanding shares of Series A Convertible Preferred Stock pursuant to Section 8(c) hereof. Subject to any required approval of the holders of the outstanding shares of Series A Convertible Preferred Stock pursuant to Section 8(c) hereof, the number of authorized shares of the Series A Convertible Preferred Stock may be increased by the further resolution duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof and the filing of an officers' certificate pursuant to the provisions of the California General Corporation Law. The number of authorized shares of the Series A Convertible Preferred Stock shall not at any time be decreased below the aggregate number of such shares then outstanding and contingently issuable pursuant to Section 3(b) hereof or Section 4.3 of the Investment Agreement.




                                   III-1

         Section 3.  Dividends.

         (a) General. For the purposes of this Section 3, each [December 15, March 15, June 15 and September 15 (commencing March 15, 1995)]* on which any Series A Convertible Preferred Stock shall be outstanding shall be deemed to be a "Dividend Due Date." The holders of Series A Convertible Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $90.00 per year on each share of Series A Convertible Preferred Stock and no more, calculated on the basis of a year of 360 days consisting of twelve 30-day months, payable quarterly on each Dividend Due Date, with respect to the quarterly period ending on the day immediately preceding such Dividend Due Date (except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day following such Dividend Due Date, provided that, for the purposes of computing such dividend payment, no interest or sum in lieu of interest shall accrue from such Dividend Due Date to the next Business Day following such Dividend Due Date). For purposes hereof, the term Business Day shall mean any day (except a Saturday or Sunday or any day on which banking institutions are authorized or required to close in The City of New York, New York or Los Angeles, California). Dividends on each share of Series A Convertible Preferred Stock shall accrue and be cumulative from and after the date of issuance of such share of Series A Convertible Preferred Stock. The amount of dividends payable per share for each full dividend period shall be computed by dividing by four the $90.00 annual rate. The record date for the payment of dividends on the Series A Convertible Preferred Stock shall in no event be more than sixty (60) days nor less than fifteen (15) days prior to a Dividend Due Date. Such dividends shall be payable in the form determined in accordance with subparagraph (b) below. Any such dividend payable in shares of Series A Convertible Preferred Stock shall be payable by delivery to such holders, at their respective addresses as they appear in the stock register, of certificates representing the appropriate number of duly authorized, validly issued, fully paid and nonassessable shares of Series A Convertible Preferred Stock.

         (b) Form of Dividends. Dividends payable on any Dividend Due Date occurring prior to [December 15, 1997] shall, if declared by the Board of Directors of the Corporation or any duly authorized committee thereof and regardless of when actually paid, be payable in shares of Series A Convertible Preferred Stock or, at the election of the Corporation contained in a resolution of the Board of Directors or such committee, in substitution in whole or in part for such shares of Series A Convertible Preferred Stock, in cash. The number of shares of Series A Convertible Preferred Stock so payable on any Dividend Due Date as a dividend per share of Series A Convertible Preferred Stock shall be equal to the product of one share of Series A Convertible Preferred Stock multiplied by a fraction of which the numerator is the amount of dividends that would have been payable on such share if such dividend were being paid in cash on such Dividend Due Date and the denominator is the Stated Value of such share. Dividends payable on any Dividend Due Date on or after [March 15, 1998] shall, if declared by the Board of Directors of the Corporation or any duly authorized committee thereof, be payable in cash. Notwithstanding the foregoing, no fractional shares of Series A Convertible Preferred Stock, and no certificate or scrip or other evidence thereof, shall be issued, and any holder of Series A Convertible Preferred Stock who would otherwise be entitled to receive a fraction of a share of Series A Convertible Preferred Stock in accordance with this paragraph (b) (after taking into account all shares of Series A Convertible Preferred Stock then held by such holder) shall be entitled to receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Stated Value. In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Series A Convertible Preferred Stock on any subsequent Dividend Due Date. Any additional shares of Series A Convertible Preferred Stock issued pursuant to this paragraph (b) shall be governed by this resolution and shall be subject in all respects to the same terms as the shares of Series A Convertible Preferred Stock originally issued hereunder. All dividends (whether payable in cash or in whole or in part in shares of Series A Convertible Preferred Stock) paid pursuant to this paragraph (b) shall be paid in equal pro rata proportions of such cash and/or shares of Series A Convertible Preferred Stock except as otherwise provided for the payment of cash in lieu of fractional shares.

________________________
* Date bracketed herein shall be adjusted in light of actual Closing Date.

                                   III-2

         (c) Dividend Preference. On each Dividend Due Date all dividends which shall have accrued on each share of Series A Convertible Preferred Stock outstanding on such Dividend Due Date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Dividend Due Date on which it shall become due shall be deemed to be "past due" until such dividend shall be paid or until the share of Series A Convertible Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Series A Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         If a dividend upon any shares of Series A Convertible Preferred Stock, or any other outstanding preferred stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends, is in arrears, all dividends or other distributions declared upon each series of such stock (other than dividends paid in Junior Stock) may only be declared pro rata so that in all cases the amount of dividends or other distributions declared per share of each such series bear to each other the same ratio that the accumulated and unpaid dividends per share on the shares of each such series bear to each other. Except as set forth above, if a dividend upon any shares of Series A Convertible Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends, is in arrears: (i) no dividends, in cash, stock or other property, may be paid or declared and set aside for payment or any other distribution made upon any stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends (other than dividends or distributions in Junior Stock); (ii) no stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends may be (A) redeemed pursuant to a sinking fund or otherwise, except (1) by means of a redemption pursuant to which all outstanding shares of the Series A Convertible Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends are redeemed or pursuant to which a pro rata redemption is made from all holders of the Series A Convertible Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends (in each case, only so long as the Series A Convertible Preferred Stock is otherwise redeemable pursuant hereto), the amount allocable to each series of such stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series being redeemed only on a pro rata basis, or (2) by conversion of such stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends into, or exchange of such stock for, Junior Stock or (B) purchased or otherwise acquired for any consideration by the Corporation except (1) pursuant to an acquisition made pursuant to the terms of one or more offers to purchase all of the outstanding shares of the Series A Convertible Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock as to dividends (which offers shall describe such proposed acquisition of all such Parity Stock), which offers shall each have been accepted by the holders of more than 50% of the shares of each series or class of stock receiving such offer outstanding at the commencement of the first of such purchase offers, or (2) by conversion of such stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends into, or exchange of such stock for, Junior Stock; and (iii) no stock ranking junior to the Series A Convertible Preferred Stock as to dividends may be redeemed, purchased, or otherwise acquired for consideration (including pursuant to sinking fund requirements) except by conversion into or exchange for Junior Stock.

         The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this Section 3 and Section 7 below, purchase or otherwise acquire such shares at such time and in such manner. As used herein, "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries, or by the Corporation and one or more other Subsidiaries.



                                   III-3

        Section 4.  Redemption.

      (a) Optional Redemption. The Corporation, at its option, may redeem the shares of the Series A Convertible Preferred Stock, as a whole or from time to time in part, on any Business Day set by the Board of Directors (the "Redemption Date") at a redemption price per share equal to $3,000.00 plus an amount equal to accrued and unpaid dividends thereon (whether or not earned or declared) to the Redemption Date (subject to the right of the holder of record on the record date for the payment of a dividend to receive the dividend due on the corresponding Dividend Due Date, or the next Business Day thereafter, as the case may be); provided, however, that, on and after [December 15, 1999], in the event that the closing price (as defined in Section 6(e)(viii)) of the Common Stock for 30 consecutive Trading Days ending not more than five days prior to the date of the notice of redemption is at least 180% of the Conversion Price then in effect, the Corporation may so redeem such shares at the following redemption price per share if redeemed during the twelve-month period beginning on [December 15] in the year indicated below:


                                    REDEMPTION                                 REDEMPTION
        YEAR                          PRICE        YEAR                          PRICE
        ----                       ----------      -----                       ----------
        1999  . . . . . . . . . .    $1,050        2003   . . . . . . . . . .    $1,020
        2000  . . . . . . . . . .     1,040        2002   . . . . . . . . . .     1,010
        2001  . . . . . . . . . .     1,030


and if redeemed at any time on or after [December 15], 2004 at $1,000 per share, plus, in each case, an amount equal to all accrued and unpaid dividends thereon (whether or not earned or declared) to the Redemption Date (subject to the right of the holder of record on the record date for the payment of a dividend to receive the dividend due on the corresponding Dividend Due Date, or the next Business Day thereafter, as the case may be). The applicable amount payable upon redemption as provided in the immediately preceding sentence is hereinafter referred to as the "Redemption Price."

        (b)  Notice, etc.

             (i) Notice of every redemption of shares of Series A Convertible Preferred Stock pursuant to this Section 4 shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the Redemption Date. Each such notice of redemption shall specify the Redemption Date, the Redemption Price, the place or places of payment, that payment will be made upon the later of the Redemption Date or presentation and surrender of the shares of Series A Convertible Preferred Stock, that on and after the Redemption Date, dividends will cease to accumulate on such shares and that the right of holders to convert such shares, as provided in Section 6 hereof, shall terminate at the close of business on the Business Day immediately preceding the Redemption Date.

          (ii) In case of redemption of a part only of the shares of Series A Convertible Preferred Stock at the time outstanding, the redemption shall be pro rata. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of the Series A Convertible Preferred Stock shall be redeemed from time to time.

         (iii) If such notice of redemption shall have been duly given and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with the bank or trust company hereinafter referred to in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, all shares so called for redemption shall no longer be deemed to be outstanding, dividends shall cease to accrue thereon and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time on and after the Redemption Date the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of any State, shall have capital, surplus and undivided profits aggregating at least $500,000,000 according


                                    III-4
         to its last published statement of financial condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         (c) Status of Redeemed Shares. Shares of the Series A Convertible Preferred Stock which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

         Section 5. No Sinking Fund. The shares of Series A Convertible Preferred Stock, shall not be subject to mandatory redemption or the operation of any purchase, retirement, or sinking fund.

         Section 6.  Conversion Privilege.

         (a) Conversion Right. The holder of any share of Series A Convertible Preferred Stock shall have the right, at such holder's option (but if such share is called for redemption, then in respect of such share only to and including, but not after, the close of business on the Business Day immediately preceding the applicable Redemption Date, provided that no default by the Corporation in the payment of the applicable Redemption Price shall have occurred and be continuing on the Redemption Date) to convert such share on any Business Day into that number of fully paid and non-assessable Common Shares, without par value ("Common Stock"), of the Corporation (calculated as to each conversion to the nearest 1/100th of a share of Common Stock) obtained by dividing $1,000.00 by the Conversion Price then in effect. The "Conversion Price" shall initially be equal to $11.33 and shall be subject to adjustment from time to time as set forth below.

         (b) Conversion Procedures. Any holder of shares of Series A Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock (the "Transfer Agent"), which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Convertible Preferred Stock and specifying the name or names in which a certificate or certificates for Common Stock are to be issued.

         The Corporation covenants that it will, as soon as practicable after such deposit of certificates for Series A Convertible Preferred Stock accompanied by the written notice of conversion and compliance with any other conditions herein contained, deliver to the person for whose account such shares of Series A Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series A Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Price in effect on such date.

         (c) Certain Adjustments for Dividends. In the case of any share of Series A Convertible Preferred Stock which is surrendered for conversion after any record date established by the Board with respect to the payment of a dividend on the Series A Convertible Preferred Stock and on or prior to the opening of business on the next succeeding Dividend Due Date (or, if such Dividend Due Date is not a Business Day,



                                   III-5
before the close of business on the next Business Day following such Dividend Due Date), the dividend due on such date shall be payable on such date to the holder of record of such share as of such preceding record date notwithstanding such conversion. Shares of Series A Convertible Preferred Stock surrendered for conversion during the period from the close of business on any record date established by the Board with respect to the payment of a dividend on the Series A Convertible Preferred Stock immediately preceding any Dividend Due
Date to the opening of business on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date) shall, except in the case of shares of Series A Convertible Preferred Stock which have been called for redemption on a Redemption Date within such period, be accompanied by payment in New York Clearing House funds or other funds acceptable to the Corporation in an amount equal to the dividend payable on such Dividend Due Date on the shares of Series A Convertible Preferred Stock being surrendered for conversion. The dividend with respect to a share of Series A Convertible Preferred Stock called for redemption on a Redemption Date during the period from the close of business on any record date established by the Board with respect to the payment of a dividend on the Series A Convertible Preferred Stock next preceding any Dividend Due Date to the opening of business on such Dividend
Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date) shall be payable on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, on the next Business Day following such Dividend Due Date) to the holder of record of such share on such record date notwithstanding the conversion of such share of Series A Convertible Preferred Stock after such record date and prior to the opening of business on such Dividend Due Date (or, if such Dividend Due Date is not a Business Day, before the opening of business on the next Business Day following such Dividend Due Date), and the holder converting such share of Series A Convertible Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series A Convertible Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A
Convertible Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

        (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. If more than one certificate representing shares of Series A Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Current Market Price per share of the Common Stock.

        (e) Anti-Dilution Adjustments. The Conversion Price shall be adjusted from time to time as follows:

             (i) In case the Corporation shall pay or make a dividend in shares of Common Stock on any class of capital stock of the Corporation, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for determination of shareholders entitled to receive such dividend shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

            (ii) In case the Corporation shall hereafter issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (such rights, options or warrants not being available on an equivalent basis to holders of the Series A Convertible



                                 III-6

Preferred Stock upon conversion) at a price per share less than the Current Market Price of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment plan), (A) the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for such determination shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this clause (ii), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (B) if any such rights, options or warrants expire or terminate without having been exercised or are exercised for a consideration different from that utilized in the computation of any adjustment or adjustments on account of such rights, options or warrants, the Conversion Price with respect to any Series A Preferred Shares not previously converted into Common Stock shall be readjusted such that the Conversion Price would be the same as would have resulted had such adjustment been made without regard to the issuance of such expired or terminated rights, options or warrants or based upon the actual consideration received upon exercise thereof, as the case may be, which readjustment shall become effective upon such expiration, termination or exercise, as applicable; provided, however, that all readjustments in the Conversion Price based upon any expiration, termination or exercise for a different consideration of any such right, option or warrant, in the aggregate, shall not cause the Conversion Price to exceed the Conversion Price immediately prior to the time such rights, options or warrants were initially issued (without regard to any other adjustments of such number under this Section 6(e) that may have been made since the date of the issuance of such rights, options or warrants).

         (iii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such combination becomes effective shall be proportionately increased.

          (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights, options or warrants referred to in clause (ii) of this Section 6(e), any dividend or distribution paid exclusively in cash and any dividend referred to in clause (i) of this
Section 6(e)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which (A) the numerator shall be the Current Market Price at the close of business on the date fixed for such determination less the then fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock (the amount calculated pursuant to this clause (A) being hereinafter referred to as the "Adjusted Market Price") and (B) the denominator shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the next Business Day following the date fixed for the determination of shareholders entitled to receive such distribution.



                                    III-7

          (v) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed and adjusted for as part of a distribution referred to in clause
(iv) of this Section 6(e)) in an aggregate amount that, combined together with
(I) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (v) or clause (vi) of this Section 6(e) has been made and (II) the aggregate of any cash plus the fair market value as of the last time tender could have been made pursuant to such tender offer, as it may have been amended (such time, the "Expiration Time") of consideration payable in respect of any tender offer by the Corporation or any of its Subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (v) or clause (vi) of this Section 6(e) has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the shareholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the Current Market Price per share of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the Current Market Price per share of the Common Stock as of such date for determination.

         (vi) In case a tender offer (the "Tender Offer") made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and the Tender Offer (as amended upon the expiration thereof) shall require the payment to shareholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below) of an aggregate of the cash plus other consideration having a fair market value (as determined by the Board of Directors) as of the Expiration Time of such tender offer that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Board of Directors) of consideration payable in respect of any other tender offer (determined as of the Expiration Time of such other tender offer) by the Corporation or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (v) of this Section 6(e) or this clause (vi) has been made and (II) the aggregate amount of any distributions to all holders of the Corporation's Common Stock made exclusively in cash within 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (v) of this Section 6(e) or this clause (vi) has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time of the Tender Offer, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price immediately prior to close of business on the date of the Expiration Time of the Tender Offer by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer and (II) the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer less (B) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares as defined below, and (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer and (B) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time of the Tender Offer less the number of all



                                    III-8
        shares validly tendered and not withdrawn as of the Expiration Time of the Tender Offer, and accepted for purchase up to any maximum (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares").

             (vii) The reclassification of Common Stock into securities other than Common Stock shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of clause (iv) of this Section 6(e)), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of clause (iii) of this Section 6(e) above).

            (viii)  For the purpose of any computation under clause (ii), (iv),
        (v), (vi) or (vii) of this Section 6(e), the current market price per share of Common Stock (the "Current Market Price") on any day shall be deemed to be the average of the daily closing prices per share for the ten consecutive Trading Days ending on the earlier of the day in question and the day before the Ex Date (as defined below) with respect to the issuance, payment or distribution or the date of the expiration of the tender offer requiring such computation. For this purpose, the term "Ex Date", when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution. "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the applicable securities exchange or on the applicable securities market. The closing price ("closing price") for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Board for that purpose.

        (f) No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 6(f)) would require an increase or decrease of at least one percent in such Conversion Price; provided, however, that any adjustments which by reason of this Section 6(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest 1/100 of a share of Common Stock, as the case may be.

        (g)  Whenever the Conversion Price is adjusted as herein provided:

            (i) the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(e) and shall prepare a certificate signed by the treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with any Transfer Agent; and

           (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all holders of Series A Convertible Preferred Stock at their last addresses as they shall appear in the security register.



                                    III-9

        (h)  In case:

             (i) the Corporation shall declare a dividend or other distribution on its Common Stock (other than a dividend payable exclusively in cash that would not cause an adjustment to the Conversion Price to take place pursuant to Section 6(e) above); or

            (ii) the Corporation or any Subsidiary shall make a tender offer for the Common Stock (other than a tender offer that would not cause an adjustment to the Conversion Price pursuant to clause (v) or (vi) of
        Section 6(e)); or

           (iii) the Corporation shall authorize the granting to all holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class; or

            (iv) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

             (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with any Transfer Agent, and shall cause to be mailed to all holders of the Series A Convertible Preferred Stock at their last addresses as they shall appear in the security register, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the effective date hereinafter specified, a notice stating (x) the date on which a record has been taken for the purpose of such dividend, distribution or grant of rights, options or warrants, or, if a record is not to be taken, the date as of which the identity of the holders of Common Stock of record entitled to such dividend, distribution, rights, options or warrants was determined, or
(y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (v) of this Section 6(h).

         (i) Nonassessability of Common Stock. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series A Convertible Preferred Stock will upon issue be fully paid and nonassessable.

         (j) Reservation of Shares; Transfer Tax; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of shares of its Common Stock, free from preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Series A Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of California, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Convertible Preferred Stock.

         If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation covenants that it will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.



                                    III-10

        The Corporation covenants that it will pay any and all issue or other taxes that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

        Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, if any, the Corporation covenants that it will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

        (k) Other Changes in Conversion Price. The Corporation may, but shall not be obligated to, make such decreases in the Conversion Price, in addition of those required or allowed by this Section 6, as shall be determined by it, as evidenced by a resolution of the Board, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of any capital stock of the Corporation or issuance of rights, options or warrants to purchase or subscribe for any such stock or from any event treated as such for income tax purposes.

        Section 7.  Liquidation Rights.

        (a) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding shares of the Series A Convertible Preferred Stock shall be entitled, before any payment or distribution shall be made on Junior Stock, to be paid in full an amount equal to the Stated Value per share, plus an amount equal to all accrued but unpaid dividends (whether or not earned or declared), and no more. After payment of the full amount of such liquidation distribution, the holders of the Series A Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

        (b)  Insufficient Assets.

              (i) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series A Convertible Preferred Stock and any other stock of the Corporation ranking, as to liquidation, dissolution or winding up, on a parity with the Series A Convertible Preferred Stock (collectively, "Liquidation Parity Stock"), shall be insufficient to pay in full the preferential amount set forth in subparagraph (a) above and liquidating payments on all Liquidation Parity Stock, then assets of the Corporation remaining after the distribution to holders of any Senior Stock then outstanding of the full amounts to which they may be entitled, or the proceeds thereof, shall be distributed among the holders of the Series A Convertible Preferred Stock and all such Liquidation Parity Stock ratably in accordance with the respective amount which would be payable on such shares of Series A Convertible Preferred Stock and any such Liquidation Parity Stock if all amounts payable thereon were paid in full (which, in the case of such other stock, may include accumulated dividends).

             (ii) In the event of any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, unless and until payment in full is made to the holders of all outstanding shares of the Series A Convertible Preferred Stock of the liquidation distribution to which they are entitled pursuant to subparagraph (a) above, no dividend or other distribution shall be made to the holders of any Junior Stock and no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of any Junior Stock, other than any such dividend or distribution consisting solely of, or purchase, redemption or acquisition for consideration consisting solely of, shares of Junior Stock.



                                    III-11

     (c) Definition. Neither the consolidation nor the merger of the Corporation into or with another corporation or corporations shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.


     Section 8.  Voting Rights.

     (a) No Vote Except as Provided. Except as otherwise expressly provided herein or required by law, no holder of shares of Series A Convertible Preferred Stock shall have or possess any right to notice of shareholders' meetings or any vote (whether at such a meeting or in writing without a meeting) with respect to any shares of Series A Convertible Preferred Stock held by such holder on any matter.

     (b) Election of Directors. At any meeting of shareholders for the election of directors of the Corporation (or, in lieu thereof, by the unanimous written consent of the outstanding shares of Series A Convertible Preferred Stock), the holders of Series A Convertible Preferred Stock shall have the right, voting or consenting separately as a series, to the exclusion of the holders of the Corporation's Common Stock or any other series of Preferred Stock or any other class or series of capital stock of the Corporation, to elect the Applicable Number (as hereinafter defined) of directors of the Corporation (each a "Series A Director"). Any Series A Director may be removed by, and (except as provided elsewhere in this paragraph (b)) shall not be removed without cause (or, except to the extent required by law, with cause) except by, the vote or consent of the holders of record of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting or consenting separately as a series, at a meeting of the shareholders or of the holders of the shares of Series A Convertible Preferred Stock called for that purpose or pursuant to a written consent of the Series A Convertible Stock, as the case may be. Any vacancy in the office of a Series A Director may be filled only by the vote or consent of the holders of the outstanding shares of Series A Convertible Preferred Stock, voting or consenting separately as a series, at a meeting of the shareholders or of the holders of the shares of Series A Convertible Preferred Stock called for that purpose or pursuant to a written consent of the Series A Convertible Preferred Stock, as the case may be or, in the case of a vacancy created by removal of a Series A Director, as provided above, at the same meeting at which such removal shall be voted or by written consent of a majority of the outstanding shares of Series A Convertible Preferred Stock. In no instance shall the Board of Directors of the Corporation have the power to fill any vacancy in the office of a Series A Director. Whenever holders of the Series A Convertible Preferred Stock shall cease to be entitled to elect the then established Applicable Number of directors, then and in any such case such Series A Director or Directors as shall be designated by majority vote of the holders of the Series A Convertible Preferred Stock shall, without any further action, immediately cease to be a director of the Corporation. As used herein, the Applicable Number at any time shall mean the smallest whole number that is greater than or equal to the product of (i) 2/11 and (ii) the total number of directors at such time (including the directors that the holders of Series A Preferred Stock are entitled to elect at such time); provided, however, the Applicable Number shall be reduced by the minimum number of directorships in order that the sum of (i) the Applicable Number and
(ii) the minimum whole number of directors which can be elected (through the application of cumulative voting) by shares of Common Stock (x) obtained upon conversion of the Series A Convertible Preferred Stock or exercise of the Series A Warrants and (y) held of record by the holder (or subsidiaries thereof) not equal or exceed a majority of the total number of directors of the Company; and, provided further, however, until the date of the Corporation's 1995 annual meeting of shareholders (currently scheduled for May 23, 1995), the board of directors of the Corporation shall consist of twelve members, of which the Applicable Number elected by the holders of Series A Convertible Preferred Stock shall be two directors (it being understood that, on said annual meeting date, the size of the board of directors shall be reduced to eleven members again, with the removal or non-election of one non-Series A Director).

     (c)  Certain Actions.  So long as any shares of the Series A
Convertible Preferred Stock shall remain outstanding, the consent of the holders of a majority of the shares of the Series A Convertible Preferred Stock at the time outstanding, acting as a separate series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:



                                    III-12

               (i) The authorization, creation, issuance or sale of any shares ofany class or series of capital stock of the Corporation which shall rank senior to the Common Stock of the Corporation as to dividend rights or rights upon liquidation, winding up or dissolution of the Corporation, whether such capital stock shall constitute Senior Stock, Parity Stock (including Series A Convertible Preferred Stock) or
        Junior Stock, or otherwise, or any security convertible thereinto or exchangeable therefor or representing the right to acquire any of the foregoing; provided, however, that no such consent is or shall be necessary for the authorization, creation, issuance or sale of (A) additional shares of Series A Convertible Stock issuable, at the election of the Company, pursuant to Section 4.3 of the Investment Agreement or (B) additional shares of Series A Convertible Preferred Stock payable as a dividend in accordance with Section 3(b) above (including, without limitation, such shares payable as a dividend upon additional shares issued as contemplated by clause (A) of this paragraph (i));

              (ii) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the By-laws of the Corporation (including any adoption of a Certificate of Determination of any series of stock of the Corporation);

             (iii) The merger or consolidation of the Corporation with or into, or the sale or conveyance of all or substantially all of the assets of the Corporation to, any person or entity (provided, however, that on and after [December 15, 1997], in lieu of the right to vote on or consent with respect to the actions specified in this paragraph (iii) as a separate series, the Series A Convertible Preferred Stock shall have the right to vote or consent together with the Common Stock, as a single class, and in any such vote or consent a holder of shares of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock (rounded down to the nearest share) into which such shares of Series A Convertible Preferred Stock are convertible on the date the vote is taken or consent is given); or

              (iv) Any dividend or other distribution to all holders of its Common Stock of cash or property or any purchase or acquisition by the Corporation or any of its subsidiaries of its Common Stock in an aggregate amount that, combined together with (A) the aggregate amount of any other such distributions to all holders of its Common Stock within the 12 months preceding the date of payment of such distribution and in respect of which no vote was required pursuant to this paragraph
        (iv) and (B) the aggregate of any cash plus the fair market value of consideration payable in respect of any purchase or acquisition by the Corporation or any of its subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no vote was required pursuant to this paragraph (iv), exceeds 15% of the product of the Current Market Price per share of the Common Stock of the Corporation on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date;

        provided, however, that no such consent of the holders of the Series A Convertible Preferred Stock shall be required if, at or prior to the time when any such action of the type referred to in subparagraphs
        (i), (ii), (iii) and (iv) of this Section 8 is to take effect, provision is made for the redemption of all shares of the Series A Convertible Preferred Stock at the time outstanding and deposit of the aggregate Redemption Price is made pursuant to Section 4(b)(iii).

        Section 9. Preemptive Rights. In the event the Company intends to issue and sell shares of Common Stock in a public offering as contemplated by
Section 8.10 of the Investment Agreement, the Company shall first provide the holders of Series A Convertible Preferred Stock 60 day's prior written notice of such intent. At the holder's election, each holder of Series A Convertible Preferred Stock has the preemptive right to participate in such Common Stock offering up to the holder's fully converted/exercised interest in the Common Stock of the Company at the per share price received by the Company (i.e., without underwriters' discount) in such public offering. For purposes of the foregoing, the holder's fully converted/exercised interest in the Common Stock shall equal the quotient of (I) the number of shares of Common Stock beneficially owned or obtainable by the holder and its affiliates by virtue of ownership of the Series A Preferred Shares (including any additional shares actually issued by virtue of the provision permitting



                                    III-13
payment of dividends inkind on the Series A Preferred Shares) and the Series
A Warrants and conversion or exercise thereof divided by (II) the sum of (A) the total number of shares of Common Stock of the Company then outstanding plus (B) the number of shares referred to in (I). This preemptive right shall terminate when this security is not held by American International Group, Inc. or subsidiaries or affiliates thereof.

    Section 10. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation of the Corporation, as amended. Without limitation of the foregoing, the shares of Series A Convertible Preferred Stock shall have no preemptive or subscription rights except as provided in Section 9.

    Section 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

    Section 12. Severability of Provisions. If any right, preference or limitation of the Series A Convertible Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                                     * * *

____________ declares under penalty of perjury under the laws of the State of California that he [she] has read the foregoing certificate and knows the contents thereof and that the same is true of his [her] own knowledge.

Dated:

                                                   /s/
                                                   ----------------------------

____________ declares under penalty of perjury under the laws of the State of California that he [she] has read the foregoing certificate and knows the contents thereof and that the same is true of his [her] own knowledge.

Dated:

                                                   /s/
                                                   ----------------------------


                                    III-14

                                  APPENDIX IV

                         [FORM OF WARRANT CERTIFICATE]

 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
            THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE
SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                 IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE
  INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT (THE "AGREEMENT"), DATED AS OF
            OCTOBER 17, 1994, BY AND AMONG 20TH CENTURY INDUSTRIES
 (THE "COMPANY") AND AMERICAN INTERNATIONAL GROUP, INC. ("INVESTOR"). A COPY OF
              SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO
THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES MAY
              NOT BE RESOLD OR TRANSFERRED UNLESS SUCH CONDITIONS
 ARE COMPLIED WITH AND UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE
              SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE
                       STATE SECURITIES LAWS.



                                   16,000,000

                               SERIES A WARRANTS

                                  TO PURCHASE

                                      ONE

                                     SHARE

                                       OF

                          COMMON STOCK (NO PAR VALUE)

                                       OF

                            20TH CENTURY INDUSTRIES

                            PRICE: $13.50 PER SHARE

         This certifies that, for value received, [subsidiary of American
International Group, Inc.], a          corporation (the "Investor"), or its
registered assigns (each, a "Holder") is entitled to purchase, subject to the provisions of these Series A Warrants and the Investment Agreement (as defined below), from 20th Century Industries, a corporation duly organized and existing under the laws of the State of California (the "Company"), at any time on or after the Effective Date (as defined below) and on or before the Expiration Date (as defined below), one (the "Warrant Number") fully paid and nonassessable share of Common Stock, no par value (the "Common Stock"), of the Company at an exercise price of $13.50 per share (the "Exercise Price") pursuant to each of the 16,000,000 Series A Warrants evidenced hereby. The Warrant Number and the Exercise Price are subject to adjustment from time to time as set forth in Section 7 and Section 8. These warrants are the Series A Warrants referred to in Section 1.1 of the Investment and Strategic Alliance Agreement, dated as of October 17, 1994, by and between the Company and American International Group, Inc. (the "Investment Agreement").

         As used herein, the term Effective Date means, with respect to all or a portion of these Series A Warrants, as the case may be, the first anniversary of the Closing Date; provided, however, that in the event that the Investor makes a contribution to the capital of the Company pursuant to Section 4.3 of the Investment Agreement prior to the first anniversary of the Closing Date, the Effective Date shall be the second anniversary of the Closing Date; provided, however, the Effective Date may be accelerated to be an earlier date in the event the Company's Board of Directors approve such; and provided, further, however, the Effective Date shall be accelerated to such date that the Investor is entitled to acquire additional securities of the Company pursuant to Section 6.1(b) of the Investment Agreement prior to the third anniversary of the Closing Date thereunder.

         As used herein, the term Expiration Date means, with respect to all or a portion of these Series A Warrants, as the case may be, the thirteenth anniversary of the Closing Date.

         Section 1. Definitions. Except as otherwise specified herein, defined terms herein, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in the Investment Agreement.

         Section 2. Exercise of Series A Warrants. Subject to the provisions hereof, these Series A Warrants may be exercised, at any time on or after the Effective Date and on or before the Expiration Date, by presentation and surrender hereof to the Company at the office or agency of the Company maintained for that purpose pursuant to Section 9 (the "Warrant Office") with the Purchase Form substantially in the form annexed hereto as Exhibit A (the "Purchase Form") and accompanied by payment to the Company, for the account of the Company, of the Exercise Price for the number of shares specified in such Purchase Form. These Series A Warrants may be exercised in whole or in part and, if exercised in part, the unexercised Series A Warrants may be exercised on a subsequent date or dates on or before the Expiration Date. The Company shall keep at the Warrant Office a register for the registration and registration of transfer of Series A Warrants. The Exercise Price for the number of shares of Common Stock specified in the Purchase Form shall be payable in United States dollars by bank check or wire transfer of immediately available funds to an account designated by Company for this purpose.

         Upon receipt by the Company of any of this Warrant at the Warrant Office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Company shall issue certificate(s) for the shares of Common Stock issuable upon exercise and, if exercised in part, a new warrant certificate representing the remaining unexercised Series A Warrants, and deliver such to the Holder. The Company shall pay all expenses, and any and all stamp or similar taxes that may be payable in connection with the preparation, issuance and delivery of stock certificates and any new warrant certificate under this Section 2 (collectively, "Taxes"); provided, however, that the Company shall not be required to pay any Taxes which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder.
No issuance or delivery to a party other than a Holder shall be made unless and until that party has paid to the Company such Taxes or has established to the satisfaction of the Company that Taxes have been paid.

    All shares of Common Stock issued upon exercise of these Series A Warrants shall be duly authorized and validly issued, fully paid and nonassessable.

    Section 3. Reservation of Shares; Preservation of Rights of Holder. The Company hereby agrees that there shall be reserved for issuance and delivery upon exercise of these Series A Warrants, free from preemptive rights, the number of shares of authorized but unissued shares of Common Stock, or other stock or securities deliverable pursuant to paragraph (i) of Section 7, as shall be required for issuance or delivery upon exercise of these Series A Warrants. The Company further agrees that it will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company. Without limiting the generality of the foregoing, the Company agrees that before taking any action which would cause an adjustment reducing the Exercise Price below the then par value of Common Stock issuable upon exercise hereof, the Company will from time to time take all such action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exercise Price as so adjusted.

    Section 4. Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon exercise of these Series A Warrants but shall pay for such fraction of a share (determined after aggregating all shares obtainable upon such exercise) in cash or by certified or official bank check at the Exercise Price.

    Section 5. Loss of Series A Warrants. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of these Series A Warrants, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of these Series A Warrants, if mutilated, the Company will execute and deliver new Series A Warrants of like tenor and date. Any new Series A Warrants executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Series A Warrants so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

    Section 6. Rights of the Investor. Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.

    Section 7. Antidilution Provisions. The Exercise Price and the Warrant Number shall be subject to adjustment from time to time as provided in this
Section 7 and in Section 8.

    (a) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this paragraph (a), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

    (b) In case the Company shall hereafter issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (such rights, options or warrants not being available on an equivalent basis to Holders of the Series A Warrants upon exercise) at a price per share less than the Current Market Price (as defined in subsection (k) of this Section 7) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment plan), (A) the Exercise Price in effect immediately prior to the opening of business on the next Business Day following the date fixed for such determination shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the next Business Day following the date fixed for such determination. For the purposes of this clause 7(b), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock, and (B) if any such rights, options or warrants expire or terminate without having been exercised or are exercised for a consideration different from that utilized in the computation of any adjustment or adjustments on account of such rights, options or warrants, the Exercise Price with respect to any Series A Warrants not theretofore exercised shall be readjusted such that the Exercise Price would be the same as would have resulted had such adjustment been made without regard to the issuance of such expired or terminated rights, options or warrants or based upon the actual consideration received upon exercise thereof, as the case may be, which readjustment shall become effective upon such expiration, termination or exercise, as applicable; provided, however, that all readjustments in the Exercise Price based upon any expiration, termination or exercise for a different consideration of any such right, option or warrant, in the aggregate, shall not cause the Exercise Price to exceed the Exercise Price immediately prior to the time such rights, options or warrants were initially issued (without regard to any other adjustments of such number under this clause 7(b) that may have been made since the date of the issuance of such rights, options or warrants).

      (c) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next Business Day following the day upon which such combination becomes effective shall be proportionately increased.

      (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights, options or warrants referred to in clause (b) of this Section 7, any dividend or distribution paid exclusively in cash and any dividend referred to in clause (a) of this Section
7), the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which (A) the numerator shall be the Current Market Price at the close of business on the date fixed for such determination less the then fair market value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock (the amount calculated pursuant to this clause (A) being hereinafter referred to as the "Adjusted Market Price") and (B) the denominator shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the next Business Day following the date fixed for the determination of shareholders entitled to receive such distribution.

      (e) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed and adjusted for as part of a distribution referred to in clause (d) of this
Section 7) in an aggregate amount that, combined together with (A) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (e) or clause (d) of this Section 7 has been made and (B) the aggregate of any cash plus the fair market value as of the last time tender could have been made pursuant to such tender offer, as it may have been amended (such time, the "Expiration Time"), of consideration payable in respect of any tender offer by the Company or any of its subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this clause (e) or clause (f) of this Section 7 has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for determination of the shareholders entitled to receive such distribution by a fraction (A) the numerator of which shall be equal to the Current Market Price per share of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on such date for determination and (B) the denominator of which shall be equal to the Current Market Price per share of the Common Stock as of such date for determination.

         (f) In case a tender offer (a "Tender Offer") made by the Company or any of its subsidiaries for all or any portion of the Common Stock shall expire (the "Expiration Time") and the Tender Offer (as amended upon the expiration thereof) shall require the payment to shareholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares (as defined below) of an aggregate of the cash plus other consideration having a fair market value (as determined by the Board of Directors) as of the Expiration Time of such Tender Offer that combined together with (A) the aggregate of the cash plus the fair market value (as determined by the Board of Directors) of consideration payable in respect of any other tender offer (determined as of the Expiration Time of such other tender offer) by the Company or any of its subsidiaries for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (e) of this Section 7 or this clause (f) has been made and (B) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within 12 months preceding the expiration of the Tender Offer and in respect of which no adjustment pursuant to clause (e) of this Section 7 or this clause (f) has been made, exceeds 10% of the product of the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer, then, and in each such case, immediately prior to the opening of business on the next Business Day after the date of the Expiration Time of the Tender Offer, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price immediately prior to close of business on the date of the Expiration Time of the Tender Offer by a fraction
(A) the numerator of which shall be equal to (x) the product of (i) the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer and (ii) the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time of the Tender Offer less
(y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares as defined below, and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of the Common Stock as of the Expiration Time of the Tender Offer and (y) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time of the Tender Offer less the number of all shares validly tendered and not withdrawn as of the Expiration Time of the Tender Offer, and accepted for purchase up to any maximum. For purposes of this Section 7, the term "Purchased Shares" shall mean such shares as are deemed so accepted up to any such maximum.

         (g) The reclassification (including any reclassification upon a consolidation or merger in which the Company is the continuing corporation, but not including any transactions for which an adjustment is provided in paragraph
(i) below) of Common Stock into securities other than Common Stock shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common

Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of clause (d) of this Section 7, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of clause (c) of this Section 7 above).

         (h) The Company may make such reductions in the Exercise Price, in addition to those required by paragraphs (a), (b), (c), (d), (e), (f) and (g) of this Section 7, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

         (i) In case of any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock) or any sale or transfer of all or substantially all of the assets of the Company, at the election of the Holder of Series A Warrants represented hereby, the person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Holder a new warrant certificate, satisfactory in form and substance to the Holder, providing that the Holder shall have the right thereafter, during the period such Series A Warrants shall be outstanding to exercise such Series A Warrants into the kind and amount (if any) of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which such Series A Warrants might have been converted immediately prior to such consolidation, merger, sale or transfer. If the holders of the Common Stock may elect from choices the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer, then for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be deemed to be the choice specified by the Holder, which specification shall be made by the Holder by the later of (A) 20 Business Days after Holder is provided with a final version of all information required by law or regulation to be furnished to holders of Common Stock concerning such choice, or if no such information is required, 20 Business Days after the Company notified the Holder of all material facts concerning such specification and (B) the last time at which holders of Common Stock are permitted to make their specification known to the Company. If the Holder fails to make any specification, the Holder's choice shall be deemed to be whatever choice is made by a plurality of holders of Common Stock not affiliated with the Company or the other person to the merger or consolidation. Such new Series A Warrants shall provide for adjustments which, for events subsequent to the effective date of such new Series A Warrants, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7 and Section 8. The above provisions of this paragraph (i) shall similarly apply to successive consolidations, mergers, sales or transfers.

         (j) Whenever there shall be any change in the Exercise Price under this Section 7, then there shall be an adjustment (to the nearest thousandth of a share) in the Warrant Number, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the Warrant Number in effect immediately before such change in the Exercise Price by a fraction of the numerator of which is the Exercise Price immediately before such change and the denominator of which is the Exercise Price immediately after such change.

         (k)     For the purpose of any computation under clause (b), (d), (e),
(f) or (g) of this Section 7, the current market price per share of Common Stock (the "Current Market Price") on any day shall be deemed to be the average of the daily closing prices per share for the ten consecutive Trading Days (as defined below) ending on the earlier of the day in question and the day before the Ex Date (as defined below) with respect to the issuance, payment or distribution or the date of the expiration of the tender offer requiring such computation. For this purpose, the term "Ex Date", when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution. "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the applicable securities exchange or on the applicable securities market. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm reasonably selected from time to time by the Board for that purpose. For purposes of
Section 7, the term "Business Day" shall mean any day except a Saturday, Sunday or any day on which banking institutions are authorized or required to close in the city of New York, New York or Los Angeles, California.

        (l) No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 7(l)) would require an increase or decrease of at least 1% in such Exercise Price; provided, however, that any adjustments which by reason of this
Section 7(l) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7(l) shall be made to the nearest cent or to the nearest 1/100 of a share of Common Stock, as the case may be. Notwithstanding the foregoing, any adjustment required by this Section 7(l) shall be made no later than the earlier of three years from the date of the transaction which mandates such adjustment or the expiration of the right to exercise the Series A Warrants or a portion thereof.

        (m)     Whenever the Exercise Price is adjusted as herein provided:

                (A) the Company shall compute the adjusted Exercise Price in accordance with Section 7 and shall prepare a certificate signed by the treasurer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with any transfer agent; and

                (B) a notice stating that the Exercise Price has been adjusted and setting forth the adjusted Exercise Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all Holders of Series A Warrants at their last addresses as they shall appear in the register required to be kept pursuant to Section 2 hereof.

        (n)     In case:

                (A) the Company shall declare a dividend or other distribution on its Common Stock (other than a dividend payable exclusively in cash that would not cause an adjustment to the Exercise Price to take place pursuant to Section 7 above);

                (B) the Company or any of its subsidiaries shall make a tender offer for the Common Stock (other than a tender offer that would not cause an adjustment to the Exercise Price pursuant to clause (e) or (f) of Section 7);

                (C) the Company shall authorize the granting to all Holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class;

                (D) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

                (E) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with any warrant agent, and shall cause to be mailed to all Holders of the Series A Warrants at their last addresses as they shall appear in the register required to be kept for that purpose by Section 2 hereof, at least 20 days (or 10 days in any case specified in clause (A) or (B) above) prior to the effective date hereinafter specified, a notice stating (x) the date on which a record has been taken for the purpose of such dividend, distribution or grant of rights, options or warrants, or, if a record is not to be taken, the date as of which the identity of the holders of Common Stock of record entitled to such dividend, distribution, rights, options or warrants was determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (A) through (E) of this
Section 7(n).

    Section 8.  Excess Loss Amount Adjustment.  In the event that the
Excess Loss Amount (as defined in Section 4.2 of the Investment Agreement) exceeds $95,000,000, the Exercise Price per share shall be reduced by an amount equal to $.08 for each $1,000,000 of Excess Loss Amount in excess of $95,000,000; provided, however, that the Exercise Price shall not hereby be reduced to less than $1.00; provided, further, however, that no reduction in the Exercise Price shall be made as a result of any increase in the aggregate Excess Loss Amount reported in any financial statements following the 1995 year-end financial statements of the Company. The aggregate Excess Loss Amount shall be calculated on the earlier of (i) any exercise of the Series A Warrants or (ii) otherwise, a quarterly basis and the appropriate reduction in the Exercise Price shall then be made.

    Section 9. Maintenance of Warrant Office. The Company will maintain an office or agency in Los Angeles, California, where these Series A Warrants may be presented or surrendered for split-up, combination, registration of transfer, or exchange and where notices and demands to or upon the Company in respect of these Series A Warrants may be served.

    Section 10. Assignments or Transfers. Transfers and assignments of these Series A Warrants are subject to the prohibitions on transfer set forth in the Investment Agreement and applicable state and federal securities laws.

    Section 11. Notices. Notices under these Series A Warrants to the Company and the Investor shall be provided in the manner, and to the addresses of the Company and the Investor, set forth in the Investment Agreement.

    SECTION 12. GOVERNING LAW. THESE SERIES A WARRANTS SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                                                   20TH CENTURY INDUSTRIES

    [Seal]

                                                   By
                                                     --------------------------


ATTEST:



- ------------------------------
          Secretary

                                 PURCHASE FORM

         The undersigned hereby irrevocably elects to exercise __________ Series A Warrants to purchase __________ shares of Common Stock, no par value, of 20th Century Industries, and hereby makes payment of the Exercise Price of $__________.

Dated:
       ----------------------------

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name
     --------------------------------------------------------------------------
                  (please typewrite or print in block letters)

Address
        -----------------------------------------------------------------------

                                   APPENDIX V

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


         ARTICLE IV OF THE ARTICLES OF INCORPORATION SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

                                       IV

                 This corporation is authorized to issue two classes of shares to be designated respectively "Preferred Shares" and "Common Shares"; the total number of shares which this corporation has authority to issue is 110,500,000 and the aggregate par value of all shares that are to have a par value shall be $500,000; the number of Preferred Shares that are to have a par value shall be 500,000 and the par value of each share of such class shall be $1 and the number of Common Shares without par value shall be 110,000,000. The Preferred Shares may be issued from time to time in one or more series. The board of directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  APPENDIX VI

         AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION ADOPTING
                          THE TRANSFER RESTRICTIONS

         Articles V, VI, VII and VIII of the Articles of Incorporation shall be renumbered as Articles VI, VII, VIII and IX, respectively.

         A new Article V shall be added to the Articles of Incorporation, which shall read in full as follows:

                                       V

                     RESTRICTIONS ON TRANSFER AND OWNERSHIP

         A. Prohibited Transfer; Excess Stock. Except as provided in Section G, until the Restriction Termination Date, any attempted direct or indirect Transfer of Stock shall be deemed a "Prohibited Transfer" if (i) such Transfer would increase the Percentage of Stock Owned by any Person that (or by any Person whose Stock is or by virtue of such Transfer would be attributed to any Person that), either after giving effect to the attribution rules (including the option attribution rules) of Section 382 or without regard to such attribution rules, Owns, by virtue of such Transfer would Own, or has at any time since the period beginning three years prior to the date of such Transfer Owned, Stock in excess of the Limit, (ii) such Transfer would increase the Percentage of Stock Owned by any 5% Shareholder (including but not limited to a Transfer that results in the creation of a 5% Shareholder), or (iii) such Transfer would cause an "ownership change" of the corporation within the meaning of Section 382. Except as otherwise provided in Sections D and F, the Stock or Option sought to be Transferred in the Prohibited Transfer shall be deemed "Excess Stock."

         B. Transfer of Excess Stock to Trustee. Except as otherwise provided in Sections D and F, a Prohibited Transfer shall be void ab initio as to the Purported Transferee in the Prohibited Transfer and such Purported Transferee shall not be recognized as the owner of the Excess Stock for any purpose and shall not be entitled to any rights as a stockholder of the corporation arising from the ownership of Excess Stock, including, but not limited to, the right to vote such Excess Stock or to receive dividends or other distributions in respect thereof or, in the case of Options, to receive Stock in respect of their exercise. Any Excess Stock shall automatically be transferred to the Trustee in trust for the benefit the Charitable Beneficiary, effective as of the close of business on the business day prior to the date of the Prohibited Transfer; provided, however, that if the transfer to the trust is deemed ineffective for any reason, such Excess Stock shall nevertheless be deemed to have been automatically transferred to the person selected as the Trustee at such time, and such person shall have rights consistent with those of the Trustee as described in this section and in Section C below. Any dividend or other distribution with respect to such Excess Stock paid prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee ("Prohibited Distributions") shall be deemed to be held by the Purported Transferee as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee. Any vote cast by a Purported Transferee with respect to Excess Stock prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee will be rescinded as void and shall be recast in accordance with the desires of the Trustee acting for the sole benefit of the Charitable Beneficiary. The Purported Transferee and any other Person holding certificates representing Excess Stock shall immediately surrender such certificates to the Trustee. The Trustee shall have all the rights of the owner of the Excess Stock, including the right to vote, to receive dividends or other distributions, and to receive proceeds from liquidation, which rights shall be exercised for the sole benefit of the Charitable Beneficiary.

         C. Disposition of Excess Stock. As soon as practicable following receipt of notice from the corporation that Excess Stock has been transferred to the Trustee, the Trustee shall take such actions as it deems necessary to dispose of the Excess Stock in an arm's-length transaction that would not constitute a Prohibited Transfer. Upon the disposition of such Excess Stock,
(i) the interest of the Charitable Beneficiary in the Excess Stock shall terminate, and (ii) the Trustee shall distribute the net proceeds of the sale as follows: (a) the Purported Transferee shall receive an amount of the net proceeds of such sale not to exceed the Purported Transferee's cost incurred to acquire such Excess Stock, or, if such Excess Stock was Transferred for less than fair market value, the fair market value of the Excess Stock on the date of the Prohibited Transfer, in each case less all costs incurred by the corporation, the Trustee and the Transfer Agent in enforcing the Restrictions, and (b) the Charitable Beneficiary shall receive the balance of the net proceeds from the sale of the Excess Stock, if any, together with any Prohibited Distributions received from the Purported Transferee and any other distributions with respect to such Excess Stock while such Stock was held by the Trustee. In the event the Purported Transferee has disposed of the Excess Stock and distributed the proceeds and other amounts otherwise than in accordance with this section, then (w) such Purported Transferee shall be deemed to have disposed of such Excess Stock as an agent for the Trustee, (x) such Purported Transferee shall be deemed to hold such proceeds and any Prohibited Distributions as an agent for the Trustee, (y) such Purported Transferee shall be required to return to the Trustee the proceeds from such sale, together with any Prohibited Distributions theretofore received by the Purported Transferee with respect to such Excess Stock, provided that upon receipt of written permission from the Trustee, the Purported Transferee will be entitled to retain an amount of such sale proceeds not to exceed the amount that such Purported Transferee would have received from the Trustee if the Trustee had obtained and resold the Excess Stock at any time during the period beginning on the date of the Prohibited Transfer giving rise to such Excess Stock and ending on the date of such disposition by the Purported Transferee, assuming for this purpose that the Trustee would have sold the Excess Stock for an amount equal to the lowest-quoted trading price of such Excess Stock during such period, and (z) the Trustee shall transfer any remaining proceeds to the Charitable Beneficiary. Neither the Trustee, the corporation, the Purported Transferee nor any other party shall claim an income tax deduction with respect to any transfer to the Charitable Beneficiary and neither the Trustee nor the corporation shall benefit in any way from the enforcement of the Restrictions, except insofar as these restrictions protect the corporation's Income Tax Net Operating Loss Carryover. Neither the Trustee, the corporation nor the Transfer Agent shall have any liability to any Person for any loss arising from or related to a Prohibited Transfer.

         D. Transfers by 5% Shareholders. In the event a Prohibited Transfer is attributable to a Transfer by a 5% Shareholder, the corporation and the Transfer Agent shall make all reasonable efforts to locate the Person or Public Group who acquired the Excess Stock (the "Public Purchaser"). In the event the corporation is able to locate the Public Purchaser within ninety (90) days of the Prohibited Transfer, the corporation shall request that the Public Purchaser surrender the Excess Stock, together with any dividends or other distributions theretofore received with respect to the Excess Stock by the Public Purchaser, to the Purported Transferor, and, if such Stock is surrendered, the Purported Transferor shall surrender to the Public Purchaser the purchase price paid by the Public Purchaser for the Excess Stock, plus, if the Public Purchaser acquired Ownership of the Excess Stock without knowledge that such acquisition was a Prohibited Transfer, an amount equal to all other losses, damages, costs and expenses incurred by the Public Purchaser to acquire Ownership of the Excess Stock and to comply with the Restrictions (including any loss incurred as a result of a decline in value of such Stock). In the event the Transfer Agent and the corporation are unable to locate the Public Purchaser within ninety (90) days following the Prohibited Transfer, or the Public Purchaser refuses to surrender or has disposed of the Excess Stock prior to the surrender of the Excess Stock to the Purported Tranferor, such Stock shall no longer be treated as Excess Stock and the corporation shall (i) purchase from one or more third parties, in one or more transactions that would, to the extent possible, reduce the Ownership of Stock by the Person or Public Group whose Ownership increased as a result of the Prohibited Transfer to an amount equal to such Ownership immediately prior to the Prohibited Transfer, shares of Stock equal in type and number to the Stock Transferred in the Prohibited Transfer (which Stock shall be treated as Excess Stock), (ii) hold such Stock for and on behalf of the Purported Transferor, (iii) treat such Stock as Owned by the Purported Transferor since the date of the Prohibited Transfer for all purposes, including the right to vote and to receive dividends and other distributions, and (iv) for all purposes treat any dividends and other distributions made to such Person or Public Group as a dividend or other distribution to the Purported Transferor, a payment by the Purported Transferor to the corporation to be applied against the Amount Due (as defined below), and a non-dividend payment to the Persons or Public Group who received such distributions. To the extent reasonably possible, any votes cast by such Person or Public Group from and after the date of the Prohibited Transfer with respect to Excess Stock shall be rescinded in the same proportion as the votes actually cast by such Person or Public Group, and the

Purported Transferor shall be entitled to cast those votes that were rescinded. The corporation shall hold such Excess Stock, and any dividends or other distributions thereon, on behalf of the Purported Transferor, as security for payment of the Amount Due, until the earlier of such time as (y) the corporation has received, either directly from the Purported Transferor or indirectly from any dividends or other distributions theretofore received by the corporation with respect to such Excess Stock on behalf of the Purported Transferor (or any amounts deemed paid by the Purported Transferor as provided in this Section D), or any combination thereof, an amount equal to the amount incurred by the corporation to fund the purchase such Excess Stock, plus all costs incurred by the corporation in enforcing the Restrictions with respect to such Prohibited Transfer (including the amount of any non-dividend payment deemed made by the corporation to the Person or Public Group as provided in this Section D), plus interest on all such amounts from the dates incurred by the corporation at the "applicable federal rate" determined under Section 1274(d) of the Code (collectively, the "Amount Due") (it being the intent to treat the Amount Due and any portion thereof as a loan to the Purported Transferor), or (z) the corporation is able to dispose of such Excess Stock on behalf of the Purported Transferor in a transaction that would not be a Prohibited Transfer, in which case the corporation will sell such Excess Stock and distribute to the Purported Transferor any proceeds (together with any other cash distributions theretofore received (or deemed received) with respect to the Excess Stock) in excess of the Amount Due. The obligation of the Purported Transferor for the Amount Due shall be payable on demand by the corporation. In the event the Amount Due exceeds the proceeds from a sale of Excess Stock and any cash distributions theretofore received (or deemed received) by the corporation on behalf of the Purported Transferor with respect to such Excess Stock, the balance shall be due from the Purported Transferor on demand.

         E. Transfer Agent's Rights and Responsibilities. The Transfer Agent shall not register any Transfer of Stock on the corporation's stock transfer records if it has knowledge that such Transfer is a Prohibited Transfer. The Transfer Agent shall have the right, prior and as a condition to registering any Transfer of Stock on the corporation's stock transfer records, to request any transferee of the Stock to submit an affidavit, on a form agreed to by the Transfer Agent and the corporation, stating the number of shares of each class of Stock Owned by the transferee (and by Persons who would Own the transferee's Stock) before the proposed Transfer and that would, if effect were given to the proposed Transfer, be Owned by the transferee (and by Persons who would Own the prospective transferee's Stock) after the proposed Transfer. If either (i) the Transfer Agent does not receive such affidavit, or (ii) such affidavit evidences that the Transfer was a Prohibited Transfer, the Transfer Agent shall notify the corporation and shall not enter the Prohibited Transfer into the corporation's stock transfer records, and the Trustee, the corporation and the Transfer Agent shall take such steps as provided in the Restrictions in order to dispose of the Excess Stock purportedly Owned by such Purported Transferee. If the Transfer Agent, for whatever reason, enters a Prohibited Transfer in the corporation's stock transfer records, such Transfer shall be nonetheless void and shall have no force and effect, in accordance with the Restrictions, and the corporation's stock transfer records shall be revised to so provide.

         F. Certain Indirect Prohibited Transfers. In the event a Transfer would be a Prohibited Transfer as a result of attribution to the Purported Transferee of the Ownership of Stock by a Person (an "Other Person") who is not controlling, controlled by or under common control with the Purported Transferee, which Ownership is nevertheless attributed to the Purported Transferee, the Restrictions shall not apply in a manner that would invalidate any Transfer to such Other Person, and the Purported Transferee and any Persons controlling, controlled by or under common control with the Purported Transferee (collectively, the "Purported Transferee Group") shall automatically be deemed to have transferred to the Trustee at the time and in a manner consistent with Section B hereof, sufficient Stock (which Stock shall (i) consist only of Stock held legally or beneficially, whether directly or indirectly, by any member of the Purported Transferee Group, but not Stock held through any Other Person, other than shares held through a Person acting as agent or fiduciary for any member of the Purported Transferee Group, (ii) be deemed transferred to the Trustee, in the inverse order in which it was acquired by members of the Purported Transferee Group, and (iii) be treated as Excess Stock) to cause the Purported Transferee, following such transfer to the Trustee, not to be in violation of the Restrictions; provided, however, that to the extent the foregoing provisions of this Section F would not be effective to prevent a Prohibited Transfer, the Restrictions shall apply to such other

Stock Owned by the Purported Transferee (including Stock actually owned by Other Persons), in a manner designed to minimize the amount of Stock subject to the Restrictions or as otherwise determined by the Board of Directors to be necessary to prevent a Prohibited Transfer (which Stock shall be treated as Excess Stock).

         G.  Exceptions.  The term "Prohibited Transfer" shall not include:
(i) the sale to AIG of Series A Convertible Preferred Stock pursuant to the Investment Agreement, (ii) the sale to AIG of Series A Warrants pursuant to the Investment Agreement, (iii) the conversion by AIG of Series A Convertible Preferred Stock, (iv) the sale by AIG of Series A Convertible Preferred Stock or Common Shares acquired upon the conversion thereof if the sale would not be a Prohibited Transfer but for AIG's ownership of Stock, in either case in compliance with the Investment Agreement, (v) any purchase of Stock effected by AIG permitted by Section 6.1(b) of the Investment Agreement, (vi) any sale effected by AIG of any securities of the corporation acquired after the Restriction Effective Date if such acquisition was not prohibited pursuant to the terms of the Investment Agreement, (vii) any Transfer described in Section 382(l)(3)(B) of the Code (relating to transfers upon death or divorce and certain gifts) if all Persons who would Own the Stock Transferred would be treated for purposes of Section 382 as having Owned such Stock at all times beginning more than three (3) years prior to the date of the Transfer, (viii) any sale of Common Stock by a Person who Owns more than 4.75% of the outstanding Common Stock on November 15, 1994 if such sale would not result in a net increase in the amount of Stock owned by 5% Shareholders during the three-year period ending on the date of such sale, provided such sale would not otherwise be prohibited under the Restrictions but for such transferor's Ownership of Stock, and (ix) any Transfer with respect to which the Person who would otherwise be the Purported Transferee obtains or is granted the prior written approval of the Board of Directors of the corporation, which approval shall be granted in its sole and absolute discretion after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed by the Board of Directors of the corporation to be reasonably possible.

         H. Legend. All certificates or other instruments evidencing Ownership of Stock shall bear a conspicuous legend describing the restrictions. The Board of Directors shall take such actions as it deems necessary to substitute certificates evidencing ownership of Stock and bearing such legend for certificates not bearing such legend.

         I. Prompt Enforcement; Further Actions. As soon as practicable and within thirty (30) business days of learning of a purported Prohibited Transfer, the corporation through its Secretary or any assistant Secretary shall demand that the Purported Transferee (or any other member of the Purported Transferee Group) or Public Purchaser surrender to the Trustee the certificates representing the Excess Stock or any resale proceeds therefrom, and any Prohibited Distributions or other dividends or distributions received thereon, and if such surrender is not made within twenty (20) business days from the date of such demand, the corporation shall institute legal proceedings to compel such surrender and for compensatory damages on account of any failure to take such actions; provided, however, that nothing in this Section I shall preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the corporation to act within the time periods set out in this section shall not constitute a waiver of any right of the corporation to compel any transfer required hereby. Upon a determination by the Board of Directors that there has been or is threatened a Prohibited Transfer, the Board of Directors may authorize such additional action as it deems advisable to give effect to the Restrictions, including, without limitation, refusing to give effect on the books of the Company to any such purported Prohibited Transfer or instituting proceedings to enjoin any such purported Prohibited Transfer. Nothing contained in the Restrictions shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and the interests of the holders of its securities in preserving the Income Tax Net Operating Loss Carryover, including, but not limited to, refusing to give effect to any Prohibited Transfer or other action on the books of the corporation or instituting proceedings to enjoin any Prohibited Transfer or other action; provided, however, that any Prohibited Transfer shall nevertheless result in the consequences otherwise described in the Restrictions.

         J. Board Authority to Interpret. The Board of Directors shall have the authority to interpret the provisions of the Restrictions for the purpose of protecting the Income Tax Net Operating Loss Carryover. Any such interpretation shall be final and binding on any Person or Public Group who Owns or purports to acquire Ownership of Stock.

         K. Change in Law. Provided that the Board of Directors shall determine in writing that a such change or modification to the Restrictions is reasonably necessary to preserve the Income Tax Net Operating Loss Carryover, the Board of Directors may (i) conform any terms or numbers set forth in the Restrictions to make such terms consistent with the Code and the Regulations following any change (including proposed change) therein and (ii) conform the definitions of any terms set forth in the Restrictions to the definitions in effect following such change (in all cases referred to in clauses (i) and (ii), retaining the exceptions set forth in clauses (i) through (vi) of Section G). Such determination shall be filed with the Secretary of the Company and mailed by the Secretary to all stockholders of the corporation within ten (10) days after the date thereof.

         L. Damages. Any person who knowingly violates the Restrictions, and any persons controlling, controlled by or under common control with such a person, shall be jointly and severally liable to the corporation for, and shall indemnify and hold the corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the corporation's ability to utilize its Income Tax Net Operating Loss Carryover, and attorneys' and accountants' fees incurred in connection with such violation.

         M. Severability. If any part of the Restrictions is judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the Restrictions, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the ability of the corporation to utilize to the greatest extent possible the Income Tax Net Operating Loss Carryover.

         N. Effect on Stock Exchange Transactions. Nothing in the Restrictions shall preclude the settlement of a transaction entered into through the facilities of the New York Stock Exchange. The Stock that is the subject of such transaction shall continue to be subject to the terms of the Restrictions after such settlement.

         O.  Definitions:

         "AIG" shall mean American International Group, Inc., a Delaware corporation, and its subsidiaries, collectively.

         "Charitable Beneficiary" shall mean an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code designated in writing by the corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and as it may be amended from time to time hereafter.

         "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or decisions of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise. The terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. A Person shall be deemed to control or be under common control with a Purported Transferee if the Excess Stock Owned by such Person is treated as Owned by the Purported Transferee by virtue of the family attribution rules of Section 318 of the Code.

         "5% Shareholder" shall mean any Person or Public Group who is a "5-percent shareholder" of the corporation within the meaning of Section 382, substituting "4.75 percent" for "5 percent" each place it appears therein.

         "Income Tax Net Operating Loss Carryover" shall mean the net operating loss, capital loss, net unrealized built-in loss, general business credit, alternative minimum tax credit, foreign tax credit and any other carryovers or losses as determined for United States federal income tax purposes that are or could become subject to limitation under Section 382, and to which the corporation is entitled under the Code and Regulations, at any time during which the Restrictions are in force.

         "Investment Agreement" shall mean that Investment and Strategic Alliance Agreement between the corporation and AIG, dated as of October 17, 1994, including the Exhibits and Schedules thereto, as it may be amended from time to time.

         "Limit" shall mean the lesser of (i) 4.75 Percent of the Stock, (ii)
4.75 percent of the outstanding Common Shares or (iii) 4.75 percent of the outstanding Series A Convertible Preferred Stock.

         "Option" shall mean any interest that could give rise to the Ownership of Stock and that is an option, contract, warrant, convertible instrument, put, call, stock subject to a risk of forfeiture, pledge of stock or any interest that is similar to any of such interests or any other interest that would be treated, under paragraph (d)(9) of Treasury Regulation Section 1.382-4, in the same manner as an option, whether or not any of such interests is subject to contingencies.

         "Own," and all derivations of the word "Own," shall mean any direct or indirect, actual or beneficial interest, including, except as otherwise provided, a constructive ownership interest under the attribution rules (including the option attribution rules) of Section 382. In determining whether a Person Owns an amount of Stock in excess of the Limit, Options Owned by such Person (or other Persons whose Ownership of Stock is or would be attributable under Section 382 to such Person) shall be treated as exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired if such Options Owned by other Persons were exercised shall be treated as not outstanding), in each case without regard to whether such treatment would result in an ownership change within the meaning of Section 382. In determining whether a Transfer that is an exercise, conversion or similar transaction with respect to an Option increases the Percentage Ownership of Stock of any Person or Public Group, such Option shall be treated as if it were not Owned by such Person immediately prior to such Transfer.

         "Percent," "Percentage" or "%" shall mean percent or percentage by value.

         "Person" shall mean any individual (other than a Public Group treated as an individual under Section 382) or any "entity" as that term is defined in Regulations Section 1.382-3(a).

         "Public Group" shall have the meaning assigned to such term in the applicable Regulations under Section 382. Any Transfer or attempted Transfer of Stock to or from an individual or entity whose Stock is included in determining the Percentage of Stock Owned by a Public Group for purposes of Section 382 shall be treated as a Transfer or attempted Transfer to such Public Group.

         "Purported Transferee" shall mean a Person or Public Group who acquires Ownership of Excess Stock in a Prohibited Transfer or, except as otherwise provided in the Restrictions, any subsequent transferee of such Excess Stock.

         "Purported Transferor" shall mean a Person who Transfers Excess Stock in a Prohibited Transfer.

         "Regulations" shall mean Treasury Regulations, including proposed or temporary regulations, promulgated under the Code, as the same may be amended from time to time. References herein to specific provisions of temporary Regulations shall include the analogous provisions of final Regulations or other successor Regulations.

         "Restriction Effective Date" shall mean the date of the closing of the purchase of the Series A Convertible Preferred Stock by AIG pursuant to the Investment Agreement.

         "Restriction Termination Date" shall mean the earliest to occur of (a) the end of the thirty-eighth (38th) month following the Restriction Effective Date, (b) the first day of the first taxable year following the taxable year (or years) in which the Income Tax Net Operating Loss Carryover has been reduced to zero, or (c) the date upon which the Board of Directors has determined that there has been a change in law (including but not limited to the repeal of Section 382 without a successor provision that places restrictions on the Income Tax Net Operating Loss Carryover based on changes of ownership of the corporation's Stock similar to Section 382) eliminating the need for the Restrictions in order to preserve the corporation's ability to utilize the Income Tax Net Operating Loss Carryover.

         "Restrictions" shall mean the restrictions on the Transfer and Ownership of Stock as set forth in this Article V.

         "Section 382" shall mean Section 382 of the Code and the Regulations promulgated thereunder, and any successor statute and regulations.

         "Stock" shall mean the Common Shares, the Series A Convertible Preferred Stock, and any interest in the corporation that would be treated as stock under Section 382, without regard to clauses (ii)(B) and (iii)(B) of paragraph (f)(18) of Temporary Treasury Regulation Section 1.382-2T (but only if, in determining the Ownership by any Person of Stock, the uniform treatment of such interest as Stock or as not Stock, as the case may be, would increase such Person's Percentage Ownership of Stock), and shall also include any Stock the ownership of which may be acquired by the exercise of an Option.

         "Transfer" shall mean any direct or indirect acquisition or disposition of stock, whether by sale, exchange, merger, consolidation, transfer, assignment, conveyance, distribution, pledge, inheritance, gift, mortgage, the creation of any security interest in, or lien or encumbrance upon, or any other acquisition or disposition of any kind and in any manner, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise. Notwithstanding any understandings or agreements to which an Owner of Stock is a party, any arrangement, the effect of which is to transfer any or all of the rights arising from Ownership of Stock, shall be treated as a Transfer. A Transfer shall also include (i) a transfer of an interest in an entity and a change in the relationship between two or more Persons that results in a change in the Ownership of Stock and (ii) the creation, grant, exercise, conversion, Transfer or other disposition of or with respect to an Option, regardless of whether such Option previously had been treated as exercised or converted for any other purpose; provided, however, that a Transfer shall not include the issuance or disposition (other than a conversion, exercise or similar transaction in which Stock is acquired) of an Option described in paragraph (d)(9) of Treasury Regulation Section 1.382-4, and whether an Option is so described shall be determined by the Board of Directors in its sole and absolute discretion.

         "Transfer Agent" means the Person responsible for maintaining the books and records in which are recorded the ownership and transfer of shares of Stock or any Person engaged by the corporation for the purpose of fulfilling the duties required to be fulfilled by the Transfer Agent hereunder.

         "Trustee" means the trustee of the trust appointed by the corporation, provided that the Trustee shall be a Person unaffiliated with the corporation, any 5% Shareholder, and any Person purchasing or disposing of Stock in a Prohibited Transfer.

                                  APPENDIX VII


                            20TH CENTURY INDUSTRIES

                       FORM OF INDEMNIFICATION AGREEMENT


               This Indemnification Agreement, dated as of September 26, 1994, is made by and between 20th Century Industries, a California corporation (the "Corporation"), and ____________________, a director and officer of the Corporation (the "Indemnitee").


                                    RECITALS

               A. The Corporation and Indemnitee recognize that the present state of the law is too uncertain to provide the Corporation's directors and officers with adequate and reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Corporation;

               B. The Corporation and Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate directors and officers in connection with their activities in such capacities and by reason of their status as such;

               C. The Corporation and Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most directors and officers of the Corporation or far outweighs the limited benefits of serving as a director and officer of the Corporation;

               D. The Corporation and Indemnitee recognize that the legal risks and potential liabilities, and the threat thereof, associated with proceedings filed against the directors and officers of the Corporation bear no reasonable relationship to the amount of compensation received by the Corporation's directors and officers;

               E. The Corporation, after reasonable investigation prior to the date hereof, has determined that the liability insurance coverage available to the Corporation as of the date hereof is inadequate, unreasonably expensive or both. The Corporation believes, therefore, that the interest of the Corporation's shareholders would be best served by a combination of (i) such insurance as the Corporation may obtain pursuant to the Corporation's obligations hereunder and (ii) a contract with its directors and officers, including Indemnitee, to indemnify them to the fullest extent permitted by law (as in effect on the date hereof, or, to the extent any amendment may expand such permitted indemnification, as hereafter in effect) against personal liability for actions taken in the performance of their duties to the Corporation;

               F. Section 317 of the California Corporations Code empowers California corporations to indemnify their directors and officers and further states that the indemnification provided by Section 317 "shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation;"

               G. The Corporation's Articles of Incorporation and Bylaws authorize the indemnification of the directors and officers of the Corporation in excess of that expressly permitted by Section 317, subject to the limitations set forth in Section 204 of the California Corporations Code;

               H. The Board of Directors of the Corporation has concluded that, to retain and attract talented and experienced individuals to serve as directors and officers of the Corporation and to encourage such individuals to take the business risks necessary for the success of the Corporation, it is necessary for the Corporation to contractually indemnify its directors and officers, and to assume for itself liability for expenses and damages in connection with claims against such directors and officers in connection with their service to the Corporation, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Corporation and its shareholders;



                                   VII-1

               I. The Corporation desires and has requested Indemnitee to serve or continue to serve as a director and officer of the Corporation, free from undue concern for the risks and potential liabilities associated with such services to the Corporation; and

               J. Indemnitee is willing to serve, or continue to serve, the Corporation, provided, and on the express condition, that he is furnished with the indemnification provided for herein.


                                   AGREEMENT

         NOW, THEREFORE, the Corporation and Indemnitee agree as follows:

         1.  Definitions.

         (a) "Expenses" means, for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee's counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding unless such matters may be indemnified under applicable provisions of the California Corporations Code.

         (b) "Proceeding" means, for the purposes of this Agreement, any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative (including actions, suits or proceedings brought by or in the right of the Corporation) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such director or officer or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director and/or officer of the foreign or domestic corporation which was a predecessor corporation to the Corporation or of another enterprise at the request of such predecessor corporation, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

         2.  Indemnification.

         (a) Third Party Proceedings. To the fullest extent permitted by law, the Corporation shall indemnify Indemnitee against Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement (if the settlement is approved in advance by the Corporation)) actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Corporation) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation, or, with respect to any criminal Proceeding, had no reasonable cause to believe that Indemnitee's conduct was unlawful. Notwithstanding the foregoing, no indemnification shall be made in any criminal proceeding where Indemnitee has been adjudged guilty unless a disinterested majority of the directors determine that Indemnitee did not receive, participate in or share in any pecuniary benefit to the detriment of the Corporation and, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses or liabilities.

         (b) Proceedings by or in the Right of the Corporation. To the fullest extent permitted by law, the Corporation shall indemnify Indemnitee against Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding by or in the right of the Corporation to procure a judgment in its favor if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Corporation and its shareholders. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been



                                   VII-2
adjudged to be liable to the Corporation in the performance of Indemnitee's duty to the Corporation and its shareholders unless and only to the extent that the court in which such Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses and then only to the extent that the court shall determine.

    (c) Scope. Notwithstanding any other provision of this Agreement other than Section 14, the Corporation shall indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Corporation's Articles of Incorporation, the Corporation's Bylaws or by statute.

    3. Limitations on Indemnification. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

         (a) Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director and officer may not be relieved of liability under Section 204 of the California Corporations Code or for Expenses, judgments, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Corporation; or

         (b) Claims Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under
Section 317 of the California Corporations Code, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if a disinterested majority of the directors has approved the initiation or bringing of such suit; or

         (c) Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

         (d) Insured Claims. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Corporation or any other policy of insurance maintained by the Corporation or Indemnitee; or

         (e) Claims Under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

    4. Determination of Right to Indemnification. Upon receipt of a written claim addressed to the Board of Directors for indemnification pursuant to
Section 2 of this Agreement, the Corporation shall determine by any of the methods set forth in Section 317(e) of the California Corporations Code whether Indemnitee has met the applicable standards of conduct which makes it permissible under applicable law to indemnify Indemnitee. If a claim under
Section 2 of this Agreement is not paid in full by the Corporation within ninety days after such written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to make a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct under applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that Indemnitee has not met such applicable



                                   VII-3
standard of conduct, shall create a presumption that Indemnitee has not met the applicable standard of conduct. The court in which such action is brought shall determine whether Indemnitee or the Corporation shall have the burden of proof concerning whether Indemnitee has or has not met the applicable standard of conduct.

      5. Advancement and Repayment of Expenses. The Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Corporation prior to the final disposition of such Proceeding within thirty days after receiving from Indemnitee copies of invoices presented to Indemnitee for such Expenses and an undertaking by or on behalf of Indemnitee to the Corporation to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. Notwithstanding the foregoing, in a proceeding brought by the Corporation directly, in its own right (as distinguished from an action brought derivatively or by any receiver or trustee), the Corporation shall not be required to make the advances called for hereby if a majority of the disinterested directors determine that it does not appear that Indemnitee has met the standards of conduct which made it permissible under applicable law to indemnify Indemnitee and the advancement of Expenses would not be in the best interests of the Corporation and its shareholders.

    6. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Corporation of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Corporation shall nevertheless indemnify or pay advancements to Indemnitee for the portion of such Expenses or liabilities to which Indemnitee is entitled.

    7. Notice to Corporation by Indemnitee. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided that any delay in so notifying Corporation shall not constitute a waiver by Indemnitee of his rights hereunder. The written notification to the Corporation shall be addressed to the Board of Directors and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court in which the Proceeding is pending. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

    8.   Maintenance of Liability Insurance.

    (a) The Corporation hereby agrees that so long as Indemnitee shall continue to serve as a director and officer of the Corporation and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Corporation, subject to Section 8(b) of this Agreement, shall use its best efforts to obtain and maintain, or have an affiliate obtain and maintain, in full force and effect directors' and officers' liability insurance ("D&O Insurance") which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation's directors.

    (b) Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Corporation.

    (c) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 7 hereof, the Corporation has D&O Insurance in effect, the Corporation shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.



                                   VII-4

    9. Defense of Claim. In the event that the Corporation shall be obligated under Section 5 hereof to pay the Expenses of any Proceeding against Indemnitee, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided that (i) Indemnitee shall have the right to employ his own counsel in any such Proceeding at Indemnitee's expense, and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Corporation, or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of such defense or (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Corporation.

    10. Attorneys' Fees. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys' fees and court costs as may be awarded by the court.

    11. Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is a director and officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as Indemnitee shall be subject to any possible proceeding by means of the fact that Indemnitee served in any capacity referred to herein.

    12. Successors and Assigns. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

    13.  Non-exclusivity.

    (a) The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that Indemnitee may have under any provision of law, the Corporation's Articles of Incorporation or Bylaws, the vote of the Corporation's shareholders or disinterested directors, other agreements or otherwise, both as to action in his official capacity and action in another capacity while occupying his position as a director and officer of the Corporation.

    (b) In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expand the right of a California corporation to indemnify its directors and officers, Indemnitee's rights and the Corporation's obligations under this Agreement shall be expanded to the fullest extent permitted by such changes. In the event of any changes in any applicable law, statute or rule, which narrow the right of a California corporation to indemnify a director and officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

    14. Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the California General Corporation Law, such provisions shall not be effective unless and until the Corporation's Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts of omissions of Indemnitee which occurred prior to such date if Indemnitee was a director, officer, employee or other agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

    15. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this



                                   VII-5

Agreement. The provisions of this Agreement shall be severable as provided in this Section 15. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

        16. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California. To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

    17. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressed or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

    18. Mutual Acknowledgment. Both the Corporation and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Corporation from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right under public policy to indemnify Indemnitee.

    19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

    20. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                        20TH CENTURY INDUSTRIES



                                        By:
                                              --------------------------------
                                        Title:
                                              --------------------------------

                                        6301 Owensmouth Avenue, Suite 700
                                        Woodland Hills, California 91367

INDEMNITEE:

- -------------------------------------
(Name)

- -------------------------------------

- -------------------------------------
(Address)




                                   VII-6